Exhibit (17)(b)

                         Fifth Third Funds Annual Report

                                  July 31, 2002



                                     [LOGO]



                                     STOCK AND BOND MUTUAL FUNDS

                                     Annual Report to Shareholders



                                     July 31, 2002

                      NOTICE OF DELIVERY OF PROSPECTUSES,
                    SEMI-ANNUAL REPORTS AND ANNUAL REPORTS
In order to reduce expenses of the Fifth Third Funds incurred in connection with the mailing of prospectuses, prospectus supplements, semi-annual reports and annual reports to multiple shareholders at the same address, Fifth Third Funds may in the future deliver one copy of a prospectus, prospectus supplement, semi-annual report or annual report to a single investor sharing a street address or post office box with other investors, provided that all such investors have the same last name or are believed to be members of the same family. If you share an address with another investor and wish to receive your own prospectus, prospectus supplements, semi-annual reports and annual reports, please call the Trust toll-free at 1-800-282-5706.

This report is authorized for distribution to prospective investors only when preceded or accompanied by a prospectus for the Funds, which contains facts concerning the objectives and policies, management fees, expenses and other information.

For more complete information on the Fifth Third Funds, including fees, expenses and sales charges, please call 1-800-282-5706 for a prospectus, which you should read carefully before you invest or send money. The Fifth Third Funds are distributed by Fifth Third Funds Distributor Inc.

Fifth Third Asset Management Inc. and its affiliate Heartland Capital Management, Inc. serve as Investment Advisors to the Funds and receive a fee for their services.

Fifth Third Funds, like all mutual funds:
.. are NOT FDIC insured
.. have no bank guarantee
.. may lose value

Fifth Third Funds
Table of Contents

Management Discussion of Performance
   Letter from Fifth Third Asset Management ...............    2

Investment Reviews
   Small Cap Growth Fund ..................................    4
   Micro Cap Value Fund ...................................    6
   Mid Cap Fund ...........................................    8
   Technology Fund ........................................   10
   Pinnacle Fund ..........................................   12
   Quality Growth Fund ....................................   14
   Equity Index Fund ......................................   16
   Large Cap Core Fund ....................................   18
   Multi Cap Value Fund ...................................   20
   Equity Income Fund .....................................   22
   Balanced Fund ..........................................   24
   International Equity Fund ..............................   26
   International GDP Fund .................................   28
   Worldwide Fund .........................................   30
   Strategic Income Fund ..................................   32
   Michigan Municipal Bond Fund ...........................   34
   Ohio Municipal Bond Fund ...............................   36
   Municipal Bond Fund ....................................   38
   Bond Fund ..............................................   40
   Intermediate Municipal Bond Fund .......................   42
   Intermediate Bond Fund .................................   44
   Short Term Bond ........................................   46
   U.S. Government Bond Fund ..............................   48

Financial Statements
   Schedules of Portfolio Investments .....................   50
   Statements of Assets and Liabilities ...................  118
   Statements of Operations ...............................  122
   Statements of Changes in Net Assets ....................  126

Notes to Financial Statements .............................  133

Financial Highlights ......................................  159

Report of Independent Accountants .........................  182

Supplemental Information ..................................  183

Letter from Fifth Third Asset Management

Dear Shareholder:

We are pleased to present the Fifth Third Fund's annual report to shareholders for the 12-month period ended July 31, 2002. This letter includes a discussion of economic and market conditions during the period, a review of our investment principles and our outlook for the coming months.

A volatile period

The economy was in a recession as the period began, and it grew weaker following the September 11 terrorist attacks. Corporate profits fell, and companies aggressively reduced their capital spending in an effort to cut costs. The Federal Reserve Board (the "Fed") attempted to bolster the economy by cutting short-term interest rates five times during the period.

The Fed's rate cuts did help economic growth--the Gross Domestic Product1 (the "GDP") grew by 2.1% during the period--but not as much as investors had anticipated. Interest rate cuts help spur business activity; however, corporations had so much overcapacity that the recent series of rate cuts had little impact on business spending. The period was also influenced by a series of accounting and corporate governance scandals at several large, well-known companies such as WorldCom and Enron. These scandals severely damaged investor confidence in the reported financial results of many firms.

However, consumer spending remained strong despite the weak economy. Low inflation and falling interest rates encouraged many investors to refinance their homes, providing them with access to cheaper money. Meanwhile, real disposable wages increased and unemployment remained relatively low.

Stocks were extremely volatile and suffered severe losses during the period. The Standard & Poor's 500 Index2 fell 23.62% during the period, while the technology-heavy Nasdaq Composite Index3 posted a -34.48% return. Stock prices rose late in 2001 on signs that the economy was recovering rapidly; nonetheless, investors sold stocks when it became clear that the economy was actually growing at a much more modest pace. Stocks delivered their worst returns late in the period, as corporate scandals undermined investor confidence in the stock market.

Investors in that environment favored the most attractively valued shares. The best performing market sector was small-company value stocks, as evidenced by the Russell 2000 Value Index's4 -5.51% return. Growth stocks with high price-to-earnings ratios5 were hardest hit. For example, the Russell 2000 Growth Index4 fell 30.61% during the period.

Bonds showed strong performance, as nervous investors sold stocks and moved money into more-stable fixed-income securities. The Fed's rate cuts also benefited bonds. Investors favored high-quality issues in the uncertain environment, causing U.S. government bonds to outperform corporate issues. Likewise, investment-grade securities outperformed high-yield bonds with lower credit ratings. Investors looking for high-quality bonds that offered relatively attractive yields focused on mortgage-backed securities.

A disciplined, long-term approach

The Fifth Third Funds employ a disciplined, long-term investment strategy. We seek investments in high-quality firms that we believe provide consistent revenue, earnings and dividend growth. We favor attractively valued shares of companies with strong balance sheets, excellent management and solid market opportunities. That strategy is designed to help maximize potential capital gains for our shareholders while minimizing the risk to their capital over the long term.

The Fifth Third equity funds' diversification helped their performances during the recent difficult period. Our growth funds concentrated in consumer-oriented sectors such as consumer discretionary and financial services. The growth fund managers favored shares of companies with the best earnings growth prospects coming out of the economic slowdown. These firms have characteristics such as strong unit growth and pricing power. The Fifth Third value funds took advantage of the sell-off to invest in blue-chip companies whose shares had fallen significantly. Our value managers focused on the credit quality of these firms, and favored companies with reasonable debt ratios and strong cash flow.

The Fifth Third bond funds maintained their strategy of focusing on high-quality issues. That approach benefited the Funds' performances, as investors flocked to bonds with strong credit ratings. Our bond fund managers captured attractive yields while maintaining high-quality portfolios by investing in agency issues and mortgage-backed securities. The Funds began the period with durations that were slightly longer than those of their indices. As rates fell during the period, the managers reduced their Funds' durations to a slightly shorter position than that of their benchmarks.

--------------------------------------------------------------------------------

The outlook

We expect the economy to continue to recover, growing by 2.50% to 3.00% by the end of 2002. Such growth will probably be fueled by a moderate increase in consumer spending, rising government spending and a modest recovery in corporate capital expenditures. Inflation should remain low due to productivity increases and reasonable energy prices, which should help keep yields on 10-year Treasury bonds around 5.00% and yields on 5-year Treasury securities in a range between 4.25% and 4.50%. Short-term rates could rise somewhat, creating a flatter yield curve.

We feel stocks will likely perform well as the economy regains strength. The Fifth Third growth fund managers will continue to focus on firms with pricing power and the potential for strong unit and profit growth as the economy rebounds. We expect to find such firms in the financial services, consumer and information technology sectors. The Fifth Third value managers will focus on attractively valued shares of firms that benefit from a stronger economy. Sectors that look attractive in these terms include industrials, energy and basic industries. The Fifth Third bond fund managers will maintain a relatively defensive strategy by positioning the Funds with shorter durations than their benchmarks.

The Fifth Third Funds now offer a broader array of investment choices, encompassing several investment styles. We encourage shareholders to build and maintain well-diversified portfolios that offer exposure to stocks, bonds and cash, as well as different investment styles such as value and growth. Such portfolios held up better during the recent bear market than those concentrated entirely in stocks. Diversified portfolios should help to provide investors with the best opportunity to build wealth over time with reasonable levels of risk.

Thank you for your continued confidence in the Fifth Third Funds.

Sincerely,

Fifth Third Asset Management









----------
/1/ The Gross Domestic Product is the measure of the market value of the goods and services produced by labor and property in the United States.
/2/ The Standard & Poor 500 Stock Index is an unmanaged index of 500 selected common stocks, most of which are listed on the New York Stock Exchange, and is a measure of the U.S. stock market as a whole.
/3/ The Nasdaq Composite Index is a market price only index that tracks the performance of domestic common stocks traded on the regular Nasdaq market as well as National Market System traded foreign common stocks and American Depository Receipts.
/4/ The Russell 2000 Value Index and the Russell 2000 Growth Index are unmanaged indices comprised of the securities in the Russell 2000 Index. The securities in the Russell 2000 Value Index exhibit a less-than-average growth orientation and generally have low price-to-book and price-to-earnings ratios. The Russell Growth Index securities have a greater-than-average growth orientation and exhibit higher price-to-book and price-to-earnings ratios.
/5/ The Price-to-Earnings Ratio (P/E) is a valuation ratio of a company's current share price to its per-share earnings. A high P/E means high projected earnings in the future.

Investors cannot invest directly in an index, although they can invest in its underlying securities.

Investment Reviews

Fifth Third Small Cap Growth Fund/+/ (Formerly the Kent Small Company Growth
Fund)

An interview with Michael S. Gilmore, portfolio manager.

Q. How did the Fund perform during the 12-month period ended July 31, 2002?

The Fund delivered a total return of -21.15% on Investment A Shares (before deduction of sales charge) for the 12 months ended July 31, 2002. The Fund's benchmarks, the Russell 2000 Index, the Russell 2000 Growth Index, and the Lipper Small Cap Core Funds Average, returned -17.96%, -30.61%, and -14.51%, respectively.

Q. What were conditions like for small-cap stocks during the period?

A. The 12-month period ending July 31, 2002 included one of the most difficult market environments in recent memory. A slumping economy was made even weaker by the terrorist attacks on September 11, which also damaged investors' confidence. Reduced capital spending and a string of highly publicized accounting scandals contributed to lower corporate earnings. The Fed reduced short-term interest rates five times during the period in hopes of stimulating economic growth.

Small-cap stocks performed relatively well when compared to their large-cap peers. The Russell 2000 Index/1/, a barometer of small-cap stock performance, returned -17.96% during the period versus a return of -23.62% for the S&P 500 Stock Index/2/. One reason for small companies' outperformance is that they benefited from the Fed's monetary policy, which made capital more readily available and stimulated business growth. Value stocks outperformed growth stocks in the small-cap market, with the Russell 2000 Value Index1 losing 5.51%, versus a loss of 30.61% for the Russell 2000 Growth Index./1/

Q. How did you position the Fund in that environment?

A. We held an overweight position in financial services stocks, which benefited the Fund as such stocks performed well in the falling rate environment. Certain health care stocks also boosted the Fund's performance. The Fund's technology holdings hurt its performance as investors continued to avoid that sector.

We shifted the portfolio's allocation to emphasize sectors we felt would benefit from current trends. For example, a population of aging baby boomers could heighten demand for health care, financial services and leisure products, while technological innovation could stimulate workforce productivity and corporate efficiency.

Strong consumer spending during the period helped performance in the retail and home-building sectors. Some stocks that benefited the Fund during the period included clothing retailer Chico's FAS, Inc. (0.47% of net assets), and homebuilder Toll Brothers, Inc. (0.45%), and KB Home (0.46%). The war against terrorism sparked gains for defense contractors such as Alliant Techsystems, Inc. (0.98%). Select health care stocks, including Province Healthcare Co. (1.00%), benefited as investors sought defensive areas of the stock market./++/

Q. What is your outlook for small-cap stocks, and how will you positions the Fund going forward?

A. Our economic outlook is positive for the coming year. Economic data has been relatively encouraging for several months, and some businesses are beginning to show signs of recovery. We expect the equity markets to perform well in the coming months as investors begin to return to stocks. Small-cap stocks, which have outperformed large-caps over the last two years because of more attractive valuations, should lead that equity recovery. While the gap in valuations between large- and small-cap stocks has been declining during the current market correction, some small-cap valuation benchmarks remain near historical lows in several areas. We will continue to emphasize the Fund's themes of industrial, consumer discretionary and financial services stocks, as we believe these sectors will help drive the market in future years.

Q. What were the Fund's top five holdings at the end of the period?

A. The top five holdings as of July 31, 2002 were Polaris Industries, Inc. (1.01% of net assets), Province Healthcare Co. (1.00%), Ametek, Inc. (0.98%), Staten Island Bancorp. Inc. (0.98%) and Alliant Techsystems, Inc. (0.98%)./++/

-------------
/+/Small-capitalization funds typically carry additional risks since smaller companies generally have a higher risk of failure. Historically, smaller companies' stocks have experienced a greater degree of market volatility than large company stocks on average.

/++/ The composition of the Fund's portfolio is subject to change.

/1/The Russell 2000 Value Index and the Russell 2000 Growth Index are unmanaged indices comprised of the securities in the Russell 2000 Index. The securities in the Russell 2000 Value Index exhibit a less-than-average growth orientation and generally have low price-to-book and price-to-earnings ratios. The Russell Growth Index securities have a greater-than-average growth orientation and exhibit higher price-to-book and price-to-earnings ratios.

/2/The Standard & Poor 500 Stock Index is an unmanaged index of 500 selected common stocks, most of which are listed on the New York Stock Exchange, and is a measure of the U.S. stock market as a whole.

Investors cannot invest directly in an index, although they can invest in the underlying securities.

Growth of a $10,000 Investment in the Fifth Third Small Cap Growth Fund/3/

--------------------------------------------------------------------------------
                                Lipper Small
               Institutional      Cap Core       Russell 2000    Russell 2000
                  Shares        Funds Average        Index       Growth Index
--------------------------------------------------------------------------------
11/2/1992         $10,000           10,000          10,000         10,000
--------------------------------------------------------------------------------
     7/93          11,763           11,771          12,034         11,463
--------------------------------------------------------------------------------
     7/94          12,676           12,421          12,597         11,610
--------------------------------------------------------------------------------
     7/95          14,941           15,260          15,737         15,531
--------------------------------------------------------------------------------
     7/96          16,529           16,754          16,825         16,000
--------------------------------------------------------------------------------
     7/97          22,902           22,947          22,442         20,041
--------------------------------------------------------------------------------
     7/98          23,121           23,790          22,961         19,777
--------------------------------------------------------------------------------
     7/99          24,922           24,508          24,663         22,647
--------------------------------------------------------------------------------
     7/00          29,554           28,375          28,059         27,433
--------------------------------------------------------------------------------
     7/01          27,130           31,311          27,579         21,039
--------------------------------------------------------------------------------
     7/02          21,487           27,183          22,625         14,599
--------------------------------------------------------------------------------

        Average Annual Total Return for the Period Ended July 31, 2002/3/

                                Institutional  Investment A*  Investment B**  Investment C***      Advisor
                                -------------  -------------  --------------  ---------------      -------
1 Year ...............................-20.80% .......-24.68% ........-25.45% .........-21.65% .....-21.23%
5 Year ................................-1.27% ........-2.43% .........-2.64% ..........-2.26% ......-1.76%
Since Inception/3/ .....................8.17% .........7.22% ..........7.22% ...........7.09% .......7.63%
Ending value of a $10,000
investment in the Fund from
inception ...........................$21,487 ........$18,830 ........$19,715 .........$19,489 .....$20,470

*Reflects maximum 4.50% sales charge.
**Reflects applicable contingent deferred sales charge (maximum 5.00%). ***Reflects applicable contingent deferred sales charge (maximum 1.00%).
--------------------------------------------------------------------------------
The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmarks.

/3/For the period prior to October, 29, 2001, the quoted performance of the Small Cap Growth Fund Institutional Shares reflects the performance of the Kent Small Company Growth Fund Institutional Shares with an inception date of November 2, 1992. Prior to October 29, 2001, the quoted performance for the Investment A Shares reflects the performance of the Kent Small Company Growth Investment Shares, with an inception date of December 4, 1992, adjusted for maximum sales charge. The inception date for Investment B Shares, Investment C Shares and Advisor Shares is October 29, 2001. The quoted performance of Investment B Shares, Investment C Shares and Advisor Shares reflects the performance of the Institutional Shares and is adjusted to reflect expenses and applicable sales charge for Investment B Shares, Investment C Shares and Advisor Shares dating back to November 2, 2002. On October 29, 2001, the Fund became the Fifth Third Small Cap Growth Fund. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the Russell 2000 Index and the Russell 2000 Growth Index, which are unmanaged indices which track the performance of common stocks that measures the performance of those Russell 2000 companies with higher price-to-book ratios and higher forecasted growth values, and the Lipper Small Cap Core Funds Average, which is representative of the average of the total returns reported by all of the mutual funds designated by Lipper, Inc. falling into this category. The Russell Indices do not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. However, the Lipper Average and the Fund's performance reflect the deduction of fees for these value-added services. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third Micro Cap Value Fund

An interview with Richard A. Barone, portfolio manager.

Q. How did the Fund perform during the 12-month period ended July 31, 2002?

A. The Fund produced a total return of -2.94% on Investment A Shares (before deduction of sales charge), compared to a -5.51% return for the Russell 2000 Value Index and a -6.88% return for the Lipper Small Cap Value Funds Average.

Q. What was the environment like in the stock market and the economy during the period?

A. Economic weakness, carried over from the previous year, stunted corporate profits. Domestic earnings growth was the worst it had been in the last 50 years. The Fed, in an effort to stimulate the economy, continued to cut short-term rates--an effort that was only moderately successful. The terrorist attacks of September 11 also dampened the economy, and investors confidence suffered from corporate accounting scandals.

Q. How did you manage the Fund during the period?

A. The Fund looks for undervalued stocks with market capitalizations of $300 million or less. These select companies that are market leaders have innovative products, pricing power, and the potential to deliver strong returns. We also seek out companies that have an opportunity to participate in economic trends or benefit from mergers or restructurings.

We found attractive investment opportunities during the period. Two undervalued market leaders that boosted the Fund's performance were musical instrument manufacturer Steinway Musical Instruments (2.90% of net assets) and watch manufacturer Movado Group, Inc. (0.41%). We also found attractive stocks in the financial services sector, such as Freidman, Billings, Ramsey Group, Inc. (0.96%) and Century Business Services (2.26%). In addition, we found Activcard SA, an identification card manufacturer, which could benefit from the growing demand for security./++/

Q. What is your outlook for micro-cap stocks, and how will you position the Fund in that environment?

A. Micro-cap stock performance does not have a strong correlation to overall economic trends, so we will continue to focus on trends specific to companies, such as changes in a particular marketplace. We will continue to look for and invest in companies with strong pricing power or proprietary products. Micro-caps should continue to offer higher potential gains than shares of larger firms, with somewhat greater volatility.

We will stick to our disciplined value strategy, which calls for determining the value of the business based on factors such as cash and free cash flow, and then comparing that to the stock's market capitalization. If the market cap is less than our estimation of the company's value, we will consider buying the shares.

Q. What were the Fund's top five holdings as of July 31, 2002?

A. The Fund's top five holdings were Sea Containers, Ltd. (3.23% of net assets), Steinway Musical Instruments (2.90%), BKF Capital Group (2.83%), Strategic Distribution, Inc. (2.54%) and Cobra Electronics (2.50%)./++/

----------
/++/The composition of the Fund's portfolio is subject to change.

Growth of a $10,000 Investment in the Fifth Third Micro Cap Value Fund/1/

----------------------------------------------------------------------------------------------------
                    Institutional Shares      Russell 2000 Value Fund       Lipper Small Cap Value
                                                                            Funds Average
----------------------------------------------------------------------------------------------------
2/1/98              $10,000                   $10,000                       $10,000
----------------------------------------------------------------------------------------------------
7/98                  9,800                     9,803.11                      9,786.7
----------------------------------------------------------------------------------------------------
7/99                 12,151                     9,790.16                      9,996.29
----------------------------------------------------------------------------------------------------
7/00                 12,415                    10,265.3                      10,537.6
----------------------------------------------------------------------------------------------------
7/01                 14,370                    12,703                        13,256.8
----------------------------------------------------------------------------------------------------
7/02                 13,990                    12,003.5                      12,408.2
----------------------------------------------------------------------------------------------------

         Average Annual Total Return for the Period Ended July 31, 2002/1/

                             Institutional  Investment A*  Investment B**  Investment C***      Advisor
                             -------------  -------------  --------------  ---------------      -------
1 Year ............................ -2.64% ....... -7.38% ........ -8.29% ......... -3.45% ..... -3.17%
Since Inception/1/.................. 7.76% ........ 6.57% ......... 6.67% .......... 7.34% ...... 7.40%
Ending value of a $10,000
investment in the Fund from
inception ........................ $13,990 ...... $13,323 ....... $13,544 ........ $13,744 .... $13,784

*Reflects maximum 4.50% sales charge.
**Reflects applicable contingent deferred sales charge (maximum 5.00%). ***Reflects applicable contingent deferred sales charge (maximum 1.00%).
--------------------------------------------------------------------------------
The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmarks.

/1/For the period prior to August 13, 2001, the quoted performance of the Micro Cap Value Fund Institutional Shares reflects the performance of the Fifth Third/Maxus Aggressive Value Fund Institutional Shares with an inception date of February 1, 1998. The inception date for Investment A, Investment B and Investment C Shares is August 13, 2001. Prior to such date, the quoted performance for Investment A Shares reflects the performance of the Institutional Shares adjusted for maximum sales charge. The quoted performance of the Investment B and Investment C Shares reflects the performance of the Advisor Shares and is adjusted to reflect expenses and applicable sales charge for Investment B Shares and Investment C Shares. For the period prior to August 13, 2001, the quoted performance of the Micro Cap Value Fund Advisor Shares reflects the performance of the Fifth Third Maxus Aggressive Value Fund Investor Shares with an inception date of February 1, 1998. On August 13, 2001, the Fund became the Fifth Third Micro Cap Value Fund. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the Russell 2000 Value Index and the Lipper Small Cap Value Funds Average. The Russell 2000 Value Index is an unmanaged index that measures the performance of those Russell 2000 companies with a less-than-average growth orientation. The Lipper Small Cap Value Funds Average is representative of the average of the total returns reported by all of the mutual funds designated by Lipper, Inc. falling into this category. The Russell 2000 Value Index does not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. However, the Lipper Average and the Fund's performance reflect the deduction of fees for these value-added services. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third Mid Cap Fund

An interview with Steven E. Folker, portfolio manager.

Q. How did the Fund perform during the 12-month period ended July 31, 2002?

A. The Fund posted a total return of -30.21% on Investment A Shares (before deduction of sales charge). The Fund's benchmarks, the Russell MidCap Growth Index and the S&P MidCap 400 Index posted returns of -28.68% and -12.65%, respectively. The Lipper Mid-Cap Growth Funds Average returned -28.88%.

Q. What were conditions like in the stock market during the period?

A. The period began with weakness in the economy, which was exacerbated by the terrorist attacks on September 11. These events undermined consumer and investor confidence, and led many to believe that the economy was headed for a deep and prolonged recession. The Fed cut short-term interest rates five times during the period in an effort to provoke economic growth. Corporate accounting scandals later in the period eroded investor confidence.

The stock market performed poorly in that environment. The mid-cap sector held up better than shares of large companies during the period, due to mid-caps' attractive valuations and relatively strong earnings growth prospects. Late in the period mid-cap shares succumbed to investor concerns about the weakening economy and the potential for a double-dip recession.

Q. How did you manage the Fund in that environment?

A. We maintained our disciplined approach of investing in attractively valued shares of high-quality medium-sized firms with the potential to grow earnings rapidly. During the period we increased the Fund's exposure to the mid-cap companies whose earnings showed signs of improvement.

The Fund's largest weightings during the period were in the information technology, financial services and consumer discretionary sectors. Our investment in financial services firms helped the Fund's performance, as stocks in that sector benefited from the Fed's interest rate cuts. Meanwhile, strong consumer spending bolstered consumer discretionary firms. The Fund's holdings in information technology continued to suffer from negative investor sentiment about those stocks. The Fund maintained little exposure to utilities, telecommunications, energy, or consumer staples stocks, which had poor earnings and growth prospects.

We found opportunities in consumer discretionary stocks, where we found shares of high-quality companies with good earnings prospects.

Q. What stocks helped boost returns?

A. The Fund's top-performing stocks were North Fork Bancorp. (2.66% of net assets), Zebra Technologies Corp. (1.88%), Fastenal Co. (2.99%), Affiliated Computer Services, Inc. (0.77%) and First Tennessee National Corp. (4.75%)./++/

Q. What is your outlook for the stock market, and how will you position the Fund in that environment?

A. We expect the economy to recover gradually during the coming year. We have already begun to see signs of corporate earnings improvement. Mid-cap stocks offer more reasonable valuations than large-company stocks as well as better earnings growth prospects. We will continue with our strategy of investing in attractively valued shares of high-quality, medium-sized firms with strong growth prospects.

During the coming months, we will focus on companies that we feel will benefit from a strengthening economy. We will continue to hold an overweighted, although trimmed, exposure to the financial services sector, which should continue to benefit from the Fed's rate cuts. We will also maintain exposure to consumer discretionary stocks, which offer strong earnings and growth prospects. At the same time we will avoid sectors such as utilities, basic materials, energy and consumer staples, which lack the strong growth prospects that we favor.

Q. What were the Fund's five largest holdings during the period?

A. The Fund's five largest holdings during the period were First Tennessee National Corp. (4.75% of net assets), Microchip Technology, Inc. (4.54%), Fiserv, Inc. (4.07%), Forest Laboratories, Inc. (3.81%), and IDEC
Pharmaceuticals Corp. (3.47%)./++/

----------
/++/The composition of the Fund's portfolio is subject to change.

Growth of a $10,000 Investment in the Fifth Third Mid Cap Fund/1/

----------------------------------------------------------------------------------------------------------
               Institutional Shares  S&P MidCap 400 Index   Lipper Mid-Cap Growth  Russell MidCap Growth
                                                            Funds Average          Index
----------------------------------------------------------------------------------------------------------
7/92           $10,000                 $10,000                  $10,000                  $10,000
----------------------------------------------------------------------------------------------------------
7/93            10,370                  11,666                   11,972                   11,324
----------------------------------------------------------------------------------------------------------
7/94            10,895                  12,078                   12,305                   11,917
----------------------------------------------------------------------------------------------------------
7/95            13,667                  15,038                   16,660                   15,583
----------------------------------------------------------------------------------------------------------
7/96            13,840                  16,202                   18,029                   16,712
----------------------------------------------------------------------------------------------------------
7/97            20,368                  23,554                   23,447                   23,345
----------------------------------------------------------------------------------------------------------
7/98            21,526                  26,194                   24,995                   25,291
----------------------------------------------------------------------------------------------------------
7/99            23,165                  31,254                   29,073                   30,777
----------------------------------------------------------------------------------------------------------
7/00            30,265                  37,944                   42,937                   44,246
----------------------------------------------------------------------------------------------------------
7/01            27,257                  40,063                   30,912                   30,170
----------------------------------------------------------------------------------------------------------
7/02            19,076                  34,993                   22,459                   21,517
----------------------------------------------------------------------------------------------------------

         Average Annual Total Return for the Period Ended July 31, 2002/1/

                               Institutional      Investment A*     Investment B**    Investment C***     Advisor
                               -------------      -------------     --------------    ---------------     -------
1 Year ........................... -30.02% ..........-33.33% ..........-34.01% ..........-30.67% .........-30.32%
5 Year ...........................  -1.30% .......... -2.44% .......... -2.57% .......... -2.16% ......... -1.77%
10 Year ..........................   6.67% ..........  6.06% ........... 5.92% ........... 5.82% .........  6.29%
Ending value of a $10,000
investment in the Fund for a
10 year period ................... $19,076 ..........$18,000 ..........$17,769 ..........$17,604 .........$18,404

*Reflects maximum 4.50% sales charge.
**Reflects applicable contingent deferred sales charge (maximum 5.00%). ***Reflects applicable contingent deferred sales charge (maximum 1.00%).

The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmarks.

/1/The quoted performance of the Mid Cap Fund includes performance of certain collectively managed accounts advised by Fifth Third Bank for periods dating back to July 31, 1992, and prior to the Mid Cap Fund's commencement of operations on November 20, 1992, as adjusted to reflect the expenses associated with the Fund (without waivers or reimbursements). These collectively managed accounts were not registered with the Securities and Exchange Commission and, therefore, were not subject to the investment restrictions imposed by law on registered mutual funds. If such accounts had been registered, the performance may have been adversely affected. The performance shown reflects the deduction of fees for value-added services associated with a mutual fund, such as investment management and fund accounting fees. The performance also reflects reinvestment of all dividends and capital gains distributions. The inception dates for the Institutional Shares, Investment B Shares, Investment C Shares and Advisor Shares of the Mid Cap Fund are August 11, 1998, October 11, 2000, April 25, 1996 and October 29, 2001, respectively. Prior to such dates, quoted performance reflects the performance of Investment A Shares adjusted to reflect expenses and applicable sales charges dating back to November 20, 1992, the inception date of Investment A Shares. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the Russell MidCap(R) Growth Index and the S&P MidCap 400 Index, which are unmanaged indices. The Russell Index measures the performance of those Russell MidCap companies with higher price-to-book ratios and higher forecasted growth values. The stocks are also members of the Russell 1000(R) Growth Index. The S&P MidCap 400 Index is comprised of 400 domestic stocks chosen for market size (median market capitalization of $676 million), liquidity and industry group representation. The benchmark index for the Fifth Third Mid Cap Growth Fund has changed from the S&P MidCap 400 to the Russell MidCap Growth in order to better represent the Fund's investment policies for comparison purposes. The Lipper Mid-Cap Growth Funds Average, which is representative of the average of the total returns reported by all of the mutual funds designated by Lipper, Inc., falling into this category. The Indices do not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. However, the Lipper Average and the Fund's performance reflect the deduction of fees for these value-added services. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third Technology Fund/+/

An interview with Sunil M. Reddy, portfolio manager.

Q. How did the Fund perform during the 12 months ended July 31, 2002?

A. The Fund posted a total return of -46.67% on Investment A Shares (before deduction of sales charge) during the period. The Fund's benchmarks, the Morgan Stanley High Technology 35 Index and the Merrill Lynch 100 Technology Index, returned -44.97% and -46.49%, respectively. The Lipper Science & Technology Funds Average returned -45.94%.

Q. What were conditions like in the technology sector during the period?

A. The economy during the past year has sustained a number of shocks, including the September 11 terrorist attacks, a short recession and corporate accounting scandals. Declining corporate profits led to lower technology spending. Semiconductor companies were the worst performers in the technology sector during the second quarter of 2002--a sharp reversal from the previous two quarters.

Q. How did you manage the Fund in that environment?

A. As always, we maintained our disciplined strategy of investing in attractively valued shares of high-quality firms with strong and consistent growth characteristics. We found opportunities during the period in the software sector, building our position in Microsoft Corp. (5.71% of net assets) and adding such names as Mercury Interactive Corp. (4.57%). We also favored the semiconductor sector, which delivered strong returns during much of the period. We were underweight in telecommunications services companies due to high debt levels and overcapacity issues at those companies./++/

Q. What is the outlook for the economy and the technology sector?

A. We anticipate that corporate spending on information technology will rise as the economy and corporate profits recover during the next year, boosting returns in the technology sector. Therefore, we will maintain a significant stake in semiconductors. We feel that the semiconductor industry's long-term growth prospects are strong. The best growth should come from the industry's leading companies, such as Intel Corp. (3.91%) and Analog Devices, Inc. (4.54%). We will also invest in shares of select software companies. Such firms should benefit from demand for products that can improve corporate productivity. Meanwhile, shares of many software firms are trading at attractive levels. Software companies with leading market positions and strong software products such as Microsoft should capture the lion's share of spending in that sector. However, we will also invest in well-run smaller firms that have the potential to deliver high profit--for example, Mercury Interactive./++/

Q. What were the Fund's top five holdings at the end of the period?

A. The Fund's largest holdings as of July 31, 2002 were Microsoft Corp. (5.71% of net assets), EMC Corp. (5.06%), BEA Systems, Inc. (4.73%), Mercury Interactive Corp. (4.57%) and Analog Devices, Inc. (4.54%)./++/
--------
/+/Funds whose investments are concentrated in a specific industry, sector or geographic area may be subject to a higher degree of market risk than funds whose investments are diversified and may not be suitable for all investors. /++/The composition of the Fund's portfolio is subject to change.

Growth of a $10,000 Investment in the Fifth Third Technology Fund/1/

-----------------------------------------------------------------------------------------------------------
                  Institutional Shares    Merrill Lynch 100       Morgan Stanley High     Lipper Science &
                                         Technology Index        Tech 35 Index           Technology Fund
-----------------------------------------------------------------------------------------------------------

6/5/00          $10,000                   $10,000                  $10,000                  $10,000
-----------------------------------------------------------------------------------------------------------
7/00              9,605                    10,590                   10,858                   10,907
-----------------------------------------------------------------------------------------------------------
7/01              5,233                     4,886                    6,008                    5,282
-----------------------------------------------------------------------------------------------------------
7/02              2,801                     2,615                    3,306                    2,894
-----------------------------------------------------------------------------------------------------------

         Average Annual Total Return for the Period Ended July 31, 2002/1/

                               Institutional  Investment A*  Investment B**  Investment C***      Advisor
                               -------------  -------------  --------------  ---------------      -------
1 Year ..............................-46.48% .......-49.08% ........-49.73% .........-47.02% .....-46.81%
Since Inception/1/ ..................-44.62% .......-45.93% ........-45.96% .........-45.18% .....-44.90%
Ending value of a $10,000
investment in the Fund from
inception ............................$2,801 ........$2,660 .........$2,657 ..........$2,740 .....$2,770

*Reflects maximum 4.50% sales charge.
**Reflects applicable contingent deferred sales charge (maximum 5.00%). ***Reflects applicable contingent deferred sales charge (maximum 1.00%).

-------------------------------------------------------------------------------
The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmark.

/1/The inception date for the Institutional Shares, Investment A Shares and Investment C Shares of the Technology Fund is June 5, 2000. The inception date for Investment B Shares and Advisor Shares is October 11, 2000 and October 29, 2001, respectively. The quoted performance prior to the inception of Investment B Shares and Advisor Shares is based on the performance of Investment A Shares adjusted to reflect expenses and applicable sales charge for Investment B Shares and Advisor Shares. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the Morgan Stanley High Tech 35 Index which is comprised purely of electronics-based companies, the Merrill Lynch 100 Technology Index which is an equal-dollar weighted index of 100 stocks designed to measure the performance of a cross-section of large, actively traded technology stocks and American Depository Receipts, and the Lipper Science and Technology Funds Average, which is representative of the average of the total returns reported by all of the mutual funds designated by Lipper, Inc. falling into this category. The Morgan Stanley and Merrill Lynch indices are unmanaged and do not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. However, the Lipper Average and the Fund's performance reflect the deduction of fees for these value-added services. The Fund's benchmark index has changed from the Morgan Stanley High-Technology 35 Index to the Merrill Lynch 100 Technology Index in order to better represent the Fund's investment policies for comparison purposes. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third Pinnacle Fund

An Interview with Thomas F. Maurath, portfolio manager.

Q. How did the Fund perform during the 12-month period ended July 31, 2002?

A. The Fund posted a -29.27% total return on Investment A Shares (before deduction of sales charge). That compared to a -23.62% return for the S&P 500 Stock Index and a -28.89% return for the Lipper Large-Cap Growth Funds Average, the Fund's benchmarks.

Q. What was the environment like in the stock market during the recent period?

A. Three factors negatively impacted the market during the period. First, economic weakness hurt corporate profits. Second, the terrorist attacks of September 11. Third, a crisis in investor confidence developed as a result of corporate accounting issues at firms such as WorldCom, Enron, and Tyco.

The economy during the period was generally weak, although not as weak as we have seen in other recessions. The slowdown in domestic companies' earnings growth, however, was the worst in the last 50 years. Virtually all sectors delivered poor earnings during the period, though the weakness was especially pronounced in larger capitalization growth companies.

Interest rates declined to record lows, as the Fed cut short-term rates in an effort to renew the economy--a strategy that has yet to be successful.

Q. How did you manage the Fund in that environment?

A. We focused on companies that were able to deliver relatively strong earnings growth in this difficult environment. We were modestly overweight in the health care and financial sector, which benefited the Fund as non-cyclical stocks tended to outperform.

Individual stocks that boosted the Fund's performance during the period were UnitedHealth Group, Inc. (3.33% of net assets), Quest Diagnostics, Inc. (2.36%), Kraft Foods, Inc. (1.32%), H & R Block, Inc. (3.28%) Johnson & Johnson (1.12%), PepsiCo, Inc. (3.51%) and Forest Laboratories, Inc. (3.87%). Almost all technology company stocks performed poorly during the period./++/

Q. What is your outlook for the stock market, and how will you position the Fund going forward?

A. Our outlook is optimistic. We feel the economy has bottomed, although it has yet to show clear signs of a recovery. We believe that investor confidence will be restored as corporate accounting scandals are addressed. At the same time, we face significant geopolitical issues, such as the potential for renewed terrorist attacks and the possible invasion of Iraq. The market has already taken some risks into account, though these factors create additional risk for equity investors.

We continue to believe that long-term investors will be rewarded. We will continue to focus on individual companies that can demonstrate strength within their peer groups. We now hold a select group of diversified companies with strong earnings growth in financials, health care, and industrials, which we feel should lead the stock market out of its current malaise. We also believe that technology shares should eventually recover from their low valuations.

Q. What were the Fund's top five holdings at the end of the period?

A. The top five holdings as of July 31, 2002 were Affiliated Computer Services, Inc. (5.09% of net assets), Cardinal Health, Inc. (4.63%), HCA-The Healthcare Co. (4.42%), Willis Group Holdings Ltd. (4.02%), and Forest Laboratories, Inc. (3.87%)./++/

------------
/++/ The composition of the Fund's portfolio is subject to change.

-------------------------------------------------------------------------------
Growth of a $10,000 Investment in the Fifth Third Pinnacle Fund/1/

--------------------------------------------------------------------------------
        Institutional        S&P 500             Lipper Large-Cap
            Shares          Stock Index        Growth Funds Average
--------------------------------------------------------------------------------
7/92       $10,000            10,000                  10,000
--------------------------------------------------------------------------------
7/93        10,647            10,871                  11,154
--------------------------------------------------------------------------------
7/94        10,684            11,431                  11,505
--------------------------------------------------------------------------------
7/95        13,273            14,411                  14,635
--------------------------------------------------------------------------------
7/96        16,267            16,797                  16,225
--------------------------------------------------------------------------------
7/97        23,646            25,549                  23,652
--------------------------------------------------------------------------------
7/98        29,134            30,482                  27,998
--------------------------------------------------------------------------------
7/99        34,214            36,640                  33,815
--------------------------------------------------------------------------------
7/00        35,608            39,925                  42,380
--------------------------------------------------------------------------------
7/01        24,475            34,207                  28,926
--------------------------------------------------------------------------------
7/02        17,354            26,129                  20,632
--------------------------------------------------------------------------------

         Average Annual Total Return for the Period Ended July 31, 2002/1/

                                 Institutional    Investment A*    Investment B**     Investment C***
                                 -------------    -------------    --------------     ---------------
1 Year ........................... -29.09%       .......-32.45%    ........-33.73%    .........-29.82%
5 Year ...........................  -6.00%       ........-7.04%    .........-7.36%    ..........-7.09%
10 Year ..........................   5.67%       ........ 5.08%    ..........4.94%    ...........4.66%
Ending value of a $10,000
investment in the Fund for a
10 year period ................... $17,354       .......$16,416    ....... $16,221    ........ $15,774

*Reflects maximum 4.50% sales charge.
**Reflects applicable contingent deferred sales charge (maximum 5.00%). ***Reflects applicable contingent deferred sales charge (maximum 1.00%).

The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmarks.

/1/The quoted performance of the Fifth Third Pinnacle Fund includes performance of its predecessor fund, The Pinnacle Fund, an open-end investment company advised by Heartland Capital Management, Inc., for periods dating back to July 31, 1992, and prior to the Fifth Third Pinnacle Fund's commencement of operations on March 9, 1998. The performance for the Fund shown for the periods prior to March 9, 1998 reflects the deduction of fees associated with The Pinnacle Fund. If the fees associated with the Fund had been deducted, performance would have been lower. The performance also reflects reinvestment of all dividends and capital-gains distributions. The inception dates for the Institutional Shares, Investment B Shares and Investment C Shares of the Pinnacle Fund are August 11, 1998, October 11, 2000 and March 9, 1998, respectively. Prior to such dates, quoted performance reflects the performance of Investment A Shares adjusted to reflects expenses and applicable sales charges dating back to July 31, 1992. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the S&P 500 Stock Index which measures the performance of 500 selected common stocks, most of which are listed on the New York Stock Exchange, and is a measure of the U.S. stock market as a whole, and the Lipper Large-Cap Growth Funds Average, which is representative of the average of the total returns reported by all of the mutual funds designated by Lipper, Inc. falling into this category. The index does not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. However, the Lipper Average and the Fund's performance reflect the deduction of fees for these value-added services. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third Quality Growth Fund

An interview with Steven E. Folker, portfolio manager.

Q. How did the Fund perform during the 12-month period ended July 31, 2002?

A. The Fund posted a -28.08% return on Investment A Shares (before deduction of sales charge) during the 12 months through July 31, 2002. That compared to a -23.62 and -28.89% total return for the S&P 500 Stock Index and the Lipper Large-Cap Growth Funds Average, the Fund's benchmarks.

Q. What were conditions like in the stock market during the period?

A. The economy was weak early in the period, and that downturn grew worse after the September 11 terrorist attacks. The economy grew stronger in early 2002 and continued to show moderate growth, which led investors to favor stocks that would benefit from a recovery. However, investors late in the period shifted money to more defensive sectors on concerns that the economy would return to recession.

The Fed lowered interest rates five times during the period, but economic growth remained slow and corporate profits were weak--in fact, the second quarter of 2002 was the sixth consecutive quarter of declining corporate earnings.

Corporate profits recovered somewhat in June, but investors remain concerned about the sustainability of that recovery. We expect a rebound in corporate earnings and accelerating improvement during the year ahead.

Q. How did you manage the Fund in that environment?

A. We continued to invest in attractively valued shares of financially sound companies that offer the potential to deliver strong earnings growth over the long term. During the period, we increased the Fund's overweight positions in the consumer discretionary and information technology sectors. Consumer discretionary stocks helped the Fund's performance, as consumer spending remained strong. Information technology stocks performed poorly due to weak capital spending by corporations, which were concerned about slow economic growth in the U.S. and overseas.

The Fund added stocks such as Emerson Electric Corp. (2.96% of net assets), Northern Trust Corp. (2.95%), Analog Devices, Inc. (2.24%) and Kohl's Corp. (1.58%). We overweighted the Fund's position in financial services firms, which benefited as interest rates fell. The Fund was underweight in sectors such as utilities, telecommunications, basic materials and energy. These industries struggled in the difficult economic environment and offered relatively poor long-term growth prospects./++/

Q. What stocks helped boosts the Fund's performance?

A. The Fund benefited from its investments in stocks such as Wells Fargo Co. (3.12% of net assets), First Tennessee National Corp. (1.16%), SouthTrust Corp. (0.90%), Lowe's Cos., Inc. (3.69%) and Illinois Tool Works, Inc. (3.02%)./++/

Q. What is your outlook for the stock market, and how will you manage the Fund in that environment?

A. Signs of stronger corporate profit growth suggest that the economy may be approaching a bottom. We feel growth will be moderate in the U.S. and abroad. Inflation is likely to remain low during the coming months. We anticipate the Fed will most likely not raise rates, and may make additional interest rate cuts. We feel those companies that show increasing earnings in this environment should do well. We expect to find opportunities in sectors such as industrials, information technology, consumer discretionary and financial services. We will continue to avoid utility, telecommunication and energy stocks due to poor growth prospects.

Q. What were the Fund's top five holdings as of January 31, 2002?

A. The Fund's top five holdings were Marsh & McClennan Cos., Inc. (5.22% of net assets), Microsoft Corp. (4.73%), Bank of New York Co., Inc. (4.16%), Amgen, Inc. (3.97%) and Mellon Financial Corp. (3.96%)./++/
-------
/++/The composition of the Fund's portfolio is subject to change.

Growth of a $10,000 Investment in the Fifth Third Quality Growth Fund/1/

------------------------------------------------------------------------------------------
                 Institutional Shares    S&P 500 Stock Index      Lipper Large-Cap Growth
                                                                  Funds Average
------------------------------------------------------------------------------------------
7/92            $10,000                  $10,000                   $10,000
------------------------------------------------------------------------------------------
7/93             10,101                   10,871                    11,154
------------------------------------------------------------------------------------------
7/94             10,422                   11,431                    11,505
------------------------------------------------------------------------------------------
7/95             12,840                   14,411                    14,635
------------------------------------------------------------------------------------------
7/96             14,470                   16,797                    16,225
------------------------------------------------------------------------------------------
7/97             22,282                   25,549                    23,652
------------------------------------------------------------------------------------------
7/98             25,429                   30,482                    27,998
------------------------------------------------------------------------------------------
7/99             32,244                   36,640                    33,815
------------------------------------------------------------------------------------------
7/00             37,988                   39,925                    42,380
------------------------------------------------------------------------------------------
7/01             30,417                   34,207                    28,926
------------------------------------------------------------------------------------------
7/02             21,930                   26,129                    20,632
------------------------------------------------------------------------------------------

         Average Annual Total Return for the Period Ended July 31, 2002/1/

                               Institutional  Investment A*   Investment B**  Investment C***      Advisor
                               -------------  -------------   --------------  ---------------      -------
1 Year ............................. -27.90%  ..... -31.30%   ...... -32.09%  ....... -28.62% .... -28.24%
5 Year .............................. -0.32%  ...... -1.42%   ....... -1.63%  ........ -1.14% ..... -0.75%
10 Year .............................. 8.17%  ....... 7.57%   ........ 7.43%  ......... 7.32% ...... 7.80%
Ending value of a $10,000
investment in the Fund for a
10 year period ..................... $21,930 ...... $20,749   ...... $20,468  ...... $ 20,264 .... $21,199

*Reflects maximum 4.50% sales charge.
**Reflects applicable contingent deferred sales charge (maximum 5.00%). ***Reflects applicable contingent deferred sales charge (maximum 1.00%).

The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmarks.

/1/The quoted performance of the Quality Growth Fund includes performance of certain collectively managed accounts advised by Fifth Third Bank, for periods dating back to July 31, 1992, and prior to the Quality Growth Fund's commencement of operations on November 20, 1992, as adjusted to reflect the expenses associated with the Fund (without waivers or reimbursements). These collectively managed accounts were not registered with the Securities and Exchange Commission and, therefore, were not subject to the investment restrictions imposed by law on registered mutual funds. If such accounts had been registered, the performance may have been adversely affected. The performance shown reflects the deduction of fees for value-added services associated with a mutual fund, such as investment management and fund accounting fees. The performance also reflects reinvestment of all dividends and capital-gains distributions. The inception dates for the Institutional Shares, Investment B Shares, Investment C Shares and Advisor Shares of the Quality Growth Fund are August 11, 1998, October 11, 2000, April 25, 1996 and October 29, 2001, respectively. Prior to such dates, quoted performance reflects the performance of Investment A Shares adjusted to reflects expenses and applicable sales charges dating back to July 31, 1992. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the S&P 500 Stock Index, an unmanaged index which measures the performance of 500 selected common stocks, most of which are listed on the New York Stock Exchange, and is a measure of the U.S. stock market as a whole, and the Lipper Large-Cap Growth Funds Average, which is representative of the average of the total returns reported by all of the mutual funds designated by Lipper, Inc. falling into this category. The Index does not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. However, the Lipper Average and the Fund's performance reflect the deduction of fees for these value-added services. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third Equity Index Fund (Formerly the Kent Index Equity Fund)

An interview with Brian J. Smolinski, portfolio manager.

Q. How did the Fund perform during the 12-month period ended July 31, 2002?

A. The Fund posted a -24.03% total return on Investment A Shares (before deduction of sales charge) during the 12 months ended July 31, 2002. That compared to a -23.62% return for the S&P 500 Stock Index and -24.12% for the Lipper S&P 500 Index Objective Funds Average, the Fund's benchmarks.

Q. What were the economic and market conditions like during the period?

A. The stock market posted significant losses during the period, which was characterized by an economic recession, the September 11 terrorist attacks, military action in Afghanistan, corporate accounting scandals and tensions in the Middle East. The Fed reduced short-term interest rates five times during the period in an effort to boost economic growth.

Q. How are the Fund's holdings weighted compared to its index?

A. The Fund is stock and sector neutral compared to the S&P 500. The top performing sectors of the index during the period were consumer staples (up 30.5%) and basic materials (up 19.6%). The worst performing were telecommunications (down 22.8%) and information technology (down 15.1%). Individual stocks that performed well during the period were Ball Corp. (0.03% of net assets), up 75.4%, and Boston Scientific Corp. (0.14%), up 66.5%. The poorest performers during the period were Qwest Communications International, Inc. (0.01%), down 95.1%, and AES Corp. (0.01%), down 94.6%./++/

Q. What is your outlook for large-company stocks going forward?

A. The U.S. economy should improve going forward; however, the recovery depends largely on consumer sentiment and confidence. While consumer spending remains strong, business spending has stayed weak. The Fed may lower interest rates again in an effort to stimulate economic growth, although this may be interpreted as an indication of a worsening economic environment.

Any recovery in the economy should benefit shares of both value- and growth-oriented large-company stocks. We believe that stocks in sectors related to consumer spending, such as retailers, may deliver strong returns. The industrial sector should benefit from increased capital spending as the economy moves out of the recession.

----------
/++/ The composition of the Fund's portfolio is subject to change.

Growth of a $10,000 Investment in the Fifth Third Equity Index Fund/1/

--------------------------------------------------------------------------------------------------
                  Institutional Shares      S&P 500 Stock Index      Lipper S&P 500 Index
                                                                     Objective Average
--------------------------------------------------------------------------------------------------
11/2/92          $10,000                    $10,000                   $10,000
--------------------------------------------------------------------------------------------------
7/93              10,837                     10,572                    10,891
--------------------------------------------------------------------------------------------------
7/94              11,334                     11,117                    11,399
--------------------------------------------------------------------------------------------------
7/95              14,170                     14,015                    14,311
--------------------------------------------------------------------------------------------------
7/96              16,421                     16,335                    16,619
--------------------------------------------------------------------------------------------------
7/97              24,784                     24,847                    25,166
--------------------------------------------------------------------------------------------------
7/98              29,461                     29,644                    29,916
--------------------------------------------------------------------------------------------------
7/99              35,341                     35,633                    35,861
--------------------------------------------------------------------------------------------------
7/00              38,345                     38,828                    38,966
--------------------------------------------------------------------------------------------------
7/01              32,760                     33,267                    33,299
--------------------------------------------------------------------------------------------------
7/02              24,956                     25,411                    25,358
--------------------------------------------------------------------------------------------------

         Average Annual Total Return for the Period Ended July 31, 2002/1/

                                  Institutional  Investment A*   Investment B**  Investment C***   Advisor
                                  -------------  -------------   --------------  ---------------   -------
1 Year ................................ -23.82% ...... -27.45% .........-28.34% ........ -24.58% ..-24.11%
5 Year .................................  0.14% ......  -1.03% ......... -1.25% ......... -0.85% ...-0.33%
Since Inception/1/......................  9.84% ......   8.88% .........  8.90% .........  8.76% ....9.32%
Ending value of a $10,000
investment in the Fund from
inception ............................. $24,956 ...... $22,773 ........ $22,944 ....... $ 22,658 ..$23,819

*Reflects maximum 4.50% sales charge.
**Reflects applicable contingent deferred sales charge (maximum 5.00%). ***Reflects applicable contingent deferred sales charge (maximum 1.00%).

The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmarks.

/1/ For the period prior to October 29, 2001, the quoted performance of the Equity Index Fund reflects the performance of the Kent Index Equity Fund. Prior to such date, the quoted performance of the Institutional Shares reflects the performance of the Kent Index Equity Fund Institutional Shares with an inception date of November 2, 1992. Prior to October 29, 2001, the quoted performance for the Investment A Shares reflects the performance of the Kent Index Equity Fund Investment Shares, with an inception date of November 25, 1992, adjusted for maximum sales charge. The inception date for the Investment B Shares, Investment C Shares and Advisor Shares is October 29, 2001. Prior to such date, quoted performance of Investment B Shares, Investment C Shares and Advisor Shares reflects performance of the Institutional Shares and is adjusted to reflect expenses and applicable sales charge for Investment B Shares, Investment C Shares and Advisor Shares dating back to November 2, 1992. On October 29, 2001, the Fund became the Fifth Third Equity Index Fund. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the S&P 500 Stock Index, which measures the performance of 500 selected common stocks, most of which are listed on the New York Stock Exchange, and is a measure of the U.S. stock market as a whole, and the Lipper S&P 500 Index Objective Funds Average, which is representative of the average of the total returns reported by all of the mutual funds designated by Lipper, Inc. falling into this category. The Index does not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. However, the Lipper Average and the Fund's performance reflect the deduction of fees for these value-added services. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third Large Cap Core Fund (Formerly the Fifth Third Large Cap Value Fund and the Fifth Third Large Cap Growth Fund)

An interview with Allan J. Meyers, portfolio manager.

Q. How did the Fund perform during the 12-month period ended July 31, 2002?

A. The Fund delivered a -24.25% total return (before the deduction of sales charge) during the period. That compares to a -23.62% return for the S&P 500 Stock Index and -24.18% for the Lipper Large-Cap Core Funds Average, the Fund's benchmarks.

On July 25, 2002, the Fifth Third Large Cap Value changed its name to the Fifth Third Large Cap Core Fund. On July 28, 2002, the Fifth Third Large Cap Growth Fund consolidated with the Fifth Third Large Cap Core Fund. The Large Cap Core Fund, while it may maintain a slight orientation towards either investment style, will not stray far from its sector weightings. The results shown in the report are those of the Large Cap Value Fund up to the time of the consolidation.

Q. What was the environment like in the stock market during the period?

A. The stock market suffered from economic weakness, the September 11 terrorist attacks, a weak dollar, and widespread reports of corporate malfeasance. Energy and financial services did well at the beginning of the period. High-energy prices benefited energy firms, while falling interest rates helped financial service companies. Consumer staples also performed well, as consumer spending remained strong.

Q. How did you manage the Fund in that environment?

A. We overweighted financial services and energy stocks at the beginning of the period. Financial stocks benefited from the Fed's interest rate cuts, while energy performed well due to geopolitical tensions and rising oil prices. We reduced our overweight position in the energy sector in February and March before fallout from corporate accounting issues at Enron and other energy companies caused the sector's prices to tumble. An underweight position in technology during most of the period also helped boost performance.

We moved to an overweight position in technology when we combined the two predecessor funds on July 26. This reflected the Large Company Growth Fund's significant stake in the technology sector. The overexposure to technology hurt performance during the period. We will trim this exposure as opportunities arise.

Q. What is your outlook for the stock market and how will you manage the Fund going forward?

A. Government investigations should eventually restore investor confidence in corporate reporting. Many companies are taking voluntary steps to bolster such confidence. For example, some firms now account for executive options as expenses that reduce profits. Meanwhile, we feel the economy should improve, with inflation and interest rates remaining low. Attractive stock valuations should combine with those conditions to create buying opportunities.

Certain sectors offer special opportunities. Consumer spending, which represents two-thirds of the GDP, will probably continue to remain strong, creating opportunities in the retail sector. We believe that the industrial sector should benefit from increased capital spending as we come out of the recession. We will pay close attention to the health care sector, where many stocks appear undervalued.

Q. What were the Fund's top five holdings as of July 31, 2002?

A. The Fund's top five holdings for July 31, 2002 were General Electric Corp. (4.23% of net assets), Exxon Mobil Corp. (3.66%), Microsoft Corp. (3.42%), Wal-Mart Stores, Inc. (3.02%), and American International Group, Inc. (2.91%)./++/

----------
/++/ The composition of the Fund's portfolio is subject to change.

Growth of a $10,000 Investment in the Fifth Third Large Cap Core Fund/1/

--------------------------------------------------------------------------------
             Institutional       S&P 500                Lipper Large-Cap
             Shares              Stock Index            Core Funds Average
--------------------------------------------------------------------------------
11/2/92      $10,000              $10,000                $10,000
--------------------------------------------------------------------------------
7/93          11,039               10,572                 11,124
--------------------------------------------------------------------------------
7/94          11,387               11,117                 11,695
--------------------------------------------------------------------------------
7/95          14,059               14,015                 14,354
--------------------------------------------------------------------------------
7/96          16,418               16,335                 16,181
--------------------------------------------------------------------------------
7/97          22,959               24,847                 23,626
--------------------------------------------------------------------------------
7/98          26,870               29,644                 27,158
--------------------------------------------------------------------------------
7/99          32,161               35,633                 31,850
--------------------------------------------------------------------------------
7/00          34,146               38,828                 35,363
--------------------------------------------------------------------------------
7/01          28,856               33,267                 29,857
--------------------------------------------------------------------------------
7/02          21,910               25,411                 22,919
--------------------------------------------------------------------------------

         Average Annual Total Return for the Period Ended July 31, 2002/1/

                             Institutional  Investment A*  Investment B**  Investment C***
                             -------------  -------------  --------------  ---------------
1 Year ........................... -24.07% .......-27.67% .........-28.61% ........-24.77%
5 Year ..............................0.93% ........-2.07% ......... -2.33% .........-1.90%
Since Inception .....................8.38% .........7.38% .......... 7.29% ..........7.32%
Ending value of a $10,000
investment in the Fund from
inception .........................$21,910 .......$19,880 .........$19,849 ........$19,895

*Reflects maximum 4.50% sales charge.
**Reflects applicable contingent deferred sales charge (maximum 5.00%). ***Reflects applicable contingent deferred sales charge (maximum 1.00%).
--------------------------------------------------------------------------------
The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmarks.

/1/For the period prior to October 29, 2001, the quoted performance of the Large Cap Core Fund reflects performance of the Kent Growth and Income Fund. Prior to such date, the quoted performance of the Institutional Shares reflects the performance of the Kent Growth and Income Fund Institutional Shares with an inception date of November 2, 1992. Prior to October 29, 2001, the quoted performance for the Investment A Shares reflects performance of the Kent Growth and Income Fund Investment Shares, with an inception date of December 1, 1992, adjusted for maximum sales charge. The inception date of Investment B Shares and Investment C Shares is October 29, 2001. The quoted performance of Investment B Shares and Investment C Shares reflects the performance of the Institutional Shares and adjusted to reflect expenses and applicable sales charge for Investment B Shares and Investment C Shares dating back to November 2, 1992. On October 29, 2001, the Fund became the Fifth Third Large Cap Core Fund (formerly named the Fifth Third Large Cap Value Fund). During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the S&P 500 Stock Index an unmanaged index which measures the performance of 500 selected common stocks, most of which are listed on the New York Stock Exchange, and is a measure of the U.S. stock market as a whole, and the Lipper Large-Core Funds Average, which is representative of the average of the total returns reported by all of the mutual funds designated by Lipper, Inc. falling into this category. The Index does not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. However, the Lipper Average and the Fund's performance reflect the deduction of fees for these value-added services. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third Multi Cap Value Fund

An interview with Richard A. Barone, portfolio manager.

Q. How did the Fund perform during the 12-month period ended July 31, 2002?

A. The Fund posted a total return of -14.82% on Investment A Shares (before deduction of sales charge) during the 12 months ended July 31, 2002. That compared with a -16.41% return for the Russell 3000 Value Index, and a -18.09% return for the Lipper Multi-Cap Value Funds Average, the Fund's benchmarks.

Q. What was the environment like during the period?

A. The economic environment was difficult for all stocks due to a weak economy, the terrorist attacks of September 11 and the crisis in investor confidence resulting from corporate accounting scandals. The Fed cut interest rates five times in an effort to stimulate the economy, but those efforts had little effect during the period.

Q. How did you manage the Fund in that environment?

A. The Fund was overweight in financial service and retail stocks. In the retail sector, we found opportunities in companies such as Pier 1 Imports, Inc. (1.45% of net assets) and Big Lots, Inc. (1.39%). The Fund's performance was hurt by exposure to the technology sector, although we continue to believe that the sector offers long-term opportunities./++/

Q. What is your outlook and how will you manage the Fund going forward?

A. We believe that the market will begin a gradual recovery, as the Fed's interest rate cuts begin to take effect and corporate profits improve.

In that environment, we will maintain our disciplined, bottom-up, value approach to investing. We will take an opportunistic approach, acquiring stocks in out-of-favor sectors such as telecommunications and information technology where rapid positive changes could occur. We will underweight companies that lack pricing power. Meanwhile, we will maintain a well-diversified portfolio to help shield shareholders from sector volatility.

Q. What were the Fund's top five holdings as of June 31, 2002?

A. The Fund's top five holdings were Diebold, Inc. (2.28% of assets), Union Pacific Corp. (2.21%), Charles Schwab Corp. (2.17%), Kimberly-Clark Corp. (2.04%), and Liberty Media Corp. (1.97%)./++/

----------
/++/The composition of the Fund's portfolio is subject to change.

Growth of a $10,000 Investment in the Fifth Third Multi Cap Value Fund/1/

------------------------------------------------------------------------------------------------
             Institutional Shares    Russell 3000 Value Index      Lipper Multi-Cap Value
                                                                   Funds Average

------------------------------------------------------------------------------------------------
7/92                $10,000                   $10,000                   $10,000
------------------------------------------------------------------------------------------------
7/93                 12,087                    11,946                    11,464
------------------------------------------------------------------------------------------------
7/94                 12,932                    12,422                    12,272
------------------------------------------------------------------------------------------------
7/95                 15,479                    14,959                    14,865
------------------------------------------------------------------------------------------------
7/96                 16,326                    17,253                    16,568
------------------------------------------------------------------------------------------------
7/97                 23,824                    25,542                    23,950
------------------------------------------------------------------------------------------------
7/98                 23,719                    29,786                    26,378
------------------------------------------------------------------------------------------------
7/99                 25,564                    33,868                    29,661
------------------------------------------------------------------------------------------------
7/00                 28,295                    32,397                    30,118
------------------------------------------------------------------------------------------------
7/01                 32,725                    35,545                    34,034
------------------------------------------------------------------------------------------------
7/02                 27,975                    29,713                    27,970
----------------------------------------------------------------------------------------------------

         Average Annual Total Return for the Period Ended July 31, 2002/1/

                            Institutional  Investment A*  Investment B**  Investment C***      Advisor
                            -------------  -------------  --------------  ---------------      -------
1 Year .......................... -14.51% ...... -18.67% ....... -19.31% ........ -15.26% .... -14.97%
5 Year ............................ 3.26% ........ 2.13% ......... 2.68% .......... 2.96% ...... 3.03%
10 Year .......................... 10.84% ....... 10.22% ........ 10.67% ......... 10.67% ..... 10.71%
Ending value of a $10,000
investment in the Fund for a
10 year period .................. $27,975 ...... $26,472 ....... $27,566 ........ $27,570 .... $27,664

*Reflects maximum 4.50% sales charge.
**Reflects applicable contingent deferred sales charge (maximum 5.00%). ***Reflects applicable contingent deferred sales charge (maximum 1.00%).
--------------------------------------------------------------------------------
The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmarks.

/1/For the period prior to August 13, 2001, the quoted performance of the Multi Cap Value Fund Institutional Shares reflects the performance of the Fifth Third/Maxus Equity Fund Institutional Shares with an inception date of March 31, 1999. Prior to March 31, 1999, the quoted performance reflects the performance of the Fifth Third/Maxus Equity Fund Investor Shares with an inception date of September 30, 1989. The inception date for the Investment A Shares, Investment B Shares and Investment C Shares is August 13, 2001. Prior to such date, the quoted performance for the Investment A Shares reflects performance of the Advisor Shares and adjusted for maximum sales charge. The quoted performance of Investment B and Investment C Shares reflects the performance of the Advisor Shares and is adjusted to reflect expenses and applicable sales charge for Investment B and Investment C Shares. Prior to August 13, 2001, the quoted performance of the Advisor Shares reflects the performance of the Fifth Third/Maxus Equity Fund Investor Shares. The inception date for the Fifth Third/Maxus Investor Shares is September 30, 1989. On August 13, 2001, the Fund became the Fifth Third Multi Cap Value Fund and assumes the investment history of the Fifth Third/Maxus Equity Fund dating back to September 30, 1989. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the Russell 3000 Value Index an unmanaged index which measures the performance of those companies in the Russell 3000 Index with lower price-to-book ratios and lower forecasted growth values, and the Lipper Multi-Cap Value Funds Average, which is representative of the average of the total returns reported by all of the mutual funds designated by Lipper, Inc. falling into this category. The Index does not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. However, the Lipper Average and the Fund's performance reflect the deduction of fees for these value-added services. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third Equity Income Fund

An interview with John B. Schmitz, portfolio manager.

Q. How did the Fund perform during the 12 months ended July 31, 2002?

A. The Fund delivered a total return of -13.24% on Investment A Shares (before deduction of sales charge) during the period. That compared to a -23.62% return for the S&P 500 Stock Index and a -17.27% return for the Lipper Equity Income Funds Average, the Fund's benchmarks.

Q. What were conditions like in the stock market during the period?

A. The recent 12-month period was one of the most difficult market environments in decades. Concerns about corporate profit growth, accounting scandals and terrorism weighed heavily on the stock market. The Fed reacted to the weakening economy by cutting key short-term interest rates five times during the period. Although stocks managed to rally on occasion, such gains were short lived.

Q. How did you manage the Fund in that environment?

A. We continued to emphasize firms that were able to grow earnings in a difficult economic environment. We held an overweight position in the financial services and health care sectors. Financial services stocks performed well as interest rates fell, while shares of health care companies benefited from continued strong demand. We also overweighted select capital goods stocks, such as General Electric Corp. (3.07% of net assets), during the period and Avery Dennison Corp. (3.87%), that benefited from strong consumer spending. One stock that epitomizes the Fund's investment philosophy is food distributor Sysco Corp. (2.92%). The firm continues to show consistent dividend and earnings growth in a variety of economic environments./++/

Q. What is your outlook for the stock market, and how will you position the Fund during the coming months?

A. The Fund, as of August 1, 2002, changed its name to the Fifth Third Disciplined Large Cap Value Fund and will be managed by a new team. The Fund's primary objective is now capital appreciation as opposed to income. Nonetheless, the Fund's yield will likely be significant portion of the total return, since many value stocks represent companies that pay solid dividends consistent with the Fund's value philosophy. The Fund will focus on shares trading at low price-to-earnings, price-to-book and price-to-cashflow multiples./1/

We believe the economy is recovering slowly. Stocks are cheaper than they have been in five years, and we anticipate finding many attractively valued shares in the coming months. In particular, we expect to find attractive opportunities among the health care and technology sectors, both of which have suffered heavy losses in recent months.

Q. What were the Fund's top five holdings at the end of the period?

A. The Fund's top five holdings as of July 31, 2002 were Wells Fargo Co. (5.74% of net assets), SouthTrust Corp. (5.55%), Johnson & Johnson (4.25%), Marsh & McLennan Cos., Inc. (4.02%) and Avery Dennison Corp. (3.87%)./++/

---------
 /++/The composition of the Fund's portfolio is subject to change.
  /1/The Price-to-Earnings Ratio is a valuation ratio of a company's current share price to its per-share earnings. A high P/E means high projected earnings in the future. The Price-to-Book is used to compare a stock's market value to its book value, calculated by dividing the current closing price of the stock by the latest quarter's book value. The Price-to-Cash Flow Multiple is a measure of the market's expectations regarding a firm's future financial health and provides an indication of relative value.

Growth of a $10,000 Investment in the Fifth Third Equity Income Fund/2/

-----------------------------------------------------------------------------------------------------------
                     Institutional Shares       S&P 500 Stock Index           Lipper Equity Income Funds
                                                                              Average
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
7/92                 $10,000                     $10,000                        $10,000
-----------------------------------------------------------------------------------------------------------
7/93                  10,146                      10,871                         11,159
-----------------------------------------------------------------------------------------------------------
7/94                  10,159                      11,431                         11,728
-----------------------------------------------------------------------------------------------------------
7/95                  11,706                      14,411                         13,762
-----------------------------------------------------------------------------------------------------------
7/96                  13,532                      16,797                         15,834
-----------------------------------------------------------------------------------------------------------
7/97                  19,307                      25,549                         21,982
-----------------------------------------------------------------------------------------------------------
7/98                  23,086                      30,482                         24,480
-----------------------------------------------------------------------------------------------------------
7/99                  25,449                      36,640                         27,146
-----------------------------------------------------------------------------------------------------------
7/00                  23,931                      39,925                         26,170
-----------------------------------------------------------------------------------------------------------
7/01                  24,453                      34,207                         28,434
-----------------------------------------------------------------------------------------------------------
7/02                  21,283                      26,129                         23,598
-----------------------------------------------------------------------------------------------------------

        Average Annual Total Return for the Period Ended July 31, 2002/2/

                                 Institutional  Investment A*  Investment B**  Investment C***
                                 -------------  -------------  --------------  ---------------
1 Year ............................... -12.96% ...... -17.16% ....... -17.97% ........ -13.85%
5 Year ................................. 1.97% ........ 0.80% ......... 0.64% .......... 1.11%
10 Year ................................ 7.85% ........ 7.22% ......... 7.09% .......... 7.00%
Ending value of a $10,000
investment in the Fund for a
10 year period ....................... $21,283 ...... $20,096 ....... $19,841 ........ $19,666

*Reflects maximum 4.50% sales charge.
**Reflects applicable contingent deferred sales charge (maximum 5.00%). ***Reflects applicable contingent deferred sales charge (maximum 1.00%).

The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmarks.

/2/The quoted performance of the Equity Income Fund includes performance of certain collectively managed accounts advised by Fifth Third Bank, for periods dating back to July 31, 1992, and prior to the Equity Income Fund's commencement of operations on July 27, 1997, as adjusted to reflect the expenses associated with the Fund (without waivers or reimbursements). These collectively managed accounts were not registered with the Securities and Exchange Commission and, therefore, were not subject to the investment restrictions imposed by law on registered mutual funds. If such accounts had been registered, the performance may have been adversely affected. The performance shown reflects the deduction of fees for value-added services associated with a mutual fund, such as investment management and fund accounting fees. The performance also reflects reinvestment of all dividends and capital-gains distributions. The inception dates for the Institutional, Investment B and Investment C Shares of the Equity Income Fund are, August 11, 1998, October 11, 2000 and January 27, 1997, respectively. Prior such dates, quoted performance reflects performance of Investment A Shares adjusted to reflect expenses and applicable sales charges dating back to July 31, 1992. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the S&P 500 Stock Index, an unmanaged index which measures the performance of 500 selected common stocks, most of which are listed on the New York Stock Exchange, and is a measure of the U.S. stock market as a whole, and the Lipper Equity Income Funds Average, which is representative of the average of the total returns reported by all of the mutual funds designated by Lipper, Inc. falling into this category. The Index does not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. However, the Lipper Average and the Fund's performance reflect the deduction of fees for these value-added services. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third Balanced Fund

An interview with Mitchell L. Stapley, portfolio manager.

Q. How did the Fund perform during the 12-month period ended July 31, 2002?

A. The Fund posted a -16.53% total return on Investment A Shares (before deduction of sales charge). That compared to a -23.62% return for the S&P 500 Stock Index, 7.53% return for the Lehman Brothers Aggregate Bond Index and -12.82% for the Lipper Balanced Funds Average, the Fund's benchmarks.

Q. What were the economic and market factors that affected the Fund's performance during the period?

A. Economic weakness continued from the previous year, hurting corporate profit growth. The economy was further depressed by the terrorist attacks on September 11, which drove down consumer assurance and quashed hopes for a quick recovery. Investor confidence suffered further from corporate accounting scandals. The Fed cut interest rates five times during the period in an effort to spur economic growth.

Equities performed poorly during the period with shares of small and mid-sized firms outperforming large-cap stocks due to stronger growth prospects and attractive valuations in the small-cap sectors. Meanwhile, value shares outperformed growth shares as investors favored less-expensive stocks.

Bonds performed strongly in this environment. Investors in search of stability shifted money into the fixed-income market. Yields on short-term bonds, which are very sensitive to the Fed's rate cuts, fell further than long-term yields.

Q. How did you manage the Fund's equity portfolio in that environment?

A. An overweight position in financial services stocks boosted the Fund's performance as that sector benefited from falling interest rates. We increased the Fund's exposure to industrials and basic materials, which we feel should benefit from a recovering economy. We reduced the Fund's exposure to technology companies, which suffered from reduced corporate capital expenditures. We also avoided sectors such as utilities and telecommunications that offered poor growth prospects.

Q. How did you manage the fixed-income portion of the portfolio?

A. The Fund began the period with an average maturity slightly longer than its benchmark. We shortened the average maturity during the period as interest rates fell to 40-year lows. That strategy benefited performance and reduced the Fund's interest-rate risk./++/

We held an overweight position in mortgage-backed and agency securities. These issues offered higher yields than Treasuries without significant additional risk. The Fund's overweight position in corporate bonds hurt performance, as credit problems hurt the entire corporate bond market. Still, our high-quality holdings helped the Fund avoid the corporate sector's worst performers.

Q. What is your outlook for the stock and bond markets, and how will you position the Fund in that environment?

A. There are signs that corporate earnings are rebounding, but the stock market's recovery may be gradual. We will look to add value to the Fund by employing fundamental analysis to determine the quality of companies' earnings. We will seek out high-quality firms in sectors such as financial services, health care and technology.

We expect the Fed to adopt a neutral policy in the coming months, and we expect modest economic growth and low inflation during that time. Corporate profits should improve as the economy gains strength, and we will continue to look for opportunities among high-quality corporate bonds. We expect to keep the Fund's average maturity shorter than its benchmarks in the near term.

Q. What were the Fund's top five equity holdings as of July 31, 2002?

A. The Fund's top five equity holding were Marsh & McLennan Cos., Inc. (2.81% of net assets), AFLAC, Inc. (2.45%), Emerson Electric Corp. (2.11%), Lowe's Cos., Inc. (2.09%) and Texas Instruments, Inc. (1.92%)./++/



----------
/++/The composition of the Fund's portfolio is subject to change.

Growth of a $10,000 Investment in the Fifth Third Balanced Fund/1/

--------------------------------------------------------------------------------------------------------------
                  Institutional Shares   Lehman Brothers        Lipper Balanced Funds  S&P 500 Stock Index
                                         Aggregate Bond Index   Average
--------------------------------------------------------------------------------------------------------------
7/92              $10,000                  $10,000                  $10,000                  $10,000
--------------------------------------------------------------------------------------------------------------
7/93               10,353                   11,017                   11,061                   10,871
--------------------------------------------------------------------------------------------------------------
7/94               10,564                   11,027                   11,392                   11,431
--------------------------------------------------------------------------------------------------------------
7/95               12,610                   12,142                   13,275                   14,411
--------------------------------------------------------------------------------------------------------------
7/96               13,431                   12,814                   14,586                   16,797
--------------------------------------------------------------------------------------------------------------
7/97               18,599                   14,194                   19,156                   25,549
--------------------------------------------------------------------------------------------------------------
7/98               20,163                   15,310                   21,115                   30,482
--------------------------------------------------------------------------------------------------------------
7/99               23,101                   15,692                   23,347                   36,640
--------------------------------------------------------------------------------------------------------------
7/00               27,399                   16,628                   24,788                   39,925
--------------------------------------------------------------------------------------------------------------
7/01               24,211                   18,738                   24,579                   34,207
--------------------------------------------------------------------------------------------------------------
7/02               20,255                   20,150                   21,375                   26,129
--------------------------------------------------------------------------------------------------------------

         Average Annual Total Return for the Period Ended July 31, 2002/1/

                              Institutional  Investment A*  Investment B**  Investment C***      Advisor
                              -------------  -------------  --------------  ---------------      -------
1 Year ............................ -16.34% ...... -20.29% ....... -21.18% ........ -17.16% .... -16.75%
5 Year .............................. 1.72% .......  0.59% ........  0.41% .........  0.89% ...... 1.27%
10 Year ............................. 7.31% .......  6.72% ........  6.57% .........  6.49% ...... 6.94%
Ending value of a $10,000
investment in the Fund for a
10 year period .................... $20,255 .......$19,156 ........$18,902 .........$18,746 .... $19,570

*Reflects maximum 4.50% sales charge.
**Reflects applicable contingent deferred sales charge (maximum 5.00%). ***Reflects applicable contingent deferred sales charge (maximum 1.00%).

--------------------------------------------------------------------------------
The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmarks.

/1/The quoted performance of the Balanced Fund includes performance of certain collectively managed accounts advised by Fifth Third Bank, for periods dating back to July 31, 1992, and prior to the Balanced Fund's commencement of operations on November 20, 1992, as adjusted to reflect the expenses associated with the Fund (without waivers or reimbursements). These collectively managed accounts were not registered with the Securities and Exchange Commission and, therefore, were not subject to the investment restrictions imposed by law on registered mutual funds. If such accounts had been registered, the performance may have been adversely affected. The performance shown reflects the deduction of fees for value-added services associated with a mutual fund, such as investment management and fund accounting fees. The performance also reflects reinvestment of all dividends and capital-gains distributions. The inception dates for the Institutional, Investment B, Investment C and Advisor Shares are August 11, 1998, October 11, 2000, April 25, 1996 and October 29, 2001,
respectively. Prior to such dates, quoted performance reflects the performance of Investment A Shares adjusted to reflect expenses and applicable sales charges dating back to July 31, 1992, the inception date of Investment A Shares. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the S&P 500 Stock Index, an unmanaged index which measures the performance of 500 selected common stocks, most of which are listed on the New York Stock Exchange, and is a measure of the U.S. stock market as a whole; the Lehman Brothers Aggregate Bond Index, an unmanaged index generally representative of the bond market as a whole, and the Lipper Balanced Funds Average, representative of the average of the total returns reported by all of the mutual funds designated by Lipper, Inc. falling into this category. The S&P 500 Stock Index and the Lehman Brothers Aggregate Bond Index do not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. However, the Lipper Balanced Funds Average and the Fund's performance reflect the deduction of fees for these value-added services. Investors cannot invest directly in an index, although they can invest in the underlying securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third International Equity Fund/+/

An interview with Ann Thivierge, portfolio manager.

How did the Fund perform during the 12-month time period?

The Fund returned -14.23% (A shares before deduction of sales charge) versus a decline of -16.92% for the MSCI (Morgan Stanley Capital International) EAFE (Europe, Australasia and Far East) Index.

What was the environment like in foreign stock markets during the period?

Global stock markets were volatile during the period and sold off sharply in September 2001 due to the terrorist attacks in the U.S. These markets bottomed in September and rallied through the fall but started to lose ground in January. After a modest recovery in the spring, equity markets continued their march downward in May and broke through their September 2001 lows in July.

Most major international equity markets posted negative returns for the time period. The strongest performance was New Zealand (+7.8% MSCI Index in U.S. dollars), Australia (+0.2%) and Asia Pacific ex Japan (-4.5%). Finland (-32.7%) and Sweden (-28.8%) were the worst performers within the EAFE index. Elsewhere, performance was dismal with the U.K (-13.3%), Japan (-16.3%), Germany (-28.0%), and France (-22.1%) all posting double-digit declines.

How did you manage the Fund in that environment?

We managed the Fund defensively over the past 12-months, which contributed to our relative performance versus the benchmark. Our cash allocation and overweight to consumer staples, health care, energy and underweight to the information technology and telecommunication services sectors all contributed to relative returns. Our underweight allocation to the materials sector and Japan detracted from performance./++/

What is your outlook for global stock markets during the coming months?

We continue to believe that the global economic recovery, although muted, will be supported by low real interest rates and plentiful liquidity.

In Japan, the most recent data indicates that the export led rebound is now benefiting the local economy with some growth in real wages and marginal improvement in the leading indicators for employment. However, given Japan's dependence on exports, the strength of the yen is a concern, as are any jitters in the U.S. economy. Equity valuations are attractive, particularly on a relative and historic basis, but we are looking for further evidence of self-sustaining growth in the global economy before adding to our Japan position.

In local currency terms, European markets have fallen as fast as U.S. equities, while earnings have been marked down more sharply. Though the European valuation discount versus the U.S. is large on a historic basis, we view the prospects for strong economic growth in the core European countries a bit skeptically. Similar to Japan, European monetary and fiscal stimulus is limited and economic growth has primarily been a story of external demand with little domestic support from either consumers or businesses. The strengthening euro may also prove to be a two edged sword. On the plus side it is likely to increase real consumer purchasing power and help the ECB ease. On the downside it will hurt export competitiveness.

How will you position the Fund based on your outlook?

We continue to favor Asia ex Japan and the steady cash earning sectors like food, oil, and utilities. For technology, though we worry about being caught out on a snap-back rally, we don't believe they will be long-term buys for sometime. Although the more defensive markets and sectors are no longer cheap, their valuations are not wildly overvalued and the earnings forecasts look realistic.

-------------
/+/International investing involves increased risk and volatility. /++/The composition of the Fund's portfolio is subject to change.

 Growth of a $10,000 Investment in the Fifth Third International Equity Fund/1/

-----------------------------------------------------------------------
                   MSCI EAFE Index         Institutional Shares
-----------------------------------------------------------------------
8/18/94            $10,000                   $10,000
-----------------------------------------------------------------------
7/95                10,477                    9,830
-----------------------------------------------------------------------
7/96                10,879                    10,740
-----------------------------------------------------------------------
7/97                12,886                    13,079
-----------------------------------------------------------------------
7/98                13,627                    14,817
-----------------------------------------------------------------------
7/99                14,991                    15,486
-----------------------------------------------------------------------
7/00                16,381                    16,770
-----------------------------------------------------------------------
7/01                12,870                    13,817
-----------------------------------------------------------------------
7/02                10,726                    11,842
-----------------------------------------------------------------------

         Average Annual Total Return for the Period Ended July 31, 2002/1/

                                   Institutional  Investment A*  Investment B**  Investment C***
                                   -------------  -------------  --------------  ---------------
1 Year ................................. -14.30% ...... -18.13% ....... -19.31% ........ -15.07%
5 Year .................................. -1.97% ....... -3.02% ........ -3.21% ......... -2.77%
Since Inception/1/ ....................... 2.15% ........ 1.47% ......... 1.26% .......... 1.53%
Ending value of a $10,000
investment in the Fund from
inception .............................. $11,842 ...... $11,220 ....... $11,045 ........ $11,287

*Reflects maximum 4.50% sales charge.
**Reflects applicable contingent deferred sales charge (maximum 5.00%). ***Reflects applicable contingent deferred sales charge (maximum 1.00%).

--------------------------------------------------------------------------------
The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmarks.

/1/Investment A Shares were initially offered on August 19, 1994. Investment B Shares and Investment C Shares were initially offered on October 11, 2000 and April 25, 1996, respectively. The performance figures for Investment B Shares and Investment C Shares for periods prior to such date represent the performance for Investment A Shares adjusted to reflect fees charged by Investment B Shares and Investment C Shares. Institutional Shares were initially offered on August 11, 1998. The performance figures for Institutional Shares for periods prior to such date represent the performance for Investment A Shares. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the Morgan Stanley Capital International (MSCI) Europe, Australasia and Far East (EAFE) Index(r), an unmanaged index generally representative of a sample of companies of the market structure of 20 European and Pacific Basin countries. The Index does not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third International GDP Fund/+/

Interview with David C. Eder, portfolio manager.


Q. How did the Fifth Third International GDP Fund perform during the 12-month period ended July 31, 2002?

A. The Fund produced a -18.84% total return on Investment A Shares during the period (before deduction of sales charge). That compared to a -16.92% return for the Fund's benchmark, the Morgan Stanley Capital International EAFE (Europe, Australasia and Far East)Index.

Q. What were conditions like in the global equity markets during the period?

A. Many of the factors affecting the U.S. market also affected the international markets. Such factors included the terrorist attacks on September 11 and a string of U.S. corporate accounting scandals. Global stock markets suffered as investor confidence in the U.S. and abroad sank to very low levels. Nineteen out of the 21 stock markets represented in the portfolio posted losses during the period.

International markets did perform slightly better than the U.S. market as investors shifted money out of the U.S. markets and into foreign stock markets. Moreover, international currencies gained strength relative to the U.S. dollar. The Euro gained 11.5% versus the U.S. dollar during the period, while the British pound sterling was up 9.7% and the Japanese yen gained 4.1%.

The best performing stock markets during the period were in Australia (up 0.19%) and New Zealand (up 7.8%)--both relatively small portions of the Fund's portfolio. These countries performed relatively well because they do not rely on international trade as much as other countries.

European returns were not as poor as U.S. returns, because these countries' markets did not experience the extreme over-valuations that were common in the U.S. during the bull market of the `90s. The United Kingdom's stock market return of -13.3% made it one of the best-performing countries. The U.K. market has a heavy exposure to energy stocks, which investors found attractive as a defensive investment. Japanese stocks fell 16.3% during the period. Meanwhile, stock markets in France (down 21%) and Germany (down 23%) suffered worse losses, due to weakness in their telecommunications industries.

Q. How did you manage the Fund in that environment?

A. The Fund's country allocation is determined largely by the Gross Domestic Products/1/ (GDPs) of the countries in the EAFE index. Countries with larger GDPs receive larger weightings in the Fund's portfolio. That approach led the Fund to overweight the Euro countries and underweight the U.K., which has a large stock market relative to its economy. We maintained an underweight position in Japan because we did not see any indication of an economic rebound there.

Q. What is your outlook for the global stock markets?

A. We believe that Japan's economy is at or near bottom and should begin to climb out of recession once exports rebound. We expect capital to begin flowing into the Japanese stock market during the coming year, and are encouraged by the attractive valuations among Japanese equities. We will maintain an overweight position in European countries, which may well benefit from strong currency performance versus the U.S. dollar. We expect to concentrate much of the Fund's portfolio in shares of well-known large-cap names, and believe that investors will favor shares of these companies when the global economies improve.

----------
/+/International investing involves increased risk and volatility.
/++/The composition of the Fund's portfolio is subject to change.
/1/The Gross Domestic Product growth is the measure of the market value of the goods and services produced by labor and property in United States markets.

Growth of a $10,000 Investment in the Fifth Third International GDP Fund/2/

-----------------------------------------------------------
                   Institutional Shares  MSCI EAFE Index
-----------------------------------------------------------
12/4/92            $10,000                $10,000
-----------------------------------------------------------
7/93                12,162                 12,849
-----------------------------------------------------------
7/94                14,015                 14,703
-----------------------------------------------------------
7/95                14,447                 15,772
-----------------------------------------------------------
7/96                15,893                 16,377
-----------------------------------------------------------
7/97                18,740                 19,399
-----------------------------------------------------------
7/98                19,549                 20,514
-----------------------------------------------------------
7/99                21,606                 22,569
-----------------------------------------------------------
7/00                23,151                 24,661
-----------------------------------------------------------
7/01                17,486                 19,376
-----------------------------------------------------------
7/02                14,223                 16,147
-----------------------------------------------------------

         Average Annual Total Return for the Period Ended July 31, 2002/2/

                             Institutional    Investment A*    Investment B**     Investment C***
                             -------------    -------------    --------------     ---------------
1 Year ........................... -18.66% ........ -22.50% ......... -23.36% ........... -19.47%
5 Year ............................ -5.37% ......... -6.49% .......... -6.67% ............ -6.30%
Since Inception1 ................... 3.72% .......... 2.94% ........... 2.87% ............. 2.69%
Ending value of a $10,000
investment in the Fund from
inception ........................ $14,223 ........ $13,231 ......... $13,143 ........... $12,923

*Reflects maximum 4.50% sales charge.
**Reflects applicable contingent deferred sales charge (maximum 5.00%). ***Reflects applicable contingent deferred sales charge (maximum 1.00%).
--------------------------------------------------------------------------------

The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmark.

/2/For the period prior to October 29, 2001, the quoted performance of the Fund reflects the performance of the Kent International Growth Fund. On October 29, 2001, that Fund became the Fifth Third International GDP Fund. Prior to such date, the performance figures for Investment A Shares reflects the performance of the Kent Investment Shares with an inception date of December 4, 1992, adjusted for the maximum sales charge. Investment B Shares and Investment C Shares were initially offered on October 29, 2001. The performance figures for Investment B Shares and Investment C Shares for periods prior to such date represent the performance for Institutional Shares adjusted to reflect expenses and applicable sales charges charged by Investment B Shares and Investment C Shares. For the period prior to October 29, 2001, the quoted performance for Institutional Shares reflects the performance of the Kent Institutional Shares with an inception date of December 4, 1992. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the Morgan Stanley Capital International (MSCI) Europe, Australasia and Far East (EAFE) Index(r), an unmanaged index generally representative of a sample of companies of the market structure of 20 European and Pacific Basin countries. The Index does not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third Worldwide Fund

An interview with Alan Miller, portfolio manager.

Q. How did the Fund perform during the 12-month period ended July 31, 2002?

A. The Worldwide Fund, which invests its assets in shares of more than 50 mutual funds, produced a -15.33% return on Advisor Shares during the 12-month period ended July 31, 2002. That return outperformed the Fund's benchmarks: the Morgan Stanley World Index, down 21.32%, and the Lipper Global Universe, which was down 19.97%.

Q. What was the environment like in global stock markets during the period?

A. Stock markets in the U.S. and abroad fared poorly during the period. An already weak economy was hit hard early in the period by the terrorist attacks on September 11. Strong consumer spending helped fuel 5% growth during the first quarter of this year, but news of corporate accounting irregularities undermined investor confidence. The U.S. dollar also lost ground versus other currencies.

The Fed continued to lower interest rates, and the government enacted tax reform measures and rebates while building up homeland security following September 11. Consumer spending was buoyed by the government's fiscal policy, which boosted economically sensitive companies in sectors such as commodities, paper, and mining. Technology stocks continued to suffer from the fallout of the technology bubble. Health care was hurt by slow drug approvals from the Federal Drug Administration, as well as expiring drug patents.

Q. What was your strategy in that environment?

A. During the period, we continued to invest primarily in value funds; however, we rotated a portion of the portfolio into growth funds when declines in growth stocks created opportunities.

Despite the Fund's diversified approach to global markets, performance was hampered by a worldwide recession in equity markets. We increased our cash position and acquired shares of two bear market funds: Rydex Tempest 500 and Venture 100. Both strategies helped the Fund outperform its benchmark for the period.

International markets early in the year held up relatively well, and the Fund benefited from holdings in international value funds such as Toqueville International, Oakmark International Small Cap, Mutual European, and Acorn International.

We held positions throughout the period in Matthews Korea and Matthews China, as well as Matthews Pacific Tiger, which benefited the Fund. We also maintained a position in small- and mid-cap value funds, such as the Delafield Fund, Third Avenue Small Cap, and PBHG Clipper Focus, all of which boosted the Fund's performance./++/

Q. What is your outlook for global stock markets going forward?

A. Our outlook remains cautious. The bear market may reduce consumer spending, but refinancing could offset that decline. Capital spending isn't likely to recover in the short-term. The stock market may continue to suffer from concerns about corporate governance and the potential for further terrorist attacks, but those threats have partly been priced into the market. A weak dollar will continue to benefit international markets.

Strategically, we will look for opportunities in health care, including pharmaceuticals, as well as biotechnology, which are benefiting from aging populations. We believe that long-term investors should stay in the equity markets, using periodic setbacks as buying opportunities.
-------
/++/The composition of the Fund's portfolio is subject to change.

        Growth of $10,000 Investment in the Fifth Third Worldwide Fund/1/

--------------------------------------------------------------------------------
               Advisor Shares    MSCI World Index    Lipper Global Funds Average
--------------------------------------------------------------------------------
4/30/1993          $10,000             10,000                 10,000
--------------------------------------------------------------------------------
     7/93           10,300             10,359                 10,351
--------------------------------------------------------------------------------
     7/94           10,622             11,456                 12,161
--------------------------------------------------------------------------------
     7/95           11,472             13,130                 13,634
--------------------------------------------------------------------------------
     7/96           12,741             14,354                 14,634
--------------------------------------------------------------------------------
     7/97           16,415             19,114                 19,530
--------------------------------------------------------------------------------
     7/98           18,428             21,429                 21,482
--------------------------------------------------------------------------------
     7/99           23,952             24,839                 23,712
--------------------------------------------------------------------------------
     7/00           30,595             27,247                 28,670
--------------------------------------------------------------------------------
     7/01           23,871             22,129                 22,656
--------------------------------------------------------------------------------
     7/02           20,212             17,479                 18,240
--------------------------------------------------------------------------------

        Average Annual Total Return for the Period Ended July 31, 2002/1/

                             Institutional  Investment C*    Advisor
                             -------------  -------------    -------
1 Year ........................... -14.91% ...... -15.74% .. -15.33%
5 Year ............................. 4.77% ........ 4.25% .... 4.36%
Since Inception/1/.................. 8.19% ........ 7.85% .... 7.90%
Ending value of a $10,000
investment in the Fund from
inception ........................ $20,722 ...... $20,114 .. $20,212

*Reflects applicable contingent deferred sales charge (maximum 1.00%).

The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmarks.

/1/For the period prior to August 13, 2001, the quoted performance of the Fund reflects the performance of the Fifth Third/Maxus Laureate Fund. On August 13, 2001, that Fund became the Fifth Third Worldwide Fund. Investment C Shares were initially offered on October 29, 2001. The performance figures for Investment C Shares for periods prior to such date represent the performance for Advisor Shares and is adjusted to reflect expenses and applicable sales charge for Investment C Shares. For the period prior to August 13, 2001, the quoted performance for Institutional Shares reflects the performance of the Fifth Third/Maxus Laureate Fund Institutional Shares with an inception date of February 1, 1998. The performance figures for Institutional Shares for periods prior to such date represent the performance for Advisor Shares. For the period prior to August 13, 2001, the quoted performance for Advisor Shares reflects the performance of the Fifth Third/Maxus Laureate Fund Advisor Shares with an inception date of April 30, 1993. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the Morgan Stanley Capital International World Index, an unmanaged market capitalization weighted index of the equity markets of 23 developed countries, and the Lipper Global Funds Average, which is representative of the average of the total returns reported by all of the mutual funds designated by Lipper, Inc. falling into this category. The Index does not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. However, the Lipper Average and the Fund's performance reflect the deduction of fees for these value-added services. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third Strategic Income Fund

An interview with Richard A. Barone, portfolio manager.

Q. How did the Fund perform during the 12-month period ended July 31, 2002?

A. The Fund returned 6.35% on Advisor Shares. That reflected an income distribution of $0.54 per share and an increase in the Fund's net asset value from $10.40 on July 31, 2001, to $10.60 on July 31, 2002. The Fund's benchmarks, the Lehman Brothers Intermediate Credit Bond Index and the Lipper Flexible Income Funds Average, returned 5.54% and 5.19%, respectively.

Q. In what types of securities does the Fund invest?

A. The Fund invests primarily in income producing securities such as debt, preferred stocks, convertible securities, and closed-end funds. These investments combine elements of equities and fixed-income securities:
Convertibles are debt instruments that are influenced by changes in stock prices, while fixed-income closed-end funds are bond portfolios that trade like stocks. The Fund also occasionally invests in Treasury securities for short-term purposes.

Q. What were conditions like for income producing securities during the period?

A. The Fed cut interest rates five times during the period in an effort to stimulate the weak economy. Those rate cuts significantly reduced yields on short-term fixed-income securities, boosting their prices. High-quality corporate securities outperformed lower-rated corporate issues, as investors worried about corporate accounting scandals and the ability of some companies to meet debt obligations in a weak economic environment.

High-quality foreign securities performed especially well, as investors favored the stability offered by high quality bonds. Real estate investment trusts (REITs) also performed well, as investors favored the attractive yields offered by such securities.

Q. How did you manage the Fund in that environment?

A. Our strategy is to take advantage of market aberrations caused by investor sentiment. We look to buy securities that, in our estimation, have been sold off to attractive levels. Conversely, we sell when sentiment on a given security pushes its price higher than we believe is justified. The Fund benefited from its investments in several REIT convertible securities, including Simon Property Group, Inc. (2.58% of net assets). The Fund also benefited from investments in closed-end international funds such as the Aberdeen Commonwealth Income Fund, Inc. (0.33%), and Templeton Global Governments Income Trust Fund (0.90%)./++/

Q. How did you manage the Fund's credit quality in that environment?

A. We favored investment-grade securities due to increased credit concerns during the period, and eliminated a large portion of our holdings rated below BBB. The extra yield available on lower-rated issues generally was not sufficient to compensate for the additional risk. The Fund's portfolio at the beginning of the period had an average credit rating of A, and ended the period at A+./++/

Q. What is your outlook for the hybrid securities in which the Fund invests?

A. We believe that interest rates and inflation will remain low during the coming months. We will look to capture attractive yields by investing in long-term securities. However, we will continued to pay close attention to credit quality, favoring investment-grade issues that stand to hold up well during a difficult economic environment.

------------
/++/The composition of the Fund's portfolio is subject to change.

Growth of a $10,000 Investment in the Fifth Third Strategic Income Fund/1/

-----------------------------------------------------------------------------------------------
                     Advisor Shares      Lehman Brothers               Lipper Flexible Income
                                         Intermediate Credit Bond      Funds Average
                                         Index
-----------------------------------------------------------------------------------------------
7/92                $10,000              $10,000                        $10,000
-----------------------------------------------------------------------------------------------
7/93                 10,801               11,020                         11,153
-----------------------------------------------------------------------------------------------
7/94                 10,591               11,126                         11,412
-----------------------------------------------------------------------------------------------
7/95                 11,591               12,305                         12,389
-----------------------------------------------------------------------------------------------
7/96                 12,578               13,010                         13,186
-----------------------------------------------------------------------------------------------
7/97                 14,313               14,405                         14,623
-----------------------------------------------------------------------------------------------
7/98                 15,100               15,343                         15,209
-----------------------------------------------------------------------------------------------
7/99                 15,446               15,799                         15,134
-----------------------------------------------------------------------------------------------
7/00                 16,182               16,590                         15,440
-----------------------------------------------------------------------------------------------
7/01                 18,319               18,830                         16,494
-----------------------------------------------------------------------------------------------
7/02                 19,481               19,873                         17,069
-----------------------------------------------------------------------------------------------

         Average Annual Total Return for the Period Ended July 31, 2002/1/

                              Institutional   Investment C*      Advisor
                              -------------   -------------      -------
1 Year ............................... 6.90% ........ 5.54% ...... 6.35%
5 Year ............................... 6.60% ........ 6.20% ...... 6.36%
10 Year .............................. 7.02% ........ 6.81% ...... 6.90%
Ending value of a $10,000
investment in the Fund for a
10 year period ..................... $19,705 ...... $19,334 .... $19,481

*Reflects applicable contingent deferred sales charge (maximum 1.00%).
--------------------------------------------------------------------------------
The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmarks.

/1/For the period prior to October 22, 2001, the quoted performance of the Fund reflects the performance of the Fifth Third/Maxus Income Fund. On October 22, 2001, that Fund became the Fifth Third Strategic Income Fund. Investment C Shares were initially offered on October 29, 2001. The performance figures for Investment C Shares for periods prior to such date represent the performance for Advisor Shares and is adjusted to reflect expenses and applicable sales charge for Investment C Shares. For the period prior to October 22, 2001, the quoted performance for Institutional Shares reflects the performance of the Fifth Third/Maxus Institutional Shares with an inception date of February 1, 1998. The performance figures for Institutional Shares for periods prior to such date represent the performance for Advisor Shares. For the period prior to October 22, 2001, the quoted performance for Advisor Shares reflects the performance of the Fifth Third/Maxus Income Fund Advisor Shares with an inception date of March 10, 1985. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the Lehman Brothers Intermediate Credit Bond Index, an unmanaged index which is generally representative of investment grade corporate bonds with maturities from one to ten years , and the Lipper Flexible Income Funds Average, which is representative of the average of the total returns reported by all of the mutual funds designated by Lipper, Inc. falling into this category. The Index does not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. However, the Lipper Average and the Fund's performance reflect the deduction of fees for these value-added services. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third Michigan Municipal Bond Fund/+/ (Formerly the Kent Michigan Municipal Bond Fund)

An interview with Sarah M. Quirk, portfolio manager.

Q. How did the Fund perform during the 12-month period ended July 31, 2002?

A. The Fund posted a total return of 5.51% on Investment A Shares (before deduction of sales charge). The Fund distributed $0.36 per share, and its net asset value increased from $10.24 to $10.38 per share. The Fund's benchmarks, the Lehman Brothers Three-Year General Obligation Municipal Bond Index and the Lipper Other States Short-Intermediate Municipal Debt Funds Average, returned 6.04% and 4.74%, respectively.

Q. What were conditions like in the municipal bond market during the period?

A. The U.S. economy during the period suffered a recession, which was made worse by the terrorist attacks of September 11. The Fed cut short-term interest rates five times in an effort to boost economic growth. There were some signs that the economy was improving; however, other evidence suggested it remained weak. Those conflicting signals created a great deal of uncertainty among investors. Michigan's economy suffered modestly from the recession, but remained reasonably healthy. Meanwhile, a series of corporate scandals severely damaged investor confidence.

Municipal bonds benefited from that environment, as nervous equity investors looking for relative safety and attractive yields shifted money out of stocks and into municipal securities. The yield on a five-year AAA-rated general obligation security began the period at 3.56% and dropped 71 basis points to 2.85% by the end of July.

Q. How did you manage the Fund in that environment?

A. The average maturity of the Fund's portfolio at the beginning of the period was 3.26 years, slightly longer than that of its index. We reduced the average maturity to 3.05 years by the end of July, slightly shorter than the index's average maturity. We adopted this strategy to take profits as the municipal bond market rallied during the period./++/

The supply of new issues in Michigan was relatively steady, and met with strong investor demand. That demand made it difficult to find attractively priced issues. We focused on bonds with large coupons (which offer greater price stability than other types of bonds) due to the high degree of uncertainty in the financial markets during the period.

The average credit quality of the Fund's portfolio was very high, at AA. The additional yield available on lower-rated securities was not sufficient to compensate for the extra risk associated with such issues. We found attractive yields in sectors such as airports, schools and student loans./++/

Q. What is your outlook for the Michigan municipal bond market, and how will you manage the Fund in that environment?

A. We feel the economy remains somewhat cloudy. The performance of the stock market should have a significant effect on the municipal bond market during the coming months. For example, if stocks start to perform well once again, investors will probably move money from municipal bonds into equities--causing municipal yields to rise. We will maintain the Fund's relatively short average maturity and continue to focus on relatively stable issues with large coupons until there are clearer signs of a stronger economy. We will also continue to favor securities with high credit ratings, while looking for low-risk opportunities to help capture attractive yields.

-------------
/+/Single state funds may be subject to additional risk, since issuers they invest in are more likely to be subject to the same political and/or economic risks.
/++/The composition of the Fund's portfolio is subject to change.

Growth of a $10,000 Investment in the Fifth Third Michigan Municipal Bond
Fund/1/

--------------------------------------------------------------------------------
                                  Lehman Brothers             Lipper Other
                Institutional     Three-Year General          States Funds
                Shares            Obligations Fund Index      Average
--------------------------------------------------------------------------------
5/11/93         $10,000                 $10,000               $10,045
--------------------------------------------------------------------------------
7/93             10,075                  10,088                10,175
--------------------------------------------------------------------------------
7/94             10,361                  10,404                10,468
--------------------------------------------------------------------------------
7/95             10,898                  11,075                10,957
--------------------------------------------------------------------------------
7/96             11,331                  11,576                11,525
--------------------------------------------------------------------------------
7/97             12,000                  12,262                12,315
--------------------------------------------------------------------------------
7/98             12,485                  12,819                12,920
--------------------------------------------------------------------------------
7/99             12,848                  13,299                13,283
--------------------------------------------------------------------------------
7/00             13,274                  13,843                13,674
--------------------------------------------------------------------------------
7/01             14,249                  14,874                14,658
--------------------------------------------------------------------------------
7/02             15,055                  15,772                15,378
--------------------------------------------------------------------------------

         Average Annual Total Return for the Period Ended July 31, 2002/1/

                             Institutional  Investment A*  Investment B**  Investment C***
                             -------------  -------------  --------------  ---------------
1 Year ............................. 5.65% ........ 0.78% ......... 0.46% .......... 4.61%
5 Year ............................. 4.64% ........ 3.53% ......... 3.24% .......... 3.61%
Since Inception/1/.................. 4.53% ........ 3.85% ......... 3.68% .......... 3.50%
Ending value of a $10,000
investment in the Fund from
inception ........................ $15,055 ...... $14,165 ....... $13,962 ........ $13,741

*Reflects maximum 4.50% sales charge.
**Reflects applicable contingent deferred sales charge (maximum 5.00%). ***Reflects applicable contingent deferred sales charge (maximum 1.00%).
--------------------------------------------------------------------------------
The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmark.

/1/For the period prior to October 29, 2001, the quoted performance of the Fund reflects the performance of the Kent Michigan Municipal Bond Fund. On October 29, 2001, that Fund became the Fifth Third Michigan Municipal Bond Fund. Prior to such date, the performance figures for Investment A Shares reflects the performance of the Kent Michigan Municipal Bond Fund Investment Shares with an inception date of May 11, 1993, adjusted for the maximum sales charge. Investment B Shares and Investment C Shares were initially offered on October 29, 2001. The performance figures for Investment B Shares and Investment C Shares for periods prior to such date represent the performance for Institutional Shares and is adjusted to reflect expenses and applicable sales charge for Investment B Shares and Investment C Shares. For the period prior to October 29, 2001, the quoted performance for Institutional Shares reflects the performance of the Kent Michigan Municipal Bond Fund Institutional Shares with an inception date of May 3, 1993. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the Lehman Brothers Three-Year General Obligation Municipal Bond Index an unmanaged index of investment grade fixed rate debt obligations issued by state and local government entities, and the Lipper Other States Short-Intermediate Municipal Debt Average, which is representative of the average of the total returns reported by all of the mutual funds designated by Lipper, Inc. falling into this category. The Index does not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. However, the Lipper Average and the Fund's performance reflect the deduction of fees for these value-added services. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third Ohio Municipal Bond Fund/+/

An interview with James M. Bernard, portfolio manager.

Q. How did the Fund perform during the 12-month period ended July 31, 2002?

A. The Fund's total return on Investment A Shares (before deduction of sales charge) was 5.50%. The Fund distributed $0.35 per share, and its net asset value increased from $10.28 to $10.48 per share by the end of the period. The Lehman Brothers Municipal Bond Fund Index and the Lipper Ohio Intermediate Municipal Debt Funds Average, the Fund's benchmarks, returned 6.71% and 6.50%, respectively.

Q. What were conditions like in the municipal bond market during the period?

A. The period was characterized by an economic recession, the terrorist attacks of September 11 and corporate accounting scandals at several large companies. These issues combined to create fear and uncertainty among investors. The Fed cut short-term interest rates five times in an effort to revive the weak economy. The economy showed some signs of recovery by the end of the period, although some investors worried about the sustainability of any rebound.

Yields on municipal bonds fell in that environment, pushing their prices higher. Demand for municipal securities was strong, as nervous equity investors moved money into fixed-income issues. The yield on a 10-year AAA-rated general obligation security fell by 68 basis points during the period. Municipal bonds outperformed taxable issues on a tax-equivalent basis. Short-term municipal securities, which are especially sensitive to Fed policy, outperformed longer-term munis.

Q. How did you manage the Fund in that environment?

A. We positioned the Fund at the beginning of the period with duration slightly longer than that of its benchmark. That strategy allowed us to lock in extra yield as rates fell. We later reduced the Fund's duration to a neutral position relative to the index, because we believed the Fed had completed its easing cycle.

We maintained the high quality of the Fund's portfolio; with roughly 70% of the Fund's holdings rated AA or AAA. We believed that the extra yield available on lower-rated issues was not enough to compensate for the additional risk in such bonds. That approach dampened the Fund's performance somewhat, as investors' anticipation of an economic recovery helped boost prices on lower-quality municipal issues such as hospital and health care bonds. The Fund benefited from its increased position in high-yielding alternative minimum tax (AMT) housing bonds./++/

Q. What is your outlook for the Ohio municipal bond market, and how will you manage the Fund in that environment?

A. We believe the economy will post a slow, modest recovery during the coming months. Municipal-bond yields will likely rise gradually as the economy shows increased signs of strength. We will maintain the Fund's neutral duration, as we expect interest rates to remain low in the near term. Meanwhile, we will look for opportunities to capture additional yield while maintaining the Fund's high-quality portfolio.
-------
/+/Single state funds may be subject to additional risk, since issuers they invest in are more likely to be subject to the same political and/or economic risks.
/++/The composition of the Fund's portfolio is subject to change.

Growth of a $10,000 Investment in the Fifth Third Ohio Municipal Bond Fund/1/

--------------------------------------------------------------------------------
                                Lehman Brothers           Lipper Ohio
             Institutional      Municipal Bond       Intermediate Municipal
                Shares              Index              Debt Funds Average
--------------------------------------------------------------------------------
7/92           $10,000             10,000                     10,000
--------------------------------------------------------------------------------
7/93            10,383             10,884                     10,845
--------------------------------------------------------------------------------
7/94            10,586             11,088                     11,046
--------------------------------------------------------------------------------
7/95            11,329             11,961                     11,793
--------------------------------------------------------------------------------
7/96            11,819             12,750                     12,529
--------------------------------------------------------------------------------
7/97            12,704             14,057                     13,692
--------------------------------------------------------------------------------
7/98            13,261             14,900                     14,433
--------------------------------------------------------------------------------
7/99            13,508             15,329                     14,716
--------------------------------------------------------------------------------
7/00            13,917             15,989                     15,119
--------------------------------------------------------------------------------
7/01            15,068             17,601                     16,579
--------------------------------------------------------------------------------
7/02            15,951             18,782                     17,546
--------------------------------------------------------------------------------

         Average Annual Total Return for the Period Ended July 31, 2002/1/

                                       Institutional    Investment A*    Investment B**     Investment C***
                                       -------------    -------------    --------------     ---------------
1 Year ....................................5.86% .............0.80% .........-0.24% .............4.71%
5 Year ....................................4.66% .............3.49% ..........3.18% .............3.77%
10 Year ...................................4.78% .............4.20% ..........4.04% .............3.94%
Ending value of a $10,000
investment in the Fund for a
10 year period ..........................$15,951 ...........$15,086 ........$14,864 ...........$14,718

*Reflects maximum 4.50% sales charge.
**Reflects applicable contingent deferred sales charge (maximum 5.00%). ***Reflects applicable contingent deferred sales charge (maximum 1.00%).

The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmarks.

/1/The quoted performance of the Ohio Municipal Bond Fund includes performance of certain collectively managed accounts advised by Fifth Third Bank, for periods dating back to July 31, 1992, and prior to the Ohio Municipal Bond Fund's commencement of operations on May 27, 1993, as adjusted to reflect the expenses associated with the Fund (without waivers or reimbursements). These collectively managed accounts were not registered with the Securities and Exchange Commission and, therefore, were not subject to the investment restrictions imposed by law on registered mutual funds. If such accounts had been registered, the performance may have been adversely affected. The performance shown reflects the deduction of fees for value-added services associated with a mutual fund, such as investment management and fund accounting fees. The performance also reflects reinvestment of all dividends and capital-gains distributions. Investment A Shares were initially offered on May 27, 1993. Investment B Shares and Investment C Shares were initially offered on October 11, 2000 and April 25, 1996, respectively. The performance figures for Investment B Shares and Investment C Shares for periods prior to such date represent the performance for Investment A Shares and is adjusted to reflect expenses and applicable sales charge for Investment B Shares and Investment C Shares. Institutional Shares were initially offered on August 11, 1998. The performance figures for Institutional Shares for periods prior to such date represent the performance for Investment A Shares. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the Lehman Brothers Municipal Bond Index, an unmanaged index generally representative of the municipal bond market, and the Lipper Ohio Intermediate Municipal Debt Funds Average, which is representative of the average of the total returns reported by all of the mutual funds designated by Lipper, Inc. falling into this category. The Index does not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. However, the Lipper Average and the Fund's performance reflect the deduction of fees for these value-added services. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third Municipal Bond Fund (Formerly the Kent Tax-Free Income Fund)

An interview with Michael J. Martin, portfolio manager.

Q. How did the Fund perform during the 12 months ended July 31, 2002?

A. The Fund delivered a total return of 6.31% on Investment A Shares (before deduction of sales charge) during the period. That return reflected an income distribution of $0.41 per share, and a decrease in the Fund's net asset value from $10.78 to $10.77 per share. The Fund's benchmarks, the Lehman Brothers Municipal Bond Index and the Lipper General Municipal Debt Funds Average, returned 6.71% and 5.40%, respectively.

Q. What were conditions like in the municipal bond market during the period?

A. A weakening economy was exacerbated by the terrorist attacks. During the period the Fed cut short-term interest rates five times in hopes of sparking economic growth. Economic data became increasingly positive, and the stock market briefly rallied. However, a string of high-profile accounting scandals--beginning with the Enron debacle--sent stocks lower.

Municipal bond yields were erratic in that environment, with a series of rallies and sell-offs in the municipal market. Municipal yields ended the period slightly lower than where they began it. The yield on a 30-year AAA-rated general obligation bond began the period at 5.06% and fell to 4.85% in early November. After rising through March, that yield ended the period at 5.01%. Short-term municipal securities, which are very sensitive to the Fed's monetary policy, significantly outperformed longer-term issues as rates fell to 40-year lows.

The supply of municipal bonds was very strong during 2001 and the first seven months of 2002. Demand during the period was strong, as investors looked to municipal securities as a stable way to help preserve capital.

Q. How did you position the Fund in that environment?

A. The Fund's average maturity at the beginning of the period was 13.21 years, shorter than that of its benchmark. We reduced that average maturity to 11.48 years at the end of the period. We continued to favor high-quality municipal securities, as evidenced by the portfolio's average credit rating of AAA./++/

Q. What is your outlook for the municipal bond market, and how will you manage the Fund going forward?

A. Recent indicators suggest that the economy has bottomed out, and we believe that the Fed has reached the end of its easing cycle. We do not expect a quick economic recovery. Instead, we anticipate modest economic growth in the coming months.

We will use any increase in interest rates as an opportunity to purchase high-grade municipal securities at attractive yields. We will continue to emphasize high-quality issues. Because, we feel the extra yield on lower-rated bonds is not sufficient to compensate for their extra risk.
-------
/++/The composition of the Fund's portfolio is subject to change.

Growth of a $10,000 Investment in the Fifth Third Municipal Bond Fund/1/

-------------------------------------------------------------------------------------------------------------------------
                                Institutional Shares          Lehman Brothers Municipal     Lipper General Municipal
                                                              Bond Index                    Debt Funds Average
-------------------------------------------------------------------------------------------------------------------------
3/20/95                        $10,000                        $10,000                        $10,000
-------------------------------------------------------------------------------------------------------------------------
7/95                            10,288                         10,469                         10,260
-------------------------------------------------------------------------------------------------------------------------
7/96                            10,876                         11,020                         10,876
-------------------------------------------------------------------------------------------------------------------------
7/97                            11,947                         12,150                         11,986
-------------------------------------------------------------------------------------------------------------------------
7/98                            12,546                         12,878                         12,634
-------------------------------------------------------------------------------------------------------------------------
7/99                            12,769                         13,249                         12,779
-------------------------------------------------------------------------------------------------------------------------
7/00                            13,288                         13,820                         13,048
-------------------------------------------------------------------------------------------------------------------------
7/01                            14,603                         15,212                         14,285
-------------------------------------------------------------------------------------------------------------------------
7/02                            15,563                         16,233                         15,040
-------------------------------------------------------------------------------------------------------------------------

         Average Annual Total Return for the Period Ended July 31, 2002/1/

                             Institutional  Investment A*  Investment B**  Investment C***  Advisor
                             -------------  -------------  --------------  ---------------  -------
1 Year ..............................6.57% .........1.51% ..........0.30% ...........5.36% ...6.04%
5 Year ..............................5.43% .........4.20% ..........4.01% ...........4.36% ...4.92%
Since Inception/1/ ..................5.11% .........5.27% ..........5.10% ...........5.11% ...5.67%
Ending value of a $10,000
investment in the Fund from
inception ........................$15,563 .......$14,576 ........$14,423 .........$14,431 .$15,012

*Reflects maximum 4.50% sales charge.
**Reflects applicable contingent deferred sales charge (maximum 5.00%). ***Reflects applicable contingent deferred sales charge (maximum 1.00%).

The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmarks.

/1/For the period prior to October 29, 2001, the quoted performance of the Fund reflects the performance of the Kent Tax-Free Income Fund. On October 29, 2001, that Fund became the Fifth Third Municipal Bond Fund. Prior to such date, the performance figures for Investment A Shares reflects the performance of the Kent Tax-Free Income Fund Investment Shares with an inception date of March 31, 1995, and is adjusted to reflect expenses and applicable sales charge for Investment B Shares and Investment C Shares were initially offered on October 29, 2001. The performance figures for Investment B Shares and Investment C Shares for periods prior to such date represent the performance for Institutional Shares adjusted to reflect and is adjusted to reflect expenses and applicable sales charge for Investment B Shares and Investment C Shares. For the period prior to October 29, 2001, the quoted performance for Institutional Shares reflects the performance of the Kent Tax-Free Institutional Shares with an inception date of March 20, 1995. Advisor Shares were initially offered on October 29, 2001. The performance figures for Advisor Shares for period prior to such date represent the performance for Institutional Shares and is adjusted to reflect expenses and applicable sales charge for Advisor Shares. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the Lehman Brothers Municipal Bond Index, an unmanaged index generally representative of the municipal bond market, and the Lipper General Municipal Debt Funds Average, which is representative of the average of the total returns reported by all of the mutual funds designated by Lipper, Inc. falling into this category. The Index does not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. However, the Lipper Average and the Fund's performance reflect the deduction of fees for these value-added services. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third Bond Fund (Formerly the Fifth Third Quality Bond Fund and the Kent Income Fund)

An interview with Mitchell L. Stapley, portfolio manager.

Q. How did the Fund perform during the 12-month period ended July 31, 2002?

A. The Fund returned 4.91% on Investment A Shares (before deduction of sales charge) during the period. That return reflected an income distribution of $0.51 per share and a decrease in the Fund's net asset value from $9.95 on August 1, 2001, to $9.92 as of July 31, 2002. The Fund's benchmarks, the Lehman Brothers Government/Credit Bond Index and the Lipper Corporate Debt Funds A Rated Average, returned 6.89% and 4.95%, respectively.

Q. What were conditions like in the bond market during the period?

A. The terrorist attacks of September 11 put further pressure on the already-weak economy. The Fed cut short-term interest rates following the attacks. Many investors believed that those cuts would help mute the impact of the attacks; however, a string of corporate accounting scandals created additional turmoil for the markets.

Bond yields during the period were very volatile. The yield on the 10-year Treasury was 5.15% on August 1, 2001, and fell to 4.30% in early November as the weak economy and the events of September 11 created demand for the relative safety of fixed-income securities. The yield rose to 4.54% in March as investors anticipating an economic rebound began to move money into more aggressive investments. Nevertheless, the yield fell to 4.38% by the end of the period as economic weakness made investors cautious. Short-term bonds, which are very sensitive to the Fed's monetary policy, outperformed long-term issues as interest rates hit 40-year lows. Corporate issues generally performed poorly, as highly publicized bankruptcies and accounting scandals sparked a sell-off in the corporate bond market.

Q. How did you position the Fund during the period?

A. The Fund's average maturity at the beginning of the period stood at 10 years, which was slightly longer than that of its benchmarks. As rates fell, we reduced the Fund's average maturity. It stood at 8.6 years at the end of the period--shorter than the average maturity of the benchmarks./++/

The Fund benefited from its overweight position in mortgage-backed and agency securities, which offered higher yields than Treasuries without much additional risk. The Fund's overweight position in high-quality corporate bonds hurt performance, as investors preferred the relative safety of Treasury and agency issues.

Q. What is your outlook for the bond market, and how will you manage the Fund in that environment?

A. We believe in the coming months that the economy will begin a slow and sustainable recovery. While we expect the Fund to adopt a neutral position in the coming months, it is possible that the Fed may raise interest rates as the economy grows. In that event we will take a more defensive posture by reducing the Fund's average maturity in order to help minimize interest rate sensitivity. We will look for opportunities to help capture additional yield in that environment. In particular, we may overweight the Fund's position in mortgage-backed issues, which offer attractive yields relative to Treasury bonds. We will also look for opportunities to invest in high-quality corporate bonds, which we feel should perform well as the economy rebounds.

------------
/++/The composition of the Fund's portfolio is subject to change.

          Growth of a $10,000 Investment in the Fifth Third Bond Fund/1/

-----------------------------------------------------------------------------------------------------------
                  Institutional Shares          Lehman Brothers               Lipper Corporate Debt Funds
                                                Government/Credit Bond Index  A Rated Funds Average
-----------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------
3/20/95           $10,000                        $10,000                        $10,000
-----------------------------------------------------------------------------------------------------------
7/95               10,640                         10,887                         10,606
-----------------------------------------------------------------------------------------------------------
7/96               11,044                         11,466                         11,114
-----------------------------------------------------------------------------------------------------------
7/97               12,443                         13,228                         12,355
-----------------------------------------------------------------------------------------------------------
7/98               13,395                         14,703                         13,262
-----------------------------------------------------------------------------------------------------------
7/99               13,472                         14,591                         13,327
-----------------------------------------------------------------------------------------------------------
7/00               14,071                         15,647                         13,880
-----------------------------------------------------------------------------------------------------------
7/01               15,977                         17,724                         15,554
-----------------------------------------------------------------------------------------------------------
7/02               16,786                         18,766                         16,323
-----------------------------------------------------------------------------------------------------------

         Average Annual Total Return for the Period Ended July 31, 2002/1/

                             Institutional  Investment A*  Investment B**  Investment C***    Advisor
                             -------------  -------------  --------------  ---------------    -------
1 Year ............................. 5.06% ........ 0.18% ........ -1.01% .......... 3.97% .... 4.69%
5 Year ............................. 6.17% ........ 4.94% ......... 4.78% .......... 5.11% .... 5.67%
Since Inception/1/.................. 7.29% ........ 6.36% ......... 6.21% .......... 6.21% .... 6.77%
Ending value of a $10,000
investment in the Fund from
inception ........................ $16,786 ...... $15,736 ....... $15,582 ........ $15,579 .. $16,197

*Reflects maximum 4.50% sales charge.
**Reflects applicable contingent deferred sales charge (maximum 5.00%). ***Reflects applicable contingent deferred sales charge (maximum 1.00%).
--------------------------------------------------------------------------------
The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmark.

/1/For the period prior to October 29, 2001, the quoted performance of the Fund reflects the performance of the Kent Income Fund. On October 29, 2001, that Fund merged with the Fifth Third Quality Bond Fund and became the Fifth Third Bond Fund. Prior to such date, the performance figures for Investment A Shares reflects the performance of the Kent Investment Shares with an inception date of March 22, 1995, adjusted for the maximum sales charge. Investment B Shares and Investment C Shares were initially offered on October 29, 2001. The performance figures for Investment B Shares and Investment C Shares for periods prior to such date represent the performance for Institutional Shares and is adjusted to reflect expenses and applicable sales charge for Investment B Shares and Investment C Shares. For the period prior to October 29, 2001, the quoted performance for Institutional Shares reflects the performance of the Kent Income Fund Institutional Shares with an inception date of March 20, 1995. Advisor Shares were initially offered on October 29, 2001. The performance figures for Advisor Shares for period prior to such date represent the performance for Institutional Shares and is adjusted to reflect expenses and applicable sales charge for Advisor Shares. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the Lehman Brothers Government/Credit Bond Index, is an unmanaged index comprised of U.S. Treasuries issues, debt of U.S. Government agencies, corporate debt guaranteed by the U.S. Government and all publicly issued, fixed rate, non-convertible investment-graded dollar denominated, SEC-registered corporate debt; and the Lipper Corporate Debt Funds A Rated Average, which is representative of the average of the total returns reported by all of the mutual funds designated by Lipper, Inc. falling into this category. The Index does not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. However, the Lipper Average and the Fund's performance reflect the deduction of fees for these value-added services. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third Intermediate Municipal Bond Fund (Formerly the Fifth Third Municipal Bond Fund and Kent Intermediate Tax-Free Fund)


An interview with Michael J. Martin, portfolio manager.

Q. How did the Fund perform during the 12 months ended July 31, 2002?

A. The Fund's total return on Investment A shares (before deduction of sales charge) was 5.74%. That return reflected an income distribution of $0.35 per share and an increase in the Fund's net asset value from $10.78 to $10.79 per share. The Fund's benchmarks the Lehman Brothers Three-Year General Obligations Index, the Lehman Brothers Five-Year General Obligation Index and the Lipper Intermediate Municipal Debt Funds Average returned 5.98%, 6.04% and 6.98%, respectively.

Q. What were conditions like in the municipal bond market during the period?

A. A weakening economy, terrorist attacks and corporate accounting scandals damaged investor confidence during the period. The Fed cut short-term interest rates a total of five times. That strategy helped support the economy; however investors were reluctant to keep money in the stock market. They instead shifted assets to the relative safety of the fixed-income market.

Intermediate-term municipal bonds performed well in that environment, although yields were volatile during much of the period. The yield on a 10-year AAA-rated general obligation municipal security began the period at 4.22% and rose to 4.44% in December as investors anticipated an economic recovery. Nevertheless corporate accounting scandals--including the Enron debacle--caused many investors to move cash from stocks into the fixed-income market. The yield on a 10-year AAA-rated general obligation municipal security fell to 3.82% by July 31, 2002--down 40 basis points from the beginning of the period.

Q. How did you position the Fund in that environment?

A. The Fund's average maturity during the period was shorter than its benchmark. We reduced the Fund's average maturity from 6.24 years at the beginning of the period to 5.42 years at the end of the period, as the municipal markets rallied./++/

We continued to favor high-quality municipal securities during the period, and maintained an average credit rating of AAA./++/

Q. What is your outlook for the municipal bond market, and how will you manage the Fund going forward?

A. We expect modest economic growth in the coming months, with no significant increase in the rate of inflation. The Fed appears to have finished its easing cycle and the risk of higher rates will increase as the economy gains strength. With that in mind, we will maintain an average maturity shorter than the Fund's benchmark. We will also purchase municipal bonds that have large coupons priced to a shorter call. We feel such bonds should perform relatively well when yields on municipal securities start to increase.



--------
/++/The composition of the Fund's portfolio is subject to change.

Growth of a $10,000 Investment in the Fifth Third Intermediate Municipal Bond Fund/1/

-----------------------------------------------------------------------------------------------------------------
                     Institutional Shares   Lehman Brother         Lehman Brothers Five   Lipper Intermediate
                                            Three-Year General     Year General           Municipal Debt Funds
                                            Obligations Index      Obligations Index      Average
-----------------------------------------------------------------------------------------------------------------
12/16/92           $10,000                $10,000                $10,000                $10,000
-----------------------------------------------------------------------------------------------------------------
7/93                10,544                 10,392                 10,523                 10,697
-----------------------------------------------------------------------------------------------------------------
7/94                10,699                 10,754                 10,908                 10,975
-----------------------------------------------------------------------------------------------------------------
7/95                11,473                 11,036                 11,123                 11,711
-----------------------------------------------------------------------------------------------------------------
7/96                11,972                 11,924                 12,228                 12,340
-----------------------------------------------------------------------------------------------------------------
7/97                12,922                 12,473                 12,811                 13,373
-----------------------------------------------------------------------------------------------------------------
7/98                13,499                 13,140                 13,645                 14,037
-----------------------------------------------------------------------------------------------------------------
7/99                13,832                 13,833                 14,425                 14,375
-----------------------------------------------------------------------------------------------------------------
7/00                14,403                 14,030                 14,438                 14,875
-----------------------------------------------------------------------------------------------------------------
7/01                15,638                 15,119                 15,812                 16,170
-----------------------------------------------------------------------------------------------------------------
7/02                16,576                 16,071                 16,879                 17,166
-----------------------------------------------------------------------------------------------------------------

         Average Annual Total Return for the Period Ended July 31, 2002/1/

                             Institutional  Investment A*  Investment B**  Investment C***
                             -------------  -------------  --------------  ---------------
1 Year ............................. 6.00% ........ 0.96% ........ -0.05% .......... 4.96%
5 Year ............................. 5.11% ........ 3.88% ......... 3.43% .......... 4.07%
Since Inception/1/ ................. 5.39% ........ 4.67% ......... 4.52% .......... 4.35%
Ending value of a $10,000
investment in the Fund from
inception ........................ $16,576 ...... $15,514 ....... $15,307 ........ $15,062

*Reflects maximum 4.50% sales charge.
**Reflects applicable contingent deferred sales charge (maximum 5.00%). ***Reflects applicable contingent deferred sales charge (maximum 1.00%).

The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmarks.

/1/For the period prior to October 29, 2001, the quoted performance of the Fund reflects the performance of the Kent Intermediate Tax-Free Fund. On October 29, 2001, that Fund merged with the Fifth Third Municipal Bond Fund and became the Fifth Third Intermediate Municipal Bond Fund. Prior to such date, the performance figures for Investment A Shares reflects the performance of the Kent Intermediate Tax-Free Fund Investment Shares with an inception date of December 18, 1992, adjusted for the maximum sales charge. Investment B Shares and Investment C Shares were initially offered on October 29, 2001. The performance figures for Investment B Shares and Investment C Shares for periods prior to such date represent the performance for Institutional Shares and is adjusted to reflect expenses and applicable sales charge for Investment B Shares and Investment C Shares. For the period prior to October 29, 2001, the quoted performance for Institutional Shares reflects the performance of the Kent Intermediate Tax-Free Fund Institutional Shares with an inception date of December 16, 1992. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the Lehman Brothers Three- and Five-Year General Obligation Municipal Bond Index are unmanaged indices and generally representative of investment grade fixed rate debt obligations issued by state and local government entities, with maturities of not less than four years but no more than six years. The Fund's performance is also compared to the Lipper Intermediate Municipal Debt Funds Average, which is representative of the average of the total returns reported by all of the mutual funds designated by Lipper, Inc. falling into this category. The Index does not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. However, the Lipper Average and the Fund's performance reflect the deduction of fees for these value-added services. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third Intermediate Bond Fund (Formerly the Fifth Third Bond Fund for Income and Kent Intermediate Bond Fund)

An interview with Mitchell L. Stapley, portfolio manager.

Q. How did the Fund perform during the 12-month period ended July 31, 2002?

A. The Fund delivered a 5.78% total return on Investment A Shares (before deduction of sales charge). That return reflected an income distribution of $0.48 per share and an increase in the Fund's net asset value from $9.93 on August 1, 2001 to $10.01 as of July 31, 2002. The Fund's benchmarks, the Lipper Short-Intermediate Investment Grade Bond Funds Average and the Lehman Brothers Intermediate Government/Credit Bond Index, returned 4.99% and 7.22%, respectively.

Q. What was the environment like in the bond market during the period?

A. The period was characterized by a weak economy, terrorist attacks, poor corporate profit growth and investor mistrust of the corporate sector following the accounting fraud at Enron, WorldCom and other high-profile firms. The Fed cut short-term interest rates five times in an effort to spark economic growth.

Bonds were volatile in that environment but performed well as investors favored the relative safety of fixed-income securities. The yield on the five-year Treasury security began the period at 4.50% and fell to 3.45% by November, as investors became increasingly worried about the weak economy. Signs of economic strength later that month caused investors to sell bonds. The yield on the five-year Treasury rose, reaching 4.84% in March. Yields fell during the rest of the period, however, as corporate accounting scandals caused investors to sell stocks and shift money into bonds. The yield on the five-year Treasury stood at 3.40% as of July 31, 2002.

Treasury, asset-backed and agency issues performed well in that environment, as nervous investors flocked to issues with the highest credit ratings. Corporate bonds, many of which faced serious credit issues in the weak economy, performed poorly.

Q. How did you manage the Fund in that environment?

A. The Fund began the period with an average maturity of 5.0 years, which was slightly longer than its benchmark. As rates fell, we reduced the Fund's average maturity to 4.5 years--shorter than its benchmark by the end of the period. That strategy helped minimize the Fund's duration risk./++/

The Fund's overweight position in mortgage-backed and agency securities benefited performance. Such issues offered a combination of attractive yields and high credit quality. The Fund's performance suffered somewhat due to its overweight position in corporate bonds.

Q. What is your outlook for the bond market, and how will you position the Fund in that environment?

A. We believe the economy will grow at a modest pace during the coming months. While we expect the Fund to adopt a neutral policy in the coming months, it is possible that the Fed will raise interest rates as the economy recovers in order to keep inflation in check. We will maintain the Fund's relatively short average maturity in that environment.

We will continue to look for opportunities to capture additional yield while focusing on high-quality issues. We expect to find such opportunities among mortgage-backed securities. We will also look for opportunities among high-quality corporate bonds, which, we believe, will perform well as the economy recovers.

----------
/++/The composition of the Fund's portfolio is subject to change.

  Growth of a $10,000 Investment in the Fifth Third Intermediate Bond Fund/1/

--------------------------------------------------------------------------------
                                        Lehman Brothers         Lipper Short
                                         Intermediate           Intermediate
                    Institutional     Government/Credit       Investment Grade
                      Shares             Bond Index            Funds Average
--------------------------------------------------------------------------------
11/2/1992             $10,000              10,000                  10,000
--------------------------------------------------------------------------------
     7/93              10,734              11,599                  10,639
--------------------------------------------------------------------------------
     7/94              10,697              11,303                  10,653
--------------------------------------------------------------------------------
     7/95              11,690              12,848                  11,413
--------------------------------------------------------------------------------
     7/96              12,174              13,532                  11,980
--------------------------------------------------------------------------------
     7/97              13,290              15,611                  12,939
--------------------------------------------------------------------------------
     7/98              14,169              17,352                  13,717
--------------------------------------------------------------------------------
     7/99              14,432              17,220                  14,136
--------------------------------------------------------------------------------
     7/00              15,081              18,466                  14,796
--------------------------------------------------------------------------------
     7/01              16,914              20,917                  16,441
--------------------------------------------------------------------------------
     7/02              17,954              22,147                  17,689
--------------------------------------------------------------------------------

     Average Annual Total Return for the Period Ended July 31, 2002/1/

                             Institutional  Investment A*  Investment B**  Investment C***
                             -------------  -------------  --------------  ---------------
1 Year ............................. 6.15% ........ 0.99% ........ -0.09% .......... 5.01%
5 Year ............................. 6.20% ........ 4.95% ......... 4.78% .......... 5.13%
Since Inception/1/ ................. 6.19% ........ 5.44% ......... 5.36% .......... 5.13%
Ending value of a $10,000
investment in the Fund from
inception ........................ $17,954 ...... $16,700 ....... $16,629 ........ $16,281

*Reflects maximum 4.50% sales charge.
**Reflects applicable contingent deferred sales charge (maximum 5.00%). ***Reflects applicable contingent deferred sales charge (maximum 1.00%).
--------------------------------------------------------------------------------
The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmark.

/1/For the period prior to October 29, 2001, the quoted performance of the Fund reflects the performance of the Kent Intermediate Bond Fund. On October 29, 2001, that Fund merged with the Fifth Third Bond Fund for Income and became the Fifth Third Intermediate Bond Fund. Prior to such date, the performance figures for Investment A Shares reflects the performance of the Kent Investment Shares with an inception date of November 25, 1992, adjusted for the maximum sales charge. Investment B Shares and Investment C Shares were initially offered on October 29, 2001. The performance figures for Investment B Shares and Investment C Shares for periods prior to such date represent the performance for Institutional Shares and is adjusted to reflect expenses and applicable sales charge for Investment B Shares and Investment C Shares. For the period prior to October 29, 2001, the quoted performance for Institutional Shares reflects the performance of the Kent Institutional Shares with an inception date of November 2, 1992. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the Lehman Brothers Intermediate Government/Credit Bond Index ,an unmanaged index comprised of U.S. Treasuries issues, debt of U.S. Government agencies, corporate debt guaranteed by the U.S. Government and all publicly issued, fixed rate, nonconvertible investment-grade, dollar denominated, SEC-registered corporate debt; and the Lipper Short-Intermediate Investment Grade Bond Funds Average, which is representative of the average of the total returns reported by all of the mutual funds designated by Lipper, Inc. falling into this category. The Index does not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. However, the Lipper Average and the Fund's performance reflect the deduction of fees for these value-added services. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third Short Term Bond Fund (Formerly the Kent Short Term Bond Fund)

An interview with David Withrow, portfolio manager.

Q. How did the Fund perform during the 12-month period ended July 31, 2002?

A. The Fund delivered a 4.83% total return on Investment A shares (before deduction of sales charge). That return reflected an income distribution of $0.47 per share and a decrease in the Fund's net asset value from $9.82 on August 1, 2001, to $9.81 as of July 31, 2002. The Fund's benchmark, the Lehman Brothers 1-3-Year Government Bond Index, returned 6.99%.

Q. What was the environment like in the bond market during the period?

A. The period was characterized by a weak economy and poor corporate earnings. During the period, the Fed, cut short-term interest rates five times in hopes of boosting economic growth. Economic indicators in November led investors to anticipate an economic recovery. However, the lingering effects of September 11 and a rash of corporate accounting scandals hurt investor confidence and dashed hopes of a quick rebound.

Short-term bond yields, which are very sensitive to the Fed's rate cuts, fell dramatically during the period. Investors looking for safety shifted assets from volatile stocks to fixed-income securities, helping to boost prices of short-term issues. Treasury, agency and asset-backed securities performed well during the period as investors prized the relative stability of these issues. Corporate bonds--even high-quality issues--were plagued by credit concerns, and were the worst performers in the fixed-income market.

Q. How did you position the Fund in that environment?

A. We kept the Fund's average maturity close to its benchmark during much of the period. We reduced the average maturity from 2.0 years at the beginning of the period as rates fell to 40-year lows. The Fund ended the period with an average maturity of 2.2 years, slightly longer than its benchmark./++/

The Fund's overweight position in corporate bonds hurt performance. We upgraded the credit quality of the portfolio's corporate holdings; nevertheless, the entire corporate bond market felt the effects of accounting scandals. We did, however, avoid the period's major credit catastrophes. The Fund benefited from its position in agency bonds, which performed well. Such issues offered investors higher yields than Treasuries without significant additional risk.

Q. What is your outlook for the bond market, and how will you manage the Fund in that environment?

A. We believe that the Fed has finished lowering rates. Yields could rise if the economy recovers, so we will keep the Fund's average maturity shorter than its benchmark. We also plan on maintaining the Fund's overweight position in corporate bonds, which, we feel, should benefit in an economic recovery. We will continue to focus on high-quality issues while seeking opportunities to increase shareholders' yield. We will also position the Fund for the next interest-rate increase.

----------
/++/The composition of the Fund's portfolio is subject to change.

    Growth of a $10,000 Investment in the Fifth Third Short Term Bond Fund/1/

------------------------------------------------------------------------------
                 Institutional Shares      Lehman Brothers 1-3 Year Government
                                           Bond Index
------------------------------------------------------------------------------
11/2/92          $10,000                       $10,000
------------------------------------------------------------------------------
7/93              10,266                        10,451
------------------------------------------------------------------------------
7/94              10,481                        10,682
------------------------------------------------------------------------------
7/95              11,206                        11,442
------------------------------------------------------------------------------
7/96              11,734                        12,069
------------------------------------------------------------------------------
7/97              12,575                        12,954
------------------------------------------------------------------------------
7/98              13,291                        13,746
------------------------------------------------------------------------------
7/99              13,819                        14,417
------------------------------------------------------------------------------
7/00              14,489                        15,167
------------------------------------------------------------------------------
7/01              15,943                        16,660
------------------------------------------------------------------------------
7/02              16,735                        17,824
------------------------------------------------------------------------------

        Average Annual Total Return for the Period Ended July 31, 2002/1/

                                 Institutional    Investment A*
                                 --------------   -------------
1 Year .................................. 4.96%   ........0.14%
5 Year .................................. 5.88%   ....... 4.77%
Since Inception/1/ ...................... 5.43%   ....... 4.79%
Ending value of a $10,000
investment in the Fund from
inception ............................. $16,735   ..... $15,706

*Reflects maximum 4.50% sales charge.

The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmark.

/1/For the period prior to October 29, 2001, the quoted performance of the Fund reflects the performance of the Kent Short Term Bond Fund. On October 29, 2001, that Fund became the Fifth Third Short Term Bond Fund. Prior to such date, the performance figures for Investment A Shares reflects the performance of the Kent Short Term Bond Fund Investment Shares with an inception date of December 4, 1992, adjusted for the maximum sales charge. For the period prior to October 29, 2001, the quoted performance for Institutional Shares reflects the performance of the Kent Short Term Bond Fund Institutional Shares with an inception date of November 2, 1992. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the Lehman Brothers 1-3 Year Government Bond Index, an unmanaged index of U.S. Treasury issues and publicly issued debt of U.S. Government agencies with maturities of one to three years. The Index does not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. The Fund's performance reflects deduction of fees for these value-added services. Investors cannot invest directly in an index, although they can invest in its underlying mutual funds or securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third U.S. Government Bond Fund


An interview with John L. Cassady III, portfolio manager.

Q. How did the Fund perform during the 12-month period ended July 31, 2002?

A. The Fund delivered a 7.42% total return on Investment A Shares (before deduction of sales charge). That return reflected an income distribution of $0.36 per share and an increase in the Fund's net asset value from $10.06 to $10.43 per share by the end of the period. The Fund's benchmarks, the Lehman Brothers Intermediate Government Bond Index and the Lipper Short-Intermediate U.S. Government Bond Funds Average, returned 8.60% and 7.10% respectively.

Q. What were conditions like in the bond market during the period?

A. A weak economy was compounded by the September 11 terrorist attacks and a string of corporate accounting scandals. Investors looking for stability shifted money into high-quality fixed-income securities, causing a strong rally in the bond market.

Treasury yields fell during much of the period, rising slightly in the middle of the period when investors briefly anticipated an economic rebound. The yield on a 10-year Treasury was at 5.05% at the beginning of the period. That yield fell to 4.46% by July 31, 2002. The yield on a five-year Treasury note began the period at 4.53%, and fell to 3.45% by the end of the period, while the yield on a two-year Treasury fell from 3.79% to 2.23% during the period. Short-term Treasuries, which are very sensitive to the Fed's monetary policy, performed well as interest rates dropped.

Q. How did you position the Fund in that environment?

A. We began the period with a duration slightly longer than that of the Fund's benchmark. We gradually reduced the Fund's duration during the period, ending the period shorter than the benchmark. That helped the Fund to reduce interest-rate risk--an especially important point with rates at 40-year lows. We positioned the Fund with an overweight in agency issues, which offered higher yields than Treasuries without compromising credit quality. In January, we added to the Fund's position in mortgage-backed securities. Such securities are outside the scope of the Fund's benchmark; however, we felt confident that prepayment risk would remain low. That strategy benefited the Fund as mortgage-backed issues offered higher yields than Treasuries.

Q. What is your outlook for the bond market going forward?

A. We believe the Fed has completed its rate cuts. The stock market has recently begun to stabilize, which we believe will reduce volatility in the fixed-income market. Mortgage-backed issues should perform well in that environment, and we will favor such securities during the coming months. As the bond market stabilizes, we will increase the Fund's duration so that it is roughly neutral relative to that of its benchmark. As always, we will focus on providing an attractive level of current income while looking for ways to capture additional yield without exposing shareholders to excessive risk.


----------
/++/The composition of the Fund's portfolio is subject to change.

 Growth of a $10,000 Investment in the Fifth Third U.S. Government Bond Fund/1/

--------------------------------------------------------------------------------
           Institutional     Lehman Brothers           Lipper Short Intermediate
           Shares            Intermediate Government   U.S Government Bond Funds
                             Bond Index                Average
--------------------------------------------------------------------------------
7/92       $10,000           $10,000                   $10,000
--------------------------------------------------------------------------------
7/93        10,583            10,818                    10,740
--------------------------------------------------------------------------------
7/94        10,595            10,918                    10,754
--------------------------------------------------------------------------------
7/95        11,406            11,833                    11,522
--------------------------------------------------------------------------------
7/96        11,820            12,448                    12,095
--------------------------------------------------------------------------------
7/97        12,744            13,517                    13,063
--------------------------------------------------------------------------------
7/98        13,531            14,440                    13,848
--------------------------------------------------------------------------------
7/99        13,959            15,024                    14,272
--------------------------------------------------------------------------------
7/00        14,565            15,800                    14,938
--------------------------------------------------------------------------------
7/01        16,182            17,654                    16,599
--------------------------------------------------------------------------------
7/02        17,403            19,173                    17,859
--------------------------------------------------------------------------------

         Average Annual Total Return for the Period Ended July 31, 2002/1/

                            Institutional      Investment A*      Investment C**
                            -------------      -------------      --------------
1 Year ............................ 7.55% ............ 2.62% ............. 6.53%
5 Year ............................ 6.43% ............ 5.28% ............. 5.50%
10 Year ........................... 5.70% ............ 5.12% ............. 4.83%
Ending value of a $10,000
investment in the Fund for a
10 year period .................. $17,403 .......... $16,489 ........... $16,033

*Reflects maximum 4.50% sales charge.
**Reflects applicable contingent deferred sales charge (maximum 1.00%).

-------------------------------------------------------------------------------
The chart above represents a comparison of a hypothetical $10,000 investment in the indicated share class versus a similar investment in the Fund's benchmarks.

/1/The quoted performance of the U.S. Government Securities Fund includes performance of certain collectively managed accounts advised by Fifth Third Bank, for periods dating back to July 31, 1992, and prior to the U.S. Government Securities Fund's commencement of operations on November 20, 1992, as adjusted to reflect the expenses associated with the Fund (without waivers or reimbursements). These collectively managed accounts were not registered with the Securities and Exchange Commission and, therefore, were not subject to the investment restrictions imposed by law on registered mutual funds. If such accounts had been registered, the performance may have been adversely affected. The performance shown reflects the deduction of fees for value-added services associated with a mutual fund, such as investment management and fund accounting fees. The performance also reflects reinvestment of all dividends and capital-gains distributions. Investment A Shares were initially offered on November 20, 1992. Investment C Shares were initially offered on April 25, 1996. The performance figures for Investment C Shares for periods prior to such date represent the performance for Investment A Shares and is adjusted to reflect expenses and applicable sales charge for Investment C Shares. Institutional Shares were initially offered on August 11, 1998. The performance figures for Institutional Shares for periods prior to such date represent the performance for Investment A Shares. During the period shown, the Advisor and/or affiliates waived and/or reimbursed fees for various expenses. Had these waivers and/or reimbursements not been in effect, performance would have been lower.

The Fund's performance is measured against the Lehman Brothers Intermediate Government Bond Index, an unmanaged index generally representative of intermediate-term government bonds, and the Lipper Short-Intermediate U.S. Government Bond Funds Average, representative of the average of the total returns reported by all of the mutual funds designated by Lipper, Inc. falling into this category. The Index does not reflect the deduction of fees associated with a mutual fund such as investment management and fund accounting fees. However, the Lipper Average and the Fund's performance reflect the deduction for fees for these value-added services. Investors cannot invest directly in an index, although they can invest in the underlying securities.

Past performance is not indicative of future results. The investment return and NAV will fluctuate, so that an investor's shares, when redeemed, may be worth more or less than their original cost.

Fifth Third Small Cap Growth Fund
Schedule of Portfolio Investments
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                     Security
Shares              Description               Value
------- ------------------------------------ --------
Common Stocks - 94.6%
        Amusement & Recreation - 0.2%
        ------------------------------------
 50,000 Penn National Gaming, Inc. (b)       $    780
                                             --------
        Banking & Finance - 2.4%
        ------------------------------------
 93,750 CVB Financial Corp.                     1,805
150,000 First Commonwealth Financial Corp.      1,899
 50,000 First Republic Bancorp., Inc. (b)       1,125
 50,000 Independent Bank Corp.                  1,038
200,000 Republic Bancorp., Inc.                 2,694
112,500 Texas Regional Bancshares, Inc.         3,712
        ------------------------------------ --------
        Total                                  12,273
        ------------------------------------ --------
        Business Equipment & Services - 7.5%
        ------------------------------------
150,000 ABM Industries, Inc.                    2,475
100,000 Acxiom Corp. (b)                        1,586
 75,000 Administaff, Inc. (b)                     563
 75,000 Advo, Inc. (b)                          2,582
100,000 Catalina Marketing Corp. (b)            2,874
125,000 Copart, Inc. (b)                        1,663
125,000 Corporate Executive Board Co. (b)       3,775
 75,000 Embrex, Inc. (b)                          946
100,000 Factset Research Systems, Inc.          2,607
100,000 Insight Enterprises, Inc. (b)           1,140
100,000 Jacobs Engineering Group, Inc. (b)      3,468
 62,900 John H. Harland Co.                     1,528
125,000 Maximus, Inc. (b)                       2,964
100,000 NCO Group, Inc. (b)                     1,484
100,000 On Assignment, Inc. (b)                   799
100,000 Paxar Corp. (b)                         1,615
 50,000 Philadelphia Consolidated Holding
         Corp. (b)                              2,012
 50,000 Radisys Corp. (b)                         468
 75,000 SOURCECORP, Inc. (b)                    1,588
175,000 Tetra Tech, Inc. (b)                    1,524
        ------------------------------------ --------
        Total                                  37,661
        ------------------------------------ --------
        Capital Goods - 6.6%
        ------------------------------------
125,000 C&D Technologies, Inc.                  1,921
 50,000 Clarcor, Inc.                           1,467
100,000 Cymer, Inc. (b)                         2,799
100,000 Esterline Technologies Corp. (b)        1,775
150,000 Federal Signal Corp.                    3,138
112,500 Graco, Inc.                             2,813
 75,000 Granite Construction, Inc.              1,355
100,000 Insituform Technologies, Inc. (b)       1,681
 75,000 Intermagnetics General Corp. (b)          953
100,000 Manitowoc Co., Inc.                     3,260
150,000 Methode Electronics, Inc., Class A      1,462
125,000 Roper Industries, Inc.                  3,718
 75,000 Shaw Group, Inc. (b)                    1,750
125,000 Technitrol, Inc.                        2,344

                       Security
Shares                Description                Value
------- --------------------------------------- -------
        Capital Goods (continued)
        ---------------------------------------
 75,000 Therma-Wave Inc. (b)                    $   192
 50,000 Toro Co.                                  2,500
        --------------------------------------- -------
        Total                                    33,128
        --------------------------------------- -------
        Chemicals - Specialty - 0.2%
        ---------------------------------------
125,000 Symyx Technologies, Inc. (b)              1,125
        --------------------------------------- -------
        Computer Software & Services - 3.0%
        ---------------------------------------
150,000 Advanced Digital Information Corp. (b)      780
100,000 Computer Network Technology Corp. (b)       548
125,000 Documentum, Inc. (b)                      2,025
125,000 Echelon Corp. (b)                         1,674
100,000 JDA Software Group, Inc. (b)              1,400
100,000 Kronos, Inc. (b)                          3,195
125,000 MSC Software Corp. (b)                    1,314
 75,000 Renaissance Learning, Inc. (b)            1,502
125,000 Take-Two Interactive Software (b)         2,592
        --------------------------------------- -------
        Total                                    15,030
        --------------------------------------- -------
        Consumer Durable - 3.7%
        ---------------------------------------
125,000 Astropower, Inc. (b)                      1,843
 75,000 Harman International Industries, Inc.     3,232
 50,000 KB Home                                   2,311
 75,000 Monaco Coach Corp. (b)                    1,350
 75,000 Polaris Industries, Inc.                  5,100
 60,000 Ryland Group, Inc.                        2,454
100,000 Toll Brothers, Inc. (b)                   2,285
        --------------------------------------- -------
        Total                                    18,575
        --------------------------------------- -------
        Consumer Non-Durable - 3.7%
        ---------------------------------------
 50,000 Albany International Corp.                1,160
 25,000 American Italian Pasta Co., Class A (b)   1,034
100,000 Church & Dwight, Inc.                     2,803
100,000 ITT Educational Services, Inc. (b)        1,575
125,000 La-Z-Boy Chair Co.                        2,800
 50,000 Proquest Co. (b)                          1,475
 75,000 Quiksilver, Inc. (b)                      1,465
 75,000 Timberland Co., Class A (b)               2,843
 50,000 Triarc Cos., Inc. (b)                     1,241
150,000 Wolverine World Wide, Inc.                2,123
        --------------------------------------- -------
        Total                                    18,519
        --------------------------------------- -------
        Consumer Services - 2.4%
        ---------------------------------------
100,000 Aztar Corp. (b)                           1,400
100,000 Corinthian Colleges, Inc. (b)             3,155
 75,000 FTI Consulting (b)                        3,019
100,000 Prime Hospitality Corp. (b)                 985
 75,000 Vail Resorts, Inc. (b)                    1,286
 75,000 Waste Connections, Inc. (b)               2,422
        --------------------------------------- -------
        Total                                    12,267
        --------------------------------------- -------

                                 - Continued -

                                              Fifth Third Small Cap Growth Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                      Security
Shares               Description               Value
------- ------------------------------------- -------
        Data Processing & Reproduction - 0.2%
        -------------------------------------
 50,000 InterCept Group, Inc. (b)             $   998
        ------------------------------------- -------
        Electronics - 1.8%
        -------------------------------------
 83,500 Emcore Corp. (b)                          276
 50,000 Engineered Support Systems, Inc.        2,401
100,000 International Rectifier Corp. (b)       2,306
 75,000 MKS Instruments, Inc. (b)               1,275
150,000 PerkinElmer, Inc.                       1,143
100,000 Tektronix, Inc. (b)                     1,864
        ------------------------------------- -------
        Total                                   9,265
        ------------------------------------- -------
        Energy - 4.4%
        -------------------------------------
 75,500 Atwood Oceanics, Inc. (b)               2,476
 50,000 Forest Oil Corp. (b)                    1,143
 75,000 Hanover Compressor Co. (b)                661
 75,000 Newfield Exploration Co. (b)            2,366
100,000 Oceaneering International, Inc. (b)     2,075
 50,000 Peabody Energy Corp.                    1,120
 75,000 Seacor Smit, Inc. (b)                   2,978
 75,000 Spinnaker Exploration Co. (b)           2,111
 75,000 Stone Energy Corp. (b)                  2,548
 75,000 Swift Energy Co. (b)                      995
100,000 Vintage Petroleum, Inc.                   878
150,000 XTO Energy, Inc.                        2,692
        ------------------------------------- -------
        Total                                  22,043
        ------------------------------------- -------
        Financial Services - 15.9%
        -------------------------------------
100,000 Allied Capital Corp.                    2,080
125,000 American Capital Strategies             3,174
 75,000 Arthur J. Gallagher & Co.               2,206
 50,000 Commerce Bancorp, Inc.                  2,311
175,000 Community First Bankshares, Inc.        4,441
 50,000 Delphi Financial Group, Class A         1,993
100,000 Downey Financial Corp.                  4,257
 50,000 East-West Bancorp., Inc.                1,730
100,000 Eaton Vance Corp.                       2,676
100,000 FBL Financial Group, Inc., Class A      2,079
 90,750 Fidelity National Financial, Inc.       2,685
 75,000 Financial Federal Corp. (b)             2,176
 75,000 First American Financial Corp.          1,429
100,000 First Bancorp/Puerto Rico               3,680
125,000 First Midwest Bancorp., Inc.            3,561
 85,000 Firstfed Financial Corp. (b)            2,293
125,000 Greater Bay Bancorp.                    3,031
100,000 Hilb, Rogal & Hamilton Co.              4,304
 75,000 Hudson United Bancorp.                  2,115
 75,000 Jefferies Group, Inc.                   2,993
100,000 MAF Bancorp., Inc.                      3,480
 25,000 RLI Corp.                               1,314
225,000 Roslyn Bancorp., Inc.                   4,859
175,000 Silicon Valley Bankshares (b)           3,787

                          Security
Shares                   Description                   Value
------- --------------------------------------------- -------
        Financial Services (continued)
        ---------------------------------------------
 75,000 Southwest Bancorp. of Texas (b)               $ 2,786
250,000 Staten Island Bancorp., Inc.                    4,929
150,000 Sterling Bancshares, Inc.                       2,037
 50,000 Triad Guaranty, Inc. (b)                        2,212
        --------------------------------------------- -------
        Total                                          80,618
        --------------------------------------------- -------
        Health Care - 12.5%
        ---------------------------------------------
 25,000 Accredo Health, Inc. (b)                        1,193
100,000 AdvancePCS (b)                                  2,242
125,000 Ameripath, Inc. (b)                             2,033
 61,900 AmSurg Corp. (b)                                1,847
125,000 Apria Healthcare Group, Inc. (b)                2,928
 50,000 Arthrocare Corp. (b)                              643
 75,000 Conmed Corp. (b)                                1,369
 75,000 Cooper Cos., Inc.                               3,293
100,000 Cryolife, Inc. (b)                                988
100,000 Diagnostic Products Corp.                       3,590
125,000 Haemonetics Corp. (b)                           3,319
125,000 IDEXX Laboratories, Inc. (b)                    3,655
125,000 Incyte Genomics, Inc. (b)                         774
 80,000 Kensey Nash Corp. (b)                           1,154
100,000 Medicis Pharmaceuticals, Inc. (b)               4,191
150,000 Mid Atlantic Medical Services, Inc. (b)         4,883
125,000 Noven Pharmaceuticals, Inc. (b)                 1,187
150,000 Orthodontic Centers of America, Inc. (b)        2,108
150,000 Owens & Minor, Inc.                             2,213
125,000 Priority Healthcare Corp., Class B (b)          2,618
262,500 Province Healthcare Co. (b)                     5,039
 75,000 Rehabcare Group, Inc. (b)                       1,461
125,000 Respironics, Inc. (b)                           4,002
125,000 Steris Corp. (b)                                2,611
 75,000 Syncor International Corp. (b)                  2,204
150,000 VISX, Inc. (b)                                  1,223
        --------------------------------------------- -------
        Total                                          62,768
        --------------------------------------------- -------
        Insurance - 1.1%
        ---------------------------------------------
 50,000 Amerus Group Co.                                1,594
 75,000 StanCorp Financial Group, Inc.                  4,184
        --------------------------------------------- -------
        Total                                           5,778
        --------------------------------------------- -------
        Manufacturing - 0.7%
        ---------------------------------------------
 75,000 OM Group, Inc.                                  3,435
        --------------------------------------------- -------
        Multimedia - 0.2%
        ---------------------------------------------
 75,000 ValueVision International, Inc. - Class A (b)   1,130
        --------------------------------------------- -------
        Pharmaceuticals - 2.0%
        ---------------------------------------------
100,000 Cell Genesys, Inc. (b)                          1,213
100,000 Ilex Oncology, Inc. (b)                           890
100,000 Isis Pharmaceuticals, Inc. (b)                    885
175,000 Ligand Pharmaceuticals, Inc. (b)                1,568

                                 - Continued -

Fifth Third Small Cap Growth Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                       Security
Shares                Description                Value
------- --------------------------------------- -------
        Pharmaceuticals (continued)
        ---------------------------------------
 50,000 Pharmaceutical Product Development,
         Inc. (b)                               $ 1,152
150,000 Pharmacopeia, Inc. (b)                    1,016
125,000 QLT Phototherapeutics, Inc. (b)           1,183
 50,000 Transkaryotic Therapy (b)                 1,927
        --------------------------------------- -------
        Total                                     9,834
        --------------------------------------- -------
        Raw Materials - 1.8%
        ---------------------------------------
 75,000 Mueller Industries, Inc. (b)              1,935
 75,000 Olin Corp.                                1,391
 75,000 Scotts Co., Class A (b)                   3,412
 50,000 Spartech Corp.                            1,142
 40,000 Texas Industries, Inc.                    1,104
        --------------------------------------- -------
        Total                                     8,984
        --------------------------------------- -------
        Retail - 7.6%
        ---------------------------------------
100,000 99 Cents Only Stores (b)                  2,438
150,000 Ann Taylor Stores Corp. (b)               3,726
175,000 Applebee's International, Inc.            3,973
150,000 Bell Microproducts, Inc. (b)                761
100,000 CEC Entertainment, Inc. (b)               3,770
150,000 Chico's FAS, Inc. (b)                     2,369
100,000 Duane Reade, Inc. (b)                     1,480
 75,000 Electronics Boutique Holdings Corp. (b)   1,954
 75,000 Galyan's Trading Co. (b)                  1,149
 75,000 Genesco, Inc. (b)                         1,136
125,000 Hot Topic, Inc. (b)                       1,944
100,000 Jack in the Box, Inc. (b)                 2,770
125,000 Linens 'N Things, Inc. (b)                3,044
100,000 Michael's Stores, Inc. (b)                3,703
150,000 Ruby Tuesday, Inc.                        2,895
 75,000 Ruddick Corp.                             1,219
        --------------------------------------- -------
        Total                                    38,331
        --------------------------------------- -------
        Technology - 13.6%
        ---------------------------------------
250,000 Aeroflex, Inc. (b)                        1,900
 80,000 Alliant Techsystems, Inc. (b)             4,911
150,000 Ametek Inc.                               4,930
100,000 Asyst Technologies, Inc. (b)              1,195
 75,000 ATMI, Inc. (b)                            1,355
100,000 Black Box Corp. (b)                       3,381
100,000 Cerner Corp. (b)                          4,340
100,000 Coherent, Inc. (b)                        2,303
 50,000 Commscope, Inc. (b)                         375
100,000 Credence Systems Corp. (b)                1,370
100,000 CTS Corp.                                   770
125,000 Cypress Semiconductor Corp. (b)           1,435
 75,000 Dionex Corp. (b)                          1,913
125,000 Electro Scientific Industries, Inc. (b)   2,245
150,000 Filenet Corp. (b)                         2,085
 50,000 Genesis Microchip, Inc. (b)                 317
 75,000 Hyperion Solutions Corp. (b)              1,543

Shares or
Principal               Security
 Amount                Description               Value
--------- ------------------------------------- --------
          Technology (continued)
          -------------------------------------
 125,000  Internet Security, Inc. (b)           $  2,063
 125,000  Investment Technology Group (b)          4,233
 200,000  Kopin Corp. (b)                          1,308
 150,000  Kulicke & Soffa Industries, Inc. (b)       987
  75,000  Lone Star Technologies, Inc. (b)         1,194
 175,000  LTX Corp. (b)                            1,719
 100,000  Mercury Computer Systems, Inc. (b)       1,948
 150,000  Microsemi Corp. (b)                        810
  75,000  Park Electrochemical Corp.               1,500
  75,000  Pericom Semiconductor Corp. (b)            704
  75,000  Photon Dynamics, Inc. (b)                1,956
  75,000  Photronics, Inc. (b)                       912
 150,000  Plantronics, Inc. (b)                    2,751
 175,000  Plexus Corp. (b)                         2,433
 150,000  Progress Software Corp. (b)              2,090
 100,000  Rainbow Technologies, Inc. (b)             476
  75,000  Retek, Inc. (b)                            485
 150,000  Sybase, Inc. (b)                         1,823
 200,000  Titan Corp. (b)                          2,270
 100,000  ViaSat, Inc. (b)                           481
          ------------------------------------- --------
          Total                                   68,511
          ------------------------------------- --------
          Telecommunications - 0.4%
          -------------------------------------
 150,000  InterDigital Communications Corp. (b)    1,076
 100,000  Lightbridge, Inc. (b)                      802
          ------------------------------------- --------
          Total                                    1,878
          ------------------------------------- --------
          Transportation - 0.3%
          -------------------------------------
  75,000  Overseas Shipholding Group, Inc.         1,494
          ------------------------------------- --------
          Utilities - 2.4%
          -------------------------------------
 150,000  Atmos Energy Corp.                       3,188
 100,000  Cleco Corp.                              1,496
 100,000  Energen Corp.                            2,470
  60,000  New Jersey Resources Corp.               1,812
  50,000  Northwestern Corp.                         578
  50,000  UGI Corp.                                1,550
  50,000  Unisource Energy Corp.                     801
          ------------------------------------- --------
          Total                                   11,895
          ------------------------------------- --------
          Total Common Stocks                    476,320
          ------------------------------------- --------
U.S. Treasury Obligations - 0.4%
          U.S. Treasury Bill - 0.4%
          -------------------------------------
$  2,000  1.75%, 12/19/02 ** (c)                   1,987
          ------------------------------------- --------
          Total U.S. Treasury Obligations          1,987
          ------------------------------------- --------

                                 - Continued -

                                              Fifth Third Small Cap Growth Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                       Security
  Shares              Description              Value
---------- --------------------------------- --------
Investment Companies - 5.2%
 5,161,524 Dreyfus Cash Management Money
            Market Fund                      $  5,162
20,935,971 Federated Prime Value Obligations
            Money Market Fund                  20,936
           --------------------------------- --------
           Total Investment Companies          26,098
           --------------------------------- --------
           Total Investments (Cost $446,071)
           (a) - 100.2%                       504,405
           --------------------------------- --------
           Liabilities in excess of other
           assets - (0.2)%                       (876)
           --------------------------------- --------
           NET ASSETS - 100.0%               $503,529
           --------------------------------- --------

(a) Represents cost for financial reporting purposes and differs from market value by unrealized appreciation of securities as follows (amounts in thousands):

                     Unrealized appreciation.... $137,012
                     Unrealized depreciation....  (78,678)
                                                 --------
                     Net unrealized appreciation $ 58,334
                                                 ========

Aggregate cost for federal income tax purposes differs from cost for financial reporting purposes by less than 2% of net assets and is therefore considered substantially the same.
(b) Non-income producing security.
(c) Part of this security has been deposited as initial margin on open futures contracts.
** Effective yield at purchase.

At July 31, 2002, the Fund's open long futures contracts were as follows:

 Number                           Unrealized
   of        Opening    Notional Depreciation Market
Contracts Contract Type  Amount   On Futures  Value
--------- ------------- -------- ------------ -------
   90     Russell 2002  $19,144    ($1,475)   $17,669
           500, 9/20/02


      (See Notes which are an integral part of the Financial Statements)

Fifth Third Micro Cap Value Fund
Schedule of Portfolio Investments
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------


                        Security
Shares                 Description                  Value
------- ------------------------------------------ -------
Common Stocks - 80.3%
        Basic Materials - 4.2%
        ------------------------------------------
140,300 Brush Wellman, Inc.                        $ 1,403
 33,000 Oglebay Norton Co.                             363
256,000 Olympic Steel, Inc. (b)                      1,306
        ------------------------------------------ -------
        Total                                        3,072
        ------------------------------------------ -------
        Business Consumables - 1.3%
        ------------------------------------------
 34,000 LESCO, Inc.                                    408
150,000 Mercury Air Group, Inc. (b)                    566
        ------------------------------------------ -------
        Total                                          974
        ------------------------------------------ -------
        Capital Goods - 5.8%
        ------------------------------------------
 15,000 Ameron International Corp.                     788
 60,000 Cubic Corp.                                  1,236
216,300 Flow International Corp. (b)                 1,183
 50,000 Northwest Pipe Co. (b)                         874
 90,213 Perceptron, Inc. (b)                           128
        ------------------------------------------ -------
        Total                                        4,209
        ------------------------------------------ -------
        Consumer Products - 20.0%
        ------------------------------------------
330,200 Bombay Co., Inc. (b)                         1,024
245,000 Cobra Electronics Corp. (b)                  1,824
285,000 Concord Camera Corp. (b)                     1,083
 50,000 Cutter & Buck, Inc. (b)                        242
107,000 Edelbrock Corp.                              1,231
 35,500 Enesco Group, Inc. (b)                         260
 45,500 Haggar Corp.                                   510
312,000 Hartmarx Corp. (b)                             661
192,000 Lazare Kaplan International, Inc. (b)        1,324
112,800 Meade Instruments (b)                          479
 15,000 Movado Group, Inc.                             300
216,500 R.G. Barry Corp. (b)                         1,169
116,900 Rawlings Sporting Goods Co., Inc.              658
134,800 Rocky Shoes & Boots, Inc. (b)                  701
104,000 Royal Appliance Manufacturing (b)              593
 71,200 Saucony, Inc. (b)                              445
108,000 Steinway Musical Instruments (b)             2,116
        ------------------------------------------ -------
        Total                                       14,620
        ------------------------------------------ -------
        Energy - 4.4%
        ------------------------------------------
290,000 Capstone Turbine Corp. (b)                     368
269,900 Comstock Resources, Inc. (b)                 1,490
 77,000 Ethyl Corp. (b)                                244
390,000 Harken Energy Corp. (b)                         98
 35,101 Kaneb Services, LLC                            673
 28,000 Southwestern Energy Co. (b)                    302
        ------------------------------------------ -------
        Total                                        3,175
        ------------------------------------------ -------
        Financial Services - 5.9%
        ------------------------------------------
 25,000 Atalanta/Sosnoff Capital Corp.                 260
 84,000 BKF Capital Group (b)                        2,066
 65,000 Friedman, Billings, Ramsey Group, Inc. (b)     699

                    Security
Shares             Description              Value
------- ---------------------------------- -------
        Financial Services (continued)
        ----------------------------------
 75,000 Irwin Financial Corp.              $ 1,241
        ---------------------------------- -------
        Total                                4,266
        ---------------------------------- -------
        Health Care - 5.2%
        ----------------------------------
135,220 Carrington Laboratories, Inc. (b)      143
 78,485 Chronimed, Inc. (b)                    381
114,400 Orthologic Corp. (b)                   440
 83,500 Osteotech, Inc. (b)                    660
191,000 Pharmacopeia, Inc. (b)               1,294
117,000 US Oncology, Inc. (b)                  856
        ---------------------------------- -------
        Total                                3,774
        ---------------------------------- -------
        Internet Content - 7.5%
        ----------------------------------
257,500 Activcard SA (b)                     1,568
351,000 Infospace, Inc. (b)                    158
332,000 Multex.com, Inc. (b)                 1,202
129,000 Register.com (b)                       619
715,000 Safeguard Scientifics, Inc. (b)        901
271,600 Vicinity Corp. (b)                     551
334,000 Vignette Corp. (b)                     474
        ---------------------------------- -------
        Total                                5,473
        ---------------------------------- -------
        Real Estate - 1.9%
        ----------------------------------
 83,500 Associated Estates Realty Corp.        716
199,400 Price Legacy Corp. (b)                 654
  1,000 Texas Pacific Land Trust                37
        ---------------------------------- -------
        Total                                1,407
        ---------------------------------- -------
        Services - 5.6%
        ----------------------------------
536,000 Century Business Services (b)        1,651
 22,336 Frozen Food Express Industries (b)      51
177,000 Sea Containers, Ltd.                 2,354
        ---------------------------------- -------
        Total                                4,056
        ---------------------------------- -------
        Technology - 13.0%
        ----------------------------------
267,200 Ault, Inc. (b)                         989
145,000 Cepheid, Inc. (b)                      425
168,000 Datum, Inc (b)                       1,344
 20,000 Invision Technologies, Inc. (b)        536
 30,000 Iomega Corp. (b)                       349
174,500 KVH Industries, Inc (b)              1,242
166,610 Media 100, Inc. (b)                    123
 67,000 MTS Systems                            811
 40,000 Novell, Inc. (b)                        89
 61,800 Odetics, Inc. (b)                       84
 78,600 Overland Storage, Inc. (b)             831
183,000 Pemstar, Inc. (b)                      232
308,000 Sonicwall, Inc. (b)                  1,454
183,000 Symmetricom, Inc. (b)                  613
294,800 Ultrak, Inc. (b)                       413
        ---------------------------------- -------
        Total                                9,535
        ---------------------------------- -------

                                 - Continued -

                                               Fifth Third Micro Cap Value Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

Shares or
Principal              Security
 Amount               Description              Value
--------- ----------------------------------- -------
          Telecommunications - 0.9%
          -----------------------------------
 640,000  Touch America Holdings, Inc. (b)    $   627
          ----------------------------------- -------
          Wholesale Distribution - 4.6%
          -----------------------------------
 113,900  Aviall, Inc. (b)                      1,490
 137,100  Strategic Distribution, Inc. (b)      1,851
          ----------------------------------- -------
          Total                                 3,341
          ----------------------------------- -------
          Total Common Stocks                  58,529
          ----------------------------------- -------
Convertible Preferred Shares - 2.3%
          Telecommunications - 2.3%
          -----------------------------------
  45,000  Allen Group, 7.75%                    1,688
          ----------------------------------- -------
          Total Convertible Preferred Shares    1,688
          ----------------------------------- -------
Investment Companies - 6.5%
          Closed End Equity Funds - 3.3%
          -----------------------------------
  71,200  Brantley Capital Corp. (b)              630
 132,600  Equus II, Inc. (b)                      898
  56,900  Malaysia Fund, Inc.                     253
  60,978  Royce Micro-Cap Trust                   585
          ----------------------------------- -------
          Total                                 2,366
          ----------------------------------- -------
          Open End Equity Funds - 3.2%
          -----------------------------------
  30,000  I Shares Trust Russell 2000           2,357
          ----------------------------------- -------
          Total                                 2,357
          ----------------------------------- -------
          Total Investment Companies            4,723
          ----------------------------------- -------
U.S. Treasury Obligations - 6.9%
          U.S. Treasury Bills - 6.9%
          -----------------------------------
$  5,000  1.66%, 8/22/02 **                     4,995
          ----------------------------------- -------
          Total U.S. Treasury Obligations       4,995
          ----------------------------------- -------
Repurchase Agreement - 6.6%
   4,822  UBS Warburg, 1.80%, 8/1/02
           (collateralized by a U.S. Treasury
           Note)                                4,822
          ----------------------------------- -------
          Total Repurchase Agreement            4,822
          ----------------------------------- -------
          Total Investments
          (Cost $77,455) (a) - 102.6%          74,757
          ----------------------------------- -------
          Liabilities in excess of other
          assets - (2.6)%                      (1,863)
          ----------------------------------- -------
          NET ASSETS - 100.0%                 $72,894
          ----------------------------------- -------

(a) Represents cost for financial reporting purposes and differs from market value by unrealized depreciation of securities as follows (amounts in thousands):

                     Unrealized appreciation.... $  8,788
                     Unrealized depreciation....  (11,486)
                                                 --------
                     Net unrealized depreciation $ (2,698)
                                                 ========

Aggregate cost for federal income tax purposes differs from cost for financial reporting purposes by less than 2% of net assets and is therefore considered substantially the same.
(b) Non-income producing security.
**  Effective yield at purchase.

LLC--Limited Liability Company

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Mid Cap Fund
Schedule of Portfolio Investments
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                       Security
Shares                Description                 Value
------- ---------------------------------------- -------
Common Stocks - 99.6%
        Apparel Manufacturers - 2.2%
        ----------------------------------------
234,000 Coach, Inc. (b)                          $ 5,335
        ---------------------------------------- -------
        Banking - 13.0%
        ----------------------------------------
310,000 First Tennessee National Corp.            11,603
323,000 National Commerce Bancorp.                 8,317
160,000 North Fork Bancorp.                        6,498
215,000 SouthTrust Corp.                           5,427
        ---------------------------------------- -------
        Total                                     31,845
        ---------------------------------------- -------
        Business Equipment & Services - 0.8%
        ----------------------------------------
 40,000 Affiliated Computer Services, Inc. (b)     1,879
        ---------------------------------------- -------
        Business Services - 4.1%
        ----------------------------------------
 63,000 Cintas Corp.                               2,765
192,000 Fastenal Co. (b)                           7,309
        ---------------------------------------- -------
        Total                                     10,074
        ---------------------------------------- -------
        Computer Software & Services - 8.3%
        ----------------------------------------
355,000 BEA Systems, Inc. (b)                      1,970
289,000 Fiserv, Inc. (b)                           9,944
 96,000 Mercury Interactive Corp. (b)              2,460
221,000 SunGard Data Systems, Inc. (b)             5,182
138,000 Wind River Systems, Inc. (b)                 642
        ---------------------------------------- -------
        Total                                     20,198
        ---------------------------------------- -------
        Electronics - 21.4%
        ----------------------------------------
535,000 ADC Telecommunications, Inc. (b)             963
131,000 Altera Corp. (b)                           1,550
248,000 Amkor Technology, Inc. (b)                   977
290,000 Analog Devices, Inc. (b)                   6,989
108,000 AXT, Inc. (b)                                837
151,000 Cree, Inc. (b)                             2,283
420,000 Flextronics International Ltd. (b)         3,326
245,000 Integrated Circuit Systems, Inc. (b)       4,305
145,000 Integrated Device Technologies, Inc. (b)   1,856
146,000 International Rectifier Corp. (b)          3,367
268,000 Jabil Circuit, Inc. (b)                    4,768
503,000 Microchip Technology, Inc. (b)            11,077
117,000 NVIDIA Corp. (b)                           1,295
 84,000 PMC-Sierra, Inc. (b)                         802
189,000 QLogic Corp. (b)                           7,702
        ---------------------------------------- -------
        Total                                     52,097
        ---------------------------------------- -------
        Energy - 2.5%
        ----------------------------------------
408,000 Varco International, Inc. (b)              6,206
        ---------------------------------------- -------
        Financial Services - 8.1%
        ----------------------------------------
215,000 A.G. Edwards, Inc.                         7,396
302,000 Stilwell Financial, Inc.                   4,092
309,000 T. Rowe Price Group, Inc.                  8,352
        ---------------------------------------- -------
        Total                                     19,840
        ---------------------------------------- -------

                      Security
Shares               Description               Value
------- ------------------------------------- --------
        Health and Fitness - 1.1%
        -------------------------------------
 90,000 Nautilus Group, Inc. (b)              $  2,687
        ------------------------------------- --------
        Health Care - 5.7%
        -------------------------------------
249,000 Biomet, Inc.                             6,457
188,000 Medical Staffing Network Holdings
         Inc (b)                                 3,741
145,000 SurModics, Inc. (b)                      3,809
        ------------------------------------- --------
        Total                                   14,007
        ------------------------------------- --------
        Manufacturing - 6.8%
        -------------------------------------
152,000 Gentex Corp. (b)                         4,437
 82,000 OM Group, Inc.                           3,756
 75,000 Teleflex, Inc.                           3,701
 91,000 Zebra Technologies Corp., Class A (b)    4,592
        ------------------------------------- --------
        Total                                   16,486
        ------------------------------------- --------
        Media/Publishing - 1.6%
        -------------------------------------
 75,000 Omnicom Group, Inc.                      3,998
        ------------------------------------- --------
        Medical - Biotechnology - 0.3%
        -------------------------------------
370,000 Third Wave Technologies (b)                699
        ------------------------------------- --------
        Pharmaceuticals - 10.2%
        -------------------------------------
154,000 Biovail Corp. International (b)          3,693
120,000 Forest Laboratories, Inc. (b)            9,297
190,000 IDEC Pharmaceuticals Corp. (b)           8,472
159,000 King Pharmaceuticals, Inc. (b)           3,372
        ------------------------------------- --------
        Total                                   24,834
        ------------------------------------- --------
        Retail - 11.5%
        -------------------------------------
286,000 American Eagle Outfitters, Inc. (b)      4,736
 76,000 Bed Bath & Beyond, Inc. (b)              2,356
344,000 Chico's FAS, Inc. (b)                    5,431
144,000 Christopher & Banks Corp. (b)            4,897
119,000 Michael's Stores, Inc. (b)               4,407
 87,000 Panera Bread Co., Class A (b)            2,797
154,000 Williams-Sonoma, Inc.(b)                 3,504
        ------------------------------------- --------
        Total                                   28,128
        ------------------------------------- --------
        Technology - 2.0%
        -------------------------------------
107,000 L-3 Communications Holdings, Inc. (b)    4,946
        ------------------------------------- --------
        Total Common Stocks                    243,259
        ------------------------------------- --------

                                 - Continued -

                                                       Fifth Third Mid Cap Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                         Security
 Shares                 Description                  Value
--------- ---------------------------------------- --------
Investment Companies - 1.5%
1,783,951 Dreyfus Cash Management Money
           Market Fund                             $  1,784
1,774,916 Federated Prime Value Obligations
           Money Market Fund                          1,775
          ---------------------------------------- --------
          Total Investment Companies                  3,559
          ---------------------------------------- --------
          Total Investments (Cost $284,081)
          (a) - 101.1%                              246,818
          ---------------------------------------- --------
          Liabilities in excess of other assets  -
           (1.1)%                                    (2,632)
          ---------------------------------------- --------
          NET ASSETS - 100.0%                      $244,186
          ---------------------------------------- --------

(a) Represents cost for financial reporting purposes and differs from market value by unrealized depreciation of securities as follows (amounts in thousands):

                     Unrealized appreciation.... $ 39,495
                     Unrealized depreciation....  (76,758)
                                                 --------
                     Net unrealized depreciation $(37,263)
                                                 ========

Aggregate cost for federal income tax purposes differs from cost for financial reporting purposes by less than 2% of net assets and is therefore considered substantially the same.
(b) Non-income producing security.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Technology Fund
Schedule of Portfolio Investments
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------


                        Security
Shares                 Description                 Value
------- ------------------------------------------ ------
Common Stocks - 97.9%
        Advertising Services - 0.5%
        ------------------------------------------
  7,500 Getty Images, Inc. (b)                     $  124
        ------------------------------------------ ------
        Biotechnology - 5.0%
        ------------------------------------------
 13,000 IDEC Pharmaceuticals Corp. (b)                580
 22,500 Medimmune, Inc. (b)                           669
        ------------------------------------------ ------
        Total                                       1,249
        ------------------------------------------ ------
        Communications Equipment - 1.0%
        ------------------------------------------
100,000 JDS Uniphase Corp. (b)                        253
        ------------------------------------------ ------
        Computer Software & Services - 23.4%
        ------------------------------------------
 35,000 Adobe Systems, Inc.                           839
170,000 EMC Corp. (b)                               1,275
 45,000 Mercury Interactive Corp. (b)               1,153
 30,000 Microsoft Corp. (b)                         1,439
 35,000 Network Appliance, Inc. (b)                   296
 90,000 Oracle Corp. (b)                              901
        ------------------------------------------ ------
        Total                                       5,903
        ------------------------------------------ ------
        Diversified Hardware - 8.0%
        ------------------------------------------
 42,500 Agilent Technologies (b)                      803
 20,000 Applied Materials, Inc. (b)                   297
  5,000 Cymer, Inc. (b)                               140
 16,000 Lexmark International, Inc. (b)               782
        ------------------------------------------ ------
        Total                                       2,022
        ------------------------------------------ ------
        Electronics - 12.5%
        ------------------------------------------
 47,500 Cree, Inc. (b)                                718
 75,000 Flextronics International, Ltd. (b)           594
 40,000 Integrated Device Technologies, Inc. (b)      512
 41,250 Microchip Technology, Inc. (b)                908
 10,000 QLogic Corp. (b)                              408
        ------------------------------------------ ------
        Total                                       3,140
        ------------------------------------------ ------
        Internet Security - 4.9%
        ------------------------------------------
 30,000 Check Point Software Technologies Ltd. (b)    503
 45,000 Internet Security Systems (b)                 743
        ------------------------------------------ ------
        Total                                       1,246
        ------------------------------------------ ------
        Semiconductors - 34.6%
        ------------------------------------------
525,323 Agere Sysems Inc., Class A (b)                998
107,936 Agere Systems Inc., Class B (b)               210
 40,000 Amkor Technology, Inc. (b)                    158
 47,500 Analog Devices, Inc. (b)                    1,144
 10,000 AXT, Inc. (b)                                  78
  7,500 Emulex Corp. (b)                              174
 15,000 Genesis Microchip, Inc. (b)                    95
 22,500 Integrated Circuit Systems, Inc. (b)          395
 52,500 Intel Corp.                                   986
 10,000 KLA-Tencor Corp. (b)                          394
 15,000 Linear Technology Corp.                       406

                    Security
Shares             Description             Value
------- --------------------------------- -------
        Semiconductors (continued)
        ---------------------------------
 25,000 Maxim Integrated Products (b)     $   880
 42,500 Micron Technology, Inc. (b)           828
 10,000 MKS Instruments, Inc. (b)             170
 15,000 Pixelworks, Inc. (b)                   90
 25,000 Silicon Image, Inc. (b)               140
 40,000 Texas Instruments, Inc.               926
 35,000 Xilinx, Inc. (b)                      672
        --------------------------------- -------
        Total                               8,744
        --------------------------------- -------
        Technology - 6.5%
        ---------------------------------
215,000 BEA Systems, Inc. (b)               1,194
255,000 Lucent Technologies, Inc. (b)         446
        --------------------------------- -------
        Total                               1,640
        --------------------------------- -------
        Telecommunication Services - 1.5%
        ---------------------------------
100,000 Broadwing, Inc. (b)                   203
105,000 Finisar Corp. (b)                     175
        --------------------------------- -------
        Total                                 378
        --------------------------------- -------
        Total Common Stocks                24,699
        --------------------------------- -------
Investment Companies - 5.1%
643,213 Dreyfus Cash Management Money
         Market Fund                          643
643,213 Federated Prime Value Obligations
         Money Market Fund                    643
        --------------------------------- -------
        Total Investment Companies          1,286
        --------------------------------- -------
        Total Investments (Cost $39,004)
        (a) - 103.0%                       25,985
        --------------------------------- -------
        Liabilities in excess of other
        assets - (3.0)%                      (765)
        --------------------------------- -------
        NET ASSETS - 100.0%               $25,220
        --------------------------------- -------

(a) Represents cost for financial reporting purposes and differs from cost basis for federal income tax purposes by the amount of the losses recognized for financial reporting purposes in excess of federal income tax reporting. Cost for federal income tax purposes differs from value by net unrealized depreciation of securities as follows (amounts in thousands):

                     Unrealized appreciation.... $    600
                     Unrealized depreciation....  (16,084)
                                                 --------
                     Net unrealized depreciation $ 15,484
                                                 ========

(b) Non-income producing security.

      (See Notes which are an integral part of the Financial Statements)

                                                      Fifth Third Pinnacle Fund
                                              Schedule of Portfolio Investments
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------


                     Security
Shares              Description               Value
------ -------------------------------------- ------
Common Stocks - 100.1%
       Banking - 1.3%
       --------------------------------------
 7,014 Wells Fargo Co.                        $  357
       -------------------------------------- ------
       Business Equipment & Services - 6.3%
       --------------------------------------
29,100 Affiliated Computer Services, Inc. (b)  1,367
16,300 Concord EFS, Inc. (b)                     318
       -------------------------------------- ------
       Total                                   1,685
       -------------------------------------- ------
       Chemicals - 0.6%
       --------------------------------------
 3,165 Praxair, Inc.                             166
       -------------------------------------- ------
       Computer Software & Services - 6.3%
       --------------------------------------
14,775 Fiserv, Inc. (b)                          508
13,705 Microsoft Corp. (b)                       658
51,720 Oracle Corp. (b)                          518
       -------------------------------------- ------
       Total                                   1,684
       -------------------------------------- ------
       Computer Systems & Equipment - 5.3%
       --------------------------------------
78,855 Cisco Systems, Inc. (b)                 1,040
 5,325 IBM Corp.                                 375
       -------------------------------------- ------
       Total                                   1,415
       -------------------------------------- ------
       Consumer Non-Durable - 1.5%
       --------------------------------------
21,750 Pactiv Corp. (b)                          395
       -------------------------------------- ------
       Consumer Services - 5.2%
       --------------------------------------
21,987 PepsiCo, Inc.                             944
18,675 Waste Management, Inc.                    442
       -------------------------------------- ------
       Total                                   1,386
       -------------------------------------- ------
       Diversified Operations - 5.3%
       --------------------------------------
 3,125 3M Co.                                    393
74,125 Cendant Corp. (b)                       1,025
       -------------------------------------- ------
       Total                                   1,418
       -------------------------------------- ------
       Electronics - 5.8%
       --------------------------------------
12,525 Analog Devices, Inc. (b)                  302
11,100 Fairchild Semiconductor Corp. (b)         198
 9,925 Maxim Integrated Products, Inc. (b)       349
31,900 Microchip Technology, Inc. (b)            702
       -------------------------------------- ------
       Total                                   1,551
       -------------------------------------- ------
       Energy - 2.4%
       --------------------------------------
17,576 Exxon Mobil Corp.                         646
       -------------------------------------- ------
       Financial Services - 11.6%
       --------------------------------------
 6,225 Commerce Bancorp, Inc.                    288
 9,125 Freddie Mac                               565
 5,600 Goldman Sachs Group, Inc.                 410
18,275 H & R Block, Inc.                         882
11,300 Marsh & McLennan Cos., Inc.               541
23,962 MBNA Corp.                                465
       -------------------------------------- ------
       Total                                   3,151
       -------------------------------------- ------

                     Security
Shares              Description                Value
------ -------------------------------------- -------
       Food & Beverage - 1.3%
       --------------------------------------
 9,600 Kraft Foods, Inc.                      $   355
       -------------------------------------- -------
       Health Care - 16.5%
       --------------------------------------
12,405 Baxter International, Inc.                 495
21,625 Cardinal Health, Inc.                    1,245
25,300 HCA-The Healthcare Co.                   1,189
10,475 Quest Diagnostics, Inc. (b)                633
10,200 UnitedHealth Group, Inc.                   894
       -------------------------------------- -------
       Total                                    4,456
       -------------------------------------- -------
       Insurance - 5.9%
       --------------------------------------
 8,043 American International Group, Inc.         514
34,125 Willis Group Holdings Ltd. (b)           1,080
       -------------------------------------- -------
       Total                                    1,594
       -------------------------------------- -------
       Manufacturing - 3.0%
       --------------------------------------
15,067 General Electric Corp.                     485
 4,950 Illinois Tool Works, Inc.                  327
       -------------------------------------- -------
       Total                                      812
       -------------------------------------- -------
       Media/Publishing - 0.8%
       --------------------------------------
 8,300 Clear Channel Communications, Inc. (b)     216
       -------------------------------------- -------
       Pharmaceuticals - 7.7%
       --------------------------------------
13,450 Forest Laboratories, Inc. (b)            1,041
 5,675 Johnson & Johnson                          301
10,650 King Pharmaceuticals, Inc. (b)             226
15,107 Pfizer, Inc.                               489
       -------------------------------------- -------
       Total                                    2,057
       -------------------------------------- -------
       Restaurants - 1.1%
       --------------------------------------
12,575 Darden Restaurants, Inc.                   292
       -------------------------------------- -------
       Retail - 10.0%
       --------------------------------------
 3,585 AutoZone, Inc. (b)                         264
22,075 Home Depot, Inc.                           683
36,750 Office Depot, Inc. (b)                     477
12,300 Target Corp.                               410
24,050 TJX Companies, Inc.                        426
 8,442 Wal-Mart Stores, Inc.                      415
       -------------------------------------- -------
       Total                                    2,675
       -------------------------------------- -------
       Telecommunications - 0.8%
       --------------------------------------
12,375 UTstarcom, Inc. (b)                        216
       -------------------------------------- -------
       Transportation - 1.4%
       --------------------------------------
 5,725 United Parcel Service, Inc.                374
       -------------------------------------- -------
       Total Common Stocks                     26,901
       -------------------------------------- -------

                                 - Continued -

Fifth Third Pinnacle Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                    Security
Shares             Description               Value
------ ------------------------------------ -------
       Investment Companies - 0.0%
       ------------------------------------
 229   Dreyfus Cash Management Money Market
        Fund                                $    --#
       ------------------------------------ -------
       Total Investment Companies                --#
       ------------------------------------ -------
       Total Investments (Cost $30,009)
       (a) - 100.1%                          26,901
       ------------------------------------ -------
       Liabilities in excess of other
       assets - (0.1)%                          (24)
       ------------------------------------ -------
       NET ASSETS - 100.0%                  $26,877
       ------------------------------------ -------

(a) Represents cost for financial reporting purposes and differs from market value by unrealized depreciation of securities as follows (amounts in thousands):

                      Unrealized appreciation.... $ 1,636
                      Unrealized depreciation....  (4,744)
                                                  -------
                      Net unrealized depreciation $(3,108)
                                                  =======

Aggregate cost for federal income tax purposes differs from cost for financial reporting purposes by less than 2% of net assets and is therefore considered substantially the same.
(b) Non-income producing security.
#  Market value is less than five hundred dollars.

      (See Notes which are an integral part of the Financial Statements)

                                                Fifth Third Quality Growth Fund
                                              Schedule of Portfolio Investments
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------


                       Security
 Shares               Description              Value
--------- ----------------------------------- --------
Common Stocks - 100.1%
          Aerospace & Defense - 1.0%
          -----------------------------------
  120,000 United Technologies Corp.           $  8,340
          ----------------------------------- --------
          Banking - 13.3%
          -----------------------------------
1,060,000 Bank of New York Co., Inc.            33,941
  253,000 First Tennessee National Corp.         9,470
  605,000 Northern Trust Corp.                  24,097
  290,000 SouthTrust Corp.                       7,320
  230,000 Washington Mutual, Inc.                8,604
  500,000 Wells Fargo Co.                       25,430
          ----------------------------------- --------
          Total                                108,862
          ----------------------------------- --------
          Business Services - 1.9%
          -----------------------------------
  350,000 Cintas Corp.                          15,361
          ----------------------------------- --------
          Chemicals - 1.3%
          -----------------------------------
  225,000 Ecolab, Inc.                          10,339
          ----------------------------------- --------
          Computer Software & Services - 4.7%
          -----------------------------------
  805,000 Microsoft Corp. (b)                   38,624
          ----------------------------------- --------
          Computer Systems & Equipment -
          5.5%
          -----------------------------------
1,450,000 Cisco Systems, Inc. (b)               19,126
  365,000 IBM Corp.                             25,696
          ----------------------------------- --------
          Total                                 44,822
          ----------------------------------- --------
          Consumer Services - 1.5%
          -----------------------------------
  470,000 Sysco Corp.                           12,244
          ----------------------------------- --------
          Diversified Operations - 2.6%
          -----------------------------------
   96,000 3M Co.                                12,079
  141,000 Avery Dennison Corp.                   8,772
          ----------------------------------- --------
          Total                                 20,851
          ----------------------------------- --------
          Electronics - 13.3%
          -----------------------------------
  284,000 Agilent Technologies, Inc. (b)         5,362
  760,000 Analog Devices, Inc. (b)              18,316
  500,000 Applied Materials, Inc. (b)            7,435
  485,000 Flextronics International Ltd. (b)     3,841
1,430,000 Intel Corp.                           26,870
  535,000 Maxim Integrated Products, Inc. (b)   18,821
1,190,000 Texas Instruments, Inc.               27,549
          ----------------------------------- --------
          Total                                108,194
          ----------------------------------- --------
          Energy - 3.8%
          -----------------------------------
   65,000 ChevronTexaco Corp.                    4,875
  380,000 Exxon Mobil Corp.                     13,969
  260,000 Schlumberger, Ltd.                    11,159
   50,000 Transocean Sedco Forex, Inc.           1,275
          ----------------------------------- --------
          Total                                 31,278
          ----------------------------------- --------

                      Security
 Shares              Description              Value
--------- ---------------------------------- --------
          Financial Services - 11.2%
          ----------------------------------
  270,000 Freddie Mac                        $ 16,727
  890,000 Marsh & McLennan Cos., Inc.          42,631
1,215,000 Mellon Financial Corp.               32,295
          ---------------------------------- --------
          Total                                91,653
          ---------------------------------- --------
          Health Care - 4.2%
          ----------------------------------
  310,000 Baxter International, Inc.           12,372
  212,000 Cardinal Health, Inc.                12,211
  240,000 Medtronic, Inc.                       9,696
          ---------------------------------- --------
          Total                                34,279
          ---------------------------------- --------
          Insurance - 2.8%
          ----------------------------------
  357,000 American International Group, Inc.   22,819
          ---------------------------------- --------
          Manufacturing -- 10.4%
          ----------------------------------
  475,000 Emerson Electric Corp.               24,201
  770,000 General Electric Corp.               24,794
  235,000 Harley-Davidson, Inc.                11,130
  373,000 Illinois Tool Works, Inc.            24,614
          ---------------------------------- --------
          Total                                84,739
          ---------------------------------- --------
          Media/Publishing - 0.8%
          ----------------------------------
  130,000 Omnicom Group, Inc.                   6,930
          ---------------------------------- --------
          Pharmaceuticals - 6.9%
          ----------------------------------
  710,000 Amgen, Inc. (b)                      32,404
  245,000 MedImmune, Inc. (b)                   7,286
  510,000 Pfizer, Inc.                         16,499
          ---------------------------------- --------
          Total                                56,189
          ---------------------------------- --------
          Retail - 14.9%
          ----------------------------------
  950,000 Home Depot, Inc.                     29,336
  195,000 Kohl's Corp. (b)                     12,870
  795,000 Lowe's Cos., Inc.                    30,091
  940,000 Target Corp.                         31,349
  361,000 Wal-Mart Stores, Inc.                17,754
          ---------------------------------- --------
          Total                               121,400
          ---------------------------------- --------
          Total Common Stocks                 816,924
          ---------------------------------- --------

                                 - Continued -

Fifth Third Quality Growth Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                      Security
 Shares              Description              Value
--------- --------------------------------- --------
Investment Companies - 1.6%
6,453,362 Dreyfus Cash Management Money
           Market Fund                      $  6,453
6,453,362 Federated Prime Value Obligations
           Money Market Fund                   6,453
          --------------------------------- --------
          Total Investment Companies          12,906
          --------------------------------- --------
          Total Investments (Cost $850,053)
          (a) - 101.7%                       829,830
          --------------------------------- --------
          Liabilities in excess of other
          assets - (1.7)%                    (13,535)
          --------------------------------- --------
          NET ASSETS - 100.0%               $816,295
          --------------------------------- --------

(a) Represents cost for financial reporting purposes and differs from market value by unrealized depreciation of securities as follows (amounts in thousands):

                     Unrealized appreciation.... $ 138,408
                     Unrealized depreciation....  (158,631)
                                                 ---------
                     Net unrealized depreciation $ (20,223)
                                                 =========

Aggregate cost for federal income tax purposes differs from cost for financial reporting purposes by less than 2% of net assets and is therefore considered substantially the same.
(b) Non-income producing security.

      (See Notes which are an integral part of the Financial Statements)

                                                  Fifth Third Equity Index Fund
                                              Schedule of Portfolio Investments
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                   Security
Shares            Description            Value
------- ------------------------------- -------
Common Stocks - 95.1%
        Aerospace & Defense - 1.6%
        -------------------------------
 60,292 Boeing Co.                      $ 2,503
 14,500 General Dynamics Corp.            1,173
 32,388 Lockheed Martin Corp.             2,076
  8,100 Northrop Grumman Corp.              897
 28,600 Raytheon Co.                        932
 13,100 Rockwell Collins                    337
 34,000 United Technologies Corp.         2,363
        ------------------------------- -------
        Total                            10,281
        ------------------------------- -------
        Automotive - 0.9%
        -------------------------------
  3,000 Cummins Engine, Inc.                 97
 10,632 Dana Corp.                          171
 40,284 Delphi Automotive Systems Corp.     401
130,303 Ford Motor Co.                    1,755
 40,300 General Motors Corp.              1,877
 12,525 Genuine Parts Co.                   385
  4,320 Navistar International Corp.        111
  8,325 PACCAR, Inc.                        319
  9,200 TRW, Inc.                           496
  9,362 Visteon Corp.                       104
        ------------------------------- -------
        Total                             5,716
        ------------------------------- -------
        Banking - 6.9%
        -------------------------------
 25,950 AmSouth Bancorp.                    579
110,592 Bank of America Corp.             7,353
 52,300 Bank of New York Co., Inc.        1,675
 84,311 Bank One Corp.                    3,281
 34,400 BB&T Corp.                        1,273
 12,650 Comerica, Inc.                      736
 42,312 Fifth Third Bancorp               2,796
  9,100 First Tennessee National Corp.      341
 75,212 FleetBoston Financial Corp.       1,745
 17,761 Huntington Bancshares               351
143,054 J.P. Morgan Chase & Co.           3,571
 30,600 KeyCorp                             804
 43,800 National City Corp.               1,353
 11,800 North Fork Bancorp.                 479
 15,900 Northern Trust Corp.                633
 20,400 PNC Bank Corp.                      860
 24,900 SouthTrust Corp.                    628
 23,400 State Street Corp.                  995
 20,600 SunTrust Banks, Inc.              1,355
 14,600 Union Planters Corp.                447
 98,370 Wachovia Corp.                    3,522
 70,053 Washington Mutual, Inc.           2,621
122,900 Wells Fargo Co.                   6,250
        ------------------------------- -------
        Total                            43,648
        ------------------------------- -------
        Basic Materials - 0.8%
        -------------------------------
 25,650 Alcan Aluminum, Ltd.                713
 60,876 Alcoa, Inc.                       1,647
  6,460 Allegheny Technologies, Inc.         62

                     Security
Shares              Description              Value
------ ------------------------------------- ------
       Basic Materials (continued)
       -------------------------------------
10,900 Freeport-McMoRan Copper & Gold, Inc.,
        Class B (b)                          $  166
14,317 MeadWestvaco Corp.                       381
28,115 Newmont Mining Corp.                     686
 5,600 Nucor Corp.                              313
 6,317 Phelps Dodge Corp.                       216
13,300 Plum Creek Timber Co., Inc.              379
 3,900 Temple-Inland, Inc.                      209
 7,140 United States Steel Corp.                119
 7,300 Vulcan Materials Co.                     295
 6,125 Worthington Industries, Inc.             107
       ------------------------------------- ------
       Total                                  5,293
       ------------------------------------- ------
       Building & Construction - 0.5%
       -------------------------------------
 4,208 Boise Cascade Corp.                      122
 4,400 Centex Corp.                             211
 5,800 Fluor Corp.                              186
16,545 Georgia Pacific Corp.                    362
 8,200 Louisiana-Pacific Corp.                   65
34,800 Masco Corp.                              842
 4,400 Pulte Corp.                              211
15,650 Weyerhaeuser Co.                         920
       ------------------------------------- ------
       Total                                  2,919
       ------------------------------------- ------
       Business Equipment & Services - 0.1%
       -------------------------------------
36,700 Concord EFS, Inc. (b)                    716
       ------------------------------------- ------
       Business Services - 0.3%
       -------------------------------------
12,200 Cintas Corp.                             535
12,400 Convergys Corp. (b)                      187
 4,800 Deluxe Corp.                             187
17,300 Pitney Bowes, Inc.                       676
 8,100 R.R. Donnelley & Sons Co.                225
12,700 Robert Half International, Inc. (b)      253
       ------------------------------------- ------
       Total                                  2,063
       ------------------------------------- ------
       Capital Goods - 0.6%
       -------------------------------------
 5,200 American Standard Companies, Inc. (b)    372
24,700 Caterpillar, Inc.                      1,103
17,100 Deere & Co.                              719
14,600 Dover Corp.                              429
 9,299 Pall Corp.                               163
 8,425 Parker Hannifin Corp.                    339
 7,300 The B.F. Goodrich Co.                    163
 5,800 The Black & Decker Corp.                 264
12,400 Thermo Electron Corp. (b)                211
 6,700 W.W. Grainger, Inc.                      329
       ------------------------------------- ------
       Total                                  4,092
       ------------------------------------- ------
       Chemicals - 1.4%
       -------------------------------------
16,300 Air Products and Chemicals, Inc.         721
65,254 Dow Chemical Co.                       1,884
71,320 E. I. du Pont de Nemours & Co.         2,990

                                 - Continued -

Fifth Third Equity Index Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                       Security
Shares                Description                Value
------- --------------------------------------- -------
        Chemicals (continued)
        ---------------------------------------
  5,800 Eastman Chemical Co.                    $   257
  9,300 Ecolab, Inc.                                427
  9,337 Engelhard Corp.                             233
  3,600 Great Lakes Chemical Corp.                   90
  8,500 Hercules, Inc. (b)                           90
 12,100 PPG Industries, Inc.                        695
 11,700 Praxair, Inc.                               612
 15,877 Rohm & Haas Co.                             595
  5,300 Sigma-Aldrich Corp.                         254
        --------------------------------------- -------
        Total                                     8,848
        --------------------------------------- -------
        Computer Software & Services - 5.4%
        ---------------------------------------
 17,200 Adobe Systems, Inc.                         412
  8,800 Autodesk, Inc.                              113
 44,600 Automatic Data Processing, Inc.           1,663
 17,400 BMC Software, Inc. (b)                      234
 13,100 Citrix System, Inc. (b)                      72
 41,618 Computer Associates International, Inc.     389
 12,300 Computer Sciences Corp. (b)                 455
 29,500 Compuware Corp. (b)                         109
 13,400 Comverse Technology, Inc. (b)               107
 34,400 Electronic Data Systems Corp.             1,265
 10,400 Equifax, Inc.                               220
 54,900 First Data Corp.                          1,919
 13,750 Fiserv, Inc. (b)                            473
 15,200 Intuit, Inc. (b)                            668
108,400 JDS Uniphase Corp. (b)                      274
  6,000 Mercury Interactive Corp. (b)               154
389,100 Microsoft Corp. (b)                      18,670
 24,000 Network Appliance, Inc. (b)                 203
394,548 Oracle Corp. (b)                          3,950
 20,326 Parametric Technology Corp. (b)              63
 26,950 Paychex, Inc.                               709
 22,300 PeopleSoft, Inc. (b)                        401
 34,000 Siebel Systems, Inc. (b)                    320
 20,300 SunGard Data Systems, Inc. (b)              476
 23,100 Unisys Corp. (b)                            174
 29,400 VERITAS Software Corp. (b)                  495
 43,000 Yahoo, Inc. (b)                             566
        --------------------------------------- -------
        Total                                    34,554
        --------------------------------------- -------
        Computer Systems & Equipment - 3.9%
        ---------------------------------------
 25,600 Apple Computer, Inc. (b)                    391
526,100 Cisco Systems, Inc. (b)                   6,939
186,500 Dell Computer Corp. (b)                   4,649
 25,900 Gateway, Inc. (b)                            88
216,962 Hewlett-Packard Co.                       3,070
123,050 IBM Corp.                                 8,663
  7,100 NCR Corp. (b)                               187
256,400 Sun Microsystems, Inc. (b)                1,005
        --------------------------------------- -------
        Total                                    24,992
        --------------------------------------- -------

                       Security
Shares                Description                 Value
------- ---------------------------------------- -------
        Consumer Cyclical - 0.2%
        ----------------------------------------
 42,100 Carnival Corp.                           $ 1,116
  8,200 Harrah's Entertainment, Inc. (b)             388
        ---------------------------------------- -------
        Total                                      1,504
        ---------------------------------------- -------
        Consumer Durable - 0.4%
        ----------------------------------------
  6,900 Brunswick Corp.                              158
  5,700 Cooper Tire & Rubber Co.                     114
 10,800 Danaher Corp.                                670
 11,700 Goodyear Tire & Rubber Co.                   204
  3,640 KB Home                                      168
 14,100 Leggett & Platt, Inc.                        317
  5,600 Maytag Corp.                                 186
 11,000 Sherwin-Williams Co.                         316
  4,150 Snap-On, Inc.                                113
  6,100 The Stanley Works                            220
  4,900 Whirlpool Corp.                              281
        ---------------------------------------- -------
        Total                                      2,747
        ---------------------------------------- -------
        Consumer Non-Durable - 4.5%
        ----------------------------------------
  4,200 Alberto-Culver Co., Class B                  200
  5,000 American Greetings Corp., Class A             80
 17,000 Avon Products, Inc.                          786
  4,100 Ball Corp.                                   176
  3,800 Bemis Co.                                    183
 16,600 Clorox Co.                                   639
 32,100 Coca-Cola Enterprises, Inc.                  598
 39,300 Colgate-Palmolive Co.                      2,018
 10,800 Fortune Brands, Inc.                         565
 75,964 Gillette Co.                               2,498
  6,800 International Flavors & Fragrances, Inc.     208
  9,300 Jones Apparel Group, Inc. (b)                316
 37,240 Kimberly-Clark Corp.                       2,274
 19,180 Newell Rubbermaid, Inc.                      577
 19,300 Nike, Inc., Class B                          951
 11,400 Pactiv Corp. (b)                             207
 20,300 Pepsi Bottling Group, Inc.                   502
153,700 Philip Morris Cos., Inc.                   7,078
 93,400 Procter & Gamble Co.                       8,311
  4,300 Reebok International Ltd. (b)                116
  6,016 Sealed Air Corp. (b)                          87
  4,600 Tupperware Corp.                              80
  7,900 V.F. Corp.                                   305
        ---------------------------------------- -------
        Total                                     28,755
        ---------------------------------------- -------
        Consumer Services - 5.4%
        ----------------------------------------
  2,700 Adolph Coors Co.                             163
 62,940 Anheuser-Busch Co., Inc.                   3,255
 46,771 Archer-Daniels-Midland Co.                   547
178,500 Coca-Cola Co.                              8,913
  6,100 Dow Jones & Co.                              251
 20,900 Eastman Kodak Co.                            643
 19,200 Gannett, Inc.                              1,381
 26,300 General Mills, Inc.                        1,090

                                 - Continued -

                                                  Fifth Third Equity Index Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                     Security
Shares              Description               Value
------- ------------------------------------ -------
        Consumer Services (continued)
        ------------------------------------
 25,200 H.J. Heinz Co.                       $   969
 12,400 Hasbro, Inc.                             152
 26,600 Hilton Hotels Corp.                      325
  6,500 International Game Technology (b)        379
 34,736 International Paper Co.                1,383
 29,400 Kellogg Co.                            1,013
  6,000 Knight-Ridder, Inc.                      363
 17,500 Marriott International, Inc.             586
 31,347 Mattel, Inc.                             590
  3,600 Meredith Corp.                           131
 10,900 New York Times Co.                       493
127,090 PepsiCo, Inc.                          5,457
 56,333 Sara Lee Corp.                         1,056
 14,300 Starwood Hotels & Resorts Worldwide,
         Inc.                                    368
 47,700 Sysco Corp.                            1,243
 21,650 Tribune Co.                              864
 12,100 U.S.T., Inc.                             356
 16,400 Univision Communications, Inc. (b)       469
 44,442 Waste Management, Inc.                 1,052
 16,200 Wm. Wrigley Jr. Co.                      829
        ------------------------------------ -------
        Total                                 34,321
        ------------------------------------ -------
        Diversified Operations - 1.1%
        ------------------------------------
 28,000 3M Co.                                 3,524
  7,900 Avery Dennison Corp.                     491
 74,919 Cendant Corp. (b)                      1,036
  4,325 Crane Co.                                 99
  6,500 ITT Industries, Inc.                     415
  6,400 Johnson Controls, Inc.                   519
 10,400 Nabors Industries Ltd (b)                317
 10,100 Textron, Inc.                            398
        ------------------------------------ -------
        Total                                  6,799
        ------------------------------------ -------
        Education - 0.1%
        ------------------------------------
 12,400 Apollo Group, Inc., Class A (b)          487
        ------------------------------------ -------
        Electronic Commerce - 0.2%
        ------------------------------------
 20,100 eBay, Inc. (b)                         1,148
        ------------------------------------ -------
        Electronics - 3.7%
        ------------------------------------
 62,800 ADC Telecommunications, Inc. (b)         113
 24,500 Advanced Micro Devices, Inc. (b)         197
 33,357 Agilent Technologies, Inc. (b)           630
 27,600 Altera Corp. (b)                         327
 14,100 American Power Conversion Corp. (b)      154
 26,200 Analog Devices, Inc. (b)                 631
 15,300 Applera Corp. - Applied Biosystems
         Group                                   285
117,700 Applied Materials, Inc. (b)            1,750
 23,900 Applied Micro Circuits Corp. (b)         110
 19,300 Broadcom Corp., Class A (b)              362
159,800 EMC Corp. (b)                          1,199
480,400 Intel Corp.                            9,028

                     Security
Shares              Description              Value
------- ----------------------------------- -------
        Electronics (continued)
        -----------------------------------
 14,200 Jabil Circuit, Inc. (b)             $   253
 13,600 KLA-Tencor Corp. (b)                    536
 22,800 Linear Technology Corp.                 617
 26,600 LSI Logic Corp. (b)                     207
 23,200 Maxim Integrated Products, Inc. (b)     816
 43,200 Micron Technology, Inc. (b)             842
 10,400 Novellus Systems, Inc. (b)              281
 10,700 NVIDIA Corp. (b)                        118
  9,600 PerkinElmer, Inc.                        73
 12,000 PMC-Sierra, Inc. (b)                    115
  6,200 Power-One, Inc. (b)                      28
  6,700 QLogic Corp. (b)                        273
 13,300 Rockwell International Corp.            246
 39,600 Sanmina Corp. (b)                       161
 65,600 Solectron Corp. (b)                     262
  6,900 Tektronix, Inc. (b)                     129
 29,500 Tellabs, Inc. (b)                       169
 13,100 Teradyne, Inc. (b)                      197
124,600 Texas Instruments, Inc.               2,885
  4,500 Thomas & Betts Corp. (b)                 66
 15,700 Vitesse Semiconductor Corp. (b)          38
  9,400 Waters Corp. (b)                        213
 24,100 Xilinx, Inc. (b)                        462
        ----------------------------------- -------
        Total                                23,773
        ----------------------------------- -------
        Energy - 5.8%
        -----------------------------------
  6,400 Amerada Hess Corp.                      438
 17,809 Anadarko Petroleum Corp.                775
 10,370 Apache Corp.                            534
  5,200 Ashland, Inc.                           185
 24,280 Baker Hughes, Inc.                      651
 11,300 BJ Services Co. (b)                     360
 14,465 Burlington Resources, Inc.              529
 76,656 ChevronTexaco Corp.                   5,748
 44,986 Conoco, Inc.                          1,085
 11,200 Devon Energy Corp.                      467
 41,495 El Paso Energy Corp.                    600
  8,300 EOG Resources, Inc.                     285
487,340 Exxon Mobil Corp.                    17,914
 31,300 Halliburton Co.                         413
  7,173 Kerr-Mcgee Corp.                        335
 22,300 Marathon Oil Corp.                      541
  4,800 McDermott International, Inc. (b)        23
 31,974 Mirant Corp. (b)                        115
  9,700 Noble Drilling Corp. (b)                314
 26,900 Occidental Petroleum Corp.              729
 27,500 Phillips Petroleum Co.                1,423
  6,700 Rowan Cos., Inc.                        131
 41,500 Schlumberger, Ltd.                    1,781
  5,474 Sunoco, Inc.                            195
 22,940 Transocean Sedco Forex, Inc.            585
 17,600 Unocal Corp.                            575
        ----------------------------------- -------
        Total                                36,731
        ----------------------------------- -------

                                 - Continued -

Fifth Third Equity Index Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                     Security
Shares              Description              Value
------- ----------------------------------- -------
        Financial Services - 8.5%
        -----------------------------------
  7,650 AMBAC Financial Group, Inc.         $   482
 95,600 American Express Co.                  3,371
  7,187 Bear Stearns Cos., Inc.                 433
 15,800 Capital One Financial Corp.             501
 98,575 Charles Schwab Corp.                    882
 16,184 Charter One Financial, Inc.             549
369,870 Citigroup, Inc.                      12,406
  8,900 Countrywide Credit Industries, Inc.     452
 71,700 Fannie Mae                            5,371
 18,800 Franklin Resources, Inc.                645
 49,900 Freddie Mac                           3,091
 11,100 Golden West Financial Corp.             730
 34,100 Goldman Sachs Group, Inc.             2,494
 13,200 H & R Block, Inc.                       637
 32,793 Household International, Inc.         1,399
 17,500 Lehman Brothers Holding, Inc.           992
 39,400 Marsh & McLennan Cos., Inc.           1,887
 15,200 Marshall & Ilsley Corp.                 457
 10,600 MBIA, Inc.                              526
 91,845 MBNA Corp.                            1,781
 31,700 Mellon Financial Corp.                  843
 62,000 Merrill Lynch & Co., Inc.             2,210
  7,600 MGIC Investment Corp.                   479
 11,065 Moody's Corp.                           549
 79,132 Morgan Stanley Dean Witter & Co.      3,193
 22,500 Providian Financial Corp.               113
 42,100 Prudential Financial, Inc. (b)        1,389
 16,500 Regions Financial Corp.                 581
 11,200 SLM Corp.                             1,019
 16,000 Stilwell Financial, Inc.                217
 21,200 Synovus Financial Corp.                 509
  8,900 T. Rowe Price Group, Inc.               241
137,377 U.S. Bancorp                          2,938
  6,600 Zions Bancorporation                    333
        ----------------------------------- -------
        Total                                53,700
        ----------------------------------- -------
        Food and Beverages - 0.4%
        -----------------------------------
  4,900 Brown-Forman Corp.                      332
 29,500 Campbell Soup Co.                       687
 38,650 ConAgra, Inc.                           971
  9,800 Hershey Foods Corp.                     769
        ----------------------------------- -------
        Total                                 2,759
        ----------------------------------- -------
        Health Care - 3.4%
        -----------------------------------
  7,500 AmerisourceBergen Corp.                 502
  3,900 Bausch & Lomb, Inc.                     129
 43,200 Baxter International, Inc.            1,724
 18,600 Becton, Dickinson & Co.                 541
 10,700 Biogen, Inc. (b)                        385
 19,275 Biomet, Inc.                            500
 29,200 Boston Scientific Corp. (b)             876
  3,800 C.R. Bard, Inc.                         205
 32,500 Cardinal Health, Inc.                 1,872

                       Security
Shares                Description                Value
------- --------------------------------------- -------
        Health Care (continued)
        ---------------------------------------
 13,700 Chiron Corp. (b)                        $   462
 22,000 Guidant Corp. (b)                           766
 36,949 HCA-The Healthcare Co.                    1,737
 17,300 Health Management Associates, Inc.,
         Class A (b)                                350
 28,300 HEALTHSOUTH Corp. (b)                       290
 12,800 Humana, Inc. (b)                            158
 20,730 IMS Health, Inc.                            328
  7,600 Manor Care, Inc. (b)                        167
 20,627 McKesson HBOC, Inc.                         679
 87,200 Medtronic, Inc.                           3,522
  3,500 Millipore Corp.                             116
  8,500 Quintiles Transnational Corp. (b)            84
 12,700 St. Jude Medical, Inc. (b)                  483
 14,200 Stryker Corp.                               719
 35,100 Tenet Healthcare Corp. (b)                1,673
 22,100 UnitedHealth Group, Inc.                  1,936
  7,700 Watson Pharmaceutical, Inc. (b)             162
 10,400 Wellpoint Health Networks (b)               744
 13,990 Zimmer Holdings, Inc. (b)                   521
        --------------------------------------- -------
        Total                                    21,631
        --------------------------------------- -------
        Insurance - 4.3%
        ---------------------------------------
 18,800 ACE Ltd.                                    595
 10,470 Aetna, Inc.                                 457
 37,200 AFLAC, Inc.                               1,168
 50,998 Allstate Corp.                            1,938
187,800 American International Group, Inc.       12,005
 19,500 Aon Corp.                                   463
 12,300 Chubb Corp.                                 798
 10,100 CIGNA Corp.                                 909
 11,700 Cincinnati Financial Corp.                  469
 17,800 Hartford Financial Services Group, Inc.     901
 10,837 Jefferson-Pilot Corp.                       471
 21,200 John Hancock Financial Services, Inc.       702
 13,400 Lincoln National Corp.                      492
 13,600 Loews Corp.                                 645
 50,700 MetLife, Inc.                             1,429
 25,800 Principal Financial Group (b)               741
 15,800 Progressive Corp.                           808
  9,200 Safeco Corp.                                292
 14,934 St. Paul Cos., Inc.                         466
  8,700 Torchmark Corp.                             315
 17,484 UNUM Corp.                                  358
  9,700 XL Capital Ltd., Class A                    719
        --------------------------------------- -------
        Total                                    27,141
        --------------------------------------- -------
        Manufacturing - 5.0%
        ---------------------------------------
  6,700 Cooper Industries, Ltd.                     209
  5,000 Eaton Corp.                                 349
 30,300 Emerson Electric Corp.                    1,544
714,100 General Electric Corp. (c)               22,993

                                 - Continued -

                                                  Fifth Third Equity Index Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                      Security
Shares               Description                Value
------- -------------------------------------- -------
        Manufacturing (continued)
        --------------------------------------
 21,700 Harley-Davidson, Inc.                  $ 1,028
 58,712 Honeywell International, Inc.            1,900
 22,000 Illinois Tool Works, Inc.                1,452
 12,150 Ingersoll-Rand Co.                         466
143,500 Tyco International, Ltd.                 1,837
        -------------------------------------- -------
        Total                                   31,778
        -------------------------------------- -------
        Media/Publishing - 2.5%
        --------------------------------------
319,980 AOL Time Warner, Inc. (b)                3,680
 44,000 Clear Channel Communications, Inc. (b)   1,146
 68,000 Comcast Corp. (b)                        1,421
 27,500 Interpublic Group Cos., Inc.               575
 13,900 McGraw-Hill Cos., Inc.                     869
 13,400 Omnicom Group, Inc.                        714
146,650 The Walt Disney Co.                      2,600
  8,000 TMP Worldwide, Inc. (b)                    124
126,976 Viacom, Inc. (b)                         4,944
        -------------------------------------- -------
        Total                                   16,073
        -------------------------------------- -------
        Pharmaceuticals - 10.2%
        --------------------------------------
112,100 Abbott Laboratories                      4,642
  9,300 Allergan, Inc.                             563
 92,140 Amgen, Inc. (b)                          4,205
139,300 Bristol-Myers Squibb Co.                 3,264
 80,800 Eli Lilly & Co.                          4,720
 12,800 Forest Laboratories, Inc. (b)              992
 15,400 Genzyme Corp. (b)                          351
216,332 Johnson & Johnson                       11,466
 17,833 King Pharmaceuticals, Inc. (b)             378
 18,000 MedImmune, Inc. (b)                        535
162,750 Merck & Co., Inc.                        8,072
448,700 Pfizer, Inc.                            14,515
 92,912 Pharmacia Corp.                          4,157
105,300 Schering-Plough Corp.                    2,685
 95,300 Wyeth                                    3,802
        -------------------------------------- -------
        Total                                   64,347
        -------------------------------------- -------
        Real Estate Investment Trust - 0.3%
        --------------------------------------
 30,000 Equity Office Properties Trust             791
 19,700 Equity Residential Properties Trust        527
 13,300 Simon Property Group, Inc.                 479
        -------------------------------------- -------
        Total                                    1,797
        -------------------------------------- -------
        Restaurants - 0.6%
        --------------------------------------
 12,400 Darden Restaurants, Inc.                   288
 91,400 McDonald's Corp.                         2,262
  8,400 Wendy's International, Inc.                309
 21,320 YUM! Brands, Inc.                          659
        -------------------------------------- -------
        Total                                    3,518
        -------------------------------------- -------
        Retail - 7.1%
        --------------------------------------
 29,197 Albertson's, Inc.                          823
  7,600 AutoZone, Inc. (b)                         561

                      Security
Shares               Description               Value
------- ------------------------------------- -------
        Retail (continued)
        -------------------------------------
 21,000 Bed Bath & Beyond, Inc. (b)           $   651
 23,050 Best Buy Co. (b)                          758
  8,300 Big Lots, Inc.                            138
 15,100 Circuit City Stores, Inc.                 257
 32,600 Costco Wholesale Corp. (b)              1,137
 28,200 CVS Corp.                                 807
  6,100 Dillards Department Stores, Inc.          143
 23,933 Dollar General Corp.                      411
 12,400 Family Dollar Stores, Inc.                376
 14,500 Federated Department Stores, Inc. (b)     545
 62,237 Gap, Inc.                                 756
169,243 Home Depot, Inc.                        5,226
 19,200 J.C. Penney Co., Inc.                     338
 24,200 Kohl's Corp. (b)                        1,597
 57,100 Kroger Co. (b)                          1,112
 37,256 Limited, Inc.                             669
  7,700 Liz Claiborne, Inc.                       222
 55,800 Lowe's Cos., Inc.                       2,112
 20,600 May Department Stores Co.                 633
  9,700 Nordstrom, Inc.                           183
 22,200 Office Depot, Inc. (b)                    288
 12,456 RadioShack Corp.                          319
 34,700 Safeway, Inc. (b)                         965
 22,675 Sears Roebuck & Co.                     1,070
 33,600 Staples, Inc. (b)                         561
 27,700 Starbucks Corp. (b)                       544
  9,600 SUPERVALU, Inc.                           200
 65,200 Target Corp.                            2,174
 10,500 Tiffany & Co.                             259
 38,800 TJX Companies, Inc.                       688
 15,750 Toys 'R' Us, Inc. (b)                     212
319,650 Wal-Mart Stores, Inc.                  15,721
 73,500 Walgreen Co.                            2,597
 10,600 Winn-Dixie Stores, Inc.                   167
        ------------------------------------- -------
        Total                                  45,220
        ------------------------------------- -------
        Technology - 0.5%
        -------------------------------------
  6,555 Andrew Corp. (b)                           74
 28,794 Avaya, Inc. (b)                            43
 32,600 CIENA Corp. (b)                           131
 20,200 Citizens Communications Co. (b)           111
  9,900 Electronic Arts, Inc. (b)                 595
  9,300 Lexmark International Group, Inc. (b)     455
 13,875 Molex, Inc.                               405
 12,900 National Semiconductor Corp. (b)          234
 28,400 Novell, Inc. (b)                           63
 46,118 Palm, Inc. (b)                             50
 14,000 Rational Software Corp. (b)                94
 11,300 Scientific-Atlanta, Inc.                  143
 16,450 Symbol Technologies, Inc.                 150
 51,734 Xerox Corp. (b)                           360
        ------------------------------------- -------
        Total                                   2,908
        ------------------------------------- -------

                                 - Continued -

Fifth Third Equity Index Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                       Security
Shares                Description                 Value
------- ---------------------------------------- -------
        Telecommunications - 3.5%
        ----------------------------------------
 22,300 Alltel Corp.                             $   904
272,953 AT&T Corp.                                 2,779
194,495 AT&T Wireless Services, Inc. (b)             912
134,700 BellSouth Corp.                            3,617
 50,000 Qwest Communications International, Inc.      64
239,996 SBC Communications, Inc.                   6,638
 64,000 Sprint Corp.                                 598
 79,000 Sprint Corp., PCS Group (b)                  324
195,678 Verizon Communications, Inc.               6,457
        ---------------------------------------- -------
        Total                                     22,293
        ---------------------------------------- -------
        Telecommunications - Equipment - 0.6%
        ----------------------------------------
 75,500 Corning, Inc. (b)                            121
273,437 Lucent Technologies, Inc. (b)                479
163,180 Motorola, Inc.                             1,892
 55,300 QUALCOMM, Inc. (b)                         1,520
        ---------------------------------------- -------
        Total                                      4,012
        ---------------------------------------- -------
        Transportation - 1.7%
        ----------------------------------------
 11,100 AMR Corp. (b)                                124
 27,500 Burlington Northern Santa Fe Corp.           809
 15,308 CSX Corp.                                    529
  8,900 Delta Air Lines, Inc.                        139
 21,420 FedEx Corp.                                1,091
 27,900 Norfolk Southern Corp.                       565
  4,400 Ryder Systems, Inc.                          115
 10,365 Sabre Group Holdings, Inc. (b)               275
 55,405 Southwest Airlines Co.                       765
 18,100 Union Pacific Corp.                        1,062
 80,300 United Parcel Service, Inc.                5,247
        ---------------------------------------- -------
        Total                                     10,721
        ---------------------------------------- -------
        Utilities - 2.7%
        ----------------------------------------
 42,600 AES Corp. (b)                                 87
  9,000 Allegheny Energy, Inc.                       189
 10,400 Ameren Corp.                                 454
 24,360 American Electric Power Company, Inc.        802
 29,700 Calpine Corp. (b)                            148
 10,200 CenturyTel, Inc.                             271
 12,035 Cinergy Corp.                                408
 10,600 CMS Energy Corp.                              86
 15,300 Consolidated Edison, Inc.                    656
 11,800 Constellation Energy Group, Inc.             329
 19,867 Dominion Resources, Inc.                   1,181
 12,000 DTE Energy Co.                               492
 59,612 Duke Energy Corp. (b)                      1,520
 28,000 Dynegy, Inc.                                  67
 23,400 Edison International, Inc. (b)               307
 16,100 Entergy Corp.                                653
 23,162 Exelon Corp.                               1,136
 21,370 First Energy Corp.                           657
 12,600 FPL Group, Inc.                              714
 10,100 KeySpan Corp.                                352
  8,800 Kinder Morgan, Inc.                          366
 58,600 Nextel Communications, Inc., Class A (b)     336
  3,500 NICOR, Inc.                                   95

                         Security
  Shares                Description                Value
---------- ------------------------------------- --------
           Utilities (continued)
           -------------------------------------
    14,953 NiSource, Inc.                        $    296
     2,500 People's Energy Corp.                       88
    28,000 PG&E Corp. (b)                             389
     6,100 Pinnacle West Capital Corp.                207
    10,600 PPL Corp.                                  350
    15,937 Progress Energy, Inc.                      745
    14,800 Public Service Enterprise Group, Inc.      511
    22,944 Reliant Energy, Inc.                       231
    14,725 Sempra Energy                              312
    50,600 Southern Co.                             1,456
    11,100 TECO Energy, Inc.                          256
    39,000 The Williams Companies, Inc.               115
    19,170 TXU Corp.                                  827
    28,285 Xcel Energy, Inc.                          197
           ------------------------------------- --------
           Total                                   17,286
           ------------------------------------- --------
           Waste Management - 0.0%
           -------------------------------------
    14,200 Allied Waste Industries, Inc. (b)           94
           ------------------------------------- --------
           Total Common Stocks                    604,665
           ------------------------------------- --------
           Investment Companies - 4.3%
           -------------------------------------
       106 Dreyfus Cash Management Money
            Market Fund                                --#
27,108,354 Federated Prime Value Obligations
            Money Market Fund                      27,108
           ------------------------------------- --------
           Total Investment Companies              27,108
           ------------------------------------- --------
           Total Investments (Cost $483,101)
           (a) - 99.4%                            631,773
           ------------------------------------- --------
           Other assets in excess of
           liabilities - 0.6%                       3,557
           ------------------------------------- --------
           NET ASSETS - 100.0%                   $635,330
           ------------------------------------- --------

(a) Represents cost for financial reporting purposes and differs from market value by unrealized appreciation of securities as follows (amounts in thousands):

                     Unrealized appreciation.... $242,015
                     Unrealized depreciation....  (93,343)
                                                 --------
                     Net unrealized appreciation $148,672
                                                 ========

Aggregate cost for federal income tax purposes differs from cost for financial reporting purposes by less than 2% of net assets and is therefore considered substantially the same.
(b) Non-income producing security.
(c) Part of this security has been deposited as initial margin on open futures contracts.
#  Market value is less than five hundred dollars.

ADR--American Depositary Receipt
NV--Naamloze Vennootschap (Dutch Corporation)

At July 31, 2002, the Fund's open long future contracts were as follows:

 Number     Opening              Unrealized
   of       Contract   Notional Appreciation Market
Contracts     Type      Amount   on Futures  Value
   130    Standard &   $27,063     $2,562    $29,625
           Poor's 500,
           09/02/02

      (See Notes which are an integral part of the Financial Statements)

                                                Fifth Third Large Cap Core Fund
                                              Schedule of Portfolio Investments
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                   Security
Shares            Description            Value
------- ------------------------------- -------
Common Stocks - 93.6%
        Aerospace & Defense -  1.3%
        -------------------------------
 54,700 Boeing Co.                      $ 2,271
 18,750 Lockheed Martin Corp.             1,202
 26,000 Raytheon Co.                        847
 36,009 United Technologies Corp.         2,503
        ------------------------------- -------
        Total                             6,823
        ------------------------------- -------
        Automotive - 0.8%
        -------------------------------
 31,525 Delphi Automotive Systems Corp.     314
147,800 Ford Motor Co.                    1,991
 42,500 General Motors Corp.              1,978
  6,350 TRW, Inc.                           343
        ------------------------------- -------
        Total                             4,626
        ------------------------------- -------
        Banking - 7.0%
        -------------------------------
 93,900 Bank of America Corp.             6,245
 59,200 Bank of New York Co., Inc.        1,896
 97,800 Bank One Corp.                    3,805
 33,500 BB&T Corp.                        1,240
 12,500 Comerica, Inc.                      727
 26,600 Fifth Third Bancorp (d)           1,757
 84,175 FleetBoston Financial Corp.       1,953
141,300 J.P. Morgan Chase & Co.           3,527
 30,000 KeyCorp                             788
 34,300 National City Corp.               1,060
 15,500 Northern Trust Corp.                617
 20,200 PNC Bank Corp.                      851
 24,100 SouthTrust Corp.                    608
 29,000 State Street Corp.                1,233
 24,000 Union Planters Corp.                735
 77,700 Wachovia Corp.                    2,782
 77,200 Washington Mutual, Inc.           2,888
106,500 Wells Fargo Co.                   5,417
        ------------------------------- -------
        Total                            38,129
        ------------------------------- -------
        Basic Materials - 0.6%
        -------------------------------
 74,800 Alcoa, Inc.                       2,024
 32,000 Barrick Gold Corp.                  490
  9,500 Inco, Ltd. (b)                      162
 10,500 Newmont Mining Corp.                256
  8,225 Nucor Corp.                         459
        ------------------------------- -------
        Total                             3,391
        ------------------------------- -------
        Building & Construction - 0.2%
        -------------------------------
 15,425 Weyerhaeuser Co.                    906
        ------------------------------- -------
        Business Equipment &
        Services - 0.0%
        -------------------------------
 13,500 Concord EFS, Inc. (b)               263
        ------------------------------- -------

                       Security
Shares                Description                Value
------- --------------------------------------- -------
        Business Services - 0.2%
        ---------------------------------------
 16,200 Convergys Corp. (b)                     $   245
 27,500 Pitney Bowes, Inc.                        1,072
        --------------------------------------- -------
        Total                                     1,317
        --------------------------------------- -------
        Chemicals - 1.4%
        ---------------------------------------
 15,400 Air Products and Chemicals, Inc.            681
 72,300 Dow Chemical Co.                          2,087
 80,500 E. I. du Pont de Nemours & Co.            3,374
  7,300 Ecolab, Inc.                                335
  9,900 Praxair, Inc.                               518
  9,800 Sigma-Aldrich Corp.                         470
        --------------------------------------- -------
        Total                                     7,465
        --------------------------------------- -------
        Computer Software & Services - 5.7%
        ---------------------------------------
 10,900 Adobe Systems, Inc.                         261
 20,000 Autodesk, Inc.                              258
 51,700 Automatic Data Processing, Inc.           1,928
 22,300 BMC Software, Inc. (b)                      300
  7,000 Citrix System, Inc. (b)                      39
 53,000 Computer Associates International, Inc.     495
 12,250 Computer Sciences Corp. (b)                 453
  5,700 Comverse Technology, Inc. (b)                45
 41,150 Electronic Data Systems Corp.             1,513
 53,400 First Data Corp.                          1,866
387,600 Microsoft Corp. (b)                      18,598
450,800 Oracle Corp. (b)                          4,512
  9,400 Paychex, Inc.                               247
 12,200 PeopleSoft, Inc. (b)                        219
 20,500 Siebel Systems, Inc. (b)                    193
 20,000 Unisys Corp. (b)                            150
 12,300 VERITAS Software Corp. (b)                  207
        --------------------------------------- -------
        Total                                    31,284
        --------------------------------------- -------
        Computer Systems &
        Equipment - 4.4%
        ---------------------------------------
492,500 Cisco Systems, Inc. (b)                   6,496
188,800 Dell Computer Corp. (b)                   4,707
259,566 Hewlett-Packard Co.                       3,673
115,900 IBM Corp.                                 8,159
200,000 Sun Microsystems, Inc. (b)                  784
        --------------------------------------- -------
        Total                                    23,819
        --------------------------------------- -------
        Consumer Cyclical - 0.2%
        ---------------------------------------
 33,500 Carnival Corp.                              888
        --------------------------------------- -------
        Consumer Durable - 0.2%
        ---------------------------------------
  9,000 Danaher Corp.                               558
  4,600 Whirlpool Corp.                             264
        --------------------------------------- -------
        Total                                       822
        --------------------------------------- -------

                                 - Continued -

Fifth Third Large Cap Core Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                     Security
Shares              Description               Value
------- ------------------------------------ -------
        Consumer Non-Durable - 4.3%
        ------------------------------------
 10,375 Alberto-Culver Co., Class B          $   493
 26,000 Clorox Co.                             1,001
 44,700 Colgate-Palmolive Co.                  2,295
 15,000 Fortune Brands, Inc.                     785
 68,200 Gillette Co.                           2,242
 39,600 Kimberly-Clark Corp.                   2,418
 21,700 Nike, Inc., Class B                    1,070
 31,500 Pactiv Corp. (b)                         572
117,370 Philip Morris Cos., Inc.               5,405
 75,300 Procter & Gamble Co.                   6,701
  8,200 V.F. Corp.                               316
        ------------------------------------ -------
        Total                                 23,298
        ------------------------------------ -------
        Consumer Services - 5.0%
        ------------------------------------
  6,000 Adolph Coors Co.                         362
 35,000 Anheuser-Busch Co., Inc.               1,810
 44,100 Archer-Daniels-Midland Co.               516
184,800 Coca-Cola Co.                          9,229
 14,000 Eastman Kodak Co.                        431
 19,400 Gannett, Inc.                          1,395
  9,700 General Mills, Inc.                      402
  9,000 H.J. Heinz Co.                           346
 32,500 International Paper Co.                1,294
  1,522 J.M. Smucker Co.                          51
 26,300 Kellogg Co.                              906
 19,900 Marriott International, Inc.             667
 21,900 Mattel, Inc.                             412
  8,225 New York Times Co.                       372
 90,805 PepsiCo, Inc.                          3,899
 39,759 Sara Lee Corp.                           745
 17,500 Starwood Hotels & Resorts Worldwide,
         Inc.                                    450
  3,700 Sysco Corp.                               96
 14,000 Tribune Co.                              559
  7,650 U.S.T., Inc.                             225
 37,600 Unilever NV, ADR                       2,119
 34,000 Waste Management, Inc.                   805
  1,000 Wm. Wrigley Jr. Co.                       51
        ------------------------------------ -------
        Total                                 27,142
        ------------------------------------ -------
        Diversified Operations - 1.2%
        ------------------------------------
 18,000 3M Co.                                 2,265
  8,925 Avery Dennison Corp.                     555
100,325 Cendant Corp. (b)                      1,386
 13,100 ITT Industries, Inc.                     837
 10,975 Johnson Controls, Inc.                   889
 12,300 Textron, Inc.                            485
        ------------------------------------ -------
        Total                                  6,417
        ------------------------------------ -------
        Electronics - 4.0%
        ------------------------------------
 21,000 Agilent Technologies, Inc. (b)           396
 27,500 Altera Corp. (b)                         325

                     Security
Shares              Description              Value
------- ----------------------------------- -------
        Electronics (continued)
        -----------------------------------
 31,900 Analog Devices, Inc. (b)            $   769
124,400 Applied Materials, Inc. (b)           1,850
135,900 EMC Corp. (b)                         1,019
514,700 Intel Corp.                           9,671
  6,100 KLA-Tencor Corp. (b)                    240
 25,500 Linear Technology Corp.                 691
 25,900 Maxim Integrated Products, Inc. (b)     911
 41,800 Micron Technology, Inc. (b)             815
 10,000 Novellus Systems, Inc. (b)              270
  6,700 PerkinElmer, Inc.                        51
 16,960 Sanmina Corp. (b)                        69
  8,200 Tektronix, Inc. (b)                     153
158,625 Texas Instruments, Inc.               3,672
  6,000 Waters Corp. (b)                        136
 26,295 Xilinx, Inc. (b)                        505
        ----------------------------------- -------
        Total                                21,543
        ----------------------------------- -------
        Energy - 6.5%
        -----------------------------------
 18,000 Baker Hughes, Inc.                      482
 77,900 ChevronTexaco Corp.                   5,843
 54,025 Conoco, Inc.                          1,303
 14,600 Devon Energy Corp.                      609
 38,000 El Paso Energy Corp.                    549
542,100 Exxon Mobil Corp.                    19,927
 30,000 Halliburton Co.                         396
 26,575 Marathon Oil Corp.                      644
 18,500 Phillips Petroleum Co.                  957
 20,000 Royal Dutch Petroleum Co., ADR          914
 45,900 Schlumberger, Ltd.                    1,970
 18,000 Sunoco, Inc.                            640
 11,100 Transocean Sedco Forex, Inc.            283
 27,025 Unocal Corp.                            883
        ----------------------------------- -------
        Total                                35,400
        ----------------------------------- -------
        Financial Services - 7.9%
        -----------------------------------
108,637 American Express Co.                  3,831
 29,386 Capital One Financial Corp.             932
426,027 Citigroup, Inc.                      14,288
 55,600 Fannie Mae                            4,163
 35,200 Freddie Mac                           2,181
 20,000 H & R Block, Inc.                       966
 34,700 Household International, Inc.         1,481
 44,600 Marsh & McLennan Cos., Inc.           2,136
  9,400 MBIA, Inc.                              466
104,062 MBNA Corp.                            2,018
 41,500 Mellon Financial Corp.                1,103
 70,900 Merrill Lynch & Co., Inc.             2,528
 12,100 MGIC Investment Corp.                   762
 96,300 Morgan Stanley Dean Witter & Co.      3,885
118,500 U.S. Bancorp                          2,535
        ----------------------------------- -------
        Total                                43,275
        ----------------------------------- -------

                                 - Continued -

                                                Fifth Third Large Cap Core Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                       Security
Shares                Description                Value
------- --------------------------------------- -------
        Health Care - 2.6%
        ---------------------------------------
 35,400 Baxter International, Inc.              $ 1,413
  7,800 Biomet, Inc.                                202
 34,100 Cardinal Health, Inc.                     1,964
 17,000 Guidant Corp. (b)                           592
 48,500 HCA-The Healthcare Co.                    2,280
 42,500 HEALTHSOUTH Corp. (b)                       436
 25,000 Humana, Inc. (b)                            308
 12,000 IMS Health, Inc.                            190
 15,200 McKesson HBOC, Inc.                         500
 84,700 Medtronic, Inc.                           3,421
  6,100 Stryker Corp.                               309
 28,500 Tenet Healthcare Corp. (b)                1,358
 12,200 Wellpoint Health Networks (b)               872
  3,890 Zimmer Holdings, Inc. (b)                   145
        --------------------------------------- -------
        Total                                    13,990
        --------------------------------------- -------
        Insurance - 4.6%
        ---------------------------------------
 48,200 ACE Ltd.                                  1,527
  8,275 Aetna, Inc.                                 361
 31,400 AFLAC, Inc.                                 986
 32,500 Allstate Corp.                            1,235
247,676 American International Group, Inc.       15,832
 13,200 Chubb Corp.                                 857
 10,250 CIGNA Corp.                                 923
 15,345 Hartford Financial Services Group, Inc.     776
 10,650 Jefferson-Pilot Corp.                       463
 18,100 John Hancock Financial Services, Inc.       599
 13,500 Lincoln National Corp.                      495
 42,000 MetLife, Inc.                             1,184
        --------------------------------------- -------
        Total                                    25,238
        --------------------------------------- -------
        Manufacturing - 5.4%
        ---------------------------------------
 10,600 Eaton Corp.                                 740
 40,700 Emerson Electric Corp.                    2,074
715,400 General Electric Corp.                   23,037
 80,100 Honeywell International, Inc.             2,592
 17,900 Illinois Tool Works, Inc.                 1,181
        --------------------------------------- -------
        Total                                    29,624
        --------------------------------------- -------
        Media/Publishing - 2.8%
        ---------------------------------------
280,600 AOL Time Warner, Inc. (b)                 3,227
 44,800 Clear Channel Communications, Inc. (b)    1,167
 74,500 Comcast Corp. (b)                         1,557
 18,600 Interpublic Group Cos., Inc.                389
 14,500 McGraw-Hill Cos., Inc.                      907
  5,600 Omnicom Group, Inc.                         299
154,800 The Walt Disney Co.                       2,745
131,200 Viacom, Inc. (b)                          5,107
        --------------------------------------- -------
        Total                                    15,398
        --------------------------------------- -------

                      Security
Shares               Description               Value
------- ------------------------------------- -------
        Pharmaceuticals - 11.2%
        -------------------------------------
 93,200 Abbott Laboratories                   $ 3,859
    800 Allergan, Inc.                             48
 77,100 Amgen, Inc. (b)                         3,519
114,000 Bristol-Myers Squibb Co.                2,671
 74,000 Eli Lilly & Co.                         4,323
  1,000 Forest Laboratories, Inc. (b)              77
  5,800 Genzyme Corp. (b)                         132
199,456 Johnson & Johnson                      10,571
 13,200 King Pharmaceuticals, Inc. (b)            280
 11,800 MedImmune, Inc. (b)                       351
190,000 Merck & Co., Inc.                       9,424
485,700 Pfizer, Inc.                           15,713
 75,000 Pharmacia Corp.                         3,356
 86,000 Schering-Plough Corp.                   2,193
106,700 Wyeth                                   4,257
        ------------------------------------- -------
        Total                                  60,774
        ------------------------------------- -------
        Restaurants - 0.5%
        -------------------------------------
113,200 McDonald's Corp.                        2,802
        ------------------------------------- -------
        Retail - 7.4%
        -------------------------------------
 13,300 AutoZone, Inc. (b)                        981
 27,450 Best Buy Co. (b)                          903
 24,800 Costco Wholesale Corp. (b)                865
 18,950 CVS Corp.                                 542
 15,500 Federated Department Stores, Inc. (b)     583
179,600 Home Depot, Inc.                        5,546
 15,000 J.C. Penney Co., Inc.                     264
 20,050 Kohl's Corp. (b)                        1,323
 65,900 Kroger Co. (b)                          1,284
 43,450 Limited, Inc.                             781
 56,500 Lowe's Cos., Inc.                       2,139
 21,100 May Department Stores Co.                 648
 17,300 RadioShack Corp.                          443
 39,175 Safeway, Inc. (b)                       1,090
 24,100 Sears Roebuck & Co.                     1,137
 38,000 Staples, Inc. (b)                         634
 11,200 Starbucks Corp. (b)                       220
 31,200 SUPERVALU, Inc.                           650
 66,900 Target Corp.                            2,231
334,100 Wal-Mart Stores, Inc. (c)              16,431
 46,600 Walgreen Co.                            1,646
        ------------------------------------- -------
        Total                                  40,341
        ------------------------------------- -------
        Telecommunications - 4.4%
        -------------------------------------
 17,700 Alltel Corp.                              717
206,100 AT&T Corp.                              2,098
248,700 AT&T Wireless Services, Inc. (b)        1,166
146,100 BellSouth Corp.                         3,923
279,200 SBC Communications, Inc.                7,723
 49,000 Sprint Corp.                              458

                                 - Continued -

Fifth Third Large Cap Core Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                         Security
  Shares                Description               Value
---------- ------------------------------------- --------
           Telecommunications (continued)
           -------------------------------------
    65,900 Sprint Corp., PCS Group (b)           $    270
   226,300 Verizon Communications, Inc.             7,468
           ------------------------------------- --------
           Total                                   23,823
           ------------------------------------- --------
           Telecommunications -
           Equipment - 0.6%
           -------------------------------------
   166,600 Motorola, Inc.                           1,933
    46,000 QUALCOMM, Inc. (b)                       1,264
           ------------------------------------- --------
           Total                                    3,197
           ------------------------------------- --------
           Transportation - 0.7%
           -------------------------------------
    10,000 AMR Corp. (b)                              112
    19,000 Burlington Northern Santa Fe Corp.         559
    19,450 FedEx Corp.                                991
    42,000 Southwest Airlines Co.                     580
    23,925 Union Pacific Corp.                      1,403
           ------------------------------------- --------
           Total                                    3,645
           ------------------------------------- --------
           Utilities - 2.5%
           -------------------------------------
    19,400 Allegheny Energy, Inc.                     408
    24,800 American Electric Power Company,
            Inc.                                      816
    17,000 Consolidated Edison, Inc.                  728
    18,900 Dominion Resources, Inc.                 1,123
    13,300 DTE Energy Co.                             545
    80,200 Duke Energy Corp. (b)                    2,045
    16,000 Entergy Corp.                              648
    29,600 Exelon Corp.                             1,453
    18,350 First Energy Corp.                         564
    12,200 FPL Group, Inc.                            691
    21,200 KeySpan Corp.                              740
    16,566 NiSource, Inc.                             328
    14,600 PPL Corp.                                  483
    13,000 Public Service Enterprise Group, Inc.      449
    27,000 Reliant Energy, Inc.                       272
    49,000 Southern Co.                             1,410
    22,000 TXU Corp.                                  949
    32,050 Xcel Energy, Inc.                          223
           ------------------------------------- --------
           Total                                   13,875
           ------------------------------------- --------
           Total Common Stocks                    509,515
           ------------------------------------- --------
           Investment Companies - 5.8%
           -------------------------------------
12,743,462 Dreyfus Cash Management Money
            Market Fund                            12,743
19,008,214 Federated Prime Value Obligations
            Money Market Fund                      19,008
           ------------------------------------- --------
           Total Investment Companies              31,751
           ------------------------------------- --------
           Total Investments (Cost $522,988)
           (a) - 99.4%                            541,266
           ------------------------------------- --------
           Other assets in excess of
           liabilities - 0.6%                       3,162
           ------------------------------------- --------
           NET ASSETS - 100.0%                   $544,428
           ------------------------------------- --------

(a) Represents cost for financial reporting purposes and differs from market value by unrealized appreciation of securities as follows (amounts in thousands):

                     Unrealized appreciation.... $115,780
                     Unrealized depreciation....  (97,502)
                                                 --------
                     Net unrealized appreciation $ 18,278
                                                 ========

Aggregate cost for federal income tax purposes differs from cost for financial reporting purposes by less than 2% of net assets and is therefore considered substantially the same.
(b) Non-income producing security.
(c) Part of this security has been deposited as initial margin on open futures contracts.
(d) Affiliate.

Open futures contracts as of July 31, 2002: (Amounts in thousands except number of contracts)

 Number                           Unrealized
   of        Opening    Notional Appreciation Market
Contracts Contract Type  Amount   on Futures  Value
   115    Standard &    $25,024     $1,182    $26,206
           Poor's 500,
           9/20/02

      (See Notes which are an integral part of the Financial Statements)

                                               Fifth Third Multi Cap Value Fund
                                              Schedule of Portfolio Investments
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------


                      Security
Shares               Description              Value
------- ------------------------------------- ------
Common Stocks - 82.3%
        Basic Materials - 1.3%
        -------------------------------------
 70,000 AK Steel Holding Corp. (b)            $  657
 32,000 Plum Creek Timber Co., Inc.              912
        ------------------------------------- ------
        Total                                  1,569
        ------------------------------------- ------
        Capital Goods - 8.0%
        -------------------------------------
 35,000 Borg Warner, Inc.                      1,879
 60,000 Harris Corp.                           1,926
 52,000 Ionics, Inc. (b)                       1,157
 60,000 Pall Corp.                             1,055
120,000 Stewart & Stevenson Services           1,696
 25,000 The B.F. Goodrich Co.                    558
 25,000 Toro Co.                               1,250
        ------------------------------------- ------
        Total                                  9,521
        ------------------------------------- ------
        Computer Systems & Equipment - 2.9%
        -------------------------------------
 85,000 Apple Computer, Inc. (b)               1,297
150,000 Hewlett-Packard Co.                    2,123
        ------------------------------------- ------
        Total                                  3,420
        ------------------------------------- ------
        Consumer Durables - 2.3%
        -------------------------------------
 35,000 Snap-On, Inc.                            951
 50,000 The Stanley Works                      1,804
        ------------------------------------- ------
        Total                                  2,755
        ------------------------------------- ------
        Consumer Non-Durable - 3.4%
        -------------------------------------
 30,000 Fortune Brands, Inc.                   1,569
 40,000 Kimberly-Clark Corp.                   2,442
        ------------------------------------- ------
        Total                                  4,011
        ------------------------------------- ------
        Consumer Services - 2.8%
        -------------------------------------
150,000 Archer-Daniels-Midland Co.             1,755
 58,300 Bob Evans Farms, Inc.                  1,595
        ------------------------------------- ------
        Total                                  3,350
        ------------------------------------- ------
        Electronics - 3.6%
        -------------------------------------
150,900 American Power Conversion Corp. (b)    1,652
 20,000 Applied Materials, Inc. (b)              297
155,000 Cree, Inc. (b)                         2,344
        ------------------------------------- ------
        Total                                  4,293
        ------------------------------------- ------
        Energy - 5.5%
        -------------------------------------
 33,000 Apache Corp.                           1,700
 25,000 Kerr-McGee Corp.                       1,169
 80,000 Marathon Oil Corp.                     1,939
 35,000 Phillips Petroleum Co.                 1,811
        ------------------------------------- ------
        Total                                  6,619
        ------------------------------------- ------
        Financial Services - 12.8%
        -------------------------------------
 50,000 American Express Co.                   1,763
410,000 Ameritrade Holding Corp., Class A (b)  1,435
290,000 Charles Schwab Corp.                   2,595

                     Security
Shares              Description              Value
------- ----------------------------------- -------
        Financial Services (continued)
        -----------------------------------
  5,000 Citigroup, Inc.                     $   168
305,000 E*Trade Group, Inc. (b)               1,205
100,000 Irwin Financial Corp.                 1,655
 45,000 J.P. Morgan Chase & Co.               1,123
 45,000 KeyCorp                               1,182
 30,000 MBNA Corp.                              582
 60,000 Merrill Lynch & Co., Inc.             2,139
 75,000 U.S. Bancorp                          1,604
        ----------------------------------- -------
        Total                                15,451
        ----------------------------------- -------
        Health Care - 2.1%
        -----------------------------------
100,000 Applera-Celera Genomics Group (b)     1,053
 50,000 Becton, Dickinson & Co.               1,453
        ----------------------------------- -------
        Total                                 2,506
        ----------------------------------- -------
        Insurance - 4.6%
        -----------------------------------
  1,000 Berkshire Hathaway, Class B (b)       2,286
 30,000 Chubb Corp.                           1,947
 30,000 Cincinnati Financial Corp.            1,203
        ----------------------------------- -------
        Total                                 5,436
        ----------------------------------- -------
        Manufacturing - 1.2%
        -----------------------------------
 65,000 Waters Corp. (b)                      1,476
        ----------------------------------- -------
        Media/Publishing - 2.8%
        -----------------------------------
 45,000 Comcast Corp., Class A (b)              941
300,000 Liberty Media Corp. (b)               2,358
        ----------------------------------- -------
        Total                                 3,299
        ----------------------------------- -------
        Pharmaceuticals - 3.0%
        -----------------------------------
 50,000 Bristol-Myers Squibb Co.              1,172
120,000 Millenium Pharmaceuticals, Inc. (b)   1,489
 30,000 Pfizer, Inc.                            971
        ----------------------------------- -------
        Total                                 3,632
        ----------------------------------- -------
        Retail - 4.9%
        -----------------------------------
100,000 Big Lots, Inc.                        1,660
 48,000 Nieman Marcus Group, Class A (b)      1,358
100,000 Pier 1 Imports, Inc.                  1,730
100,000 Saks, Inc. (b)                        1,064
        ----------------------------------- -------
        Total                                 5,812
        ----------------------------------- -------
        Technology - 6.4%
        -----------------------------------
 50,000 Checkfree Corp. (b)                     498
 80,000 Diebold, Inc.                         2,725
 20,000 Lam Research Corp. (b)                  246
640,000 Novell, Inc. (b)                      1,427
120,000 Scientific-Atlanta, Inc.              1,518
 70,000 Vishay Intertechnology, Inc. (b)      1,194
        ----------------------------------- -------
        Total                                 7,608
        ----------------------------------- -------

                                 - Continued -

Fifth Third Multi Cap Value Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

Shares or
Principal               Security
 Amount                Description               Value
--------- ------------------------------------- -------
          Telecommunications - 5.2%
          -------------------------------------
 327,000  3Com Corp. (b)                        $ 1,475
 200,000  AT&T Corp.                              2,035
 276,800  Crown Castle International (b)            637
 350,000  JDS Uniphase Corp. (b)                    886
  35,000  Verizon Communications, Inc.            1,155
          ------------------------------------- -------
          Total                                   6,188
          ------------------------------------- -------
          Telecommunications Equipment -
           2.2%
          -------------------------------------
 200,000  Comverse Technology, Inc. (b)           1,592
 600,000  Lucent Technologies, Inc. (b)           1,050
          ------------------------------------- -------
          Total                                   2,642
          ------------------------------------- -------
          Transportation - 4.1%
          -------------------------------------
 106,000  Florida East Coast Industries, Inc.,
           Class B                                2,251
  45,000  Union Pacific Corp.                     2,641
          ------------------------------------- -------
          Total                                   4,892
          ------------------------------------- -------
          Utilities - 3.2%
          -------------------------------------
  45,000  American Electric Power Co.             1,481
  15,000  Dominion Resources, Inc.                  892
  65,000  TECO Energy, Inc.                       1,501
          ------------------------------------- -------
          Total                                   3,874
          ------------------------------------- -------
          Total Common Stocks                    98,354
          ------------------------------------- -------
Convertible Preferred Shares - 1.0%
          Real Estate Investment Trusts - 1.0%
          -------------------------------------
  34,000  Equity Residential Properties, 7.25%,
           Series G, Callable 9/15/02 @ $25.90      826
  18,000  Glenborough Realty, 7.75%, Series A,
           Callable 1/16/03 @ $25.97                384
          ------------------------------------- -------
          Total Convertible Preferred Shares      1,210
          ------------------------------------- -------
Investment Companies - 4.7%
          Closed End Equity Funds - 4.7%
          -------------------------------------
 426,000  John Hancock Bank & Thrift
           Opportunity Fund                       3,451
 150,000  Technology Select Sector SPDR           2,148
          ------------------------------------- -------
          Total Investment Companies              5,599
          ------------------------------------- -------
U.S. Treasury Obligations - 4.2%
          U.S. Treasury Bills - 4.2%
          -------------------------------------
$  5,000  1.62%, 8/1/02 **                        5,000
          ------------------------------------- -------
          Total U.S. Treasury Obligations         5,000
          ------------------------------------- -------

Principal                Security
 Amount                 Description                Value
--------- --------------------------------------- --------
Repurchase Agreement - 6.7%
 $8,017   UBS Warburg, 1.80%, 8/1/02
           (collateralized by a U.S. Treasury
           Note)                                  $  8,017
          --------------------------------------- --------
          Total Repurchase Agreement                 8,017
          --------------------------------------- --------
          Total Investments (Cost $124,481)
          (a) - 98.9%                              118,180
          --------------------------------------- --------
          Other assets in excess of liabilities -
           1.1%                                      1,240
          --------------------------------------- --------
          NET ASSETS - 100.0%                     $119,420
          --------------------------------------- --------

(a) Represents cost for financial reporting purposes and differs from market value by unrealized depreciation of securities as follows (amounts in thousands):

                     Unrealized appreciation.... $ 10,959
                     Unrealized depreciation....  (17,260)
                                                 --------
                     Net unrealized depreciation $ (6,301)
                                                 ========

Aggregate cost for federal income tax purposes differs from cost for financial reporting purposes by less than 2% of net assets and is therefore considered substantially the same.
(b) Non-income producing security.
**  Effective yield at purchase.

      (See Notes which are an integral part of the Financial Statements)

                                                 Fifth Third Equity Income Fund
                                              Schedule of Portfolio Investments
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------


Shares                     Security Description                       Value
------- -----------------------------------------------------------  -------
Common Stocks - 89.0%
        Banking - 25.0%
        -----------------------------------------------------------
 93,000 Bank of New York Co., Inc.                                   $ 2,978
 59,000 First Tennessee National Corp.                                 2,208
 79,900 National Commerce Bancorp.                                     2,057
 85,000 North Fork Bancorp.                                            3,452
213,000 SouthTrust Corp.                                               5,376
 70,800 Washington Mutual, Inc.                                        2,649
109,400 Wells Fargo Co.                                                5,564
        -----------------------------------------------------------  -------
        Total                                                         24,284
        -----------------------------------------------------------  -------
        Chemicals - 2.9%
        -----------------------------------------------------------
 61,350 Ecolab, Inc.                                                   2,819
        -----------------------------------------------------------  -------
        Computer Software & Services - 4.7%
        -----------------------------------------------------------
 27,750 Automatic Data Processing, Inc.                                1,035
 17,000 Microsoft Corp. (b)                                              816
 83,000 Oracle Corp. (b)                                                 831
 72,500 Paychex, Inc.                                                  1,907
        -----------------------------------------------------------  -------
        Total                                                          4,589
        -----------------------------------------------------------  -------
        Computer Systems & Equipment - 0.8%
        -----------------------------------------------------------
 56,450 Cisco Systems, Inc. (b)                                          745
        -----------------------------------------------------------  -------
        Consumer Services - 4.0%
        -----------------------------------------------------------
 20,600 Anheuser-Busch Co., Inc.                                       1,065
108,600 Sysco Corp.                                                    2,829
        -----------------------------------------------------------  -------
        Total                                                          3,894
        -----------------------------------------------------------  -------
        Diversified Operations - 3.9%
        -----------------------------------------------------------
 60,250 Avery Dennison Corp.                                           3,748
        -----------------------------------------------------------  -------
        Electronics - 1.9%
        -----------------------------------------------------------
 26,000 Intel Corp.                                                      489
 19,050 Maxim Integrated Products, Inc. (b)                              670
 30,000 Texas Instruments, Inc.                                          694
        -----------------------------------------------------------  -------
        Total                                                          1,853
        -----------------------------------------------------------  -------
        Energy - 3.1%
        -----------------------------------------------------------
 82,850 Exxon Mobil Corp.                                              3,046
        -----------------------------------------------------------  -------
        Financial Services - 5.9%
        -----------------------------------------------------------
 24,850 Fannie Mae                                                     1,861
 81,400 Marsh & McLennan Cos., Inc.                                    3,899
        -----------------------------------------------------------  -------
        Total                                                          5,760
        -----------------------------------------------------------  -------
        Food and Beverages - 1.7%
        -----------------------------------------------------------
 21,200 Hershey Foods Corp.                                            1,663
        -----------------------------------------------------------  -------
        Health Care - 2.5%
        -----------------------------------------------------------
 58,850 Medtronic, Inc.                                                2,378
        -----------------------------------------------------------  -------
        Insurance - 1.1%
        -----------------------------------------------------------
 25,500 Cincinnati Financial Corp.                                     1,022
        -----------------------------------------------------------  -------

Shares or
Principal
 Amount                    Security Description                     Value
--------- -------------------------------------------------------  -------
          Manufacturing - 5.3%
          -------------------------------------------------------
   25,000 Emerson Electric Corp.                                   $ 1,274
   92,400 General Electric Corp.                                     2,975
   13,100 Illinois Tool Works, Inc.                                    864
          -------------------------------------------------------  -------
          Total                                                      5,113
          -------------------------------------------------------  -------
          Pharmaceuticals - 14.0%
          -------------------------------------------------------
   80,550 Abbott Laboratories                                        3,336
   77,800 Johnson & Johnson                                          4,123
   57,500 Merck & Co., Inc.                                          2,852
  103,125 Pfizer, Inc.                                               3,336
          -------------------------------------------------------  -------
          Total                                                     13,647
          -------------------------------------------------------  -------
          Retail - 3.3%
          -------------------------------------------------------
   22,500 Home Depot, Inc.                                             695
   46,000 Target Corp.                                               1,534
   20,000 Wal-Mart Stores, Inc.                                        984
          -------------------------------------------------------  -------
          Total                                                      3,213
          -------------------------------------------------------  -------
          Telecommunications - 3.2%
          -------------------------------------------------------
   44,000 Alltel Corp.                                               1,782
   46,150 SBC Communications, Inc.                                   1,277
          -------------------------------------------------------  -------
          Total                                                      3,059
          -------------------------------------------------------  -------
          Utilities - 5.7%
          -------------------------------------------------------
   72,500 Cinergy Corp.                                              2,458
  153,000 NiSource, Inc.                                             3,029
          -------------------------------------------------------  -------
          Total                                                      5,487
          -------------------------------------------------------  -------
          Total Common Stocks                                       86,320
          -------------------------------------------------------  -------
Investment Companies - 7.0%

3,374,883 Dreyfus Cash Management Money Market Fund                  3,375
3,364,634 Federated Prime Value Obligations Money Market Fund        3,365
          -------------------------------------------------------  -------
          Total Investment Companies                                 6,740
          -------------------------------------------------------  -------
Repurchase Agreement - 3.8%

   $3,657 UBS Warburg, 1.80%, 8/1/02 (collateralized by U.S.
           Treasury Bill)                                            3,657
          -------------------------------------------------------  -------
          Total Repurchase Agreement                                 3,657
          -------------------------------------------------------  -------
          Total Investments (Cost $82,740) (a) - 99.8%              96,717
          -------------------------------------------------------  -------
          Other assets in excess of liabilities - 0.2%                 207
          -------------------------------------------------------  -------
          NET ASSETS - 100.0%                                      $96,924
          -------------------------------------------------------  -------

(a) Represents cost for financial reporting purposes and differs from market value by unrealized appreciation of securities as follows (amounts in thousands):

                      Unrealized appreciation.... $21,055
                      Unrealized depreciation....  (7,078)
                                                  -------
                      Net unrealized appreciation $13,977
                                                  =======

Aggregate cost for federal income tax purposes differs from cost for financial reporting purposes by less than 2% of net assets and is therefore considered substantially the same.
(b) Non-income producing security.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Balanced Fund
Schedule of Portfolio Investments
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                     Security
Shares              Description              Value
------- ----------------------------------- -------
Common Stocks - 59.4%
        Aerospace & Defense - 0.6%
        -----------------------------------
 27,000 United Technologies Corp.           $ 1,877
        ----------------------------------- -------
        Apparel Manufacturers - 0.9%
        -----------------------------------
110,000 Coach, Inc. (b)                       2,508
        ----------------------------------- -------
        Banking - 6.9%
        -----------------------------------
155,000 Bank of New York Co., Inc.            4,963
100,000 First Tennessee National Corp.        3,743
200,000 National Commerce Bancorp.            5,150
 93,000 Northern Trust Corp.                  3,704
100,000 SouthTrust Corp.                      2,524
        ----------------------------------- -------
        Total                                20,084
        ----------------------------------- -------
        Business Services - 1.1%
        -----------------------------------
 82,000 Fastenal Co. (b)                      3,122
        ----------------------------------- -------
        Chemicals - 1.6%
        -----------------------------------
 98,000 Ecolab, Inc.                          4,503
        ----------------------------------- -------
        Computer Software & Services - 2.0%
        -----------------------------------
 75,000 Fiserv, Inc. (b)                      2,581
 70,000 Microsoft Corp. (b)                   3,358
        ----------------------------------- -------
        Total                                 5,939
        ----------------------------------- -------
        Computer Systems &
        Equipment - 1.7%
        -----------------------------------
 71,250 IBM Corp.                             5,016
        ----------------------------------- -------
        Consumer Services - 1.3%
        -----------------------------------
 47,000 PepsiCo, Inc.                         2,018
 70,000 Sysco Corp.                           1,824
        ----------------------------------- -------
        Total                                 3,842
        ----------------------------------- -------
        Diversified Operations - 0.6%
        -----------------------------------
 28,000 Avery Dennison Corp.                  1,742
        ----------------------------------- -------
        Electronics - 7.5%
        -----------------------------------
160,000 Analog Devices, Inc. (b)              3,856
407,000 Flextronics International, Ltd. (b)   3,223
110,000 Intel Corp.                           2,067
113,000 Maxim Integrated Products, Inc. (b)   3,975
135,000 Microchip Technology, Inc. (b)        2,973
240,000 Texas Instruments, Inc.               5,556
        ----------------------------------- -------
        Total                                21,650
        ----------------------------------- -------
        Energy - 4.5%
        -----------------------------------
  8,000 ChevronTexaco Corp.                     600
115,000 Exxon Mobil Corp.                     4,227
 76,000 Questar Corp.                         1,718
 60,000 Schlumberger, Ltd.                    2,575

                     Security
Shares              Description              Value
------- ----------------------------------- --------
        Energy (continued)
        -----------------------------------
 30,000 Transocean Sedco Forex, Inc.        $    765
200,000 Varco International, Inc. (b)          3,042
        ----------------------------------- --------
        Total                                 12,927
        ----------------------------------- --------
        Financial Services - 5.1%
        -----------------------------------
 70,000 A.G. Edwards, Inc.                     2,408
170,000 Marsh & McLennan Cos., Inc.            8,143
160,000 Mellon Financial Corp.                 4,253
        ----------------------------------- --------
        Total                                 14,804
        ----------------------------------- --------
        Health Care - 1.6%
        -----------------------------------
 40,000 Baxter International, Inc.             1,596
 60,000 Biomet, Inc.                           1,556
 39,000 Medtronic, Inc.                        1,576
        ----------------------------------- --------
        Total                                  4,728
        ----------------------------------- --------
        Insurance - 4.3%
        -----------------------------------
226,000 AFLAC, Inc.                            7,099
 83,000 American International Group, Inc.     5,305
        ----------------------------------- --------
        Total                                 12,404
        ----------------------------------- --------
        Manufacturing - 5.6%
        -----------------------------------
120,000 Emerson Electric Corp.                 6,114
 92,000 General Electric Corp.                 2,962
 55,000 Harley-Davidson, Inc.                  2,605
 30,000 Illinois Tool Works, Inc.              1,980
 53,000 OM Group, Inc.                         2,427
        ----------------------------------- --------
        Total                                 16,088
        ----------------------------------- --------
        Media/Publishing - 1.4%
        -----------------------------------
 74,000 Omnicom Group, Inc.                    3,945
        ----------------------------------- --------
        Pharmaceuticals - 4.0%
        -----------------------------------
110,000 Amgen, Inc. (b)                        5,020
 45,000 Forest Laboratories, Inc. (b)          3,486
 75,000 Pfizer, Inc.                           2,426
 15,000 Wyeth                                    599
        ----------------------------------- --------
        Total                                 11,531
        ----------------------------------- --------
        Retail - 8.3%
        -----------------------------------
120,000 American Eagle Outfitters, Inc. (b)    1,987
140,000 Home Depot, Inc.                       4,323
 63,000 Kohl's Corp. (b)                       4,158
160,000 Lowe's Cos., Inc.                      6,055
145,000 Target Corp.                           4,836
 55,000 Wal-Mart Stores, Inc.                  2,705
        ----------------------------------- --------
        Total                                 24,064
        ----------------------------------- --------
        Telecommunications - 0.4%
        -----------------------------------
 30,000 Alltel Corp.                           1,216
        ----------------------------------- --------
        Total Common Stocks                  171,990
        ----------------------------------- --------

                                 - Continued -

                                                      Fifth Third Balanced Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

Principal               Security
 Amount                Description               Value
--------- ------------------------------------- -------
Commercial Paper - 2.3%
          Consumer Services - 0.9%
          -------------------------------------
 $2,500   Coca Cola Co., 1.74%, 9/24/02 **      $ 2,493
          ------------------------------------- -------
          Telecommunications - 1.4%
          -------------------------------------
  4,170   Bell South Corp., 1.72%, 8/14/02 **/\   4,168
          ------------------------------------- -------
          Total Commercial Paper                  6,661
          ------------------------------------- -------
Corporate Bonds - 11.2%
          Aerospace & Defense - 0.6%
          -------------------------------------
  1,500   Lockheed Martin, 7.65%, 5/1/16          1,749
          ------------------------------------- -------
          Asset Backed Securities - 2.8%
          -------------------------------------
  1,500   Chase Manhattan Auto,
           4.55%, 8/15/05                         1,535
  3,000   Citibank Credit, 6.88%, 11/16/09        3,352
  1,000   Daimler Chrysler Auto Trust,
           2.47%, 6/6/04                          1,002
  2,249   Daimler Chrysler Auto Trust,
           3.71%, 7/6/04                          2,265
     55   Honda Auto Receivables 2001-1,
           5.15%, 6/18/03                            55
          ------------------------------------- -------
          Total                                   8,209
          ------------------------------------- -------
          Banking - 1.1%
          -------------------------------------
  1,500   Keycorp, 7.00%, 2/1/11                  1,618
  1,600   Washington Mutual, Inc.,
           5.63%, 1/15/07                         1,667
          ------------------------------------- -------
          Total                                   3,285
          ------------------------------------- -------
          Finance - 4.2%
          -------------------------------------
  2,500   Citigroup, Inc., 6.00%, 2/21/12         2,544
  2,500   General Electric Insurance,
           7.00%, 2/15/26                         2,478
  3,000   General Motors Acceptance Corp.,
           6.13%, 9/15/06                         3,022
  1,500   Goldman Sachs Group, Inc.,
           6.60%, 1/15/12                         1,561
  1,000   Household Finance Corp.,
           7.00%, 5/15/12                           954
  1,500   International Lease Financial,
           6.38%, 3/15/09                         1,587
          ------------------------------------- -------
          Total                                  12,146
          ------------------------------------- -------
          Food & Beverage - 0.4%
          -------------------------------------
  1,000   Conagra Foods, 6.75%, 9/15/11           1,058
          ------------------------------------- -------
          Industrials - 0.5%
          -------------------------------------
  1,500   Ford Motor Co., 7.45%, 7/16/31          1,344
          ------------------------------------- -------

Principal              Security
 Amount               Description               Value
--------- ------------------------------------ -------
          Insurance - 0.5%
          ------------------------------------
 $  500   AIG SunAmerica Global Finance,
           6.90%, 3/15/32                      $   515
  1,000   Metlife, Inc., 6.13%, 12/1/11          1,026
          ------------------------------------ -------
          Total                                  1,541
          ------------------------------------ -------
          Retail - 0.3%
          ------------------------------------
    750   Target Corp., 7.00%, 7/15/31             798
          ------------------------------------ -------
          Telecommunications - 0.1%
          ------------------------------------
    400   Sprint Capital Corp., 6.00%, 1/15/07     305
          ------------------------------------ -------
          Transportation - 0.7%
          ------------------------------------
  1,500   Norfolk Southern, 9.00%, 3/1/21        1,886
          ------------------------------------ -------
          Total Corporate Bonds                 32,321
          ------------------------------------ -------
U.S. Government Agencies - 19.9%
          Fannie Mae - 8.8%
          ------------------------------------
  8,000   7.00%, 7/15/05                         8,872
    750   6.00%, 5/15/08                           815
  1,200   5.25%, 1/15/09                         1,251
  1,500   5.38%, 11/15/11                        1,533
  7,913   6.50%, 6/1/16, Pool #545026            8,251
    338   7.50%, 6/1/27, Pool #250951              358
    177   7.50%, 12/1/27, Pool #403693             187
    623   7.50%, 12/1/27, Pool #405341             660
  3,335   7.00%, 9/1/31                          3,473
          ------------------------------------ -------
          Total                                 25,400
          ------------------------------------ -------
          FHA/VA Single Family - 0.3%
          ------------------------------------
    981   6.50%, 8/15/31                         1,013
          ------------------------------------ -------
          Freddie Mac - 7.6%
          ------------------------------------
  1,400   6.63%, 9/15/09                         1,567
     87   7.50%, 7/1/27, Pool #81207                92
    245   7.50%, 8/1/27, Pool #81624               260
    298   7.50%, 11/1/27, Pool #83774              316
    474   7.50%, 12/1/27                           502
  3,354   6.50%, 5/1/31                          3,455
    892   6.00%, 11/1/31                           902
  7,028   6.50%, 11/1/31, Pool #C01252           7,240
  3,500   6.00%, 5/1/32                          3,536
  4,000   7.00%, 5/1/32 TBA                      4,162
          ------------------------------------ -------
          Total                                 22,032
          ------------------------------------ -------
          Government National Mortgage
          Assoc. - 3.2%
          ------------------------------------
  3,169   6.00%, 12/15/28, Pool # 471631         3,231
  2,420   7.00%, 10/15/31                        2,531
  3,461   6.50%, 4/15/32, Pool # 551754          3,574
          ------------------------------------ -------
          Total                                  9,336
          ------------------------------------ -------
          Total U.S. Government Agencies        57,781
          ------------------------------------ -------

                                 - Continued -

Fifth Third Balanced Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

 Shares or
 Principal              Security
  Amount               Description              Value
----------- --------------------------------- --------
U.S. Treasury Obligations - 3.1%
            U.S. Treasury Bonds - 1.5%
            ---------------------------------
$       500 7.25%, 5/15/16                    $    605
      3,250 6.25%, 5/15/30                       3,619
            --------------------------------- --------
            Total                                4,224
            --------------------------------- --------
            U.S. Treasury Inflation Protected
            Bonds - 1.0%
            ---------------------------------
      2,894 3.63%, 1/15/08                       3,079
            --------------------------------- --------
            U.S. Treasury Notes - 0.6%
            ---------------------------------
        400 7.00%, 7/15/06                         456
        980 8.75%, 11/15/08                      1,064
        325 4.88%, 2/15/12                         335
            --------------------------------- --------
            Total                                1,855
            --------------------------------- --------
            Total U.S. Treasury Obligations      9,158
            --------------------------------- --------
Investment Companies - 6.6%
  6,572,282 Dreyfus Cash Management Money
             Market Fund                         6,572
 12,492,464 Federated Prime Value Obligations
             Money Market Fund                  12,492
            --------------------------------- --------
            Total Investment Companies          19,064
            --------------------------------- --------
            Total Investments (Cost $316,841)
            (a) - 102.5%                       296,975
            --------------------------------- --------
            Liabilities in excess of
            other assets - 2.5%                 (7,158)
            --------------------------------- --------
            NET ASSETS - 100.0%               $289,817
            --------------------------------- --------

(a) Represents cost for financial reporting purposes and differs from market value by unrealized depreciation of securities as follows (amounts in thousands):

                     Unrealized appreciation.... $ 20,154
                     Unrealized depreciation....  (40,020)
                                                 --------
                     Net unrealized depreciation $(19,866)
                                                 ========

Aggregate cost for federal income tax purposes differs from cost for financial reporting purposes by less than 2% of net assets and is therefore considered substantially the same.
(b) Non-income producing security.
** Effective yield at purchase.
/\ Part of this security has been deposited as collateral for TBA security.
TBA--To be announced.

      (See Notes which are an integral part of the Financial Statements)

                                          Fifth Third International Equity Fund
                                              Schedule of Portfolio Investments
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                   Security
Shares            Description             Value
------ --------------------------------- -------
Common Stocks - 93.8%
       Australia - 2.7%
       ---------------------------------
20,448 Amcor, Ltd.                       $    93
 7,933 AMP Diversified Property Trust         11
 3,662 AMP Limited Reinsurance Notes (b)      --#
17,191 AMP, Ltd.                             132
 2,104 Ansell, Ltd.                            8
10,790 Australia & New Zealand Banking
        Group, Ltd.                          105
12,782 Australian Gas & Light Co.             67
89,827 BHP, Ltd.                             466
17,557 Boral, Ltd.                            37
18,245 Brambles Industries, Ltd.              80
13,677 Coca-Cola Amatil, Ltd.                 47
22,607 Coles Myer, Ltd.                       76
20,246 Commonwealth Bank of Australia        343
 2,139 CSL, Ltd.                              33
26,319 CSR, Ltd.                              91
38,418 Foster's Brewing Group, Ltd.           94
33,537 General Property Trust                 51
25,322 Goodman Fielder, Ltd.                  23
11,488 James Hardie Industries NV (b)         37
 5,524 Leighton Holdings, Ltd.                33
11,299 Lend Lease Corp., Ltd.                 63
58,588 M.I.M Holdings, Ltd.                   39
13,964 Mayne Nickless, Ltd.                   30
28,629 National Australia Bank, Ltd.         522
 7,266 Newcrest Mining, Ltd. (b)              25
29,052 Newmont Mining Corp.                   71
30,407 News Corp., Ltd.                      152
 6,088 Onesteel, Ltd.                          5
11,235 Orica, Ltd.                            55
12,770 Paperlinx, Ltd.                        34
 7,758 QBE Insurance Group, Ltd.              29
 8,017 Rio Tinto, Ltd.                       144
22,251 Santos, Ltd.                           74
12,928 Southcorp Holdings, Ltd.               36
 7,008 Stockland Trust Group                  16
 6,400 Suncorp Metway, Ltd.                   43
 6,588 TABCORP Holdings, Ltd.                 43
97,108 Telstra Corp., Ltd.                   254
 4,068 Westfarmers, Ltd.                      62
29,203 Westfield Trust                        53
 1,069 Westfield Trust--New (b)                2
32,900 Westpac                               273
28,144 WMC, Ltd.                             128
23,762 Woolworths, Ltd.                      157
       --------------------------------- -------
       Total                               4,137
       --------------------------------- -------
       Austria - 0.1%
       ---------------------------------
   122 Boehler-Uddeholm AG                     5
   550 BWT AG                                 10
   507 Flughafen Wein AG                      15

                  Security
Shares           Description           Value
------- ----------------------------- -------
        Austria (continued)
        -----------------------------
    157 Mayr-Melnhof Karton AG        $    10
  1,053 Oesterreichische
         Elektrizitaetswirtschafts AG      80
    335 VA Technologie AG                   7
  1,543 Wienerberger Baust                 22
        ----------------------------- -------
        Total                             149
        ----------------------------- -------
        Belgium - 0.1%
        -----------------------------
    105 Electrabel SA                      24
  1,477 KBC Bancassurance Holding SA       55
    986 Solvay SA                          69
  1,200 UCB Cap NPV Ord                    41
    108 Union Miniere SA                    4
        ----------------------------- -------
        Total                             193
        ----------------------------- -------
        Denmark - 0.4%
        -----------------------------
    500 Carlsberg AS                       23
  1,700 Danisco AS                         58
 11,100 Danske Bank                       201
  4,600 Falck AS                          134
  3,100 ISS AS (b)                        134
  1,500 Novo Nordisk AS-B                  35
  1,600 Novozymes AS                       32
    600 TDC AS                             15
    500 William Demant Holdings (b)        10
        ----------------------------- -------
        Total                             642
        ----------------------------- -------
        Finland - 1.9%
        -----------------------------
    216 Avestapolarit Oyj                   1
  9,678 Fortum Oyj                         56
    400 Instrumentarium                     8
  4,189 Kesko Oyj-B Shares                 41
    740 Kone Corporation                   21
  5,105 Metso Oyj-B Shares                 58
138,264 Nokia Oyj                       1,722
  2,515 Outokumpo Oyj                      28
 17,862 Sampo Insurance Co.               119
 22,006 Sonera Oyj (b)                     91
 30,352 Stora Enso Oyj                    354
  3,471 TietoEnator Oyj                    58
 11,703 UPM-Kym'mene Oyj                  382
  1,371 Wartsila Corp. Oyj-B Shares        23
        ----------------------------- -------
        Total                           2,962
        ----------------------------- -------
        France - 8.2%
        -----------------------------
  3,904 Accor SA                          129
 10,045 Alcatel                            53
 18,475 Aventis SA                      1,214
 16,861 AXA SA                            215
 10,850 Banque Nationale de Paris         499
  2,237 BIC                                77
  9,414 Bouygues                          216

                                 - Continued -

Fifth Third International Equity Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                  Security
Shares           Description             Value
------ -------------------------------- --------
       France (continued)
       --------------------------------
 1,265 Cap Gemini                       $     43
12,927 Carrefour SA                          563
 1,705 Casino Guichard-Perrachon             128
 5,444 Compagnie de Saint Gobain             163
   838 Dassault Systems SA                    29
   754 Essilor International                  28
 1,058 Gecina                                 97
 6,332 Groupe Danone                         741
   273 Imerys SA                              34
 1,101 Klepierre                             132
 2,439 L'Air Liquide SA                      342
13,570 L'Oreal SA                            951
 3,188 Lafarge SA                            281
 2,537 Lagardere Group SCA                   105
 9,503 LVMH Moet-Hennessy Louis Vuitton      420
 1,795 Pechiney SA-A Shares                   74
 1,841 Pernod Ricard                         158
 2,549 Pinault Printemps                     222
17,654 Sanofi-Synthelabo                   1,042
 2,423 Schneider Electric SA                 117
   113 Silic                                  18
 1,805 Simco SA                              153
 5,254 Societe Fonciere Lyonnaise            149
 4,773 Societe Generale-A                    267
 2,688 Sodexho SA                             78
 2,793 Sophia                                 84
 5,313 STMicroelectronics NV                 112
   253 Technip-Coflexip SA                    18
 3,470 Thales SA                             133
19,904 Total Fina                          2,879
 6,110 Unibail Union Credit                  383
12,898 Vivendi Universal                     206
       -------------------------------- --------
       Total                              12,553
       -------------------------------- --------
       Germany - 4.1%
       --------------------------------
 2,289 Allianz AG                            338
13,367 BASF AG                               515
17,017 Bayer AG                              424
 6,327 Bayerische Vereinsbank AG             128
 5,050 Beiersdorf AG                         530
 8,183 Deutsche Bank AG                      479
 4,100 Deutsche Lufthansa AG (b)              50
 2,150 Douglas Holdings AG                    47
   500 Epcos AG                                9
 2,350 Fresenius Medical Care AG              81
 1,850 Gehe AG                                75
   935 Heidelberger Zement AG                 39
 3,100 Infineon Technologies AG               44
 8,903 IVG Holding AG                         87
 1,650 Karstadt AG                            37
 2,320 Linde AG                              109
 1,780 MAN AG                                 35
 2,535 Merck KGAA                             49

                      Security
Shares               Description                Value
------- -------------------------------------- -------
        Germany (continued)
        --------------------------------------
  8,313 Metro AG                               $   215
  1,234 Muenchener Rueckver AG                     243
  7,550 SAP AG                                     563
  3,250 Schering AG                                171
 14,000 Siemens AG                                 699
  8,820 Thyssen Krupp AG                           115
  3,030 TUI AG                                      63
 24,567 VEBA AG                                  1,196
    766 WCM Beteiligungs & Grund (b)                 3
        -------------------------------------- -------
        Total                                    6,344
        -------------------------------------- -------
        Great Britain - 26.9%
        --------------------------------------
 11,893 3i Group PLC                               109
 11,327 Amvescap PLC                                86
  9,382 Arm Holdings PLC (b)                        22
 52,458 AstraZeneca PLC                          1,877
 28,249 Aviva PLC                                  188
  6,269 AWG PLC                                     47
 31,712 BAA PLC                                    247
116,675 BAE Systems PLC                            543
149,448 Barclays PLC                             1,142
107,982 BG Group PLC                               447
 57,284 BHP Billiton PLC                           271
 12,161 BOC Group PLC                              170
 22,281 Boots Co. PLC                              195
767,180 BP Amoco PLC                             5,955
 12,101 BPB PLC                                     54
 46,079 Brambles Industries PLC                    182
 43,380 British Airways PLC (b)                    108
 93,611 British American Tobacco PLC             1,051
 39,760 British Land Co. PLC                       340
 31,925 British Sky Broadcasting Group PLC (b)     299
250,397 BT Group PLC (b)                           788
 11,327 Bunzl PLC                                   80
 81,088 Cadbury Schweppes PLC                      562
 46,281 Canary Wharf Group PLC (b)                 304
 44,688 Capita Group Ord                           205
 13,061 Carlton Communications PLC                  37
140,843 Centrica PLC                               358
 24,689 Chelsfield PLC                             107
 43,076 Chubb PLC (b)                               89
 62,039 Compass Group PLC                          306
 77,708 Corus Group PLC (b)                         73
 13,446 De La Rue PLC                               63
  4,800 Derwent Valley Holdings PLC                 51
143,177 Diageo PLC                               1,736
 49,822 Dixons Group PLC                           127
 14,456 EMI Group PLC                               50
 18,190 GKN PLC                                     77
209,610 Glaxosmithkline PLC                      4,070
 60,226 Granada Compass PLC                         90
 27,363 Grantchester Holdings PLC                   88
 32,003 Great Universal Stores PLC                 243

                                 - Continued -

                                          Fifth Third International Equity Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                      Security
Shares               Description               Value
------- -------------------------------------- ------
        Great Britain (continued)
        --------------------------------------
 11,030 Hammerson PLC                          $   96
 18,401 Hanson PLC                                113
107,730 Hays PLC                                  216
 67,525 HBOS PLC                                  760
 61,773 Hilton Group PLC                          190
202,098 HSBC Holdings PLC                       2,321
 29,288 Imperial Chemical Industries PLC          137
121,876 Invensys PLC                              128
  5,574 Johnson Matthey PLC                        77
 12,537 Kelda Group PLC                            75
 34,764 Kingfisher PLC                            105
 25,498 Land Securities PLC                       327
148,087 Lattice Group PLC                         381
 66,167 Legal & General Group PLC                 121
118,559 Lloyds TSB Group PLC                    1,184
  8,521 Logica PLC                                 27
 66,597 Marks & Spencer PLC                       354
 15,550 Misys PLC                                  57
144,957 National Grid Group PLC                 1,000
 19,058 Nycomed Amersham PLC                      161
 17,232 P & O Princess Cruises PLC                118
 10,626 Pearson PLC                               102
 17,232 Peninsular & Oriental Steam Navigation
         Co. PLC                                   58
  9,800 Pillar Property PLC                        60
 24,635 Prudential Corp. PLC                      189
 19,188 Reed International PLC                    165
124,565 Rentokil Initial PLC                      452
 26,157 Reuters Holding PLC                       112
 10,655 Rexam PLC                                  69
 25,892 Rio Tinto PLC                             445
  7,022 RMC Group PLC                              58
  1,980 Rolls-Royce PLC                             5
 17,927 Royal & Sun Alliance Insurance
         Group PLC                                 48
 57,240 Royal Bank of Scotland Group PLC        1,502
 28,574 Sage Group PLC                             60
 52,134 Sainsbury PLC                             260
  6,148 Schroders PLC                              52
 92,607 Scot Power PLC                            506
  6,139 Scottish & Newcastle PLC                   55
 93,420 Scottish & Southern Energy PLC            941
 29,979 Serco Group PLC                            77
 11,091 Severn Trent PLC                          108
164,504 Shell Transportation & Trading Co. PLC  1,120
 32,593 Six Continents, PLC                       312
 12,460 Slough Estates PLC                         64
 12,995 Smith & Nephew PLC                         68
  7,531 Spirent PLC                                 9
    463 SSL International PLC                       2
  8,972 Tate & Lyle PLC                            44
191,132 Tesco PLC                                 653
120,583 Unilever PLC                            1,060

                     Security
Shares              Description                Value
------- ------------------------------------ --------
        Great Britain (continued)
        ------------------------------------
978,865 Vodaphone Airtouch PLC               $  1,483
 16,228 WPP Group PLC                             123
        ------------------------------------ --------
        Total                                  41,047
        ------------------------------------ --------
        Greece - 0.0%
        ------------------------------------
  1,400 Titan Cement Co.                           55
        ------------------------------------ --------
        Hong Kong - 3.4%
        ------------------------------------
 80,798 Bank of East Asia, Ltd.                   156
 59,000 Cathay Pacific Airways, Ltd.               92
 89,000 Cheung Kong Holdings, Ltd.                705
103,600 CLP Holdings, Ltd.                        406
 29,000 Esprit Asia Holdings, Ltd.                 51
 69,000 Hang Lung Properties, Ltd.                 74
 45,300 Hang Seng Bank, Ltd.                      501
 36,000 Henderson Land Development, Ltd.          143
219,648 Hong Kong & China Gas Co., Ltd.           284
 82,000 Hong Kong Electric Holdings, Ltd.         308
 62,000 Hong Kong Exchanges & Clearing, Ltd.       90
117,100 Hutchison Whampoa, Ltd.                   855
 87,000 Johnson Electric Holdings, Ltd.            92
 94,000 Li & Fung, Ltd.                           113
 75,000 MTR Corp.                                  94
 82,788 New World Development Co., Ltd.            60
539,235 Pacific Century Cyberworks, Ltd. (b)      113
 78,000 Sun Hung Kai Properties, Ltd.             585
 55,500 Swire Pacific, Ltd.                       250
 17,000 Television Broadcasts, Ltd.                57
 72,600 Wharf Holdings, Ltd.                      153
        ------------------------------------ --------
        Total                                   5,182
        ------------------------------------ --------
        Indonesia - 0.0%
        ------------------------------------
 19,000 Mulia Industrindo Tbk (b)                  --#
        ------------------------------------ --------
        Ireland - 0.4%
        ------------------------------------
 12,700 Allied Irish Banks PLC                    153
    100 Carbon AG (b)                               2
 12,716 CRH PLC                                   189
 22,800 Green Property PLC                        135
  3,900 Irish Life & Permanent PLC                 48
 24,500 Jefferson Smurfit Group PLC                70
  2,505 Kerry Group PLC - A                        21
        ------------------------------------ --------
        Total                                     618
        ------------------------------------ --------
        Italy - 3.7%
        ------------------------------------
  6,295 Alleanza Assicurazioni SpA                 48
 12,971 Assicurazioni Generali                    253
  3,566 Autogrill SpA                              35
  2,831 Banca Popolare                             11
  2,922 Benetton Group SpA                         31
266,200 Beni Stabili SpA                          139
  8,272 Capitalia SpA                              12
 84,041 Credito Italiano                          325

                                 - Continued -

Fifth Third International Equity Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                    Security
Shares             Description             Value
------- ---------------------------------- ------
        Italy (continued)
        ----------------------------------
162,801 Enel SpA                           $  774
125,159 ENI SpA                             1,890
 93,874 IntesaBci SpA                         212
  1,053 Italcementi SpA                        10
 10,429 Italgas SpA                            99
 14,821 Mediaset SpA                          110
 10,004 Mediobanca SpA                         81
 38,428 Parmalat Finanziaria SpA              100
 38,405 Pirelli SpA                            38
  4,835 RAS SpA                                54
  3,721 Rinascente                             12
 24,002 San Paolo IMI SpA                     184
  6,546 Snia SpA                               13
 62,770 Telecom Italia                        496
173,111 Telecom Italia Mobile SpA             776
  4,917 Telecom Italia SpA-RNC                 26
        ---------------------------------- ------
        Total                               5,729
        ---------------------------------- ------
        Japan - 21.0%
        ----------------------------------
  2,720 Acom Co., Ltd.                        164
  1,700 Advantest                              87
  8,800 AEON Co., Ltd.                        243
    300 Aiful Corp.                            19
 24,400 Ajinomoto Co., Inc.                   249
  4,000 Alps Electric Co., Ltd.                50
  8,000 Amada Co., Ltd.                        38
 12,000 Asahi Breweries, Ltd.                 100
 35,800 Asahi Glass Co., Ltd.                 218
 32,000 Asahi Kasei Corp.                      96
  1,100 Asatsu, Ltd.                           22
 11,000 Bank of Yokohama, Ltd.                 46
  1,000 Banyu Pharmaceutical Co., Ltd.         11
    140 Bellsystem 24, Inc.                    36
  3,400 Benesse Corp.                          60
 22,000 Bridgestone Corp.                     310
 21,400 Canon, Inc.                           725
 12,800 Casio Computer Co., Ltd.               77
     46 Central Japan Railway Co.             277
  2,000 Chiba Bank, Ltd.                        7
  4,100 Chubu Electric Power Company, Inc.     74
  7,600 Chugai Pharmaceutical Co., Ltd.        73
  8,000 Citizen Watch Co., Ltd.                53
  2,500 Credit Saison Co., Ltd.                59
  1,400 CSK Corp.                              43
 24,600 Dai Nippon Printing Co., Ltd.         279
  5,000 Daicel Chemical Industries, Ltd.       15
  5,800 Daiei, Inc. (b)                        11
  5,000 Daiichi Pharmaceutical Co., Ltd.       83
  4,000 Daikin Kogyo Corp.                     78
 17,000 Dainippon Ink & Chemicals, Inc.        33
  3,600 Daito Trust Construction Co., Ltd.     72
 27,483 Daiwa Bank Hldgs., Inc NPV (b)         21
 17,600 Daiwa House Co., Ltd.                 107

                       Security
Shares                Description                Value
------ ----------------------------------------- -----
       Japan (continued)
       -----------------------------------------
33,000 Daiwa Securities Group, Ltd.              $177
11,000 Denki Kagaku Kogyo Kabushiki
        Kaisha, Ltd.                               30
17,150 Denso Corp.                                268
 7,000 Dowa Mining Co., Ltd.                       30
   103 East Japan Railway Co.                     482
10,800 Ebara Corp.                                 49
 6,000 Eisai Co., Ltd.                            145
 5,500 Fanuc Co., Ltd.                            241
   600 Fuji Machine Mfg Co., Ltd.                   8
14,000 Fuji Photo Film Co., Ltd.                  434
   800 Fuji Soft ABC, Inc.                         29
     5 Fuji Television Network                     29
 6,000 Fujikura                                    20
 2,000 Fujisawa Pharmaceutical Co.                 42
41,000 Fujitsu, Ltd.                              239
17,800 Furukawa Electric Co., Ltd.                 55
 3,000 Gunma Bank, Ltd.                            13
 2,000 Hankyu Department Stores, Inc.              14
   800 Hirose Electric Co., Ltd.                   61
70,000 Hitachi, Ltd.                              403
17,851 Honda Motor Co., Ltd.                      742
 2,700 Hoya Corp.                                 171
 3,000 Isetan Co., Ltd.                            27
 4,000 Ishihara Sangyo Kaisha, Ltd. (b)             6
20,000 Ishikawajima-Harima Heavy Industries
        Co., Ltd.                                  28
11,000 Ito Yokado Co., Ltd.                       506
32,000 Itochu Corp.                                98
25,000 Japan Airlines Co., Ltd.                    67
18,000 Japan Energy Corp.                          25
 4,000 Japan Synthetic Rubber                      30
    35 Japan Tobacco, Inc.                        228
 3,000 JGC Corp.                                   20
10,000 Joyo Bank, Ltd.                             26
32,400 Kajima Corp.                                96
 7,000 Kaneka Corp.                                44
27,600 Kansai Electric Power Co., Inc.            423
18,000 Kao Corp.                                  406
24,000 Kawasaki Heavy Industries, Ltd. (b)         27
63,000 Kawasaki Steel Corp.                        76
11,000 Keihin Electric Express Railway Co., Ltd.   50
 4,000 Keio Electric Railway Co., Ltd.             20
   700 Keyence Corp.                              131
 3,000 Kikkoman Corp.                              19
46,230 Kinki Nippon Railway Co., Ltd.             139
34,400 Kirin Brewery Co., Ltd.                    227
 4,000 Kokuyo Co., Ltd.                            40
30,400 Komatsu, Ltd.                              101
 2,500 Konami Co., Ltd.                            51
 5,000 Konica Corp.                                30
44,000 Kubota Corp.                               133
 9,000 Kuraray Co., Ltd.                           60

                                 - Continued -

                                          Fifth Third International Equity Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                       Security
Shares                Description                Value
------- ---------------------------------------- -----
        Japan (continued)
        ----------------------------------------
  2,000 Kurita Water Industries, Ltd.            $ 24
  4,000 Kyocera Corp.                             270
  7,200 Kyowa Hakko Kogyo Co., Ltd.                37
  2,700 Kyushu Electric Power Co., Inc.            39
    200 Mabuchi Motor Co. Ltd.                     19
 32,800 Marubeni Corp. (b)                         35
  9,000 Marui Co., Ltd.                           104
  2,200 Matsushita Communication Industrial
         Co., Ltd.                                 78
 51,000 Matsushita Electric Industrial Co., Ltd.  633
  3,000 Matsushita Electric Works                  19
  6,000 Meiji Seika Co., Ltd.                      20
  1,000 Meitec Corp.                               30
  7,000 Minebea Co., Ltd.                          38
 48,000 Mitsubishi Chemical Corp.                  95
 34,000 Mitsubishi Corp.                          210
 57,800 Mitsubishi Electric Corp.                 221
 28,000 Mitsubishi Estate Co., Ltd.               223
100,000 Mitsubishi Heavy Industries, Ltd.         268
  2,000 Mitsubishi Logistics Corp.                 13
 25,200 Mitsubishi Materials Corp.                 42
 13,000 Mitsubishi Rayon Co., Ltd.                 39
     44 Mitsubishi Tokyo Financial Group, Inc.    298
 34,800 Mitsui & Co., Ltd.                        188
 13,000 Mitsui Chemicals, Inc.                     61
 18,400 Mitsui Fudosan Co., Ltd.                  144
 16,000 Mitsui Mining & Smelting Co., Ltd.         48
 31,713 Mitsui Trust Holding, Inc.                 75
 15,600 Mitsukoshi, Ltd.                           45
     74 Mizuho Holdings, Inc.                     175
  5,800 Murata Manufacturing Co., Ltd.            303
 36,200 NEC Corp.                                 216
 30,400 New Oji Paper Co.                         148
 11,600 NGK Insulators, Ltd.                       85
  8,000 NGK Spark Plug Co., Ltd.                   57
    800 Nidec Corp.                                47
  9,000 Nikko Securities Co., Ltd.                 38
  6,000 Nikon Corp.                                56
  3,400 Nintendo Co., Ltd.                        426
 25,600 Nippon Express Co., Ltd.                  128
  7,600 Nippon Meat Packers, Inc.                  92
 49,800 Nippon Oil Co., Ltd.                      222
 10,000 Nippon Sheet Glass Co., Ltd.               29
175,800 Nippon Steel Corp.                        254
    209 Nippon Telegraph and Telephone Corp.      855
     21 Nippon Unipac Holding                     111
 35,000 Nippon Yusen Kabushiki Kaisha             113
  4,000 Nissan Chemical Industries, Ltd.           20
 60,600 Nissan Motors Co., Ltd.                   424
  3,000 Nisshin Flour Milling Co., Ltd.            22
  2,000 Nisshinbo Industries, Inc.                  9
  1,900 Nissin Food Products Co., Ltd.             38
  4,200 Nitto Denko Corp.                         120

                    Security
Shares             Description             Value
------ ----------------------------------- -----
       Japan (continued)
       -----------------------------------
75,000 NKK Corp. (b)                       $ 68
47,000 Nomura Securities Co., Ltd.          628
20,000 NSK, Ltd.                             71
11,000 NTN Corp.                             40
    22 NTT Data Corp.                        87
   260 NTT DoCoMo, Inc.                     580
15,000 Obayashi Corp.                        41
15,000 Oki Electric Industry Co., Ltd. (b)   28
 4,000 Olympus Optical Co., Ltd.             53
 6,000 Omron Corp.                           86
 5,000 Onward Kashiyama Co., Ltd.            47
   300 Oracle Corp. Japan                    11
 2,200 Oriental Land Co., Ltd.              154
 1,840 Orix Corp.                           127
66,200 Osaka Gas Co., Ltd.                  155
 4,801 Pioneer Electronic Corp.              82
 2,800 Promise Co., Ltd.                    129
16,000 Ricoh Co., Ltd.                      262
 2,700 Rohm Co., Ltd.                       354
12,800 Sankyo Co., Ltd.                     165
   700 Sanrio Co., Ltd.                       6
51,000 Sanyo Electric Co., Ltd.             214
 8,100 Secom Co., Ltd.                      387
 3,900 Sega Enterprises, Ltd. (b)            85
 4,000 Seiyu, Ltd. (b)                       12
 8,000 Sekisui Chemical Co., Ltd.            26
20,600 Sekisui House, Ltd.                  157
 6,000 Seven-Eleven Japan Co., Ltd.         225
25,200 Sharp Corp.                          308
   400 Shimamura Co., Ltd.                   29
 3,100 Shimano, Inc.                         45
24,600 Shimizu Construction                  83
 8,648 Shin-Etsu Chemical Co.               300
 7,000 Shionogi & Co., Ltd.                  70
10,800 Shisiedo Co., Ltd.                   140
 8,000 Shizuoka Bank, Ltd.                   51
24,000 Showa Denko KK (b)                    36
 6,000 Showa Shell Sekiyu KK                 33
 5,000 Skylark Co., Ltd.                    111
 1,800 SMC Corp.                            184
 6,900 Softbank Corp.                        78
21,198 Sony Corp.                           958
 4,000 Sumitomo Bakelite Co.                 24
37,600 Sumitomo Chemical Co., Ltd.          150
22,200 Sumitomo Corp.                       120
15,400 Sumitomo Electric Industries          97
90,000 Sumitomo Metal Industry, Ltd. (b)     39
13,600 Sumitomo Metal Mining Co., Ltd.       59
45,000 Sumitomo Mitsui Banking Corp.        238
 3,000 Sumitomo Realty & Development
        Co., Ltd.                            19
 6,000 Sumitomo Trust & Banking              28
20,000 Taiheiyo Cement Corp.                 38

                                 - Continued -

Fifth Third International Equity Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                    Security
Shares             Description              Value
------ ----------------------------------- -------
       Japan (continued)
       -----------------------------------
33,400 Taisei Construction                 $    70
 8,800 Taisho Pharmaceutical Co.               134
 3,000 Taiyo Yuden Co., Ltd.                    44
 4,000 Taka Shi Maya Co., Ltd.                  22
 3,000 Takara Shuzo Co., Ltd.                   19
19,400 Takeda Chemical Industries, Ltd.        807
 3,120 Takefuji Corp.                          208
 3,000 Takuma Co., Ltd.                         23
 2,900 TDK Corp.                               131
22,400 Teijin, Ltd.                             77
 4,000 Teikoku Oil Co., Ltd.                    15
 6,200 Terumo Corp.                             77
 2,000 The 77 Bank, Ltd.                         7
 4,000 The Bank of Fukuoka, Ltd.                17
   700 THK Co, Ltd.                             12
   651 TIS, Inc.                                15
26,600 Tobu Railway Co., Ltd.                   71
 1,600 Toho Co.                                 18
13,100 Tohoku Electric Power Co., Ltd.         182
 3,000 Tokyo Broadcasting System, Inc.          62
39,100 Tokyo Electric Power Co., Inc.          795
 3,700 Tokyo Electronics, Ltd.                 189
71,600 Tokyo Gas Co., Ltd.                     185
28,400 Tokyu Corp.                             108
 3,000 Tonengeneral Sekiyu K.K.                 18
22,600 Toppan Printing Co., Ltd.               198
33,100 Toray Co.                                84
70,000 Toshiba Corp.                           263
13,000 Tosoh Corp.                              40
 5,000 Tostem Corp.                             79
15,600 Toto, Ltd.                               69
 5,000 Toyo Seikan Kaisha, Ltd.                 57
 2,000 Toyobo Co., Ltd.                          3
 1,100 Toyota Automatic Loom Works              17
72,800 Toyota Motor Corp.                    1,741
   200 Trans Cosmos, Inc.                        4
   700 Trend Micro, Inc. (b)                    18
20,400 Ube Industries, Ltd.                     29
    12 UJF Holdings, Inc.                       30
 1,000 Uni-Charm Corp.                          36
 3,000 UNY Co., Ltd.                            30
 2,000 Wacoal Corp.                             17
     7 West Japan Railway Co.                   27
 1,050 World Co., Ltd                           28
 2,000 Yakult Honsha Co., Ltd.                  22
 3,000 Yamaha Corp.                             28
10,000 Yamanouchi Pharmaceutical Co., Ltd.     251
 7,000 Yamato Transport Co., Ltd.              123
 3,000 Yamazaki Baking Co., Ltd.                16
 6,000 Yokogawa Electric Corp.                  44
       ----------------------------------- -------
       Total                                32,034
       ----------------------------------- -------

                    Security
Shares             Description             Value
------- ---------------------------------- ------
        Luxembourg - 0.1%
        ----------------------------------
  8,629 Arcelor (b)                        $  107
        ---------------------------------- ------
        Netherlands - 6.2%
        ----------------------------------
 23,414 ABN AMRO Holding NV                   333
 11,324 Aegon NV                              157
  7,058 Akzo NV                               250
  4,047 ASML Holding NV (b)                    50
  6,142 Buhrmann NV                            44
  5,288 Corio NV                              135
 10,353 Elsevier NV                           127
  4,040 Eurocommercial Properties NV           75
  4,404 Getronics NV                            6
  2,262 Hagemeyer NV                           23
 21,015 Heineken NV                           860
 23,778 ING Groep NV                          515
 15,133 Koninklijke Ahold NV                  253
 11,776 Koninklijke KNP NV (b)                 55
 29,930 Philips Electronics NV                678
  5,240 Rodamco Cont Eurpope NV               210
 71,883 Royal Dutch Petroleum               3,285
 11,615 TNT Post Groep NV                     215
 34,922 Unilever NV                         1,976
  7,465 Vedior NV                              86
  1,540 Wereldhave                             78
  4,747 Wolters Kluwer NV CVA                  73
        ---------------------------------- ------
        Total                               9,484
        ---------------------------------- ------
        New Zealand - 0.0%
        ----------------------------------
 16,513 Carter Holt Harvey, Ltd.               14
  5,838 Telecom Corp. of New Zealand, Ltd.     13
        ---------------------------------- ------
        Total                                  27
        ---------------------------------- ------
        Norway - 0.3%
        ----------------------------------
    400 Elkem SA                                9
  7,300 Norsk Hydro ASA                       301
  3,400 Norske Skogindustrier AG               54
  3,600 Orkla SA                               63
  1,200 Tandberg ASA (b)                       15
        ---------------------------------- ------
        Total                                 442
        ---------------------------------- ------
        Portugal - 0.5%
        ----------------------------------
 23,744 Banco Commercial                       69
  1,339 Banco Espir Santo E                    15
 18,588 BPI-SGPS SA                            43
 29,000 Brisa Auto-Estradas                   146
237,173 Electricidade de Portugal SA          416
  3,950 Jeronimo Martins, SGPS SA (b)          25
 12,829 Portugal Telecom SA                    78
  8,200 Sonae (b)                               4
        ---------------------------------- ------
        Total                                 796
        ---------------------------------- ------

                                 - Continued -

                                          Fifth Third International Equity Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                      Security
Shares               Description               Value
------- -------------------------------------- ------
        Singapore - 1.8%
        --------------------------------------
 75,250 Capitaland, Ltd.                       $   65
 16,000 Chartered Semiconductor, Ltd. (b)          27
 37,000 City Developments, Ltd.                   123
 12,000 Cycle & Carriage, Ltd.                     30
 60,683 DBS Group Holdings, Ltd.                  413
 12,600 Fraser & Neave                             56
 16,000 Hotel & Properties                         10
 36,000 Keppel Corp., Ltd.                         91
 51,000 Neptune Orient Lines, Ltd. (b)             24
 59,058 Oversea - Chinese Banking Corp., Ltd.     382
  6,000 Overseas Union Enterprises                 24
 68,802 Sembcorp Industries, Ltd.                  55
 46,000 Singapore Airlines, Ltd.                  326
 19,059 Singapore Press Holdings, Ltd.            200
115,000 Singapore Technology Engineering, Ltd.    124
324,000 Singapore Telecommunications, Ltd.        254
 59,352 United Overseas Bank, Ltd.                434
 33,000 United Overseas Land, Ltd.                 33
  6,000 Venture Manufacturing, Ltd.                40
        -------------------------------------- ------
        Total                                   2,711
        -------------------------------------- ------
        South Korea - 1.0%
        --------------------------------------
  1,730 Hana Bank                                  26
  2,230 Hyundai Motor Co., Ltd.                    66
  2,440 Kia Motors Corp. (b)                       22
  3,190 Kookmin Bank                              148
  3,490 Korea Electric Power Corp.                 63
  2,295 Krw Korea Telecom Freetel (b)              67
  1,220 LG Chem, Ltd.                              45
  1,845 LG Electronics, Inc. (b)                   69
  1,050 Pohang Iron & Steel Co., Ltd.             103
    510 Samsung Display Devices Co.                38
  1,170 Samsung Electro-Mechanics Co.              51
  1,550 Samsung Electronics Co.                   435
    570 Samsung Electronics Co., Ltd.              73
    690 Samsung Fire & Marine Insurance Co.        47
  1,120 Samsung Securities Co., Ltd. (b)           33
  6,170 Shinhan Financial Group, Ltd.              87
    150 Shinsegae Department Store Co.             24
    300 SK Telecom Co., Ltd.                       58
        -------------------------------------- ------
        Total                                   1,455
        -------------------------------------- ------
        Spain - 3.3%
        --------------------------------------
  1,362 Acerinox SA                                56
  9,518 Acesa Autopista                           105
  2,069 Actividad Construction                     63
  5,916 Altadis SA                                117
 15,701 Amadeus Global Travel Distribution SA,
         Class A                                   85
 73,556 Banco Bilbao Vizcaya-Argentari            697
 90,996 Banco Santander Central Hispano SA        560
  6,426 Corporacion Mapfre                         43

                  Security
Shares           Description            Value
------ -------------------------------- ------
       Spain (continued)
       --------------------------------
28,068 Endesa SA                        $  313
27,874 Gas Natural SDG SA                  474
 4,192 General De Aguas De Barcelona SA     41
 5,272 Grupo Dragados SA                    86
26,897 Iberdrola SA                        321
 8,950 Inmobiliaria Colonial SA            124
11,160 Metrovacesa SA                      219
38,876 Repsol SA                           473
 3,294 Sol Melia SA                         19
75,094 Telefonica SA (b)                   663
 7,635 Telepizza (b)                         7
24,219 Union Electric Penosa SA            317
30,210 Vallehermoso SA                     246
       -------------------------------- ------
       Total                             5,029
       -------------------------------- ------
       Sweden - 1.6%
       --------------------------------
 3,100 Atlas Copco AB, Series A             66
 1,700 Atlas Copco AB, Series B             35
 4,760 Castellum International, Ltd.        61
 8,800 Electrolux AB, Series B             162
66,750 Ericsson LM, Series B (b)            67
   700 Gambro AB, Series A                   4
22,000 Hennes & Mauritz AB, Series B       403
 1,600 Holmen AB                            34
 3,300 JM AB, Series B                      78
47,186 Nordic Baltic                       208
 2,000 OM Gruppen AB                        12
 6,800 Sandvik AB                          156
19,400 Securitas AB, B Shares              340
12,400 Shanska AB, Series B                 74
22,200 Skandia Forsakrings AB               61
 7,300 Skandiaviska Enskil                  65
 2,100 SKF AB, Series B                     55
 4,664 Svenska Cellulosa AB, Series B      156
12,800 Svenska Handelsbanken, Series A     172
 1,200 Svenskt Stal AB, Series A            14
 7,700 Swedish Match AB                     58
   975 Tele2 AB (b)                         19
17,001 Telia                                47
 1,200 Volvo AB, Series A                   21
 4,700 Volvo AB, Series B                   86
 8,900 WM-Data AB                           15
       -------------------------------- ------
       Total                             2,469
       -------------------------------- ------
       Switzerland - 6.1%
       --------------------------------
10,156 Abb, Ltd. (b)                        54
 7,830 Adecco SA, Registered               356
    72 Centerpulse AG, Registered (b)        9
 1,600 Ciba Specialty Chemicals AG         111
 3,500 Clariant AG                          67
16,610 Credit Suisse Group (b)             398
    23 George Fischer, Registered            4
   139 Givaudan                             56

                                 - Continued -

Fifth Third International Equity Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

Shares or
Principal              Security
 Amount               Description                Value
--------- ------------------------------------ --------
          Switzerland (continued)
          ------------------------------------
     725  Holcim, Ltd.                         $    139
     300  Kudelski SA (b)                             8
     430  Logitech International SA (b)              18
   1,040  Lonza Group AG                             67
  11,840  Nestle                                  2,544
  53,880  Novartis AG, Registered                 2,193
   4,370  Roche Holding AG                          484
  14,200  Roche Holdings AG Genusscheine          1,011
     385  Societe Generale de Surveillance
           Holdings SA                              109
      71  Sulzer AG, Registered                      14
   3,740  Swiss Reinsurance                         313
     965  Swisscom AG                               281
   2,671  Syngenta                                  136
     700  The Swatch Group AG                        12
     740  The Swatch Group AG, Series B              63
  17,740  UBS AG                                    782
     100  Unaxis Holding AG                          10
      59  Valora Holdings, AG, Registered            11
   1,073  Zurich Financial Services                 117
          ------------------------------------ --------
          Total                                   9,367
          ------------------------------------ --------
          Thailand - 0.0%
          ------------------------------------
   8,700  Cmic Finance & Securities PLC (b)          --#
  13,300  Finance One PLC (b)                        --#
  14,500  General Finance & Securities PLC (b)       --#
   9,100  Univest Land PLC (b)                       --#
          ------------------------------------ --------
          Total                                      --#
          ------------------------------------ --------
          United States - 0.0%
          ------------------------------------
     654  Gen-Probe, Inc. (b)                         2
          ------------------------------------ --------
          Total                                       2
          ------------------------------------ --------
          Total Common Stocks                   143,534
          ------------------------------------ --------
Preferred Stocks - 0.1%
          Australia - 0.1%
          ------------------------------------
  34,106  News Corp., Ltd.                          145
          ------------------------------------ --------
          Total Preferred Stocks                    145
          ------------------------------------ --------
Corporate Bonds - 0.0%
          France - 0.0%
          ------------------------------------
 $     6  Sodexho SA, 6.00%, 6/7/04                   6
          ------------------------------------ --------
          Total Corporate Bonds                       6
          ------------------------------------ --------
Warrants - 0.0%
          France - 0.0%
          ------------------------------------
     525  Simco Guaranteed Value Certificates         2
          ------------------------------------ --------
          Total Warrants                              2
          ------------------------------------ --------

                      Security
 Shares              Description             Value
--------- --------------------------------- --------
Investment Companies - 4.0%

3,041,635 Dreyfus Cash Management Money
           Market Fund                      $  3,042
3,032,322 Federated Prime Value Obligations
           Money Market Fund                   3,032
          --------------------------------- --------
          Total Investment Companies           6,074
          --------------------------------- --------
          Total Investments (Cost $186,078)
          (a) - 97.9%                        149,761
          --------------------------------- --------
          Other assets in excess of
          liabilities - 2.1%                   3,310
          --------------------------------- --------
          NET ASSETS - 100.0%               $153,071
          --------------------------------- --------

(a) Represents cost for financial reporting purposes and differs from cost basis for federal income tax purposes by the amount of the losses recognized for financial reporting purposes in excess of federal income tax reporting. Cost for federal income tax purposes differs from value by net unrealized depreciation of securities as follows (amounts in thousands):

                     Unrealized appreciation.... $  3,661
                     Unrealized depreciation....  (43,393)
                                                 --------
                     Net unrealized depreciation $(39,732)
                                                 ========

(b) Non-income producing security.
 # Market value is less than five hundred dollars.

The International Equity Fund's investment concentration as a percentage of investments, by industry, as of July 31, 2002, was as follows:

                         Basic Materials         5.04%
                         Communications          7.17%
                         Consumer, Cyclical      8.92%
                         Consumer, Non-cyclical 23.57%
                         Diversified             1.40%
                         Energy                 11.06%
                         Financial              19.31%
                         Industrial              9.73%
                         Investment Companies    4.08%
                         Technology              2.49%
                         Utilities               7.01%
                         Other                    .22%

                                 - Continued -

                                          Fifth Third International Equity Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------


Open futures contracts as of July 31, 2002: (Amounts in thousands except number of contracts)

                                Unrealized
Number of  Contract  Notional Appreciation/   Market
Contracts    Type     Amount  (Depreciation)  Value
    10    Short DAX,
           9/20/02   $(1,036)     $ 124      $  (912)
    23    Short Hang
           Seng,
           8/29/02    (1,446)       (57)      (1,503)
    35    Short
           TOPIX,
           9/12/02    (3,096)       282       (2,814)
    36    Long SPI
           200,
           9/30/02     1,624       (114)       1,510
   171    Long DJ,
           9/20/02     4,540        (44)       4,496
   ---               -------      -----      -------
   275               $   586      $ 191      $   777

Foreign Currency Contracts as of July 31, 2002:

                       Contract
                        Amount      Contract     Current     Unrealized
           Delivery     (Local        Value       Value     Appreciation
             Date      Currency)   U.S. Dollar U.S. Dollar (Depreciation)
             ----      ---------   ----------- ----------- --------------
           British Pounds Sterling
           -----------------------
           Long Contracts
           9/12/02       1,258       $1,832      $1,961        $ 129
           9/12/02       1,607        2,341       2,503          162
           9/12/02       3,183        4,636       4,960          324
           8/02/02       1,184        1,860       1,850          (10)
           8/05/02          47           73          73           --
           Short Contracts
           9/12/02          25           36          38           (2)
           9/12/02       5,345        7,786       8,328         (542)
           9/12/02         679        1,008       1,058          (50)
           Euro
           ----
           Long Contracts
           8/05/02         205          202         201           (1)
           9/12/02       3,190        2,995       3,121          126
           9/12/02       3,332        3,127       3,260          133
           9/12/02       7,775        7,303       7,607          304
           9/12/02          23           22          23            1
           9/12/02         160          155         156            1
           9/12/02       4,600        4,530       4,501          (29)
           Short Contracts
           9/12/02       1,069        1,004       1,046          (42)
           9/12/02       6,188        5,811       6,055         (244)
           9/12/02         890          837         871          (34)
           9/12/02       6,549        6,157       6,407         (250)
           9/12/02         859          814         840          (26)
           8/02/02         664          654         651            3
           8/05/02           6            6           6           --

                    Contract
                     Amount    Contract     Current     Unrealized
           Delivery  (Local      Value       Value     Appreciation
             Date   Currency) U.S. Dollar U.S. Dollar (Depreciation)
             ----   --------- ----------- ----------- --------------
           Japanese Yen
           ------------
           Long Contracts
           9/12/02  1,202,877   $9,637      $10,068       $ 431
           9/12/02     96,954      777          812          35
           9/12/02    190,763    1,538        1,597          59
           Short Contracts
           9/12/02    484,253    3,880        4,053        (173)
           9/12/02    515,215    4,128        4,312        (184)
           9/12/02    350,560    2,810        2,934        (124)
           9/12/02    309,115    2,493        2,587         (94)
           9/12/02    205,542    1,658        1,720         (62)
           Australian Dollar
           -----------------
           Long Contracts
           9/12/02      2,950    1,661        1,599         (62)
           Short Contracts
           9/12/02         45       25           24           1
           9/12/02          9        5            5          --

      (See Notes which are an integral part of the Financial Statements)

Fifth Third International GDP Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                    Security
Shares             Description             Value
------- --------------------------------- --------
Common Stocks - 90.2%
        Australia - 4.2%
        ---------------------------------
 37,493 Amcor, Ltd.                       $    170
 80,900 AMP, Ltd.                              624
 82,900 Australia & New Zealand Banking
         Group, Ltd.                           809
279,602 BHP, Ltd.                            1,450
 57,404 Brambles Industries, Ltd.              252
 45,262 Coca-Cola Amatil, Ltd.                 155
 63,425 Commonwealth Bank of Australia       1,076
 13,100 CSL, Ltd.                              203
 91,818 CSR, Ltd.                              319
125,436 Foster's Brewing Group, Ltd.           308
117,125 General Property Trust                 178
 86,500 Insurance Australia Group              137
 29,772 Lend Lease Corp., Ltd.                 165
 15,500 Macquarie Bank, Ltd.                   204
112,200 Macquarie Infrastructure Group         171
 80,714 National Australia Bank, Ltd.        1,468
107,453 News Corp., Ltd.                       537
  9,800 Publishing and Broadcasting             49
 34,020 QBE Insurance Group, Ltd.              126
 13,873 Rio Tinto, Ltd.                        250
 31,280 Stockland Trust Group                   72
 28,100 Suncorp Metway, Ltd.                   191
 31,137 TABCORP Holdings, Ltd.                 203
135,100 Telstra Corp., Ltd.                    354
 21,500 Westfarmers, Ltd.                      330
112,539 Westpac                                934
 68,271 WMC, Ltd.                              311
 38,300 Woodside Petroleum, Ltd.               277
 64,131 Woolworths, Ltd.                       423
        --------------------------------- --------
        Total                               11,746
        --------------------------------- --------
        Austria - 0.2%
        ---------------------------------
  2,600 Ersete Bank Der Oesterreichischen
         Sparkassen AG                         179
    900 Mayr-Melnhof Karton AG                  56
    940 OMV AG                                  80
 14,200 Telekom Austria AG (b)                 120
 22,300 Westfield Holdings, Ltd.               176
        --------------------------------- --------
        Total                                  611
        --------------------------------- --------
        Belgium - 1.2%
        ---------------------------------
  4,300 Agfa Gevaert NV                         70
  4,700 Delhaize-Le Lion SA                    179
 43,000 Dexia                                  550
  1,800 Electrabel SA                          415
 57,400 Fortis Group                           957
  4,000 Groupe Bruxelles Lambert SA            162
  8,800 Interbrew Co.                          248
  5,220 KBC Bancassurance Holding SA           193
  5,410 Solvay SA                              374

                     Security
Shares              Description              Value
------- ----------------------------------- --------
        Belgium (continued)
        -----------------------------------
  5,300 UCB Cap NPV Ord                     $    183
        ----------------------------------- --------
        Total                                  3,331
        ----------------------------------- --------
        Denmark - 0.9%
        -----------------------------------
     29 D/S 1912, Class B                        195
     19 D/S Svendborg AS, Class B                171
  3,500 Danisco AS                               120
 50,070 Danske Bank                              904
  7,600 Falck AS                                 222
  3,400 ISS AS (b)                               147
 16,130 Novo Nordisk AS-B                        380
  2,246 Novozymes AS                              45
  8,700 TDC AS                                   214
  1,600 William Demant Holdings (b)               32
        ----------------------------------- --------
        Total                                  2,430
        ----------------------------------- --------
        Finland - 1.5%
        -----------------------------------
262,100 Nokia Oyj                              3,264
 30,000 Stora Enso Oyj                           350
 16,800 UPM-Kym'mene Oyj                         548
        ----------------------------------- --------
        Total                                  4,162
        ----------------------------------- --------
        France - 11.8%
        -----------------------------------
 12,050 Accor SA                                 398
 56,914 Aventis SA                             3,738
 88,300 AXA SA                                 1,128
 61,310 Banque Nationale de Paris              2,818
 10,960 Bouygues                                 252
 33,936 Carrefour SA                           1,477
  1,800 Casino Guichard-Perrachon                135
  4,200 Castorama Dubois Investisse              271
 19,532 Compagnie de Saint Gobain                584
  7,000 Essilor International                    261
 13,900 European Aeronautic Defence And
         Space Company                           219
 14,500 France Telecom SA                        209
  8,142 Groupe Danone                            953
  6,024 L'Air Liquide SA                         846
 21,500 L'Oreal SA                             1,507
  9,821 Lafarge SA                               865
  8,406 Lagardere Group SCA                      348
 18,500 LVMH Moet-Hennessy Louis Vuitton         818
  8,201 Michelin Class B, Registered Shares      325
  4,400 Pechiney SA-A Shares                     181
  2,700 Pernod Ricard                            232
  9,872 Peugeot SA                               478
  3,185 Pinault Printemps                        278
  6,400 Publicis Groupe                          146
  9,800 Renault SA                               450
 25,592 Sanofi-Synthelabo                      1,510
 11,200 Schneider Electric SA                    539
 17,788 Societe Generale-A                       994

                                 - Continued -

                                             Fifth Third International GDP Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                   Security
 Shares           Description           Value
--------- ---------------------------- --------
          France (continued)
          ----------------------------
   37,200 STMicroelectronics NV        $    784
   52,000 Suez SA                         1,132
    1,676 Technip-Coflexip SA               120
    4,225 Thales SA                         162
    8,000 Thomson Multimedia (b)            188
   48,923 Total Fina                      7,074
    3,780 Vinci                             221
   64,793 Vivendi Universal               1,033
          ---------------------------- --------
          Total                          32,674
          ---------------------------- --------
          Germany - 11.4%
          ----------------------------
    3,400 Adidas AG                         262
   15,886 Allianz AG                      2,344
    7,100 Altana AG                         352
   55,380 BASF AG                         2,134
   60,240 Bayer AG                        1,500
   30,653 Bayerische Vereinsbank AG         622
    2,560 Beiersdorf AG                     269
    9,570 Continental AG                    166
   78,087 DaimlerChrysler AG              3,375
   47,760 Deutsche Bank AG                2,795
   18,980 Deutsche Lufthansa AG (b)         231
   33,700 Deutsche Post AG                  340
  171,900 Deutsche Telecom AG             1,955
    3,100 Fresenius Medical Care AG         106
    3,200 Gehe AG                           129
   25,000 Infineon Technologies AG          356
    7,260 Linde AG                          340
   12,773 Metro AG                          331
    8,361 Muenchener Rueckver AG          1,648
      980 Porsche AG                        447
   31,750 RWE AG                          1,060
   16,309 SAP AG                          1,215
   22,700 Schering AG                     1,193
   80,355 Siemens AG                      4,013
   29,340 Thyssen Krupp AG                  384
   61,482 VEBA AG                         2,996
   19,370 Volkswagen AG                     889
          ---------------------------- --------
          Total                          31,452
          ---------------------------- --------
          Great Britain - 16.9%
          ----------------------------
  100,000 Arm Holdings PLC (b)              230
   85,332 AstraZeneca PLC                 3,053
   65,341 Aviva PLC                         434
   50,000 BAE Systems PLC                   233
  300,880 Barclays PLC                    2,298
1,123,046 BP Amoco PLC                    8,720
   83,700 British American Tobacco PLC      940
  375,088 BT Group PLC (b)                1,181
   52,000 Cadbury Schweppes PLC             360
   25,000 Celltech Group PLC (b)            156
   84,573 Compass Group PLC                 417

                      Security
 Shares              Description              Value
--------- ---------------------------------- --------
          Great Britain (continued)
          ----------------------------------
  138,212 Diageo PLC                         $  1,675
  257,871 Glaxosmithkline PLC                   5,007
   76,610 HBOS PLC                                862
  397,064 HSBC Holdings PLC                     4,559
  127,906 Lloyds TSB Group PLC                  1,278
   84,733 Prudential Corp. PLC                    651
   46,300 Rio Tinto PLC                           796
  136,877 Royal Bank of Scotland Group PLC      3,592
  402,000 Shell Transportation & Trading Co.
           PLC                                  2,738
  357,443 Tesco PLC                             1,221
  117,410 Unilever PLC                          1,032
3,619,618 Vodaphone Airtouch PLC                5,485
          ---------------------------------- --------
          Total                                46,918
          ---------------------------------- --------
          Greece - 0.2%
          ----------------------------------
    4,000 Alpha Credit Bank SA                     53
    7,100 Hellenic Bottling Co., SA               117
    6,900 Hellenic Petroleum SA                    40
   18,900 Hellenic Telecommunication
           Organization                           262
    8,000 National Bank of Greece SA              147
    1,300 Papastratos Cigarette Co.                20
          ---------------------------------- --------
          Total                                   639
          ---------------------------------- --------
          Hong Kong - 1.1%
          ----------------------------------
   67,000 Cheung Kong Holdings, Ltd.              530
   80,580 CLP Holdings, Ltd.                      316
   34,000 Hang Seng Bank, Ltd.                    376
  164,700 Hong Kong & China Gas Co., Ltd.         213
   62,000 Hong Kong Electric Holdings, Ltd.       233
   94,900 Hutchison Whampoa, Ltd.                 694
   59,136 Sun Hung Kai Properties, Ltd.           444
   28,000 Swire Pacific, Ltd.                     126
          ---------------------------------- --------
          Total                                 2,932
          ---------------------------------- --------
          Ireland - 0.7%
          ----------------------------------
   60,779 Allied Irish Banks PLC                  726
   11,000 Bank of Ireland                         123
   28,419 CRH PLC                                 427
    5,900 DCC PLC                                  56
   13,527 Irish Life & Permanent PLC              165
   11,900 Kerry Group PLC--A                      161
   29,200 Ryanair Holdings PLC (b)                175
          ---------------------------------- --------
          Total                                 1,833
          ---------------------------------- --------
          Italy - 6.3%
          ----------------------------------
   42,600 Alleanza Assicurazioni SpA              322
   98,363 Assicurazioni Generali                1,916
   17,100 Autogrill SpA                           167
   77,500 Autostrade SpA                          629
   93,580 Banc Monte dei Paschi di Seina SpA      263
   31,700 Banca Fideuram SpA                      147

                                 - Continued -

Fifth Third International GDP Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                    Security
Shares             Description              Value
------- ---------------------------------- --------
        Italy (continued)
        ----------------------------------
203,000 Banca Nazionale Lavoro Ord. (b)    $    280
 17,100 Banca Popolare di Milano                 69
139,198 Capitalia SpA                           194
332,600 Credito Italiano                      1,288
221,650 Enel SpA                              1,054
247,700 ENI SpA                               3,742
367,199 IntesaBci SpA                           830
 65,650 IntesaBci SpA-RNC                       109
 23,400 Italgas SpA                             222
 15,000 Luxottica Group SpA                     228
 66,300 Mediaset SpA                            493
 23,770 Mediobanca SpA                          193
 53,300 Parmalat Finanziaria SpA                138
 37,542 RAS SpA                                 420
 35,812 San Paolo IMI SpA                       274
229,500 Telecom Italia                        1,814
396,420 Telecom Italia Mobile SpA             1,776
182,500 Telecom Italia SpA-RNC                  966
        ---------------------------------- --------
        Total                                17,534
        ---------------------------------- --------
        Japan - 20.4%
        ----------------------------------
  3,000 Acom Co., Ltd.                          181
  5,600 Advantest                               286
 15,000 AEON Co., Ltd.                          415
 46,000 Ajinomoto Co., Inc.                     469
 13,000 Alps Electric Co., Ltd.                 163
 19,000 Asahi Breweries, Ltd.                   158
 48,000 Asahi Glass Co., Ltd.                   293
 55,000 Asahi Kasei Corp.                       165
 41,000 Bank of Yokohama, Ltd.                  172
 60,000 Bridgestone Corp.                       847
 48,000 Canon, Inc.                           1,627
     66 Central Japan Railway Co.               397
 28,000 Chubu Electric Power Company, Inc.      505
 12,000 Chugai Pharmaceutical Co., Ltd.         115
  5,300 Credit Saison Co., Ltd.                 124
  4,000 CSK Corp.                               124
 37,000 Dai Nippon Printing Co., Ltd.           420
 10,000 Daiichi Pharmaceutical Co., Ltd.        166
  7,000 Daikin Kogyo Corp.                      137
 26,000 Dainippon Ink & Chemicals, Inc.          50
 58,000 Daiwa Securities Group, Ltd.            311
 31,000 Denso Corp.                             485
    200 East Japan Railway Co.                  935
 14,000 Eisai Co., Ltd.                         337
  6,800 Fanuc Co., Ltd.                         298
 27,000 Fuji Photo Film Co., Ltd.               836
 10,000 Fujisawa Pharmaceutical Co.             210
 97,000 Fujitsu, Ltd.                           565
  1,000 Hirose Electric Co., Ltd.                76
127,000 Hitachi, Ltd.                           732
 36,200 Honda Motor Co., Ltd.                 1,505
  6,000 Hoya Corp.                              381

                       Security
Shares                Description                 Value
------- ---------------------------------------- --------
        Japan (continued)
        ----------------------------------------
 19,000 Ito Yokado Co., Ltd.                     $    874
 82,000 Itochu Corp.                                  250
     51 Japan Tobacco, Inc.                           333
 67,000 Kajima Corp.                                  199
 15,000 Kaneka Corp.                                   94
 17,800 Kansai Electric Power Co., Inc.               273
 33,000 Kao Corp.                                     744
224,000 Kawasaki Steel Corp.                          271
 43,000 Kirin Brewery Co., Ltd.                       284
 67,000 Komatsu, Ltd.                                 223
 65,000 Kubota Corp.                                  197
 16,000 Kuraray Co., Ltd.                             107
  7,400 Kyocera Corp.                                 499
 17,000 Kyushu Electric Power Co., Inc.               247
 26,000 Marui Co., Ltd.                               299
103,000 Matsushita Electric Industrial Co., Ltd.    1,279
     75 Millea Holdings, Inc. (b)                     589
 73,000 Mitsubishi Chemical Corp.                     144
 75,000 Mitsubishi Corp.                              464
 88,000 Mitsubishi Electric Corp.                     337
 41,000 Mitsubishi Estate Co., Ltd.                   327
232,000 Mitsubishi Heavy Industries, Ltd.             622
    154 Mitsubishi Tokyo Financial Group, Inc.      1,044
 73,000 Mitsui & Co., Ltd.                            395
 43,000 Mitsui Fudosan Co., Ltd.                      336
 74,230 Mitsui Marine & Fire Insurance Co., Ltd.      356
    230 Mizuho Holdings, Inc.                         545
 10,000 Murata Manufacturing Co., Ltd.                522
 63,000 NEC Corp.                                     376
 52,000 New Oji Paper Co.                             253
 16,000 NGK Insulators, Ltd.                          118
  1,000 Nidec Corp.                                    58
  4,000 Nintendo Co., Ltd.                            501
 75,000 Nippon Express Co., Ltd.                      376
 10,000 Nippon Meat Packers, Inc.                     121
101,800 Nippon Oil Co., Ltd.                          455
314,000 Nippon Steel Corp.                            454
    198 Nippon Telegraph and Telephone Corp.          810
     43 Nippon Unipac Holding                         227
 56,000 Nippon Yusen Kabushiki Kaisha                 180
150,000 Nissan Motors Co., Ltd.                     1,050
 12,000 Nitto Denko Corp.                             343
 96,000 Nomura Securities Co., Ltd.                 1,283
  1,025 NTT DoCoMo, Inc.                            2,285
  9,000 Omron Corp.                                   130
  6,000 Orix Corp.                                    414
  6,000 Pioneer Electronic Corp.                      103
  6,600 Rohm Co., Ltd.                                864
 16,000 Sankyo Co., Ltd.                              206
 57,000 Sanyo Electric Co., Ltd.                      239
 15,000 Secom Co., Ltd.                               716
  5,700 Sega Enterprises, Ltd. (b)                    125
 22,000 Sekisui House, Ltd.                           168

                                 - Continued -

                                             Fifth Third International GDP Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                     Security
Shares              Description               Value
------- ------------------------------------ --------
        Japan (continued)
        ------------------------------------
 21,000 Seven-Eleven Japan Co., Ltd.         $    789
 40,000 Sharp Corp.                               490
 55,000 Shimizu Construction                      185
 30,000 Shin-Etsu Chemical Co.                  1,042
 16,000 Shionogi & Co., Ltd.                      161
 16,000 Shisiedo Co., Ltd.                        208
 44,000 Shizuoka Bank, Ltd.                       279
 41,000 Showa Denko KK (b)                         62
  7,000 Skylark Co., Ltd.                         155
  3,000 SMC Corp.                                 307
 53,700 Sony Corp.                              2,425
 69,000 Sumitomo Chemical Co., Ltd.               276
 43,000 Sumitomo Corp.                            232
 52,000 Sumitomo Electric Industries              328
 28,000 Sumitomo Metal Mining Co., Ltd.           121
142,400 Sumitomo Mitsui Banking Corp.             754
 55,000 Takeda Chemical Industries, Ltd.        2,287
  5,000 Takefuji Corp.                            333
 35,000 Teijin, Ltd.                              120
 23,000 The Bank of Fukuoka, Ltd.                  96
 19,500 Tohoku Electric Power Co., Ltd.           270
 50,900 Tokyo Electric Power Co., Inc.          1,035
 13,000 Tokyo Electronics, Ltd.                   665
153,000 Tokyo Gas Co., Ltd.                       396
 76,000 Tokyu Corp.                               289
 43,000 Toppan Printing Co., Ltd.                 377
 53,000 Toray Co.                                 135
109,000 Toshiba Corp.                             410
 21,000 Tosoh Corp.                                65
 14,000 Tostem Corp.                              220
133,800 Toyota Motor Corp.                      3,200
     96 UJF Holdings, Inc.                        236
  5,000 Uni-Charm Corp.                           179
 21,000 Yamanouchi Pharmaceutical Co., Ltd.       526
 19,000 Yamato Transport Co., Ltd.                335
  9,000 Yokogawa Electric Corp.                    66
        ------------------------------------ --------
        Total                                  56,248
        ------------------------------------ --------
        Netherlands - 2.8%
        ------------------------------------
 49,735 ABN AMRO Holding NV                       707
 33,870 Aegon NV                                  471
 44,150 ING Groep NV                              957
 17,595 Koninklijke Ahold NV                      294
 51,154 Philips Electronics NV                  1,158
 66,700 Royal Dutch Petroleum                   3,047
 19,670 Unilever NV                             1,113
        ------------------------------------ --------
        Total                                   7,747
        ------------------------------------ --------
        New Zealand - 0.2%
        ------------------------------------
 31,800 Auckland International Airport, Ltd.       63
 65,781 Carter Holt Harvey, Ltd.                   57
 21,700 Contact Energy, Ltd.                       39

                      Security
Shares               Description                Value
------- -------------------------------------- --------
        New Zealand (continued)
        --------------------------------------
  7,755 Fisher & Paykel Appliance              $     32
  7,444 Fisher & Paykel Industries, Ltd.             29
 43,500 Fletcher Building, Ltd.                      55
 15,700 Sky City, Ltd.                               46
113,265 Telecom Corp. of New Zealand, Ltd.          249
 11,400 The Warehouse Group, Ltd.                    38
        -------------------------------------- --------
        Total                                       608
        -------------------------------------- --------
        Norway - 0.4%
        --------------------------------------
  1,400 Bergesen Dy ASA, Class A                     28
 58,500 Den Norske Bank ASA                         297
  8,100 Frontline, Ltd.                              60
  6,550 Norsk Hydro ASA                             271
 14,800 Norske Skogindustrier AG                    233
  8,700 Orkla SA                                    151
  9,400 Schibsted ASA                               102
  6,700 Storebrand ASA                               25
 18,400 Telenor ASA                                  65
        -------------------------------------- --------
        Total                                     1,232
        -------------------------------------- --------
        Portugal - 0.4%
        --------------------------------------
 99,800 Banco Commercial                            290
 24,400 BPI-SGPS SA                                  56
 21,300 Brisa Auto-Estradas                         108
100,300 Electricidade de Portugal SA                176
 90,700 Portugal Telecom SA                         551
125,400 Sonae (b)                                    64
        -------------------------------------- --------
        Total                                     1,245
        -------------------------------------- --------
        Singapore - 0.6%
        --------------------------------------
 19,600 City Developments, Ltd.                      65
 65,987 DBS Group Holdings, Ltd.                    450
 42,959 Oversea--Chinese Banking Corp., Ltd.        278
 24,000 Singapore Airlines, Ltd.                    170
 15,072 Singapore Press Holdings, Ltd.              158
 42,000 Singapore Technology Engineering, Ltd.       45
 52,921 United Overseas Bank, Ltd.                  388
 15,000 Venture Manufacturing, Ltd.                 100
        -------------------------------------- --------
        Total                                     1,654
        -------------------------------------- --------
        Spain - 3.2%
        --------------------------------------
  3,200 Acerinox SA                                 131
  3,300 Actividad Construction                      100
 16,500 Altadis SA                                  327
172,623 Banco Bilbao Vizcaya-Argentari            1,633
244,020 Banco Santander Central Hispano SA        1,502
 14,100 Corporacion Mapfre                           95
 51,180 Endesa SA                                   570
 11,400 Gas Natural SDG SA                          194
 11,700 Grupo Dragados SA                           190
 43,524 Iberdrola SA                                519
 32,194 Repsol SA                                   392

                                 - Continued -

Fifth Third International GDP Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

Shares                     Security Description                       Value
------- -----------------------------------------------------------  --------
        Spain (continued)
        -----------------------------------------------------------
377,761 Telefonica SA (b)                                            $  3,333
        -----------------------------------------------------------  --------
        Total                                                           8,986
        -----------------------------------------------------------  --------
        Sweden - 2.1%
        -----------------------------------------------------------
 17,800 Assa Abloy AB, Class B                                            206
 11,100 Atlas Copco AB, Series A                                          235
 22,900 Electrolux AB, Series B                                           423
406,000 Ericsson LM, Series B (b)                                         410
 16,000 Gambro AB, Series A                                                84
 30,200 Hennes & Mauritz AB, Series B                                     553
  4,500 Modern Times Group AB, Class B (b)                                 43
150,800 Nordic Baltic                                                     665
 16,700 Sandvik AB                                                        383
 20,900 Securitas AB, B Shares                                            366
 35,600 Shanska AB, Series B                                              212
 58,700 Skandia Forsakrings AB                                            162
 37,100 Skandiaviska Enskil                                               332
 11,900 Svenska Cellulosa AB, Series B                                    398
 37,300 Svenska Handelsbanken, Series A                                   501
  6,200 Tele2 AB (b)                                                      119
 63,500 Telia                                                             177
  8,800 Volvo AB, Series A                                                154
 23,600 Volvo AB, Series B                                                433
        -----------------------------------------------------------  --------
        Total                                                           5,856
        -----------------------------------------------------------  --------
        Switzerland - 3.7%
        -----------------------------------------------------------
 24,580 Credit Suisse Group (b)                                           589
 12,470 Nestle                                                          2,680
 81,060 Novartis AG, Registered                                         3,301
 18,000 Roche Holdings AG Genusscheine                                  1,281
  5,100 Swiss Reinsurance                                                 427
 38,152 UBS AG                                                          1,681
  2,339 Zurich Financial Services                                         256
        -----------------------------------------------------------  --------
        Total                                                          10,215
        -----------------------------------------------------------  --------
        United States - 0.0%
        -----------------------------------------------------------
  1,204 Gen-Probe, Inc. (b)                                                 3
        -----------------------------------------------------------  --------
        Total                                                               3
        -----------------------------------------------------------  --------
        Total Common Stocks                                           250,056
        -----------------------------------------------------------  --------
Preferred Stocks - 0.2%
        Australia - 0.2%
        -----------------------------------------------------------
109,629 News Corp., Ltd.                                                  467
        -----------------------------------------------------------  --------
        Total Preferred Stocks                                            467
        -----------------------------------------------------------  --------

 Shares                      Security Description                       Value
--------- -----------------------------------------------------------  --------
Investment Companies - 1.0%
2,728,125 Federated Prime Value Obligations Money Market Fund          $  2,728
          -----------------------------------------------------------  --------
          Total Investment Companies                                      2,728
          -----------------------------------------------------------  --------
          Total Investments (Cost $319,968) (a) - 91.4%                 253,251
          -----------------------------------------------------------  --------
          Other assets in excess of liabilities - 8.6%                   23,685
          -----------------------------------------------------------  --------
          NET ASSETS - 100.0%                                          $276,936
          -----------------------------------------------------------  --------

(a) Represents cost for financial reporting purposes and differs from market value by unrealized depreciation of securities as follows (amounts in thousands):

                     Unrealized appreciation.... $ 24,895
                     Unrealized depreciation....  (91,612)
                                                 --------
                     Net unrealized depreciation $(66,717)
                                                 ========

Aggregate cost for federal income tax purposes differs from cost for financial reporting purposes by less than 2% of net assets and is therefore considered substantially the same.
(b) Non-income producing security.

The International GDP Fund's investment concentration as a percentage of investments, by industry, as of July 31, 2002, was as follows:

Basic Materials         5.36%
Communications         11.44%
Consumer, Cyclical     10.49%
Consumer, Non-Cyclical 18.65%
Diversified             0.73%
Energy                 10.49%
Financial              24.96%
Industrial              9.57%
Investment Companies    1.09%
Technology              2.54%
Utilities               4.68%

      (See Notes which are an integral part of the Financial Statements)

                                                     Fifth Third Worldwide Fund
                                              Schedule of Portfolio Investments
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------


                                 Security
Shares                          Description                          Value
------- -----------------------------------------------------------  -----
Investment Companies - 93.7%
 15,126 American Century Small Cap Value Investor Class C            $ 110
    193 Artisan Mid Cap Fund Investor Class (b)                          4
 22,583 Berger Mid Cap Value                                           336
     84 Credit Suisse Global Technology Fund (b)                         2
254,577 Credit Suisse Japan Growth Fund (b)                          1,141
    164 Credit Suisse Pincus Global Post Venture Capital                 2
  8,397 Driehaus Asia Pacific Growth Fund                              115
     33 Excelsior Pacific/Asia                                          --#
    109 Fremont US Micro Cap (b)                                         2
    201 Fremont US Small Cap (b)                                         2
     68 Heartland Value                                                  2
    159 Henlopen (b)                                                     2
     93 Invesco Energy Fund Class IV (b)                                 1
     32 Invesco Financial Services Fund Class IV                         1
     59 Invesco Gold Fund Investor Class (b)                            --#
    258 Invesco Small Company Growth Investor Class (b)                  2
  8,013 Janus Global Life Sciences (b)                                 108
     16 Janus Mercury                                                   --#
    500 Janus Overseas                                                   8
     32 Janus Worldwide                                                  1
 25,491 Liberty Acorn International Fund (b)                           425
 14,893 Liberty Acorn USA (b)                                          215
 55,037 Longleaf Partners International                                617
 21,645 Matthews China                                                 202
 95,407 Matthews Korea                                                 418
 47,421 Matthews Pacific Tiger Class I                                 419
 63,932 Mutual Series European Class Z                                 897
  9,072 Oakmark Global Equity Class I                                  114
  8,244 Oakmark International Equity Fund Class I                      115
 40,431 Oakmark International Small Cap Class I                        479
    201 Oakmark Select Class I                                           5
 59,090 PBHG Clipper Focus                                             842
 31,154 Pin Oak Aggressive Stock (b)                                   424
 13,241 RCM Global Healthcare (b)                                      204
120,248 Red Oak Technology Select (b)                                  623
 23,484 Reigh & Tang Delafield Fund, Inc.                              425
    149 RS Diversified Growth Class A (b)                                2
 16,413 RS Emerging Growth Class A (b)                                 324
  9,985 RS Microcap Growth                                             138
 18,416 RS Partners Fund Class A (b)                                   312
 23,544 Rydex Series - Financial Services                              206
 21,595 Rydex Series - Healthcare                                      202
  1,982 Rydex Tempest 500 Class H                                      195
271,996 Rydex Titan 500 Class H (b)                                  2,164
174,063 Rydex Velocity 100 Fund (b)                                  1,851
  2,009 Rydex Venture 100 Class H                                      195

Shares or
Principal                       Security
 Amount                        Description                         Value
--------- -----------------------------------------------------  --------
Investment Companies (continued)
  23,166  Rydex - Biotechnology Fund Investor Class (b)          $    325
  22,975  Rydex - Energy Fund Investor Class                          202
  69,798  Rydex - Energy Services Investor Class (b)                  396
  40,260  Rydex - Mekros Fund Class H (b)                             612
     189  Strong Asia Pacific                                           1
  31,797  T. Rowe Price New Asia Fund                                 198
  51,991  Third Ave Small-Cap Value                                   729
 139,092  Tocqueville International Value Fund (b)                  1,181
     133  Turner Micro Cap Growth Class I (b)                           4
     417  Turner Small Cap Growth Fund Class I (b)                      6
  26,472  Tweedy, Browne Global Value                                 454
  10,357  Ultra Mid-Cap Profund Investor Class                        199
  20,263  Ultra OTC Profund Investor Class                            231
  78,268  Van Wagoner Emerging Growth Fund                            393
  26,650  Van Wagoner Mid Cap Growth Fund                             102
  82,629  Vanguard Short-Term Corporate Investor Class                880
 153,436  Wasatch Small-Cap Value (b)                                 571
          -----------------------------------------------------  --------
          Total Investment Companies                               20,336
          -----------------------------------------------------  --------
Repurchase Agreement - 8.0%
  $1,743  UBS Warburg, 1.80%, 8/1/02 (collateralized by a U.S.
           Treasury Note)                                           1,743
          -----------------------------------------------------  --------
          Total Repurchase Agreement                                1,743
          -----------------------------------------------------  --------
          Total Investments (Cost $22,481) (a) - 101.7%            22,079
          -----------------------------------------------------  --------
          Liabilities in excess of other assets - (1.7)%             (372)
          -----------------------------------------------------  --------
          NET ASSETS - 100.0%                                    $ 21,707
          -----------------------------------------------------  --------

(a) Represents cost for financial reporting purposes and differs from cost basis for federal income tax purposes by the amount of the losses recognized for financial reporting purposes in excess of federal income tax reporting. Cost for federal income tax purposes differs from value by net unrealized depreciation of securities as follows (amounts in thousands):

                      Unrealized appreciation.... $   565
                      Unrealized depreciation....  (2,095)
                                                  -------
                      Net unrealized depreciation $(1,530)
                                                  =======

(b) Non-income producing security.
#   Market value is less than five hundred dollars.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Strategic Income Fund
Schedule of Portfolio Investments
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

Shares or
Principal                Security
 Amount                 Description                 Value
--------- ---------------------------------------- -------
Corporate Bonds - 2.0%
          Insurance - 0.6%
          ----------------------------------------
 $   300  Aon Capital Trust A,
           8.21%, 1/1/27                           $   297
          ---------------------------------------- -------
          Multimedia - 0.8%
          ----------------------------------------
     265  AOL Time Warner, Inc.,
           6.95%, 1/15/28                              192
     155  Viacom, Inc., 8.25%, 8/1/22                  160
          ---------------------------------------- -------
          Total                                        352
          ---------------------------------------- -------
          Rubber - Tires - 0.4%
          ----------------------------------------
     250  Goodyear Tire & Rubber,
           7.86%, 8/15/11                              226
          ---------------------------------------- -------
          Telecommunications - Services and
          Equipment - 0.2%
          ----------------------------------------
     143  GTE Corp., 7.83%, 5/1/23                     125
          ---------------------------------------- -------
          Total Corporate Bonds                      1,000
          ---------------------------------------- -------
Common Stocks - 0.0%
          Real Estate Investment Trusts - 0.0%
          ----------------------------------------
       1  New Plan Excel Realty Trust                   --#
          ---------------------------------------- -------
          Total Common Stocks                           --#
          ---------------------------------------- -------
Convertible Bonds - 0.4%
          Mining - 0.4%
          ----------------------------------------
 $   211  Inco, Ltd., 7.75%, 3/15/16,
           Callable 8/19/02 @ 100                      211
          ---------------------------------------- -------
          Total Convertible Bonds                      211
          ---------------------------------------- -------
Convertible Preferred Shares** - 8.3%
          Real Estate Investment Trusts - 7.6%
          ----------------------------------------
  40,000  Equity Residential Properties, Series G,
           $1.81                                       972
  10,000  Felcor Lodging Trust, Inc., $1.95            208
  10,000  First Union Real Estate, Series A, $2.10     167
  55,000  Glenborough Realty, Series A,
           Callable 1/16/03 @ $25.97                 1,174
  14,000  Simon Property Group, Inc., Series B,
           $6.50                                     1,312
          ---------------------------------------- -------
          Total                                      3,833
          ---------------------------------------- -------
          Telecommunications - 0.7%
          ----------------------------------------
  10,000  Allen Group, 7.75%, $1.94                    375
          ---------------------------------------- -------
          Total Convertible Preferred Shares**       4,208
          ---------------------------------------- -------
Corporate Bond Equivalents** - 26.8%
          Automotive - 1.0%
          ----------------------------------------
 $    10  Corts Trust for Chrysler, $3.94              247
      10  General Motors Corp., $1.84                  250
          ---------------------------------------- -------
          Total                                        497
          ---------------------------------------- -------

Principal                Security
 Amount                 Description                Value
--------- --------------------------------------- -------
          Computer Systems & Equipment -
           1.1%
          ---------------------------------------
   $22    Corts IBM, $3.50                        $   552
          --------------------------------------- -------
          Consumer Products - 0.5%
          ---------------------------------------
    10    Maytag Corp., $1.82                         259
          --------------------------------------- -------
          Electric - Integrated - 4.0%
          ---------------------------------------
    10    Aquila, Inc., $1.99                         162
    16    Cleveland Electric Financial Trust I,
           $2.25                                      406
    12    Dominion Capital Trust I, $1.95             295
     5    Energy East Capital, $2.06                  125
     5    National Rural Utility, $1.91               126
    10    Puget Sound Energy Capital, $2.10           250
    12    Southern Co. Cap Trust VI, $1.78            300
    15    Virginia Power Capital, $2.01               380
          --------------------------------------- -------
          Total                                     2,044
          --------------------------------------- -------
          Entertainment - 1.6%
          ---------------------------------------
    22    Corts Trust for Disney, $3.44               541
    35    Royal Caribbean, $1.77                      294
          --------------------------------------- -------
          Total                                       835
          --------------------------------------- -------
          Financial Services - 12.5%
          ---------------------------------------
     5    American Express Capital Trust I, $1.75     129
    16    B.F.Goodrich Capital, $2.08                 399
    20    BBC Capital Trust II, $2.13                 499
    20    Bear Stearns Capital Trust III, $1.95       498
    10    Citigroup Capital VII, $1.78                252
    10    Corts Countrywide Capital II, $4.00         255
    10    Corts Trust II Safeco Capital I, $4.35      251
    15    Corts UNUM Provident Financial Trust
           I, $4.25                                   369
     5    FCB/NC Capital Trust II, $2.10              133
    11    Fleet Capital Trust VI, $2.20               297
    10    Household Capital Trust V, $2.50            274
     5    Huntington Preferred, $1.97                 124
    22    MBNA, $2.03                                 533
    10    Morgan Stanley Capital II, $1.81            252
    10    Northwestern Capital Trust III, $1.67       205
    12    NWPS Capital Financing I, $2.03             253
    15    Regions Financial Trust I, $2.00            389
    22    Stilwell Financial, $2.52                   527
    11    Transcanada Capital, $2.19                  288
    15    Wells Fargo Capital Trust VI, $2.10         377
          --------------------------------------- -------
          Total                                     6,304
          --------------------------------------- -------
          Gas - Distribution - 0.5%
          ---------------------------------------
    10    Sempra Energy Capital Trust I, $2.23        258
          --------------------------------------- -------

                                 - Continued -

                                              Fifth Third Strategic Income Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

Shares or
Principal                 Security
 Amount                  Description                 Value
--------- ----------------------------------------- -------
          Insurance - 1.2%
          -----------------------------------------
$  5,000  Torchmark Capital Trust I, $1.94          $   126
  19,200  Travelers/Aetna P&C Capital I, $2.02          478
          ----------------------------------------- -------
          Total                                         604
          ----------------------------------------- -------
          Retail - 1.8%
          -----------------------------------------
  12,000  Corts Sherwin Williams, $3.63                 295
   5,000  Nordstrom (CBTCS), $3.81                      128
  19,900  Sears Roebuck & Co. Acceptance, $1.75         490
          ----------------------------------------- -------
          Total                                         913
          ----------------------------------------- -------
          Rubber - Tires - 0.3%
          -----------------------------------------
  18,000  Good Year Tire & Rubber (CBTCS),
           $1.60                                        164
          ----------------------------------------- -------
          Shipping - 0.5%
          -----------------------------------------
  24,200  Federal Express, $1.55                        241
          ----------------------------------------- -------
          Telecommunications - 1.4%
          -----------------------------------------
  22,000  Corts Trust for Verizon Global, $3.69         541
  10,000  Motorola Capital Trust, $1.67                 196
          ----------------------------------------- -------
          Total                                         737
          ----------------------------------------- -------
          Telecommunications - Services and
          Equipment - 0.4%
          -----------------------------------------
  10,000  Telephone & Data Systems, $1.90               228
          ----------------------------------------- -------
          Total Corporate Bond Equivalents**         13,636
          ----------------------------------------- -------
Preferred Shares** - 6.7%
          Real Estate Investment Trusts - 6.7%
          -----------------------------------------
   5,000  Bre Properties, $2.02                         125
  22,000  Developers Diversified Realty, $1.89          547
  18,000  Duke Realty Corp, $2.11                       469
  12,000  Federal Realty Investment Trust, $2.12        299
   6,400  Harris Preferred Capital, Series A, $1.84     158
  12,000  HRPT Properties Trust, $2.47                  311
   7,700  New Plan Excel Realty Trust, $2.16            193
  10,000  PS Business Parks, Inc., $2.38                263
  15,000  Public Storage, Inc., Series A, $2.45         416
  15,000  Public Storage, Inc., Series K, $2.06         382
  10,000  Public Storage, Inc., Series S, $1.97         250
          ----------------------------------------- -------
          Total                                       3,413
          ----------------------------------------- -------
          Total Preferred Shares**                    3,413
          ----------------------------------------- -------
Investment Companies - 36.0%
          Closed End Funds - 36.0%
          -----------------------------------------
  98,500  1838 Bond Debenture Trading                 1,915
  17,200  Aberdeen Commonwealth Income
           Fund, Inc.                                   168
 135,400  American Income Fund                        1,150
 193,100  Blackrock Income                            1,520
 234,000  Blackrock North American Government
           Income                                     2,435

Shares or
Principal              Security
 Amount               Description              Value
--------- ----------------------------------- -------
          Closed End Funds (continued)
          -----------------------------------
  36,400  Eaton Vance Senior Income Trust     $   255
  15,000  Gabelli Global Multimedia, $1.98        390
 189,000  ING Prime Rate Trust                  1,104
 210,000  MFS Government Markets Income         1,455
  27,600  MFS Intermediate Income                 209
  90,000  Pioneer Interest Shares               1,055
  70,000  Putnam Master Intermediate Income       424
  72,500  Putnam Premier Income                   437
  11,500  Royce Value Trust, $1.83                294
  38,000  Royce Value Trust, Inc., $1.95          999
  85,000  Scudder Intermediate Government         600
  35,600  Source Capital, $2.40                 1,122
  71,400  Templeton Global Governments
           Income                                 457
  21,700  Templeton Global Income                 151
  64,800  Van Kampen Bond                       1,178
 152,000  Van Kampen Senior Income Trust        1,014
          ----------------------------------- -------
          Total Investment Companies           18,332
          ----------------------------------- -------
U.S. Treasury Obligations - 8.5%
          U.S. Treasury Bonds - 4.0%
          -----------------------------------
$  2,000  11.63%, 11/15/02                      2,056
          ----------------------------------- -------
          U.S. Treasury Notes - 4.5%
          -----------------------------------
   2,000  7.00%, 7/15/06                        2,279
          ----------------------------------- -------
          Total U.S. Treasury Obligations       4,335
          ----------------------------------- -------
Repurchase Agreement - 12.2%
   6,202  UBS Warburg, 1.80%, 8/1/02
           (collateralized by a U.S. Treasury
           Note)                                6,202
          ----------------------------------- -------
          Total Repurchase Agreement            6,202
          ----------------------------------- -------
          Total Investments (Cost $50,154)
          (a) - 100.9%                         51,337
          ----------------------------------- -------
          Liabilities in excess of
          other assets - (0.9)%                  (458)
          ----------------------------------- -------
          NET ASSETS - 100.0%                 $50,879
          ----------------------------------- -------

** Dollar amount indicated represents expected per share annual dividend.
(a) Represents cost for financial reporting purposes and differs from market value by unrealized appreciation of securities as follows (amounts in thousands):

                      Unrealized appreciation.... $1,892
                      Unrealized depreciation....   (709)
                                                  ------
                      Net unrealized appreciation $1,183
                                                  ======

Aggregate cost for federal income tax purposes differs from cost for financial reporting purposes by less than 2% of net assets and is therefore considered substantially the same.
#  Market value is less than five hundred dollars.

CBTCS--Convertible Bond Transferable Custodial Security

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Michigan Municipal Bond Fund
Schedule of Portfolio Investments
July 31, 2002
(Amounts in thousands)

--------------------------------------------------------------------------------

Principal              Security
 Amount               Description               Value
--------- ------------------------------------ --------
Municipal Bonds - 98.8%
          Michigan - 98.8%
          ------------------------------------
 $  400   Allegan Sanitary Sewer System,
           (AMT), 5.45%, 11/1/02               $    403
  2,000   Battle Creek Downtown Development
           Authority, 7.60%, 5/1/16,
           Prerefunded 5/1/04 @ 102               2,237
  4,000   Battle Creek Downtown Development
           Authority, 7.30%, 5/1/10,
           Prerefunded 5/1/04 @ 102               4,452
  2,000   Battle Creek Downtown Development
           Authority, Tax Increment Revenue,
           6.90%, 5/1/04                          2,150
  1,300   Berkley School District, GO,
           7.00%, 1/1/07                          1,507
    300   Cadillac Area Public Schools, UTGO,
           7.25%, 5/1/05                            339
  1,730   Detroit City School District,
           5.50%, 5/1/06                          1,899
  2,500   Detroit Economic Development Corp.,
           4.00%, 5/1/06                          2,602
  1,000   Detroit, GO, 5.00%, 4/1/04              1,055
    750   Detroit, GO, 6.00%, 4/1/06                842
  1,525   Detroit, Series A, GO, 4.10%, 4/1/03    1,546
  1,730   Dexter Community School District,
           GO, 6.25%, 5/1/07                      1,977
    445   Farmington Hills Economic
           Development Corp. Revenue,
           Botsford Continuing Care, Series A,
           5.10%, 2/15/04                           466
    470   Farmington Hills Economic
           Development Corp. Revenue,
           Botsford Continuing Care, Series A,
           5.20%, 2/15/05                           503
    250   Frankenmuth School District, UTGO,
           5.50%, 5/1/04                            266
    100   Frankenmuth School District, UTGO,
           5.50%, 5/1/05                            109
    125   Frankenmuth School District, UTGO,
           5.50%, 5/1/06                            138
    410   Frankenmuth School District, UTGO,
           5.50%, 5/1/07                            456
    260   Grand Haven Area Public Schools,
           5.45%, 5/1/04,
           Callable 5/1/03 @ 102                    272
    505   Grand Rapids & Kent County Joint
           Building, GO, 5.50%, 10/1/06             561
    605   Grand Rapids & Kent County Joint
           Building, GO, 5.50%, 10/1/09             680
    535   Grand Rapids & Kent County Joint
           Building, UTGO, 5.50%, 10/1/07           600

Principal              Security
 Amount               Description               Value
--------- ------------------------------------ --------
          Michigan (continued)
          ------------------------------------
 $  205   Grand Rapids Charter Township,
           Porter Hills Obligated Group,
           4.20%, 7/1/03                       $    208
    210   Grand Rapids Charter Township,
           Porter Hills Obligated Group,
           4.25%, 7/1/04                            215
    200   Grand Rapids Charter Township,
           Porter Hills Obligated Group,
           4.35%, 7/1/05                            207
  2,500   Greater Detroit Resource Recovery
           Authority, 6.25%, 12/13/06             2,862
    590   Higher Education Facilites Authority
           Revenue, Kalamazoo College
           Project, 5.25%, 12/1/05                  642
    725   Higher Education Facilites Authority
           Revenue, Kalamazoo College
           Project, 5.25%, 12/1/06                  796
  1,000   Higher Education Student Loan
           Authority Revenue, Series XII-W,
           (AMT), 4.60%, 9/1/08                   1,059
    750   Kalamazoo Hospital Finance
           Authority Revenue, Bronson
           Methodist Hospital, 5.50%, 5/15/08       834
  1,000   Kalamazoo Hospital Finance
           Authority, Refunding &
           Improvement, Bronson Methodist
           Hospital, 5.25%, 5/15/05               1,076
  1,000   Kenowa Hills Public Schools, UTGO,
           5.50%, 5/1/06                          1,101
  1,295   Kenowa Hills Public Schools, UTGO,
           5.50%, 5/1/05                          1,405
    500   Kent County Airport Facility, Kent
           County International Airport,
           (AMT), 5.25%, 1/1/04                     521
    645   Kent County Airport Facility, Kent
           County International Airport,
           (AMT), 4.30%, 1/1/05                     667
    505   Kent County Airport Facility, Kent
           County International Airport,
           (AMT), 5.30%, 1/1/05                     533
    930   Kent County Airport Facility, Kent
           County International Airport,
           (AMT), 5.50%, 1/1/07, Prerefunded
           1/1/05 @ 102                           1,018
    430   Kent, Hospital Finance Authority
           Revenue, Spectrum Health,
           5.25%, 1/15/08                           459
  1,150   Kent, Hospital Finance Authority,
           Butterworth Hospital,
           4.90%, 1/15/05                         1,207
  2,000   Lake Orion Community School
           District, GO, 6.20%, 5/1/04            2,148

                                 - Continued -

                                       Fifth Third Michigan Municipal Bond Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                                         (Amounts in thousands)

--------------------------------------------------------------------------------

Principal              Security
 Amount               Description               Value
--------- ------------------------------------ --------
          Michigan (continued)
          ------------------------------------
 $1,500   Municipal Bond Authority Revenue,
           7.00%, 11/1/03                      $  1,599
    335   Muskegon Heights Water System,
           5.25%, 11/1/06                           370
  2,000   Oakland County Economic Revenue,
           6.38%, 11/1/14, Prerefunded
           11/1/04 @ 100                          2,203
  1,100   Oxford Area Community School, GO,
           6.00%, 5/1/05                          1,207
    690   South Lyon Community Schools,
           5.25%, 5/1/07                            759
  1,115   South Macomb Disposal Authority
           Revenue, 5.00%, 9/1/08                 1,221
  1,575   South Redford School District, GO,
           5.25%, 5/1/09, Prerefunded
           5/1/07 @ 100                           1,741
    455   State, Housing Development
           Authority, (AMT), Series B,
           4.55%, 12/1/10                           466
  1,000   State, Building Authority Revenue,
           Series I, 6.25%, 10/1/03               1,054
  2,000   State, Building Authority Revenue,
           State Police Communications III,
           5.00%, 10/1/04                         2,133
  1,700   State, Building Authority Revenue,
           State Police Communications III,
           5.00%, 10/1/05                         1,837
    320   State, Higher Education Facilities
           Authority Revenue, Hope College
           Project, 4.60%, 10/1/08                  334
  1,265   State, Higher Education Facility
           Authority - Thomas M. Cooley Law
           School, 4.75%, 5/1/07                  1,325
  2,525   State, Higher Education Student Loan
           Authority Revenue, (AMT),
           5.00%, 3/1/07                          2,668
    570   State, Higher Education, Kalamazoo
           College, 5.25%, 12/1/03                  596
    655   State, Higher Education, Kalamazoo
           College, 5.25%, 12/1/04                  703
  1,835   State, Hospital Finance Authority
           Revenue, 4.80%, 11/1/17,
           Refunding Hospital Charity
           Obligation D, Prerefunded
           11/1/04 @ 100                          1,930
  1,055   State, Hospital Finance Authority
           Revenue, Sparrow Obligation
           Group, 5.00%, 11/15/05                 1,120
  1,450   State, Hospital Finance Authority
           Revenue, St. John's Hospital &
           Medical Center, 5.00%, 5/15/06         1,581

Principal               Security
 Amount                Description                Value
--------- -------------------------------------- --------
          Michigan (continued)
          --------------------------------------
 $1,855   State, Hospital Finance Authority, Bay
           Medical Center, Series A,
           5.38%, 7/1/06                         $  2,035
  2,000   State, Hospital Finance Authority,
           McLaren Obligated Group, Series A,
           5.75%, 10/15/03                          2,083
  1,000   State, Hospital Finance Authority, St.
           John Hospital & Medical Center,
           5.00%, 5/15/05                           1,078
  1,000   State, Hospital Financial Authority
           Revenue, 7.50%, 10/1/27,
           Prerefunded 10/1/05 @ 100                1,158
    200   State, Hospital Financial Authority
           Revenue, Hospital Crittenton, Series
           A, 3.50%, 3/1/06                           201
    200   State, Hospital Financial Authority
           Revenue, Hospital Crittenton, Series
           A, 3.85%, 3/1/07                           202
    300   State, Hospital Financial Authority
           Revenue, Hospital Crittenton, Series
           A, 4.15%, 3/1/08                           303
     60   State, Hospital Financial Authority
           Revenue, Sisters of Mercy Health
           Systems, (ETM), 4.60%, 8/15/02              60
    735   State, Hospital Financial Authority
           Revenue, Sparrow Obligation
           Group, 5.00%, 11/15/06                     782
  2,000   State, Hospital Financial Authority,
           Series B, 1.52%, 5/1/30 *                2,000
    810   State, Housing Development
           Authority, 3.85%, 6/1/04                   825
     70   State, Housing Development
           Authority, (AMT), Series B,
           3.25%, 12/1/05                              71
    175   State, Housing Development
           Authority, (AMT), Series B,
           3.55%, 12/1/06                             177
    215   State, Housing Development
           Authority, (AMT), Series B,
           3.85%, 12/1/07                             219
    305   State, Housing Development
           Authority, (AMT), Series B,
           4.13%, 12/1/08                             311
    355   State, Housing Development
           Authority, (AMT), Series B,
           4.35%, 12/1/09                             363
    485   State, Housing Development
           Authority, (AMT), Series B,
           4.65%, 12/1/11                             498
    800   State, Housing Development
           Authority, Single Family, (AMT),
           3.70%, 12/1/03                             811

                                 - Continued -

Fifth Third Michigan Municipal Bond Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

Shares or
Principal                Security
 Amount                 Description                 Value
--------- --------------------------------------- --------
          Michigan (continued)
          ---------------------------------------
$    830  State, Housing Development
           Authority, Single Family, (AMT),
           3.85%, 12/1/04                         $    849
   1,000  State, Municipal Bond Authority,
           Pooled Projects, Series B,
           5.10%, 10/1/04                            1,070
   2,000  State, South Central Power Agency,
           Power Supply System Revenue,
           5.80%, 11/1/05                            2,217
   2,200  State, Strategic Fund, Detroit
           Symphony Orchestra, Series A,
           1.45%, 6/1/31 *                           2,200
   1,000  State, Strategic Fund, Environmental
           Research, 4.75%, 10/1/15,
           Mandatory Put 10/1/03 @ 100               1,000
   2,300  State, Strategic Fund, Ford Motor Co.
           Project, Series A, 7.10%, 2/1/06          2,535
     615  State, Strategic Fund, Hope Network
           Project, Series B,
           4.75%, 9/1/07                               649
     100  State, Strategic Fund, Protomark
           Project, 1.65%, 8/1/17 *                    100
   2,270  State, Underground Storage, Tank
           Financial Assurance Authority,
           Series I, 6.00%, 5/1/06                   2,539
     580  Sterling Heights, 3.25%, 10/1/03             591
     890  Sterling Heights, 4.00%, 10/1/04             930
     670  Sterling Heights, 4.00%, 10/1/05             704
     950  Traverse City Area Public Schools,
           7.25%, 5/1/05                             1,072
   1,035  Wayne Charter, 5.25%, 12/1/05              1,118
   1,000  Wayne County Community College,
           5.25%, 7/1/09                             1,107
   1,000  Wyandotte Electric Revenue,
           6.20%, 10/1/03                            1,053
          --------------------------------------- --------
          Total                                     99,776
          --------------------------------------- --------
          Total Municipal Bonds                     99,776
          --------------------------------------- --------
Investment Companies - 0.1%

     100  Dreyfus Tax Exempt Money Market
           Fund                                         --#
 147,006  Federated Tax Exempt Money Market
           Fund                                        147
          --------------------------------------- --------
          Total Investment Companies                   147
          --------------------------------------- --------
          Total Investments (Cost $96,066)
          (a) -  98.9%                              99,923
          --------------------------------------- --------
          Other assets in excess of liabilities -
          1.1%                                       1,090
          --------------------------------------- --------
          NET ASSETS - 100.0%                     $101,013
          --------------------------------------- --------

(a) Represents cost for financial reporting purposes and differs from market value by unrealized appreciation of securities as follows (amounts in thousands):

                      Unrealized appreciation.... $3,858
                      Unrealized depreciation....     (1)
                                                  ------
                      Net unrealized appreciation $3,857
                                                  ======

Aggregate cost for federal income tax purposes differs from cost for financial reporting purposes by less than 2% of net assets and is therefore considered substantially the same.
* Variable rate security. Rate presented represents rate in effect at July 31, 2002. Maturity date reflects actual maturity date.
#  Market value is less than five hundred dollars.

AMT--Alternative Minimum Tax Paper
ETM--Escrowed to Maturity
GO--General Obligation
UTGO--Unlimited Tax General Obligation

      (See Notes which are an integral part of the Financial Statements)

                                           Fifth Third Ohio Municipal Bond Fund
                                              Schedule of Portfolio Investments
                                                                  July 31, 2002
                                                         (Amounts in thousands)

--------------------------------------------------------------------------------


Principal              Security
 Amount               Description               Value
--------- ------------------------------------ --------
Municipal Bonds - 97.0%:
          Ohio - 96.5%:
          ------------------------------------
 $2,000   Akron, GO, 5.50%, 12/1/07            $  2,246
    500   Akron, Various Purpose Improvement,
           GO, 5.60%, 12/1/06,
           (Callable 12/1/04 @ 102)                 553
  1,825   American Municipal Power - Ohio,
           Inc., 5.25%, 1/1/11                    2,006
  2,000   American Municipal Power - Ohio,
           Inc., 5.25%, 1/1/12,
           (Callable 1/1/11 @ 100)                2,182
  1,500   Beavercreek Local School District,
           6.60%, 12/1/15                         1,858
  4,000   Butler County, Hospital Facilities,
           Revenue, 4.75%, 11/15/18,
           (Callable 11/15/08 @ 101)              3,589
  2,000   Cincinnati Water System Revenue,
           5.50%, 12/1/12                         2,235
  5,000   Cincinnati, GO, 4.38%, 12/1/02          5,051
  2,500   Cleveland City School District,
           Revenue, 4.80%, 6/1/03                 2,570
  5,000   Cleveland Public Power System
           Revenue, 5.25%, 11/15/16,
           (Callable 11/15/06 @ 102)              5,249
  2,000   Cleveland Public Power System
           Revenue, 7.00%, 11/15/24               2,272
  4,110   Cleveland Stadium Project,
           5.25%, 11/15/11,
           (Callable 11/15/07 @ 102)              4,459
  2,500   Cleveland Waterworks Revenue,
           Refunding & Improvement -
           Series I, 5.25%, 1/1/11,
           (Callable 1/1/08 @ 101)                2,696
  1,000   Columbus Refunding Limited,
           Series A, GO, 5.30%, 7/1/09,
           (Callable 7/1/03 @ 102)                1,048
  2,000   Columbus Sewer Revenue,
           5.00%, 6/1/06                          2,172
  2,770   Columbus Water System Revenue,
           4.50%, 11/1/04                         2,937
  4,090   Columbus, Series 2, GO,
           6.00%, 6/15/07                         4,660
  2,245   Cuyahoga County Hospital, Revenue,
           5.50%, 2/15/09                         2,500
  3,000   Cuyahoga County Jail Facilities, GO,
           5.25%, 10/1/13                         3,335
  3,435   Cuyahoga County, GO,
           5.60%, 5/15/13                         3,909
    400   Erie County Hospital Facilities,
           Revenue, 5.00%, 8/15/08                  424
    210   Erie County, Hospital Facilities,
           Revenue, 5.00%, 8/15/09                  220
    250   Erie County, Hospital Facilities,
           Revenue, 5.50%, 8/15/12                  269

Principal                Security
 Amount                 Description                Value
--------- --------------------------------------- --------
          Ohio (continued)
          ---------------------------------------
 $1,500   Euclid City School District, GO,
           5.13%, 12/1/11,
           (Callable 12/1/05 @ 102)               $  1,632
  2,270   Franklin County Development,
           Revenue, 5.50%, 10/1/12,
           (Callable 10/1/09 @ 101)                  2,440
  1,030   Franklin County Refunding &
           Improvements, Medical, Revenue,
           6.50%, 5/1/07,
           (Callable 11/1/02 @ 102)                  1,062
  1,455   Greater Cleveland Regional Transit
           Authority, 5.38%, 12/1/11,
           (Callable 12/1/08 @ 101)                  1,606
  3,000   Hamilton County Health Care
           Systems, Revenue, 6.25%, 5/15/14          3,141
  2,670   Hamilton County Hospital Facilities,
           Revenue, 5.25%, 5/15/11,
           (Callable 11/15/08 @ 101)                 2,896
  1,000   Hamilton County Sewer System,
           Revenue, Series A, 5.60%, 12/1/08,
           (Callable 12/1/05 @ 102)                  1,113
  2,780   Hilliard School District,
           5.50%, 12/1/08                            3,132
  1,500   Hilliard School District, Series B, GO,
           5.50%, 12/1/07                            1,686
  1,150   Knox County Hospital Facilities,
           Revenue, 4.70%, 6/1/08                    1,217
  5,250   Knox County Hospital Facilities,
           Revenue, 5.00%, 6/1/12                    5,555
  1,375   Lebanon Electric Revenue,
           5.50%, 12/1/14,
           (Callable 12/1/10 @ 101)                  1,521
  1,520   Loveland City School District,
           Refunding, Series A, 3.65%, 12/1/02       1,531
    500   Lucas County, 6.65%, 12/1/12                 518
  4,000   Lucas County Hospital, Revenue,
           6.00%, 11/15/04                           4,367
  2,750   Montgomery County, Catholic Health
           Initiatives, Series A, 6.00%, 12/1/26     2,861
    285   Montgomery County, Sisters of
           Charity Revenue, 6.50%, 5/15/08             289
  1,750   Montgomery County, Solid Waste
           Revenue, 5.25%, 11/1/04                   1,883
  3,000   Montgomery County, Solid Waste
           Revenue, 5.40%, 11/1/08,
           (Callable 11/1/05 @ 102)                  3,305
  3,000   North Olmstead, 6.20%, 12/1/11             3,479
  1,000   Sidney Construction, 4.90%, 11/1/07,
           (Callable 11/1/03 @ 102)                  1,043
  5,000   State Air Quality, Development
           Authority Revenue, Cincinnati Gas &
           Electric Co., Series A, 3.70%, 8/1/33     5,000
  2,305   State Building Authority,
           5.00%, 4/1/07                             2,512

                                 - Continued -

Fifth Third Ohio Municipal Bond Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

Principal                 Security
 Amount                  Description                 Value
--------- ----------------------------------------- --------
          Ohio (continued)
          -----------------------------------------
 $1,000   State Building Authority,
           5.25%, 4/1/09,
           (Callable 4/1/08 @ 101)                  $  1,098
  2,410   State Building Authority,
           5.25%, 10/1/10,
           (Callable 4/1/09 @ 101)                     2,649
  2,500   State Building Authority, Revenue,
           Adult Correctional Facility, Series A,
           5.50%, 10/1/08                              2,810
    325   State Building Authority, Revenue, Art
           Facilities Building Fund, Series A,
           5.00%, 10/1/08                                356
  2,000   State Building Authority, Revenue,
           State Facilities Administration
           Building Fund, Series A,
           5.25%, 10/1/10,
           (Callable 10/1/08 @ 101)                    2,187
  2,350   State Higher Education, Capital
           Facilities, Series II-A, 5.25%, 12/1/05     2,570
  4,695   State Higher Education, Capital
           Facilities Revenue, Series II-A,
           5.50%, 12/1/07                              5,275
  5,500   State Higher Education, Case Western
           Reserve, 6.25%, 7/1/14                      6,594
  1,000   State Higher Education, Dennison
           University Project, 5.50%, 11/1/12,
           (Callable 11/1/11 @ 101)                    1,124
  2,000   State Higher Education, University of
           Dayton Project, 5.30%, 12/1/12,
           (Callable 12/1/07 @ 101)                    2,198
  5,000   State Highway, Series V, GO,
           4.80%, 5/15/04                              5,268
  2,825   State Housing Authority,
           4.63%, 9/1/31,
           (Callable 1/1/11 @ 100)                     2,938
    565   State Housing Financial Agency,
           3.95%, 9/1/08                                 578
    935   State Housing Financial Agency,
           4.15%, 9/1/09                                 955
    345   State Housing Financial Agency,
           4.35%, 9/1/10                                 353
    360   State Housing Financial Authority,
           4.55%, 9/1/11                                 371
  1,835   State Mental Health Facilities,
           Series II-B, 5.00%, 6/1/08                  2,003
  3,000   State Public Facilities, Revenue,
           Series II-B, 5.75%, 11/1/04                 3,260
  2,000   State Public Facilities, Revenue,
           Series II-B, 5.75%, 11/1/05,
           (Callable 11/1/04 @ 100)                    2,176
  3,000   State Revenue, Major New State
           Infrastructure, Series 1, 5.00%, 6/15/06    3,260
  1,000   State Special Obligations Education,
           Revenue, Series A, 5.80%, 6/1/03            1,036
  5,000   State Turnpike, Revenue,
           Series A, 5.70%, 2/15/17,
           (Prerefunded 2/15/06 @ 102)                 5,628

Shares or
Principal               Security
 Amount                Description                Value
---------- ------------------------------------ --------
           Ohio (continued)
           ------------------------------------
$    1,000 State Water Development Authority,
            Pollution Control Facilities
            Revenue, 5.25%, 12/1/08, (Callable
            12/1/07 @ 101)                      $  1,100
     3,750 State Water, Revenue,
            5.13%, 12/1/08,
            (Callable 6/1/05 @ 101)                4,023
     4,000 State Water, Revenue,
            5.30%, 12/1/10,
            (Callable 6/1/05 @ 101)                4,316
       300 University of Cincinnati,
            5.00%, 6/1/10                            327
     2,000 University of Cincinnati, GO,
            5.50%, 6/1/09                          2,241
     2,000 Wauseon Village School District, GO,
            5.45%, 12/1/14,
            (Callable 6/1/07 @ 101)                2,134
     1,000 West Geauga Local School District,
            GO, 5.55%, 11/1/05,
            (Callable 11/1/04 @ 102)               1,089
     1,000 West Geauga Local School District,
            GO, 5.65%, 11/1/06,
            (Callable 11/1/04 @ 102)               1,097
     2,090 Westerville, GO, 5.25%, 12/1/11,
            (Callable 12/1/09 @ 101)               2,300
     2,000 Westlake City School District,
            Series A, GO, 5.05%, 12/1/04           2,086
           ------------------------------------ --------
           Total                                 187,629
           ------------------------------------ --------
           Virgin Islands - 0.5%
           ------------------------------------
     1,000 Virgin Islands Public Financial
            Authority, Revenue,
            5.13%, 7/1/04                          1,058
           ------------------------------------ --------
           Total Municipal Bonds                 188,687
           ------------------------------------ --------
Investment Companies - 3.1%
 3,171,271 Federated Ohio Municipal Cash Trust     3,171
 2,820,651 Touchstone Ohio Money Fund              2,821
           ------------------------------------ --------
           Total Investment Companies              5,992
           ------------------------------------ --------
           Total Investments (Cost $185,859)
           (a) - 100.1%                          194,679
           ------------------------------------ --------
           Liabilities in excess of other
           assets - (0.1%)                          (108)
           ------------------------------------ --------
           NET ASSETS - 100.0%                  $194,571
           ------------------------------------ --------

(a) Represents cost for financial reporting purposes and differs from market value by unrealized appreciation of securities as follows (amounts in thousands):

                      Unrealized appreciation.... $8,832
                      Unrealized depreciation....    (12)
                                                  ------
                      Net unrealized appreciation $8,820
                                                  ======

Aggregate cost for federal income tax purposes differs from cost for financial reporting purposes by less than 2% of net assets and is therefore considered substantially the same.
GO--General Obligation

      (See Notes which are an integral part of the Financial Statements)

                                                Fifth Third Municipal Bond Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                                         (Amounts in thousands)

--------------------------------------------------------------------------------

Principal               Security
 Amount                Description                Value
--------- -------------------------------------- -------
Municipal Bonds - 97.3%
          Arizona - 1.1%
          --------------------------------------
 $1,070   Greater Arizona Development
           Authority, 6.00%, 8/1/13,
           (Callable 8/1/08 @102)                $ 1,216
          -------------------------------------- -------
          California - 6.1%
          --------------------------------------
    265   Cal Poly Pomona Foundation, Inc.,
           5.50%, 2/1/20,
           (Callable 2/1/11 @ 101)                   283
  1,400   State, GO, 7.00%, 6/1/05                 1,577
    250   Sacramento County Sanitation
           Financing Authority,
           6.00%, 12/1/15,
           (Callable 12/1/10 @101)                   284
  2,445   San Francisco City and County
           Airport, (AMT), 5.35%, 5/1/10,
           (Callable 5/1/06 @102)                  2,630
  1,690   Tobacco Securitization Authority,
           5.13%, 6/1/15                           1,703
          -------------------------------------- -------
          Total                                    6,477
          -------------------------------------- -------
          Colorado - 12.4%
          --------------------------------------
  2,265   Boulder Sales and Use Tax, Series A,
           6.00%, 12/15/18,
           (Callable 12/15/09 @ 101)               2,544
  1,020   Denver City & County Airport,
           Revenue, 5.00%, 11/15/08                1,114
  1,385   Denver City & County Airport,
           Revenue, 5.50%, 11/15/15,
           (Callable 11/15/11 @ 100)               1,500
  1,580   Denver City & County Airport,
           Revenue, 6.75%, 11/15/22                1,632
  2,000   Department of Transportation
           Revenue, 5.50%, 6/15/06                 2,212
  1,000   E-470 Public Highway Authority
           Revenue, Series C, 6.00%, 9/1/07        1,145
  1,000   El Paso County School District No. 38,
           6.00%, 12/1/24,
           (Prerefunded 12/1/10 @ 100)             1,170
  1,545   Summit County School District No.
           RE1, GO, 5.75%, 12/1/13,
           (Callable 12/1/11 @ 100)                1,766
          -------------------------------------- -------
          Total                                   13,083
          -------------------------------------- -------
          Delaware - 3.7%
          --------------------------------------
  3,500   Transportation Authority,
           6.00%, 7/1/16,
           (Callable 7/1/10 @ 100)                 3,936
          -------------------------------------- -------
          Florida - 2.1%
          --------------------------------------
  2,000   State Board of Education, Series D,
           5.75%, 6/1/19,
           (Callable 6/1/10 @ 101)                 2,194
          -------------------------------------- -------

Principal                Security
 Amount                 Description                Value
--------- ---------------------------------------- ------
          Georgia - 5.1%
          ----------------------------------------
  $2,400  Atlanta Airport Revenue, (AMT),
           5.63%, 1/1/30                           $2,470
   2,610  State Series D, GO, 5.80%, 11/1/16,
           (Callable 11/1/09 @ 102)                 3,017
          ---------------------------------------- ------
          Total                                     5,487
          ---------------------------------------- ------
          Idaho - 2.4%
          ----------------------------------------
   2,500  Boise City, 5.38%, 12/1/31                2,572
          ---------------------------------------- ------
          Illinois - 7.5%
          ----------------------------------------
     500  Chicago Metropolitan Water
           Reclamation District-Greater
           Chicago, Capital Improvements,
           GO, 7.25%, 12/1/12                         645
   1,000  Chicago School Finance Authority,
           Series A, GO, 4.90%, 6/1/05,
           (Callable 6/1/04 @ 102)                  1,064
     935  Chicago Single Family Mortgage
           Revenue, Series A, (AMT),
           4.70%, 10/1/17, (Callable 4/1/09 @ 102)    950
   1,700  Development Finance Authority,
           6.38%, 1/1/17,
           (Callable 1/1/11 @100)                   1,957
   1,700  Development Finance Authority,
           6.38%, 1/1/18,
           (Callable 1/1/11 @100)                   1,944
     300  State, GO, 5.88%, 10/1/17,
           (Callable 10/1/09 @ 100)                   328
   1,000  State, Sales Tax, Series S,
           5.00%, 6/15/08                           1,086
          ---------------------------------------- ------
          Total                                     7,974
          ---------------------------------------- ------
          Indiana - 4.8%
          ----------------------------------------
   4,000  Franklin Township School Building,
           6.50%, 7/15/18, (Prerefunded
           7/15/10 @ 102)                           4,843
     255  Wayne County, Jail Holding Corp.,
           5.75%, 7/15/16                             289
          ---------------------------------------- ------
          Total                                     5,132
          ---------------------------------------- ------
          Iowa - 2.3%
          ----------------------------------------
   2,055  Finance Authority, Private College
           Revenue, Drake University Project,
           6.50%, 12/1/11                           2,484
          ---------------------------------------- ------
          Louisiana - 0.9%
          ----------------------------------------
     960  Housing Finance Agency, Single
           Family Mortgage Revenue, (AMT),
           6.40%, 12/1/30,
           (Callable 6/1/09 @ 101)                  1,009
          ---------------------------------------- ------
          Michigan - 7.8%
          ----------------------------------------
     650  Frankenmuth School District,
           5.75%, 5/1/20, (Callable 5/1/10 @ 100)     703

                                 - Continued -

Fifth Third Municipal Bond Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands)

--------------------------------------------------------------------------------

Principal               Security
 Amount                Description              Value
--------- ------------------------------------- ------
          Michigan (continued)
          -------------------------------------
 $1,000   Genesee School District,
           6.00%, 5/1/29,
           (Prerefunded 5/1/10 @ 100)           $1,159
  2,125   Kent Spectrum Health Services A,
           5.50%, 1/15/13                        2,245
  3,000   Michigan Higher Education Student
           Loan, (AMT), 4.75%, 3/1/09            3,173
  1,000   State, Strategic Fund, Hope Network
           Project, Series B, 5.13%, 9/1/13,
           (Callable 9/1/08 @ 102)               1,060
          ------------------------------------- ------
          Total                                  8,340
          ------------------------------------- ------
          Minnesota - 3.2%
          -------------------------------------
  1,000   Becker Independent School District
           No. 726, 6.00%, 2/1/21,
           (Callable 2/1/10 @ 100)               1,089
  2,150   Rochester Independent School District
           No. 535, 5.88%, 2/1/20,
           (Callable 2/1/10 @ 100)               2,344
          ------------------------------------- ------
          Total                                  3,433
          ------------------------------------- ------
          Missouri - 5.3%
          -------------------------------------
  2,400   Greene County School District,
           6.20%, 3/1/18,
           (Callable 3/1/10 @ 100)               2,850
    335   Health & Education Facilities,
           6.50%, 2/15/21,
           (Prerefunded 2/15/06 @ 102)             386
  2,050   Lawson School District No. 14,
           6.20%, 3/1/20,
           (Callable, 3/1/10 @ 100)              2,383
          ------------------------------------- ------
          Total                                  5,619
          ------------------------------------- ------
          Nebraska - 2.7%
          -------------------------------------
  1,075   Omaha Public Power District,
           5.10%, 2/1/08                         1,173
  1,365   Omaha, Series A, UTGO,
           6.50%, 12/1/13                        1,686
          ------------------------------------- ------
          Total                                  2,859
          ------------------------------------- ------
          Nevada - 4.1%
          -------------------------------------
  1,805   Clark County School District, GO,
           5.75%, 6/15/10,
           (Prerefunded 6/15/06 @ 101)           2,032
  2,000   State, Municipal Bond Bank, Series A,
           GO, 8.00%, 11/1/05                    2,346
          ------------------------------------- ------
          Total                                  4,378
          ------------------------------------- ------
          New Jersey - 1.6%
          -------------------------------------
  1,500   State, Transportation Trust Fund
           Authority, Transportation System,
           Series A, 6.00%, 12/15/06             1,707
          ------------------------------------- ------

Principal                Security
 Amount                Description                 Value
--------- --------------------------------------- --------
          New York - 7.5%
          ---------------------------------------
 $2,200   New York City Transitional Financial
           Authority, 5.75%, 11/15/16,
           (Callable 5/15/10 @ 101)               $  2,425
  1,000   State Thruway Authority, Series 1997 B,
           6.00%, 4/1/07                             1,126
  4,000   State Thruway Authority, Series 2001 B,
           5.50%, 4/1/08                             4,448
          --------------------------------------- --------
          Total                                      7,999
          --------------------------------------- --------
          Ohio - 3.3%
          ---------------------------------------
  1,720   Cleveland, GO, 5.10%, 9/1/05               1,862
  1,445   Summit County, 6.00%, 12/1/21,
           (Callable 12/1/10 @ 101)                  1,699
          --------------------------------------- --------
          Total                                      3,561
          --------------------------------------- --------
          Oklahoma - 1.0%
          ---------------------------------------
  1,000   Tulsa International Airport, (AMT),
           5.50%, 6/1/10                             1,100
          --------------------------------------- --------
          Pennsylvania - 2.1%
          ---------------------------------------
  2,000   State, GO, 6.00%, 1/15/19,
           (Callable 1/15/10 @ 101)                  2,202
          --------------------------------------- --------
          Tennessee - 1.2%
          ---------------------------------------
  1,225   Housing Development Agency,
           Mortgage Finance, Series C, (AMT),
           5.95%, 7/1/09,
           (Callable 7/1/05 @ 102)                   1,305
          --------------------------------------- --------
          Texas - 7.8%
          ---------------------------------------
  1,000   Brownsville Utility System,
           6.25%, 9/1/11                             1,179
  1,615   Clint Independent School District,
           6.00%, 2/15/15                            1,831
  3,000   Dallas Fort Worth International
           Airport, 6.00%, 11/1/28,
           (Callable 11/1/09 @ 100)                  3,156
  1,080   Denton Independent School District,
           5.50%, 8/15/13                            1,221
    815   Travis County, GO, 5.75%, 3/1/17,
           (Callable 3/1/10 @100)                      885
          --------------------------------------- --------
          Total                                      8,272
          --------------------------------------- --------
          Washington - 1.0%
          ---------------------------------------
  1,000   Douglas County Public Utility District
           No. 001, Electric Distribution
           System, 5.90%, 1/1/11,
           (Callable 1/1/05 @ 102)                   1,093
          --------------------------------------- --------
          Wyoming - 0.3%
          ---------------------------------------
    270   Green River-Sweetwater County, Powers
           Board, Series B, 4.50%, 3/1/14,
           (Callable 3/1/05 @ 100)                     270
          --------------------------------------- --------
          Total Municipal Bonds                    103,702
          --------------------------------------- --------

                                 - Continued -

                                                Fifth Third Municipal Bond Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                      Security
 Shares              Description              Value
--------- --------------------------------- --------
Investment Companies - 2.9%
1,451,872 Dreyfus Tax Exempt Money Market
           Fund                             $  1,452
1,660,338 Federated Tax Exempt Money Market
           Fund                                1,660
          --------------------------------- --------
          Total Investment Companies           3,112
          --------------------------------- --------
          Total Investments (Cost $98,400)
          (a) - 100.2%                       106,814
          --------------------------------- --------
          Liabilities in excess of other
          assets - (0.2)%                       (212)
          --------------------------------- --------
          NET ASSETS - 100.0%               $106,602
          --------------------------------- --------

(a) Represents cost for financial reporting purposes and differs from market value by unrealized appreciation of securities as follows (amounts in thousands):

                      Unrealized appreciation.... $8,423
                      Unrealized depreciation....     (9)
                                                  ------
                      Net unrealized appreciation $8,414
                                                  ======

Aggregate cost for federal income tax purposes differs from cost for financial reporting purposes by less than 2% of net assets and is therefore considered substantially the same.
AMT--Alternative Minimum Tax Paper
GO--General Obligation
UTGO--Unlimited Tax General Obligation

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Bond Fund
Schedule of Portfolio Investments
July 31, 2002
(Amounts in thousands)

--------------------------------------------------------------------------------

 Principal                Security
  Amount                 Description               Value
------------ ------------------------------------ -------
Asset Backed Securities - 8.0%
             Finance - 8.0%
             ------------------------------------
 $     7,000 Citibank Credit Card Issuance Trust,
              6.88%, 11/16/09                     $ 7,818
       5,000 Daimler Chrysler Auto Trust, Series
              2000-C, Class A4, 6.85%, 11/6/05      5,309
       5,000 MBNA Master Credit Card Trust,
              7.35%, 7/16/07                        5,510
       5,000 MBNA Master Credit Card Trust,
              7.80%, 10/15/12                       5,865
       9,500 Toyota Auto Receivables Owner
              Trust, 7.21%, 4/15/07                10,077
             ------------------------------------ -------
             Total Asset Backed Securities         34,579
             ------------------------------------ -------
Commercial Paper - 9.0%
             Bottled & Canned Soft
             Drinks - 3.6%
             ------------------------------------
      15,455 Coca Cola Co., 1.72%, 8/14/02 **/\    15,445
             ------------------------------------ -------
             Finance - 3.6%
             ------------------------------------
      15,455 Toyota Motor Credit Corp.,
              1.72%, 8/14/02 **/\                  15,445
             ------------------------------------ -------
             Food Products & Services - 1.8%
             ------------------------------------
       8,000 Nestle Capital Corp.,
              1.68%, 8/14/02 **/\                   7,995
             ------------------------------------ -------
             Total Commercial Paper                38,885
             ------------------------------------ -------
Corporate Bonds - 44.7%
             Aerospace - 2.5%
             ------------------------------------
       5,500 Lockheed Martin, 7.65%, 5/1/16         6,414
       4,000 Northrop Grumman Corp.,
              7.13%, 2/15/11                        4,295
             ------------------------------------ -------
             Total                                 10,709
             ------------------------------------ -------
             Automotive - 0.7%
             ------------------------------------
       3,500 Ford Motor Co., 7.45%, 7/16/31         3,137
             ------------------------------------ -------
             Banking - 16.1%
             ------------------------------------
       7,000 Bank of America Corp.,
              7.40%, 1/15/11                        7,815
       2,700 Bank of Montreal-Chicago,
              7.80%, 4/1/07                         3,063
       5,000 Bank One Corp., 5.90%, 11/15/11        5,101
       2,000 BankAmerica Corp., 7.20%, 4/15/06      2,215
       4,125 First Union Corp., 7.00%, 3/15/06      4,486
       2,000 Fleet/Norstar Group,
              8.63%, 1/15/07                        2,290
       3,000 Marshall & Ilsley Bank,
              6.38%, 9/1/11                         3,138
       2,000 Midland Bank PLC, 7.63%, 6/15/06       2,253
       3,000 National City Bank, 7.25%, 7/15/10     3,304

 Principal              Security
  Amount               Description             Value
----------- --------------------------------- -------
            Banking (continued)
            ---------------------------------
$     5,000 NCNB Corp., 10.20%, 7/15/15       $ 6,756
      5,000 PNC Funding Corp., 6.13%, 2/15/09   5,178
      2,000 Republic New York Corp.,
             7.00%, 3/22/11                     2,148
      2,000 Swiss Bank Corp. - New York,
             7.38%, 7/15/15                     2,178
      5,000 Union Bank Switzerland - New
             York, 7.25%, 7/15/06               5,538
      8,000 Washington Mutual Bank,
             5.63%, 1/15/07                     8,333
      5,000 Wells Fargo & Co., 5.13%, 2/15/07   5,176
            --------------------------------- -------
            Total                              68,972
            --------------------------------- -------
            Brokers - 1.8%
            ---------------------------------
      5,000 Lehman Brothers Holdings, Inc.,
             8.75%, 3/15/05                     5,619
      2,000 Salomon Smith Barney Holdings,
             5.88%, 3/15/06                     2,095
            --------------------------------- -------
            Total                               7,714
            --------------------------------- -------
            Chemicals - 0.7%
            ---------------------------------
      3,000 Engelhard Corp., 7.38%, 8/1/06      3,233
            --------------------------------- -------
            Electric Services - 1.1%
            ---------------------------------
      5,000 Pseg Power, 7.75%, 4/15/11          4,713
            --------------------------------- -------
            Finance - 12.0%
            ---------------------------------
      4,500 Boeing Capital Corp.,
             6.35%, 11/15/07                    4,866
      4,000 Citigroup, Inc., 5.00%, 3/6/07      4,063
      2,000 Discover Credit, 9.26%, 3/20/12     2,438
      7,800 Ford Motor Credit Corp.,
             6.50%, 1/25/07                     7,747
      5,000 Ford Motor Credit Corp.,
             9.03%, 12/30/09                    5,375
      6,000 General Electric Capital Corp.,
             6.75%, 3/15/32                     5,978
      5,000 General Motors Acceptance Corp.,
             6.13%, 9/15/06                     5,036
      9,500 General Motors Acceptance Corp.,
             6.88%, 9/15/11                     9,388
      7,000 Household Finance Corp.,
             6.50%, 11/15/08                    6,819
            --------------------------------- -------
            Total                              51,710
            --------------------------------- -------
            Food - Diversified - 1.2%
            ---------------------------------
      5,000 Conagra Foods, 6.75%, 9/15/11       5,289
            --------------------------------- -------
            Gas Transmission and
            Distribution - 0.6%
            ---------------------------------
      2,500 Enserch Corp., 7.13%, 6/15/05       2,722
            --------------------------------- -------

                                 - Continued -

                                                          Fifth Third Bond Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------


 Principal               Security
  Amount                Description               Value
----------- ------------------------------------ --------
            Insurance - 3.4%
            ------------------------------------
$     3,250 AIG Sunamerica Global Finance,
             6.90%, 3/15/32                      $  3,349
      2,000 Citigroup, Inc., 7.63%, 12/1/36         2,018
      5,000 Metlife, Inc., 6.13%, 12/1/11           5,130
      4,000 St. Paul Companies, Inc.,
             7.25%, 8/9/07                          4,255
            ------------------------------------ --------
            Total                                  14,752
            ------------------------------------ --------
            Office Furniture - 0.7%
            ------------------------------------
      3,000 Steelcase, Inc., 6.38%, 11/15/06        3,078
            ------------------------------------ --------
            Oil Companies - Integrated - 0.7%
            ------------------------------------
      3,000 Conoco Funding Co.,
             6.35%, 10/15/11                        3,155
            ------------------------------------ --------
            Retail - 2.7%
            ------------------------------------
      4,035 Kroger Co., 8.50%, 7/15/17 (b)          4,338
      6,750 Target Corp., 7.00%, 7/15/31            7,178
            ------------------------------------ --------
            Total                                  11,516
            ------------------------------------ --------
            Telecommunications - 0.5%
            ------------------------------------
      3,000 Sprint Capital Corp., 6.00%, 1/15/07    2,289
            ------------------------------------ --------
            Total Corporate Bonds                 192,989
            ------------------------------------ --------
Municipal Bond - Taxable - 0.5%
            California - 0.5%
            ------------------------------------
      2,000 San Bernardino County, Financing
             Authority Pension Obligation
             Revenue, 6.99%, 8/1/10                 2,263
            ------------------------------------ --------
            Total Municipal Bond - Taxable          2,263
            ------------------------------------ --------
U.S. Government Agencies - 20.9%
            Fannie Mae - 8.1%
            ------------------------------------
      5,250 1.70%, 8/14/02 **/\                     5,250
     10,000 5.25%, 3/22/07                         10,426
      2,887 6.05%, 12/1/08                          3,104
     14,000 7.13%, 1/15/30                         16,065
            ------------------------------------ --------
            Total                                  34,845
            ------------------------------------ --------
            Freddie Mac - 12.8%
            ------------------------------------
      2,500 7.22%, 6/14/06                          2,834
      5,000 6.75%, 3/15/31                          5,500
      3,000 6.25%, 3/13/32                          3,098
     13,000 6.50%, 3/13/32 TBA                     13,392
     29,700 7.00%, 3/13/32 TBA                     30,909
            ------------------------------------ --------
            Total                                  55,733
            ------------------------------------ --------
            Total U.S. Government Agencies         90,578
            ------------------------------------ --------

 Shares or
 Principal              Security
  Amount               Description              Value
----------- --------------------------------- --------
U.S. Government Treasury Obligations - 20.0%
            U.S. Treasury Bonds - 8.6%
            ---------------------------------
$     1,470 8.75%, 11/15/08                   $  1,597
      8,800 10.00%, 5/15/10                     10,460
      5,100 10.38%, 11/15/12                     6,698
      8,100 8.00%, 11/15/21                     10,625
      2,500 6.25%, 8/15/23                       2,749
      3,000 5.25%, 11/15/28                      2,903
      2,000 5.38%, 2/15/31                       2,020
            --------------------------------- --------
            Total                               37,052
            --------------------------------- --------
            U.S. Treasury Inflation Protected
            Bonds - 4.7%
            ---------------------------------
     19,282 3.63%, 1/15/08                      20,517
            --------------------------------- --------
            U.S. Treasury Notes - 6.7%
            ---------------------------------
     15,000 7.25%, 5/15/04                      16,355
      2,000 6.75%, 5/15/05                       2,216
      8,700 7.00%, 7/15/06                       9,912
        500 6.13%, 8/15/07                         558
            --------------------------------- --------
            Total                               29,041
            --------------------------------- --------
            Total U.S. Government Treasury
             Obligations                        86,610
            --------------------------------- --------
Investment Companies - 4.6%
  1,966,900 Dreyfus Cash Management Money
             Market Fund                         1,967
 17,767,756 Federated Prime Value Obligations
             Money Market Fund                  17,768
            --------------------------------- --------
            Total Investment Companies          19,735
            --------------------------------- --------
            Total Investments (Cost $452,882)
            (a) - 107.7%                       465,639
            --------------------------------- --------
            Liabilities in excess of other
            assets - (7.7)%                    (33,239)
            --------------------------------- --------
            NET ASSETS - 100%                 $432,400
            --------------------------------- --------

(a) Represents cost for financial reporting purposes and differs from market value by unrealized appreciation of securities as follows (amounts in thousands):

                      Unrealized appreciation.... $14,826
                      Unrealized depreciation....  (2,069)
                                                  -------
                      Net unrealized appreciation $12,757
                                                  =======

Aggregate cost for federal income tax purposes differs from cost for financial reporting purposes by less than 2% of net assets and is therefore considered substantially the same.
(b) Rule 144A, Section 4(2) or other security which is restricted as to resale to institutional investors. The Fund's advisor has deemed this security to be liquid based upon procedures approved by the Board of Trustees.
**  Effective yield at purchase.
/\ Part of this security has been deposited as collateral for TBA security.
TBA--To be announced.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Intermediate Municipal Bond Fund
Schedule of Portfolio Investments
July 31, 2002
(Amounts in thousands)

--------------------------------------------------------------------------------


Principal
 Amount                      Security Description                      Value
--------- -----------------------------------------------------------  ------
Municipal Bonds (98.9%):
          Alabama - 0.6%
          -----------------------------------------------------------
 $2,050   Public School & College Authority, Revenue, 5.25%, 8/1/06    $2,250
          -----------------------------------------------------------  ------
          Alaska - 1.8%
          -----------------------------------------------------------
  1,000   Anchorage Electric Utility, Revenue Bond, Senior Lien,
           5.50%, 12/1/03, (Callable 6/1/03 @ 102)                      1,049
  5,425   Valdez Marine Term Revenue, Exxon Mobile Corp., 1.45%,
           12/1/33*                                                     5,425
          -----------------------------------------------------------  ------
          Total                                                         6,474
          -----------------------------------------------------------  ------
          Arizona - 11.2%
          -----------------------------------------------------------
  1,290   Glendale Water & Sewer Revenue, 5.00%, 7/1/06                 1,402
  1,040   Glendale Water & Sewer Revenue, 5.00%, 7/1/07                 1,137
  4,680   Highway Transportation Board, Revenue, Series A, 5.00%,
           7/1/10                                                       5,105
  1,000   Mesa Street & Highway Revenue, 6.25%, 7/1/12                  1,194
  1,000   Mesa Street & Highway Revenue, 6.25%, 7/1/13, (Callable
           7/1/11 @ 100)                                                1,174
  1,000   Mesa Street & Highway Revenue, 5.00%, 7/1/14, (Callable
           7/1/11 @ 100)                                                1,065
  5,250   Mesa Utility System Revenue, 5.00%, 7/1/13, (Prerefunded
           7/1/09 @ 100)                                                5,763
    210   Mohave County Arizona School District, No. 12 Kingman,
           GO, 3.25%, 7/1/07                                              213
    365   Mohave County Arizona School District, No. 20 Kingman,
           GO, 3.50%, 7/1/08                                              370
    610   Mohave County Arizona School District, No. 20 Kingman,
           GO, 3.75%, 7/1/09                                              620
  5,000   Phoenix Arizona Civic Improvement, 5.50%, 7/1/13,
           (Callable 07/01/2012 @ 100)                                  5,637
  1,370   Pima County Community College District Revenue, 5.00%,
           7/1/05                                                       1,473
    670   Pima County Community College District Revenue, 5.00%,
           7/1/07                                                         733
  1,050   Pima County University School District, No. 012 Sunnyside,
           GO, 5.75%, 7/1/12, (Prerefunded 7/1/09 @ 100)                1,201
  2,000   Pima County, Improvement, GO, 5.00%, 7/1/06                   2,173

Principal
 Amount                      Security Description                       Value
--------- ------------------------------------------------------------ -------
          Arizona (continued)
          ------------------------------------------------------------
 $5,000   Salt River Project, Agriculture Improvement & Power
           District, Electric Systems Revenue, Series A, 5.63%, 1/1/06 $ 5,488
  2,000   Tucson Arizona Water Revenue, 5.50%, 7/1/15                    2,245
  2,000   Tucson Street & Highway, User Revenue, Junior Lien,
           Series 1994-E, 6.75%, 7/1/13                                  2,484
          ------------------------------------------------------------ -------
          Total                                                         39,477
          ------------------------------------------------------------ -------
          California - 1.3%
          ------------------------------------------------------------
  1,000   Lodi California Unified School District, 5.00%, 8/1/14         1,070
  3,000   Orange County, Series A, Refunding Recovery, 6.00%, 6/1/10     3,483
          ------------------------------------------------------------ -------
          Total                                                          4,553
          ------------------------------------------------------------ -------
          Colorado - 5.8%
          ------------------------------------------------------------
  1,085   Arapahoe County Colorado, 4.25%, 12/1/08                       1,143
  1,185   Arapahoe County Colorado, 4.50%, 12/1/10                       1,254
  2,000   Denver City & County Airport Facilities Revenue, Rental Car
           Project, Series A, (AMT), 5.00%, 1/1/04                       2,083
  2,500   Denver City & County Airport Revenue, Series A,
           (AMT), 5.25%, 11/15/06                                        2,711
  1,000   Denver City & County Airport Revenue, Series B,
           (AMT), 5.50%, 11/15/07                                        1,105
  2,385   Denver Colorado City & County Airport Revenue, Series D,
           (AMT), 5.00%, 11/15/06                                        2,582
  2,655   Denver Colorado City & County Airport Revenue, Series D,
           (AMT), 5.00%, 11/15/07                                        2,898
  1,150   El Paso County School District No. 038, GO, 6.38%,
           12/1/16, (Prerefunded 12/1/10 @ 100)                          1,377
  1,005   El Paso County School District No. 038, GO, 6.38%,
           12/1/18, (Prerefunded 12/1/10 @ 100)                          1,203
    145   Housing & Finance Authority, Single Family Program, Series
           C-2, 4.50%, 11/1/05, (Callable 2/22/04 @ 100)                   145
     20   Housing & Finance Authority, Single Family Program, Series
           C-3, 4.70%, 10/1/22, (Callable 10/3/07 @ 100)                    21

                                 - Continued -

                                   Fifth Third Intermediate Municipal Bond Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                                         (Amounts in thousands)

--------------------------------------------------------------------------------

Principal
 Amount                      Security Description                       Value
--------- -----------------------------------------------------------  -------
          Colorado (continued)
          -----------------------------------------------------------
 $2,000   Larimer County School District No. R1, GO, 5.50%, 12/15/09   $ 2,263
  1,465   Summit County School District No. RE1, GO, 5.75%, 12/1/12,
           (Callable 12/1/11 @ 100)                                      1,693
          -----------------------------------------------------------  -------
          Total                                                         20,478
          -----------------------------------------------------------  -------
          Connecticut - 0.5%
          -----------------------------------------------------------
  1,500   New Haven, Series B, GO, 5.75% 11/1/09                         1,719
          -----------------------------------------------------------  -------
          Florida - 0.7%
          -----------------------------------------------------------
  2,000   Lakeland Electric & Water Revenue, ETM, 5.90%, 10/1/07         2,294
          -----------------------------------------------------------  -------
          Georgia - 0.5%
          -----------------------------------------------------------
  1,500   State, Series B, GO, 5.95%, 3/1/08                             1,707
          -----------------------------------------------------------  -------
          Hawaii - 0.2%
          -----------------------------------------------------------
    765   State Highway Revenue, 5.50%, 7/1/10                             858
          -----------------------------------------------------------  -------
          Illinois - 7.7%
          -----------------------------------------------------------
  3,000   Chicago Metropolitan Water Reclamation District, Capital
           Improvement, GO, 5.50%, 12/1/10                               3,366
  2,000   Chicago Metropolitan Water Reclamation District, Series B,
           GO, 5.00%, 12/1/05                                            2,170
  1,000   Chicago Metropolitan Water Reclamation District, Working
           Cash Fund, GO, 5.90%, 12/1/04                                 1,092
  3,205   Chicago Single Family Mortgage Revenue, Series C,
           (AMT), 4.10%, 10/1/09, (Callable 1/6/04 @ 100)                3,219
  1,000   Illinois, First Series, 5.25%, 2/1/09                          1,098
  3,800   Illinois, First Series, 5.38%, 7/1/15 (Callable 7/1/12 @
           100)                                                          4,125
  3,135   Northwest Suburban Municipal Joint Action, Water Agency,
           Water Supply System, Series A, 5.25%, 5/1/04, (Callable
           5/1/03 @ 102)                                                 3,276
  4,000   State Development Finance Authority, Pollution Control
           Revenue, Commonwealth Edison, 5.30%, 1/15/04                  4,202
  1,300   State Development Financial Authority Revenue, Elmhurst
           Community School, 6.38%, 1/1/15, (Callable 1/1/11 @ 100)      1,512

Principal
 Amount                      Security Description                       Value
--------- -----------------------------------------------------------  -------
          Illinois (continued)
          -----------------------------------------------------------
 $1,470   State Development Financial Authority Revenue, Elmhurst
           Community School, 6.38%, 1/1/16, (Callable 1/1/11 @ 100)    $ 1,699
  1,345   University of Illinois Certification Participation, 5.38%,
           8/15/14, (Callable 8/15/11 @ 100)                             1,460
          -----------------------------------------------------------  -------
          Total                                                         27,219
          -----------------------------------------------------------  -------
          Indiana - 2.6%
          -----------------------------------------------------------
  1,400   Michigan City Independent School Building Corp., 5.00%,
           7/5/09                                                        1,520
  2,000   Municipal Power Supply Agency System Revenue, Series
           B, 5.88%, 1/1/10                                              2,267
  3,000   Municipal Power Supply Agency System Revenue, Series
           B, 6.00%, 1/1/13                                              3,486
  1,000   Tippecanoe County Independent Elementary School Building
           Corp., 5.10%, 7/15/06                                         1,088
    950   Tipton Indiana, Economic Development Revenue, 1.60%, 7/1/22
           *                                                               950
          -----------------------------------------------------------  -------
          Total                                                          9,311
          -----------------------------------------------------------  -------
          Kentucky - 0.6%
          -----------------------------------------------------------
  2,000   State Turnpike Authority Economic Development Revenue,
           Revitalization Project, Series A, 5.50%, 7/1/10               2,247
          -----------------------------------------------------------  -------
          Massachusetts - 0.8%
          -----------------------------------------------------------
  2,500   State Water Pollution Abatement, Series 7, 5.25%,
           2/1/12, (Callable 8/1/11 @ 100)                               2,756
          -----------------------------------------------------------  -------
          Michigan - 19.2%
          -----------------------------------------------------------
  2,215   Battle Creek Downtown Development Authority, 6.00%, 5/1/07     2,512
  2,000   Battle Creek Downtown Development Authority, 7.30%, 5/1/10,
           Prerefunded 5/1/04 @ 102                                      2,227
  6,000   Detroit Water Supply System, Permanent Linked Bonds, 5.25%,
           7/1/13, (Callable 7/1/04 @ 102)                               6,249
  1,195   Detroit, GO, (AMT), 5.50%, 4/1/08                              1,322
  1,000   Detroit, Series A, GO, 6.70%, 4/1/10, (Callable 4/1/05 @
           100)                                                          1,127

                                 - Continued -

Fifth Third Intermediate Municipal Bond Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands)

--------------------------------------------------------------------------------

Principal
 Amount                      Security Description                       Value
--------- -----------------------------------------------------------  -------
          Michigan (continued)
          -----------------------------------------------------------
   $2,785 Forest Hills Public Schools, GO, 5.25%, 5/1/09                $3,070
      565 Grand Rapids & Kent County Joint Building Authority,
           GO, 5.50%, 10/1/08                                              634
    1,000 Grand Rapids Water Supply, 5.00%, 1/1/08                       1,085
    1,700 Greater Detroit Resource Recovery Authority, Series
           A, 5.50%, 12/13/04                                            1,842
      765 Higher Education Facilites Authority Revenue, Kalamazoo
           College Project, 5.25%, 12/1/07                                 844
      250 Higher Education Facilities Authority Revenue, Hope College
           Project, 4.50%, 10/1/07                                         262
    3,885 Higher Education Student Loan Authority Revenue, Series
           XII-Q, (AMT), 5.05%, 9/1/08                                   4,138
    1,000 Higher Education Student Loan Authority Revenue, Series
           XII-W, (AMT), 4.60%, 9/1/08                                   1,059
    4,225 Higher Education Student Loan Authority Revenue, Series
           XII-W, (AMT), 5.20%, 9/1/08                                   4,551
    3,255 Holland Michigan School District, 5.00%, 5/1/09                3,546
    2,000 Kalamazoo Hospital Finance Authority, Refunding &
           Improvement, Bronson Methodist Hospital, 5.35%, 5/15/06       2,186
    1,075 Kent Hospital Financial Authority, Revenue, Spectrum
           Health, Series A, 5.25%, 1/15/09                              1,145
    1,000 Michigan Higher Education Facilities Authority Revenue,
           Concordia College Project, 1.50%, 9/1/14 *                    1,000
      590 Michigan Higher Education Facilities Authority Revenue,
           Hope College Project, 4.80%, 10/1/10, (Callable 10/1/09 @
           100)                                                            604
      200 Michigan Higher Education Facilities Authority, Hope
           College Project, 4.70%, 10/1/09                                 208
    3,000 Michigan State Comprehensive Transportation, 5.25%, 5/15/09    3,314
      950 Michigan State Comprehensive Transportation, 5.50%, 5/15/11    1,071
    1,440 Michigan State Comprehensive Transportation, Series
           A, 5.25%, 5/15/07                                             1,587
      500 Michigan State Hospital Finance Authority, 4.35%, 3/1/09         504

Principal
 Amount                      Security Description                       Value
--------- -----------------------------------------------------------  -------
          Michigan (continued)
          -----------------------------------------------------------
 $1,165   Michigan State Hospital Financial Authority Revenue, Edward
           W. Sparrow Hospital, 5.25%, 11/15/09                        $ 1,288
  2,200   Michigan State Housing Development Authority, Canton Club
           East, (AMT), 1.45%, 12/15/31 *                                2,200
  2,200   Michigan State Housing Development Authority, Rental
           Housing Revenue, Series B, 1.30%, 4/1/24 *                    2,200
  1,005   Montague Public School District, GO, 5.50%,
           5/1/12, (Callable 11/1/11 @ 100)                              1,122
    340   Muskegon Michigan Water System, Series A, 5.25%, 11/1/09         378
  1,125   State Hospital Financial Authority Revenue, Edward W.
           Sparrow Group, 5.25%, 11/15/08                                1,198
  1,000   State Strategic Fund, Limited Obligation Revenue, Hope
           Network Project, Series B, 4.80%, 9/1/08                      1,058
  3,500   State Underground Storage Tank Financial Assurance
           Authority, Series I, 6.00%, 5/1/05                            3,841
  4,200   State, Strategic Fund, Detroit Symphony Orchestra, Series
           A, 1.45%, 6/1/31 *                                            4,200
  1,580   State, Strategic Fund, Environmental Research, 4.75%,
           10/1/15, Mandatory Put 10/1/03 @ 100                          1,580
  2,000   Wayne Charter County Michigan, Airport Revenue, Series
           D, 5.25%, 12/1/06                                             2,171
          -----------------------------------------------------------  -------
          Total                                                         67,323
          -----------------------------------------------------------  -------
          Minnesota - 2.0%
          -----------------------------------------------------------
  2,855   Minneapolis & St. Paul Airport Revenue, Series B,
           (AMT), 5.00%, 1/1/05                                          3,000
  2,420   Minnesota State Higher Education, Olaf College, 1.45%,
           10/1/20 *                                                     2,420
  1,540   Minnesota State Housing Finance Agency, 4.55%,
           7/1/12, (Callable 07/01/2011 @ 100)                           1,556
          -----------------------------------------------------------  -------
          Total                                                          6,976
          -----------------------------------------------------------  -------
          Mississippi - 0.2%
          -----------------------------------------------------------
    500   State, Series A, GO, 5.25%, 12/1/07                              556
          -----------------------------------------------------------  -------

                                 - Continued -

                                   Fifth Third Intermediate Municipal Bond Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                                         (Amounts in thousands)

--------------------------------------------------------------------------------

Principal
 Amount                      Security Description                       Value
--------- ------------------------------------------------------------ -------
          Missouri - 1.3%
          ------------------------------------------------------------
 $2,000   Clay County Public School District No. 53, Liberty Direct
           Deposit Program, GO, 6.25%, 3/1/17, (Callable 3/1/10 @ 100) $ 2,302
  2,100   Missouri State Health & Educational Facilities Authority,
           Drury College, 1.55%, 8/15/24 *                               2,100
          ------------------------------------------------------------ -------
          Total                                                          4,402
          ------------------------------------------------------------ -------
          Nebraska - 0.3%
          ------------------------------------------------------------
    500   Nebraska Investment Financial Authority, Single Family
           Housing Revenue, Series D, 4.10%, 9/1/10                        499
    700   Nebraska Investment Financial Authority, Single Family
           Housing Revenue, Series D, 4.25%, 9/1/11                        699
          ------------------------------------------------------------ -------
          Total                                                          1,198
          ------------------------------------------------------------ -------
          Nevada - 1.2%
          ------------------------------------------------------------
  3,700   Clark County School District, Series B, GO, 5.50%, 6/15/08     4,128
    200   Clark County School District, Series C, GO, 5.00%, 6/15/03       206
          ------------------------------------------------------------ -------
          Total                                                          4,334
          ------------------------------------------------------------ -------
          New Jersey - 5.2%
          ------------------------------------------------------------
  6,000   Economic Development Authority, Market Transition Facility,
           Senior Lien, Series A, 7.00%, 7/1/04                          6,580
  5,175   New Jersey State, 5.75%, 5/1/09                                5,875
  2,500   Ocean County Utilities Authority, Wastewater,
           Refunding, 6.00%, 1/1/07                                      2,805
  2,500   State Turnpike Authority Revenue, Series A, 6.00%, 1/1/13      2,933
          ------------------------------------------------------------ -------
          Total                                                         18,193
          ------------------------------------------------------------ -------
          New York - 1.0%
          ------------------------------------------------------------
  1,030   Metropolitan Transportation Authority, Series M, 5.50%,
           7/1/08                                                        1,171
  2,000   New York City, Series F, GO, 5.50%, 8/1/06                     2,177
          ------------------------------------------------------------ -------
          Total                                                          3,348
          ------------------------------------------------------------ -------
          North Carolina - 0.6%
          ------------------------------------------------------------
  2,000   North Carolina Municipal Power Agency No. 1, Catawba
           Electric, 5.90%, 1/1/03                                       2,030
          ------------------------------------------------------------ -------
          North Dakota - 0.9%
          ------------------------------------------------------------
  3,000   Ward County North Dakota, Health Care Facilities
           Revenue, 1.50%, 7/1/29 *                                      3,000
          ------------------------------------------------------------ -------

Principal
 Amount                      Security Description                       Value
--------- ------------------------------------------------------------ -------
          Ohio - 7.7%
          ------------------------------------------------------------
 $  500   Cleveland Airport Systems Revenue, Series A, (AMT), 5.50%,
           1/1/04                                                      $   523
  6,500   Columbiana County Ohio Revenue, East Liverpool, 1.55%,
           10/1/23 *                                                     6,499
  3,465   Cuhayoga County Capital Improvements, GO, 5.00%, 12/1/07       3,821
  1,000   Gateway Economic Development Corp., Greater Cleveland
           Excise Tax Revenue, Senior Lien, (AMT), 5.13%, 9/1/05         1,077
  2,655   Housing Financial Agency Management Revenue, Series A-1,
           (AMT), 5.35%, 9/1/05                                          2,804
  5,000   Mahoning County Housing Revenue, Youngstown State
           University Project, 1.40%, 2/1/33 *                           5,000
  5,000   State Higher Education, Capital Facilities Revenue, Series
           II-A, 5.50%, 12/1/07                                          5,623
  1,000   State Water Development Authority, 6.00%, 6/1/05               1,101
    400   Summit County, GO, 6.00%, 12/1/09                                466
          ------------------------------------------------------------ -------
          Total                                                         26,914
          ------------------------------------------------------------ -------
          Oregon - 2.2%
          ------------------------------------------------------------
  1,030   Jackson County School District No. 009, Eagle Point,
           GO, 5.00%, 6/15/08                                            1,125
  1,060   Jackson County School District No. 009, Eagle Point,
           GO, 5.00%, 6/15/09                                            1,157
  1,000   Salem - Keizer Oregon School District No. 24J, 4.50%, 6/1/08   1,065
  1,045   State Department of Transportation, Highway Usertax
           Revenue, 5.00%, 11/15/05                                      1,133
  2,000   Washington County Sewer Agency, Senior Lien, Series
           A, 5.75%, 10/1/12                                             2,320
  1,000   Yamhill County School District, GO, 6.10%, 6/1/11, (Sinking
           Fund 6/1/04 @ 100)                                            1,089
          ------------------------------------------------------------ -------
          Total                                                          7,889
          ------------------------------------------------------------ -------
          Pennsylvania - 2.6%
          ------------------------------------------------------------
  4,110   Chartiers Valley Joint School, ETM, 6.15%,
           3/1/07, (Callable 12/12/06 @ 100)                             4,693
  1,195   Pennsylvania Housing Finance Agency, 4.50%, 10/1/09            1,218
  3,000   State, GO, 5.00%, 10/1/05                                      3,251
          ------------------------------------------------------------ -------
          Total                                                          9,162
          ------------------------------------------------------------ -------

                                 - Continued -

Fifth Third Intermediate Municipal Bond Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

Principal
 Amount                      Security Description                      Value
--------- -----------------------------------------------------------  ------
          Rhode Island - 0.8%
          -----------------------------------------------------------
 $2,535   State Depositors Economic Protection Corp., Series A, ETM,
           5.88%, 8/1/11, (Callable 7/1/11 @ 100)                      $2,949
          -----------------------------------------------------------  ------
          South Carolina - 1.0%
          -----------------------------------------------------------
    890   Anderson County School District No. 002, Series B,
           GO, 6.00%, 3/1/13, (Callable 3/1/10 @ 101)                   1,016
  2,155   South Carolina State Public Service Authority Revenue,
           5.50%, 1/1/15                                                2,412
          -----------------------------------------------------------  ------
          Total                                                         3,428
          -----------------------------------------------------------  ------
          Tennessee - 2.3%
          -----------------------------------------------------------
  2,365   Montgomery County Public Building Authority, 5.00%, 2/1/09    2,588
  5,000   Montgomery County Public Building Authority, 1.45%, 11/1/27
           *                                                            5,000
    400   Shelby County Health, Educational, & Housing Facilities
           Board, Revenue, St. Jude's Children's Research, 4.65%,
           7/1/04                                                         416
          -----------------------------------------------------------  ------
          Total                                                         8,004
          -----------------------------------------------------------  ------
          Texas - 7.8%
          -----------------------------------------------------------
  2,475   Austin, GO, 5.25%, 9/1/06                                     2,715
    400   Brownsville Independent School District, GO, 7.25%, 8/15/04     442
  1,000   Dallas Waterworks & Sewer Systems Revenue, 5.25%, 10/1/09     1,105
  1,900   Houston Airport System Revenue, Series A, (AMT), 5.00%,
           7/1/05                                                       2,012
  2,500   Houston Water & Sewer Systems Revenue, Junior Lien, Series
           A, 5.50%, 12/1/14, (Callable 12/1/11 @ 100)                  2,737
  2,000   Judson Independent School District, GO, 5.50%, 2/1/09         2,227
  1,500   Lubbock Industrial Development Revenue, McLane Co. Project,
           1.60%, 10/1/06, *                                            1,500
  1,425   North Texas Municipal Water District, 5.00%, 9/1/06           1,549
  2,125   Round Rock Independent School District, GO, 6.50%, 8/1/08     2,489
     95   San Antonio Water Revenue, ETM, 6.30%, 5/15/04                  103
  1,000   San Antonio, Series A, GO, 5.00%, 2/1/09                      1,084
  5,595   State Public Finance Authority, Series A, GO, 6.50%,
           10/1/04, Series A                                            6,142

 Shares or
 Principal
  Amount                       Security Description                       Value
----------- -----------------------------------------------------------  --------
            Texas (continued)
            -----------------------------------------------------------
$     1,600 State, Series A, GO, 6.00%, 10/1/08                          $  1,836
      1,250 Tarrant County, College District, Series A, GO, 4.75%,
             2/15/06                                                        1,336
            -----------------------------------------------------------  --------
            Total                                                          27,277
            -----------------------------------------------------------  --------
            Utah - 1.0%
            -----------------------------------------------------------
      1,530 St. George Water Revenue, Series A, 5.60%,
             6/1/10, (Callable 6/1/05 @ 100)                                1,689
      1,825 State, 4.50%, 7/1/08                                            1,944
            -----------------------------------------------------------  --------
            Total                                                           3,633
            -----------------------------------------------------------  --------
            Virginia - 1.9%
            -----------------------------------------------------------
      4,175 Metropolitan Washington D.C. Airports, Series B,
             (AMT), 5.50%, 10/1/05                                          4,524
      2,000 Richmond, GO, 5.38%, 7/15/13, (Callable 7/15/11 @ 101)          2,223
            -----------------------------------------------------------  --------
            Total                                                           6,747
            -----------------------------------------------------------  --------
            Washington - 4.1%
            -----------------------------------------------------------
      2,000 King County School District No. 415, Kent, Series A,
             GO, 5.55%, 12/1/11, (Callable 10/29/10 @ 100)                  2,255
      1,010 Port Tacoma, Series A, GO, (AMT), 4.90%, 12/1/07                1,096
      1,000 State, Motor Vehicle Fuel Tax, R-92D, 6.25%, 9/1/07             1,153
      5,000 State, Series A, GO, 5.50%, 9/1/05, (Callable 9/1/04 @ 100)     5,319
      4,000 State, Series R-A, GO, 5.50%, 9/1/08                            4,471
            -----------------------------------------------------------  --------
            Total                                                          14,294
            -----------------------------------------------------------  --------
            Wisconsin - 1.3%
            -----------------------------------------------------------
      4,180 State, Series 3, GO, 5.13%, 11/1/08                             4,595
            -----------------------------------------------------------  --------
            Total Municipal Bonds                                         347,595
            -----------------------------------------------------------  --------
Investment Companies - 0.8%
    803,212 Dreyfus Tax Exempt Money Market Fund                              803
  2,158,305 Federated Tax Exempt Money Market Fund                          2,158
            -----------------------------------------------------------  --------
            Total Investment Companies                                      2,961
            -----------------------------------------------------------  --------
            Total Investments (Cost $331,415) (a) - 99.7%                 350,556
            -----------------------------------------------------------  --------
            Other assets in excess of liabilities - 0.3%                    1,106
            -----------------------------------------------------------  --------
            NET ASSETS - 100.0%                                          $351,662
            -----------------------------------------------------------  --------

                                 - Continued -

                                   Fifth Third Intermediate Municipal Bond Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                                         (Amounts in thousands)

--------------------------------------------------------------------------------


(a) Represents cost for financial reporting purposes and differs from market value by unrealized appreciation of securities as follows (amounts in thousands):

                      Unrealized appreciation.... $19,149
                      Unrealized depreciation....      (8)
                                                  -------
                      Net unrealized appreciation $19,141
                                                  =======

Aggregate cost for federal income tax purposes differs from cost for financial reporting purposes by less than 2% of net assets and is therefore considered substantially the same.
* Variable rate security. Rate present represents rate in effect at July 31, 2002. Maturity date reflects actual maturity date.

AMT--Alternative Minimum Tax Paper
ETM--Escrowed to Maturity
GO--General Obligation

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Intermediate Bond Fund
Schedule of Portfolio Investments
July 31, 2002
(Amounts in thousands)

--------------------------------------------------------------------------------

Principal              Security
 Amount               Description               Value
--------- ------------------------------------ --------
Asset Backed Securities - 4.4%
          Finance - 4.4%
          ------------------------------------
 $ 7,000  Chase Manhattan Auto Owner Trust,
           4.55%, 8/15/05                      $  7,165
   5,000  Daimler Chrysler Auto Trust, Series
           2000-C, Class A4, 6.85%, 11/6/05       5,309
   5,000  MBNA Master Credit Card Trust,
           1.93%, 8/15/05                         5,000
   3,000  MBNA Master Credit Card Trust,
           7.80%, 10/15/12                        3,519
  10,000  Mellon Residential Funding
           Corporation, 6.85%, 3/25/30           10,320
   5,000  Toyota Auto Receivables Owner Trust,
           7.21%, 4/15/07                         5,303
          ------------------------------------ --------
          Total Asset Backed Securities          36,616
          ------------------------------------ --------
Commercial Paper - 7.8%
          Banking, Finance & Insurance - 2.3%
          ---------------------------------
  19,000  Nestle Capital Corp.,
           1.72%, 8/14/02 **/\                   18,988
          ------------------------------------ --------
          Bottled & Canned Soft Drinks - 2.7%
          ---------------------------------
  23,260  Coca Cola Co., 1.72%, 8/14/02 **/\     23,245
          ------------------------------------ --------
          Finance - 2.8%
          ------------------------------------
  23,260  Toyota Motor Credit Corp.,
           1.74%, 8/14/02 **/\                   23,245
          ------------------------------------ --------
          Total Commercial Paper                 65,478
          ------------------------------------ --------
Corporate Bonds - 45.9%
          Banking - 14.6%
          ------------------------------------
  15,000  Bank of America Corp.,
           7.40%, 1/15/11                        16,748
   6,000  Bank of Montreal-Chicago,
           7.80%, 4/1/07                          6,807
   5,000  Bank One Corp., 6.88%, 8/1/06           5,500
  10,000  Bank One Corp., 5.90%, 11/15/11        10,203
   5,000  BB&T Corp., 7.05%, 5/23/03              5,188
  10,000  BB&T Corp., 7.25%, 6/15/07             11,298
   5,000  Huntington National Bank,
           7.63%, 1/15/03                         5,110
   8,000  Marshall & Ilsley Bank,
           6.38%, 9/1/11                          8,369
   5,000  MBNA American Bank,
           7.25%, 9/15/02                         5,019
   5,000  Mellon Bank, 7.38%, 5/15/07             5,713
   5,000  National City Bank, 6.25%, 3/15/11      5,181
   5,000  NCNB Corp., 9.38%, 9/15/09              6,173
   5,000  Norwest Corp., 6.50%, 6/1/05            5,411
   8,000  PNC Funding Corp., 6.13%, 2/15/09       8,285
   5,000  Washington Mutual Bank,
           8.25%, 4/1/10                          5,807

Principal             Security
 Amount              Description              Value
--------- ---------------------------------- --------
          Banking (continued)
          ----------------------------------
 $10,000  Wells Fargo Bank,
           6.45%, 2/1/11                     $ 10,683
          ---------------------------------- --------
          Total                               121,495
          ---------------------------------- --------
          Banking, Finance & Insurance - 1.8%
          ---------------------------------
  12,000  AmSouth Bancorp., 7.75%, 5/15/04     12,915
   2,000  Washington Mutual Bank,
           2.21%, 5/14/04                       2,004
          ---------------------------------- --------
          Total                                14,919
          ---------------------------------- --------
          Brokers - 2.3%
          ----------------------------------
   6,000  Credit Suisse First Boston,
           6.50%, 1/15/12                       5,955
   7,000  Lehman Brothers Holdings,
           8.25%, 6/15/07                       8,067
   5,000  Salomon Smith Barney,
           7.13%, 10/1/06                       5,469
          ---------------------------------- --------
          Total                                19,491
          ---------------------------------- --------
          Canada - 1.3%
          ----------------------------------
  10,000  Quebec Province, 7.00%, 1/30/07      11,263
          ---------------------------------- --------
          Data Processing and
          Preparation - 0.9%
          ----------------------------------
   7,500  First Data Corp., 5.63%, 11/1/11      7,650
          ---------------------------------- --------
          Equipment Leasing - 0.7%
          ----------------------------------
   6,000  Caterpillar Financial Asset Trust,
           4.85%, 4/25/07                       6,169
          ---------------------------------- --------
          Finance - 15.0%
          ----------------------------------
   4,550  Associates Corp., 5.80%, 4/20/04      4,789
   5,000  Boeing Capital Corp.,
           6.35%, 11/15/07                      5,406
  14,000  Capital Auto Rec Asset Trust,
           4.16%, 7/16/07                      14,231
   5,000  CIT Group, Inc., 6.50%, 2/7/06        4,949
   8,000  Citigroup, Inc., 5.00%, 3/6/07        8,127
   9,000  Citigroup, Inc., 7.25%, 10/1/10       9,816
   2,999  Daimler Chrysler Auto Trust,
           3.71%, 7/6/04                        3,021
   5,000  Fleet Financial Group,
           7.38%, 12/1/09                       5,469
  10,000  Ford Motor Credit Corp.,
           7.38%, 10/28/09                      9,974
   8,400  Ford Motor Credit Corp.,
           9.03%, 12/30/09                      9,030
   5,000  General Electric Capital Corp.,
           6.50%, 12/10/07                      5,419
   6,000  General Electric Capital Corp.,
           5.88%, 2/15/12                       6,041

                                 - Continued -

                                             Fifth Third Intermediate Bond Fund
                                  Schedule of Portfolio Investments (continued)
                                                                  July 31, 2002
                                                         (Amounts in thousands)

--------------------------------------------------------------------------------

Principal              Security
 Amount               Description               Value
--------- ------------------------------------ --------
          Finance (continued)
          ------------------------------------
 $12,000  General Motors Acceptance Corp.,
           7.25%, 3/2/11                       $ 12,138
   7,000  General Motors Acceptance Corp.,
           6.88%, 9/15/11                         6,918
   5,000  Household Finance Corp.,
           8.00%, 7/15/10                         5,100
   5,000  Household Financial Corp.,
           5.75%, 1/30/07                         4,845
   6,500  International Lease Financial,
           6.38%, 3/15/09                         6,874
   2,276  Mellon Residential Funding Corp.,
           6.58%, 7/25/29                         2,281
          ------------------------------------ --------
          Total                                 124,428
          ------------------------------------ --------
          Food - Diversified - 0.6%
          ------------------------------------
   5,000  Conagra Foods, 6.75%, 9/15/11           5,289
          ------------------------------------ --------
          Insurance - 2.3%
          ------------------------------------
   8,000  Metlife, Inc., 6.13%, 12/1/11           8,211
   5,000  St. Paul Companies, Inc.,
           7.19%, 8/2/07                          5,306
   5,100  Travelers Group, Inc.,
           6.88%, 12/15/03                        5,393
          ------------------------------------ --------
          Total                                  18,910
          ------------------------------------ --------
          Insurance Agents, Brokers, &
          Service - 0.5%
          ------------------------------------
   4,000  Marsh & Mclennan Cos., Inc.,
           6.25%, 3/15/12                         4,231
          ------------------------------------ --------
          Multimedia - 0.7%
          ------------------------------------
   5,000  Viacom, Inc., 7.75%, 6/1/05             5,514
          ------------------------------------ --------
          Oil Companies - Integrated - 0.9%
          ------------------------------------
   7,650  Duke Energy Field Services,
           7.88%, 8/16/10                         7,434
          ------------------------------------ --------
          Railroad Transportation - 0.9%
          ------------------------------------
   7,000  Union Pacific Co., 6.34%, 11/25/03      7,298
          ------------------------------------ --------
          Rental Auto/Equipment - 1.3%
          ------------------------------------
   6,000  Hertz Corp., 7.63%, 8/15/07             6,173
   5,000  Hertz Corp., 6.25%, 3/15/09             4,697
          ------------------------------------ --------
          Total                                  10,870
          ------------------------------------ --------
          Retail - Department Stores - 0.6%
          ------------------------------------
   5,000  Target Corp, 5.88%, 3/1/12              5,200
          ------------------------------------ --------
          Telecommunications - 1.5%
          ------------------------------------
   5,000  GTE California, Inc., 7.65%, 3/15/07    5,324
   3,500  Sprint Capital Corp., 6.00%, 1/15/07    2,671

Principal             Security
 Amount              Description             Value
--------- --------------------------------- --------
          Telecommunications (continued)
          ---------------------------------
 $ 5,000  Verizon Wireless, Inc.,
           5.38%, 12/15/06                  $  4,488
          --------------------------------- --------
          Total                               12,483
          --------------------------------- --------
          Total Corporate Bonds              382,644
          --------------------------------- --------
U.S. Government Agencies - 33.0%
          Fannie Mae - 13.6%
          ---------------------------------
  13,620  1.70%, 8/14/02 **/\                 13,620
  38,000  7.00%, 7/15/05                      42,137
  20,000  5.25%, 3/22/07                      20,852
  15,000  5.25%, 4/15/07                      15,871
  10,600  5.25%, 1/15/09                      11,051
   9,000  6.63%, 9/15/09                      10,078
          --------------------------------- --------
          Total                              113,609
          --------------------------------- --------
          Federal Home Loan Bank - 1.3%
          ---------------------------------
   5,000  6.49%, 1/8/04                        5,289
   5,000  5.75%, 5/15/12                       5,236
          --------------------------------- --------
          Total                               10,525
          --------------------------------- --------
          Freddie Mac - 17.4%
          ---------------------------------
  28,500  6.25%, 7/15/04                      30,544
  10,410  8.12%, 1/31/05                      11,764
  19,000  5.25%, 1/15/06                      20,140
   3,000  7.22%, 6/14/06                       3,401
  32,000  6.50%, 3/13/32 TBA                  32,967
  44,700  7.00%, 3/13/32 TBA                  46,520
          --------------------------------- --------
          Total                              145,336
          --------------------------------- --------
          Government National Mortgage
          Association - 0.7%
          ---------------------------------
   5,263  9.50%, 12/15/09                      5,828
          --------------------------------- --------
          Total U.S. Government Agencies     275,298
          --------------------------------- --------
U.S. Government Treasury Obligations - 12.8%
          U.S. Treasury Bonds - 1.0%
          ---------------------------------
   6,800  10.00%, 5/15/10                      8,082
          --------------------------------- --------
          U.S. Treasury Inflation Protected
          Bonds - 4.9%
          ---------------------------------
  38,563  3.63%, 1/15/08                      41,033
          --------------------------------- --------
          U.S. Treasury Notes - 6.9%
          ---------------------------------
  11,400  5.75%, 8/15/03                      11,876
  20,200  7.00%, 7/15/06                      23,014
  14,200  4.38%, 5/15/07                      14,771
   8,200  4.88%, 2/15/12                       8,459
          --------------------------------- --------
          Total                               58,120
          --------------------------------- --------
          Total U.S. Government Treasury
           Obligations                       107,235
          --------------------------------- --------

                                 - Continued -

Fifth Third Intermediate Bond Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

                       Security
  Shares              Description              Value
---------- --------------------------------- --------
Investment Companies - 4.0%
 1,639,692 Dreyfus Cash Management Money
            Market Fund                      $  1,640
31,777,279 Federated Prime Value Obligations
            Money Market Fund                  31,777
           --------------------------------- --------
           Total Investment Companies          33,417
           --------------------------------- --------
           Total Investments (Cost $872,887)
           (a) - 107.9%                       900,688
           --------------------------------- --------
           Liabilities in excess of other
           assets - (7.9)%                    (65,692)
           --------------------------------- --------
           NET ASSETS - 100.0%               $834,996
           --------------------------------- --------

(a) Represents cost for financial reporting purposes and differs from market value by unrealized appreciation of securities as follows (amounts in thousands):

                      Unrealized appreciation.... $30,242
                      Unrealized depreciation....  (2,441)
                                                  -------
                      Net unrealized appreciation $27,801
                                                  =======

Aggregate cost for federal income tax purposes differs from cost for financial reporting purposes by less than 2% of net assets and is therefore considered substantially the same.
* Variable rate security. Rate present represents rate in effect at July 31, 2002. Maturity date reflects actual maturity date.
** Effective yield at purchase.
/\ Part of this security has been deposited as collateral for TBA security.
TBA--To be announced.

      (See Notes which are an integral part of the Financial Statements)

                                               Fifth Third Short Term Bond Fund
                                              Schedule of Portfolio Investments
                                                                  July 31, 2002
                                                         (Amounts in thousands)

--------------------------------------------------------------------------------


Principal               Security
 Amount                Description                Value
--------- -------------------------------------- --------
Asset Backed Securities - 7.2%
          Finance - 7.2%
          --------------------------------------
 $ 4,000  American Express Master Trust Series
           1998-1, 5.90%, 4/15/04                $  4,122
   5,000  Caterpillar Financial Asset Trust,
           3.15%, 2/25/08                           5,012
   5,000  Citibank Credit Card Issuance Trust,
           4.40%, 5/15/07                           5,149
   5,000  Ford Credit Auto Owner Trust,
           4.14%, 12/15/05                          5,115
   4,000  MBNA Credit Card Master Note Trust,
           3.90%, 11/15/07                          4,066
          -------------------------------------- --------
          Total Asset Backed Securities            23,464
          -------------------------------------- --------
Commercial Paper - 1.4%
          Financial - 1.4%
          --------------------------------------
   4,500  UBS Financial Corp., 1.76%, 8/21/02 **    4,496
          -------------------------------------- --------
          Total Commercial Paper                    4,496
          -------------------------------------- --------
Corporate Bonds - 53.9%
          Audio/Video Products - 1.6%
          --------------------------------------
   5,000  Sony Corporation, 6.13%, 3/4/03           5,111
          -------------------------------------- --------
          Bank Holding Companies - 7.1%
          --------------------------------------
   5,000  Bank of America, 2.05%, 10/22/04 *        5,006
   4,000  First of America, 8.50%, 2/1/04           4,320
   5,000  Lehman Brothers Holdings,
           7.25%, 10/15/03                          5,268
   3,500  Marshall & Ilsley Corp.,
           6.38%, 7/15/03                           3,631
   5,000  PNC Funding Corp.,
           2.30%, 10/29/04 *                        4,933
          -------------------------------------- --------
          Total                                    23,158
          -------------------------------------- --------
          Banking, Finance & Insurance - 25.6%
          --------------------------------------
   5,000  AmSouth Bancorp., 7.75%, 5/15/04          5,381
   5,000  Associates Corporation NA,
           5.50%, 2/15/04                           5,225
   2,500  Bank One, 5.50%, 3/26/07                  2,623
   2,500  CIT Group, Inc., 5.63%, 5/17/04           2,494
   3,085  Citicorp, 7.20%, 6/15/07                  3,401
   5,000  Countrywide Home Loan,
           6.84%, 10/22/04                          5,350
   3,000  First Union Corp., 6.95%, 11/1/04         3,271
   5,000  First Union Corp., 7.70%, 2/15/05         5,497
   5,000  FleetBoston Financial Corp.,
           7.25%, 9/15/05                           5,422
   2,000  Ford Motor Co., 7.75%, 2/15/07            2,078
   3,000  Ford Motor Credit Co., 6.88%, 2/1/06      3,029
   5,000  General Motors Acceptance Corp.,
           2.20%, 7/20/04 *                         4,875
   3,000  Heller Financial, Inc., 6.00%, 3/19/04    3,152

Principal               Security
 Amount                Description               Value
--------- ------------------------------------- --------
          Banking, Finance & Insurance
          (continued)
          -------------------------------------
 $ 4,000  Household Netherlands,
           6.20%, 12/1/03                       $  4,149
   3,000  International Lease Finance Corp.,
           5.63%, 6/1/07                           3,111
   2,000  Keycorp, 4.63%, 5/16/05                  2,057
   4,500  Mellon Financial Co., 5.75%, 11/15/03    4,686
   3,000  Synovus Financial, 7.25%, 12/15/05       3,329
   5,000  Transamerica Financial Corp.,
           7.25%, 8/15/02                          5,006
   5,000  Washington Mutual Bank,
           2.21%, 5/14/04 *                        5,009
   3,000  Wells Fargo Company, 7.25%, 8/24/05      3,316
          ------------------------------------- --------
          Total                                   82,461
          ------------------------------------- --------
          Chemicals and Allied Products - 0.4%
          -------------------------------------
   1,400  Dow Chemical, 5.25%, 5/14/04             1,429
          ------------------------------------- --------
          Electric Services - 2.4%
          -------------------------------------
   5,000  Alabama Power, 7.85%, 5/15/03            5,195
   2,500  Virginia Electric & Power Co.,
           5.38%, 2/1/07                           2,595
          ------------------------------------- --------
          Total                                    7,790
          ------------------------------------- --------
          Food Products & Services - 1.9%
          -------------------------------------
   3,000  Safeway, Inc., 6.05%, 11/15/03           3,112
   3,000  Unilever Capital Corp.,
           6.75%, 11/1/03                          3,167
          ------------------------------------- --------
          Total                                    6,279
          ------------------------------------- --------
          Insurance - 1.7%
          -------------------------------------
   5,000  St. Paul Companies, Inc.,
           7.88%, 4/15/05                          5,385
          ------------------------------------- --------
          Multimedia - 1.5%
          -------------------------------------
   2,500  AOL Time Warner, Inc., 6.15%, 5/1/07     2,172
   2,500  Viacom, Inc., 6.75%, 1/15/03             2,545
          ------------------------------------- --------
          Total                                    4,717
          ------------------------------------- --------
          Oil Companies - Integrated - 2.7%
          -------------------------------------
   4,000  BP Capital Markets PLC,
           4.63%, 5/27/05                          4,179
   2,500  Kerr-McGee Corp., 5.38%, 4/15/05         2,590
   2,000  Marathon Oil, 5.38%, 6/1/07              2,048
          ------------------------------------- --------
          Total                                    8,817
          ------------------------------------- --------
          Rental Auto/Equipment - 0.9%
          -------------------------------------
   3,000  Hertz Corp., 6.50%, 5/15/06              2,983
          ------------------------------------- --------
          Retail - Department Stores - 1.6%
          -------------------------------------
   5,000  Sears Roebuck Acceptance Corp.,
           6.80%, 10/9/02                          5,044
          ------------------------------------- --------

                                 - Continued -

Fifth Third Short Term Bond Fund
Schedule of Portfolio Investments (continued)
July 31, 2002
(Amounts in thousands except share amounts)

--------------------------------------------------------------------------------

Principal              Security
 Amount               Description              Value
--------- ----------------------------------- --------
          Security Brokers and Dealers - 2.3%
          -----------------------------------
 $ 2,500  Bear Stearns Co., 5.70%, 1/15/07    $  2,578
   5,000  Morgan Stanley Dean Witter,
           2.19%, 5/14/04 *                      4,993
          ----------------------------------- --------
          Total                                  7,571
          ----------------------------------- --------
          Telecommunications - 1.7%
          -----------------------------------
   3,000  Southwestern Bell Telephone Co.,
           6.63%, 7/15/07                        3,298
   2,500  Verizon Wireless, Inc.,
           5.38%, 12/15/06                       2,244
          ----------------------------------- --------
          Total                                  5,542
          ----------------------------------- --------
          Television Broadcasting - 1.5%
          -----------------------------------
   5,000  Tele-Communications, Inc.,
           8.25%, 1/15/03                        5,000
          ----------------------------------- --------
          Utilities - 1.0%
          -----------------------------------
   3,000  National Rural Utilities,
           5.25%, 7/15/04                        3,090
          ----------------------------------- --------
          Total Corporate Bonds                174,377
          ----------------------------------- --------
U.S. Government Agencies - 28.1%
          Fannie Mae - 10.6%
          -----------------------------------
  12,000  6.50%, 8/15/04                        12,942
   8,000  7.13%, 2/15/05                         8,830
   2,000  7.00%, 7/15/05                         2,218
  10,000  5.25%, 3/22/07                        10,426
          ----------------------------------- --------
          Total                                 34,416
          ----------------------------------- --------
          Freddie Mac - 17.5%
          -----------------------------------
  12,000  7.38%, 5/15/03                        12,521
   5,000  5.75%, 7/15/03                         5,183
  12,000  6.38%, 11/15/03                       12,656
  10,000  6.25%, 7/15/04                        10,717
   9,000  4.13%, 2/4/05                          9,085
   6,292  5.00%, 2/1/07                          6,415
          ----------------------------------- --------
          Total                                 56,577
          ----------------------------------- --------
          Total U.S. Government Agencies        90,993
          ----------------------------------- --------
          U.S. Government Treasury
          Obligations - 5.3%
          -----------------------------------
          U.S. Treasury Inflation Protected
          Bonds - 3.7%
          -----------------------------------
  11,349  3.38%, 1/15/07                        11,969
          ----------------------------------- --------
          U.S. Treasury Notes - 1.6%
          -----------------------------------
   2,000  4.25%, 11/15/03                        2,062
   3,000  5.75%, 11/15/05                        3,263
          ----------------------------------- --------
          Total                                  5,325
          ----------------------------------- --------
          Total U.S. Government Treasury
           Obligations                          17,294
          ----------------------------------- --------

                      Security
 Shares              Description             Value
--------- --------------------------------- --------
          Investment Companies - 2.6%
          ---------------------------------
2,340,591 Dreyfus Cash Management Money
           Market Fund                      $  2,341
5,997,405 Federated Prime Value Obligations
           Money Market Fund                   5,997
          --------------------------------- --------
          Total Investment Companies           8,338
          --------------------------------- --------
          Total Investments (Cost $313,471)
          (a) - 98.5%                        318,962
          --------------------------------- --------
          Other assets in excess of
          liabilities - 1.5%                   4,939
          --------------------------------- --------
          NET ASSETS - 100.0%               $323,901
          --------------------------------- --------

(a) Represents cost for financial reporting purposes and differs from market value by unrealized appreciation of securities as follows (amounts in thousands):

                      Unrealized appreciation.... $6,371
                      Unrealized depreciation....   (880)
                                                  ------
                      Net unrealized appreciation $5,491
                                                  ======

Aggregate cost for federal income tax purposes differs from cost for financial reporting purposes by less than 2% of net assets and is therefore considered substantially the same.
* Variable rate security. Rate represents rate in effect at July 31, 2002. Maturity date reflects actual maturity date.
**  Effective yield at purchase.

      (See Notes which are an integral part of the Financial Statements)

                                          Fifth Third U.S. Government Bond Fund
                                              Schedule of Portfolio Investments
                                                                  July 31, 2002
                                    (Amounts in thousands except share amounts)

--------------------------------------------------------------------------------


Principal              Security
 Amount               Description             Value
---------  --------------------------------- -------
U.S. Government Agencies - 60.5%
           Fannie Mae - 24.6%
           ---------------------------------
 $6,120    1.70%, 8/14/02 **/\               $ 6,116
    500    5.75%, 4/15/03                        514
  2,000    6.84%, 10/20/05                     2,112
  1,500    5.25%, 6/15/06                      1,589
  1,000    6.00%, 5/15/08                      1,087
  3,000    6.63%, 11/15/10                     3,347
    440    2.34%, 10/18/24                       441
           --------------------------------- -------
           Total                              15,206
           --------------------------------- -------
           Federal Farm Credit Bank - 5.1%
           ---------------------------------
  2,000    5.10%, 11/24/03                     2,076
  1,000    6.60%, 7/7/06                       1,109
           --------------------------------- -------
           Total                               3,185
           --------------------------------- -------
           Federal Home Loan Bank - 2.6%
           ---------------------------------
  1,500    6.09%, 6/2/06                       1,633
           --------------------------------- -------
           Freddie Mac - 28.2%
           ---------------------------------
  4,000    7.38%, 5/15/03                      4,174
  1,700    4.13%, 2/4/05                       1,716
  2,000    5.25%, 1/15/06                      2,120
  3,150    5.50%, 9/15/11                      3,256
  6,000    6.50%, 4/1/32 TBA                   6,181
           --------------------------------- -------
           Total                              17,447
           --------------------------------- -------
           Total U.S. Government Agencies     37,471
           --------------------------------- -------
U.S. Government Treasury Obligations - 39.8%
           U.S. Treasury Bonds - 6.9%
           ---------------------------------
  4,000    8.38%, 8/15/08                      4,270
           --------------------------------- -------
           U.S. Treasury Inflation Protected
           Bonds - 12.1%
           ---------------------------------
  7,011    3.63%, 1/15/08                      7,461
           --------------------------------- -------
           U.S. Treasury Notes - 20.8%
           ---------------------------------
  2,000    6.50%, 5/15/05                      2,204
  1,300    6.75%, 5/15/05                      1,440
  1,000    5.88%, 11/15/05                     1,092
  2,000    6.25%, 2/15/07                      2,239
  3,100    5.50%, 2/15/08                      3,379
  1,730    5.63%, 5/15/08                      1,894
    200    5.00%, 8/15/11                        209
    400    4.88%, 2/15/12                        413
           --------------------------------- -------
           Total                              12,870
           --------------------------------- -------
           Total U.S. Government Treasury
            Obligations                       24,601
           --------------------------------- -------

                     Security
 Shares             Description             Value
--------- -------------------------------- -------
Investment Companies - 6.7%
2,555,824 Dreyfus Cash Management Money
           Market Fund                     $ 2,556
1,589,441 Federated Government Obligations   1,589
          -------------------------------- -------
          Total Investment Companies         4,145
          -------------------------------- -------
          Total Investments (Cost $64,267)
          (a) - 107.0%                      66,217
          -------------------------------- -------
          Liabilities in excess of other
          assets - (7.0)%                   (4,349)
          -------------------------------- -------
          NET ASSETS - 100.0%              $61,868
          -------------------------------- -------

(a) Represents cost for financial reporting purposes and differs from market value by unrealized appreciation of securities as follows (amounts in thousands):

                      Unrealized appreciation.... $2,042
                      Unrealized depreciation....    (92)
                                                  ------
                      Net unrealized appreciation $1,950
                                                  ======

Aggregate cost for federal income tax purposes differs from cost for financial reporting purposes by less than 2% of net assets and is therefore considered substantially the same.
** Effective yield at purchase.
/\ Part of this security has been deposited as collateral for TBA security.
TBA--To be announced.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Statements of Assets and Liabilities
July 31, 2002
(Amounts in thousands except per share amounts)

--------------------------------------------------------------------------------

                                                                                               Small Cap Micro Cap
                                                                                                Growth     Value    Mid Cap
                                                                                                 Fund      Fund      Fund
                                                                                               --------- --------- --------
Assets:
Investments, at value (cost $446,071; $72,633; $284,081; $39,004; $30,009; $850,053; $483,101;
 $522,988; $116,464; $79,083 and $316,841, respectively)                                       $504,405   $69,935  $246,818
Repurchase agreements, at cost                                                                       --     4,822        --
                                                                                               --------   -------  --------
  Total Investments                                                                             504,405    74,757   246,818
Cash                                                                                                 --         1        74
Collateral for securities loaned                                                                 57,519        --    41,393
Interest, dividends and other receivables                                                           165        40        44
Receivable for investments sold                                                                     133       521        --
Receivable for Fund shares sold                                                                      83        97       115
Receivable for variation margin on futures contracts                                                 --        --        --
Receivable from Advisor and affiliates                                                               35        59        --
Prepaid expense and other assets                                                                     14         7        17
                                                                                               --------   -------  --------
  Total Assets                                                                                  562,354    75,482   288,461
                                                                                               --------   -------  --------
Liabilities:
Payable to Custodian                                                                                 --        --        --
Payable for investments purchased                                                                   508     2,406     2,640
Payable for securities loaned                                                                    57,519        --    41,393
Payable for Fund shares redeemed                                                                      2        83        18
Payable for variation margin on futures contracts                                                   400        --        --
Payable to Advisor and other affiliates                                                             321        66       173
Accrued expenses and other payables:
  Distributions fees                                                                                  5        13        12
  Other                                                                                              70        20        39
                                                                                               --------   -------  --------
  Total Liabilities                                                                              58,825     2,588    44,275
                                                                                               --------   -------  --------
Net Assets:
Paid-in Capital                                                                                 449,184    75,202   314,562
Accumulated net investment income                                                                   (18)       --        --
Accumulated net realized gain/(loss) from investment transactions, futures and option
 contracts                                                                                       (2,496)      390   (33,113)
Net unrealized appreciation/(depreciation) on investments and futures                            56,859    (2,698)  (37,263)
                                                                                               --------   -------  --------
  Net Assets                                                                                   $503,529   $72,894  $244,186
                                                                                               ========   =======  ========
Net Assets:
  Institutional Shares                                                                         $485,623   $45,538  $207,807
  Investment A Shares                                                                            16,468     5,030    30,165
  Investment B Shares                                                                               872     2,709     5,008
  Investment C Shares                                                                               346       712     1,061
  Advisor Shares                                                                                    220    18,905       145
                                                                                               --------   -------  --------
  Total                                                                                        $503,529   $72,894  $244,186
                                                                                               ========   =======  ========
Shares of Beneficial Interest Outstanding
(Unlimited number of shares authorized, no par value):
  Institutional Shares                                                                           35,449     7,732    20,284
  Investment A Shares                                                                             1,218       864     2,985
  Investment B Shares                                                                                64       468       502
  Investment C Shares                                                                                25       123       110
  Advisor Shares                                                                                     16     3,252        14
                                                                                               --------   -------  --------
  Total                                                                                          36,772    12,439    23,895
                                                                                               ========   =======  ========
Net Asset Value
  Institutional Shares                                                                         $  13.70   $  5.89  $  10.24
                                                                                               ========   =======  ========
  Investment A Shares-redemption price per share                                               $  13.52   $  5.82  $  10.11
                                                                                               ========   =======  ========
  Investment B Shares-offering price per share*                                                $  13.59   $  5.79  $   9.98
                                                                                               ========   =======  ========
  Investment C Shares-offering price per share*                                                $  13.59   $  5.79  $   9.63
                                                                                               ========   =======  ========
  Advisor Shares                                                                               $  13.64   $  5.81  $  10.09
                                                                                               ========   =======  ========
Maximum sales charge-Investment A Shares                                                           4.50%     4.50%     4.50%
Maximum Offering Price (100%/(100%-Maximum sales charge) of net asset value adjusted to
 the nearest cent) per share (Investment A Shares)                                             $  14.16   $  6.09  $  10.59
                                                                                               ========   =======  ========

                                                                                               Technology
                                                                                                  Fund
                                                                                               ----------
Assets:
Investments, at value (cost $446,071; $72,633; $284,081; $39,004; $30,009; $850,053; $483,101;
 $522,988; $116,464; $79,083 and $316,841, respectively)                                        $ 25,985
Repurchase agreements, at cost                                                                        --
                                                                                                --------
  Total Investments                                                                               25,985
Cash                                                                                                  --
Collateral for securities loaned                                                                      --
Interest, dividends and other receivables                                                              2
Receivable for investments sold                                                                      676
Receivable for Fund shares sold                                                                        9
Receivable for variation margin on futures contracts                                                  --
Receivable from Advisor and affiliates                                                                --
Prepaid expense and other assets                                                                      17
                                                                                                --------
  Total Assets                                                                                    26,689
                                                                                                --------
Liabilities:
Payable to Custodian                                                                                  --^
Payable for investments purchased                                                                  1,421
Payable for securities loaned                                                                         --
Payable for Fund shares redeemed                                                                       2
Payable for variation margin on futures contracts                                                     --
Payable to Advisor and other affiliates                                                               23
Accrued expenses and other payables:
  Distributions fees                                                                                   1
  Other                                                                                               22
                                                                                                --------
  Total Liabilities                                                                                1,469
                                                                                                --------
Net Assets:
Paid-in Capital                                                                                   87,937
Accumulated net investment income                                                                     --
Accumulated net realized gain/(loss) from investment transactions, futures and option
 contracts                                                                                       (49,698)
Net unrealized appreciation/(depreciation) on investments and futures                            (13,019)
                                                                                                --------
  Net Assets                                                                                    $ 25,220
                                                                                                ========
Net Assets:
  Institutional Shares                                                                          $ 21,183
  Investment A Shares                                                                              3,256
  Investment B Shares                                                                                679
  Investment C Shares                                                                                 96
  Advisor Shares                                                                                       6
                                                                                                --------
  Total                                                                                         $ 25,220
                                                                                                ========
Shares of Beneficial Interest Outstanding
(Unlimited number of shares authorized, no par value):
  Institutional Shares                                                                             3,815
  Investment A Shares                                                                                590
  Investment B Shares                                                                                125
  Investment C Shares                                                                                 18
  Advisor Shares                                                                                       1
                                                                                                --------
  Total                                                                                            4,549
                                                                                                ========
Net Asset Value
  Institutional Shares                                                                          $   5.55
                                                                                                ========
  Investment A Shares-redemption price per share                                                $   5.52
                                                                                                ========
  Investment B Shares-offering price per share*                                                 $   5.44
                                                                                                ========
  Investment C Shares-offering price per share*                                                 $   5.43
                                                                                                ========
  Advisor Shares                                                                                $   5.51
                                                                                                ========
Maximum sales charge-Investment A Shares                                                            4.50%
Maximum Offering Price (100%/(100%-Maximum sales charge) of net asset value adjusted to
 the nearest cent) per share (Investment A Shares)                                              $   5.78
                                                                                                ========

--------
* Redemption price per share varies by length of time shares are held. ^ Represents fewer than five hundred dollars/shares.

      (See Notes which are an integral part of the Financial Statements)

                                                              Fifth Third Funds
                               Statements of Assets and Liabilities (continued)
                                                                  July 31, 2002
                               (Amounts in thousands except per shares amounts)

--------------------------------------------------------------------------------


                 Quality    Equity   Large Cap Multi Cap  Equity
     Pinnacle    Growth     Index      Core      Value    Income  Balanced
       Fund       Fund       Fund      Fund      Fund      Fund     Fund
    --------    ---------  --------  --------- --------- -------  --------
    $  26,901   $ 829,830  $631,773  $541,266  $110,163  $93,060  $296,975
           --          --        --        --     8,017    3,657        --
    ---------   ---------  --------  --------  --------  -------  --------
       26,901     829,830   631,773   541,266   118,180   96,717   296,975
           --          --        --        21        --       --^       --^
           --          --    14,896     6,234        --       --    21,519
            7         682       666       563        97      185     1,035
        1,205      50,477     2,525     3,733     2,010       --        --
           --^        223       356        --^      180      121       104
           --          --       184       173        --       --        --
           --          --        40        70        74       --        --
           14          24        17        18        11       14        17
    ---------   ---------  --------  --------  --------  -------  --------
       28,127     881,236   650,457   552,078   120,552   97,037   319,650
    ---------   ---------  --------  --------  --------  -------  --------
          158          21        --        --       195       --        --
        1,044      64,012        --       982       752       --     7,926
           --          --    14,896     6,234        --       --    21,519
            7         205        13        15        27       29       113
           --          --        --        --        --       --        --
           19         574       147       334       103       64       203
            3          72         7         5        32        5        34
           19          57        64        80        23       15        38
    ---------   ---------  --------  --------  --------  -------  --------
        1,250      64,941    15,127     7,650     1,132      113    29,833
    ---------   ---------  --------  --------  --------  -------  --------
       45,547     987,055   547,941   598,121   129,003   83,265   367,189
           --          --       593        95        --       26       430

     (15,562)    (150,537)  (64,438)  (73,248)   (3,282)    (344)  (57,936)
      (3,108)     (20,223)  151,234    19,460    (6,301)  13,977   (19,866)
    ---------   ---------  --------  --------  --------  -------  --------
    $  26,877   $ 816,295  $635,330  $544,428  $119,420  $96,924  $289,817
    =========   =========  ========  ========  ========  =======  ========
    $  16,623   $ 566,235  $608,556  $520,727  $ 49,844  $80,906  $189,730
        9,132     221,972    24,817    23,320    18,042   12,579    81,079
          285      19,678     1,315       361    11,522    2,862    14,007
          837       8,044       635        20     1,593      577     4,963
           NA         366         7        NA    38,419       NA        38
    ---------   ---------  --------  --------  --------  -------  --------
    $  26,877   $ 816,295  $635,330  $544,428  $119,420  $96,924  $289,817
    =========   =========  ========  ========  ========  =======  ========

          920      43,860    34,938    46,501     3,144    7,459    17,388
          511      17,386     1,428     2,107     1,144    1,162     7,466
           16       1,561        76        32       735      262     1,303
           48         655        37         2       102       53       462
           NA          29        --^       NA     2,435       NA         4
    ---------   ---------  --------  --------  --------  -------  --------
        1,495      63,491    36,479    48,642     7,560    8,936    26,623
    =========   =========  ========  ========  ========  =======  ========
    $   18.06   $   12.91  $  17.42  $  11.20  $  15.86  $ 10.85  $  10.91
    =========   =========  ========  ========  ========  =======  ========
    $   17.88   $   12.77  $  17.38  $  11.07  $  15.77  $ 10.83  $  10.86
    =========   =========  ========  ========  ========  =======  ========
    $   17.85   $   12.60  $  17.32  $  11.12  $  15.69  $ 10.93  $  10.75
    =========   =========  ========  ========  ========  =======  ========
    $   17.37   $   12.28  $  17.33  $  11.15  $  15.69  $ 10.80  $  10.73
    =========   =========  ========  ========  ========  =======  ========
           NA   $   12.75  $  17.39        NA  $  15.78       NA  $  10.84
    =========   =========  ========  ========  ========  =======  ========
         4.50%       4.50%     4.50%     4.50%     4.50%    4.50%     4.50%

    $   18.72   $   13.37  $  18.20  $  11.59  $  16.51  $ 11.34  $  11.37
    =========   =========  ========  ========  ========  =======  ========

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Statements of Assets and Liabilities (continued)
July 31, 2002
(Amounts in thousands except per share amounts)

--------------------------------------------------------------------------------

                                                                                              International International
                                                                                                 Equity          GDP
                                                                                                  Fund          Fund
                                                                                              ------------- -------------
Assets:
Investments, at value (cost $186,078; $319,968; $20,738; $43,952; $96,066; $185,859; $98,400;
 $452,882; $331,415; $872,887; $313,471 and $64,267, respectively)                              $149,761      $253,251
Repurchase agreements, at cost                                                                        --            --
                                                                                                --------      --------
  Total Investments                                                                              149,761       253,251
Cash                                                                                               3,345            --
Foreign currency, at value (cost $1,237; $21; $0; $0; $0; $0; $0; $0; $0; $0; $0 and $0,
 respectively)                                                                                     1,230            21
Collateral for securities loaned                                                                      --            --
Interest, dividends and other receivables                                                            186           292
Receivable for investments sold                                                                    1,564        23,108
Receivable for Fund shares sold                                                                       75             8
Receivable for forward foreign currency contracts                                                  1,706         4,213
Reclaims receivable                                                                                  375           559
Receivable from Advisor and affiliates                                                                --            13
Prepaid expense and other assets                                                                      18            12
                                                                                                --------      --------
  Total Assets                                                                                   158,260       281,477
                                                                                                --------      --------
Liabilities:
Distributions payable                                                                                 --            --
Payable for investments purchased                                                                  3,030            --
Payable for securities loaned                                                                         --            --
Payable for Fund shares redeemed                                                                      11             2
Payable for variation margin on futures contracts                                                     48            --
Payable for forward foreign currency contracts                                                     1,933         4,205
Payable to Advisor and other affiliates                                                              136           193
Accrued expenses and other payables:
  Distributions fees                                                                                   1             1
  Other                                                                                               30           140
                                                                                                --------      --------
  Total Liabilities                                                                                5,189         4,541
                                                                                                --------      --------
Net Assets:
Paid-in Capital                                                                                  208,471       379,708
Accumulated net investment income                                                                    179         1,399
Accumulated net realized gain/(loss) from investment transactions and foreign currency           (19,331)      (37,411)
Net unrealized appreciation/(depreciation) on investments and foreign currency                   (36,248)      (66,760)
                                                                                                --------      --------
  Net Assets                                                                                    $153,071      $276,936
                                                                                                ========      ========
Net Assets:
  Institutional Shares                                                                          $148,593      $271,361
  Investment A Shares                                                                              4,105         5,527
  Investment B Shares                                                                                246            47
  Investment C Shares                                                                                127             1
  Advisor Shares                                                                                      NA            NA
                                                                                                --------      --------
  Total                                                                                         $153,071      $276,936
                                                                                                ========      ========
Shares of Beneficial Interest Outstanding
(Unlimited number of shares authorized, no par value):
  Institutional Shares                                                                            19,414        27,071
  Investment A Shares                                                                                537           562
  Investment B Shares                                                                                 32             5
  Investment C Shares                                                                                 17            --^
  Advisor Shares                                                                                      NA            NA
                                                                                                --------      --------
  Total                                                                                           20,000        27,638
                                                                                                ========      ========
Net Asset Value
  Institutional Shares                                                                          $   7.65      $  10.02
                                                                                                ========      ========
  Investment A Shares-redemption price per share                                                $   7.64      $   9.83
                                                                                                ========      ========
  Investment B Shares-offering price per share*                                                 $   7.60      $   9.95
                                                                                                ========      ========
  Investment C Shares-offering price per share*                                                 $   7.40      $   9.96
                                                                                                ========      ========
  Advisor Shares                                                                                      NA            NA
                                                                                                ========      ========
Maximum sales charge--Investment A Shares                                                           4.50%         4.50%
Maximum Offering Price (100%/(100%-Maximum sales charge) of net asset value
 adjusted to the nearest cent) per share (Investment A Shares)                                  $   8.00      $  10.29
                                                                                                ========      ========

                                                                                                        Strategic
                                                                                              Worldwide  Income
                                                                                                Fund      Fund
                                                                                              --------- ---------
Assets:
Investments, at value (cost $186,078; $319,968; $20,738; $43,952; $96,066; $185,859; $98,400;
 $452,882; $331,415; $872,887; $313,471 and $64,267, respectively)                            $ 20,336   $45,135
Repurchase agreements, at cost                                                                   1,743     6,202
                                                                                              --------   -------
  Total Investments                                                                             22,079    51,337
Cash                                                                                                 1        23
Foreign currency, at value (cost $1,237; $21; $0; $0; $0; $0; $0; $0; $0; $0; $0 and $0,
 respectively)                                                                                      --        --
Collateral for securities loaned                                                                    --        --
Interest, dividends and other receivables                                                            3       162
Receivable for investments sold                                                                    499       435
Receivable for Fund shares sold                                                                    610        34
Receivable for forward foreign currency contracts                                                   --        --
Reclaims receivable                                                                                 --        --
Receivable from Advisor and affiliates                                                              21        28
Prepaid expense and other assets                                                                     3         5
                                                                                              --------   -------
  Total Assets                                                                                  23,216    52,024
                                                                                              --------   -------
Liabilities:
Distributions payable                                                                               --       171
Payable for investments purchased                                                                1,480       729
Payable for securities loaned                                                                       --        --
Payable for Fund shares redeemed                                                                    --       172
Payable for variation margin on futures contracts                                                   --        --
Payable for forward foreign currency contracts                                                      --        --
Payable to Advisor and other affiliates                                                             18        45
Accrued expenses and other payables:
  Distributions fees                                                                                 8        19
  Other                                                                                              3         9
                                                                                              --------   -------
  Total Liabilities                                                                              1,509     1,145
                                                                                              --------   -------
Net Assets:
Paid-in Capital                                                                                 34,725    51,214
Accumulated net investment income                                                                   --      (123)
Accumulated net realized gain/(loss) from investment transactions and foreign currency         (12,616)   (1,395)
Net unrealized appreciation/(depreciation) on investments and foreign currency                    (402)    1,183
                                                                                              --------   -------
  Net Assets                                                                                  $ 21,707   $50,879
                                                                                              ========   =======
Net Assets:
  Institutional Shares                                                                        $  3,119   $11,491
  Investment A Shares                                                                               NA        NA
  Investment B Shares                                                                               NA        NA
  Investment C Shares                                                                              329     8,148
  Advisor Shares                                                                                18,259    31,240
                                                                                              --------   -------
  Total                                                                                       $ 21,707   $50,879
                                                                                              ========   =======
Shares of Beneficial Interest Outstanding
(Unlimited number of shares authorized, no par value):
  Institutional Shares                                                                             297     1,082
  Investment A Shares                                                                               NA        NA
  Investment B Shares                                                                               NA        NA
  Investment C Shares                                                                               32       772
  Advisor Shares                                                                                 1,768     2,948
                                                                                              --------   -------
  Total                                                                                          2,097     4,802
                                                                                              ========   =======
Net Asset Value
  Institutional Shares                                                                        $  10.50   $ 10.63
                                                                                              ========   =======
  Investment A Shares-redemption price per share                                                    NA        NA
                                                                                              ========   =======
  Investment B Shares-offering price per share*                                                     NA        NA
                                                                                              ========   =======
  Investment C Shares-offering price per share*                                               $  10.27   $ 10.55
                                                                                              ========   =======
  Advisor Shares                                                                              $  10.33   $ 10.60
                                                                                              ========   =======
Maximum sales charge--Investment A Shares                                                           NA        NA
Maximum Offering Price (100%/(100%-Maximum sales charge) of net asset value
 adjusted to the nearest cent) per share (Investment A Shares)                                      NA        NA
                                                                                              ========   =======

--------
* Redemption price per share varies by length of time shares are held. ^ Represents fewer than five hundred dollars/shares.

      (See Notes which are an integral part of the Financial Statements)

                                                              Fifth Third Funds
                               Statements of Assets and Liabilities (continued)
                                                                  July 31, 2002
                                                         (Amounts in thousands)

--------------------------------------------------------------------------------

Michigan       Ohio                        Intermediate                Short      U.S.
Municipal    Municipal Municipal   Bond     Municipal   Intermediate   Term    Government
Bond Fund    Bond Fund Bond Fund   Fund     Bond Fund    Bond Fund   Bond Fund Bond Fund
---------    --------- --------- --------  ------------ ------------ --------- ----------
 $ 99,923    $194,679  $106,814  $465,639    $350,556    $  900,688  $318,962   $66,217
       --          --        --        --          --            --        --        --
---------    --------  --------  --------    --------    ----------  --------   -------
   99,923     194,679   106,814   465,639     350,556       900,688   318,962    66,217
       --          --        --         1          --            --        --        --
       --          --        --        --          --            --        --        --
       --          --        --    28,204          --       139,511        --        --
    1,225       1,948     1,252     4,704       3,477         8,685     4,241       739
       --          --        --    12,537       5,194         4,950        --     1,029
        1          52        --        38          --            47       851        37
       --          --        --        --          --            --        --        --
       --          --        --        --          --            --        --        --
       16          --        28        56          45            68         8        --
        5          16        12        18          16            19         9        13
---------    --------  --------  --------    --------    ----------  --------   -------
  101,170     196,695   108,106   511,197     359,288     1,053,968   324,071    68,035
---------    --------  --------  --------    --------    ----------  --------   -------
       --          --        --        --          --            --        --        --
       --       2,000        --    50,297       7,416        78,944        --     6,101
       --          --        --    28,204          --       139,511        --        --
      102          --     1,434        18          --            47         3        12
       --          --        --        --          --            --        --        --
       --          --        --        --          --            --        --        --
       40          92        54       235         177           407       141        24
        2           9         1        11           2             9         2         4
       13          23        15        32          31            54        24        26
---------    --------  --------  --------    --------    ----------  --------   -------
      157       2,124     1,504    78,797       7,626       218,972       170     6,167
---------    --------  --------  --------    --------    ----------  --------   -------
   96,765     186,440    97,012   435,602     330,628       854,711   326,053    59,595
      (1)          20        20        52          38           148        24       119
      392        (709)    1,156   (16,011)      1,855       (47,664)   (7,667)      204
    3,857       8,820     8,414    12,757      19,141        27,801     5,491     1,950
---------    --------  --------  --------    --------    ----------  --------   -------
 $101,013    $194,571  $106,602  $432,400    $351,662    $  834,996  $323,901   $61,868
=========    ========  ========  ========    ========    ==========  ========   =======
$  96,269    $169,455  $104,209  $403,677    $346,386    $  799,642  $304,882   $50,809
    3,575      18,638     1,498    19,949       4,445        31,977    19,019     8,436
      374       2,732       511     6,857         303         2,580        NA        NA
      795       3,746       210     1,194         528           797        NA     2,623
       NA          NA       174       723          NA            NA        NA        NA
---------    --------  --------  --------    --------    ----------  --------   -------
 $101,013    $194,571  $106,602  $432,400    $351,662    $  834,996  $323,901   $61,868
=========    ========  ========  ========    ========    ==========  ========   =======

    9,266      16,174     9,702    40,641      32,107        80,088    31,049     4,874
      345       1,778       139     2,012         412         3,195     1,939       809
       36         266        48       691          28           259        NA        NA
       77         359        20       120          49            80        NA       253
       NA          NA        16        73          NA            NA        NA        NA
---------    --------  --------  --------    --------    ----------  --------   -------
    9,724      18,577     9,925    43,537      32,596        83,622    32,988     5,936
=========    ========  ========  ========    ========    ==========  ========   =======
$   10.39    $  10.48  $  10.74  $   9.93    $  10.79    $     9.98  $   9.82   $ 10.42
=========    ========  ========  ========    ========    ==========  ========   =======
$   10.38    $  10.48  $  10.77  $   9.92    $  10.79    $    10.01  $   9.81   $ 10.43
=========    ========  ========  ========    ========    ==========  ========   =======
$   10.38    $  10.29  $  10.71  $   9.93    $  10.78    $     9.96        NA        NA
=========    ========  ========  ========    ========    ==========  ========   =======
$   10.38    $  10.44  $  10.72  $   9.93    $  10.78    $     9.98        NA   $ 10.36
=========    ========  ========  ========    ========    ==========  ========   =======
       NA          NA  $  10.73  $   9.93          NA            NA        NA        NA
=========    ========  ========  ========    ========    ==========  ========   =======
    4.50%        4.50%     4.50%     4.50%       4.50%         4.50%     4.50%     4.50%

$   10.87    $  10.97  $  11.28  $  10.39    $  11.30    $    10.48  $  10.27   $ 10.92
=========    ========  ========  ========    ========    ==========  ========   =======

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Statements of Operations
For the year ended July 31, 2002
(Amounts in thousands)

--------------------------------------------------------------------------------

                                                                          Small Cap
                                                                           Growth       Micro Cap       Mid Cap   Technology
                                                                            Fund       Value Fund*       Fund        Fund
                                                                         ---------   ---------------  ---------   ----------
INVESTMENT INCOME:
Interest income                                                          $     114   $   206  $  229  $      86    $      9
Dividend income                                                              4,609       116     201      1,764          57
                                                                         ---------   -------  ------  ---------    --------
  Total Income                                                               4,723       322     430      1,850          66
                                                                         ---------   -------  ------  ---------    --------
EXPENSES:
Investment advisory fees                                                     4,601       361     287      2,380         406
Administration fees                                                          1,154        63      10        400          52
Distribution services--Investment A Shares                                      47         5       1         95          12
Distribution services--Investment B Shares                                       3        10       1         48           9
Distribution services--Investment C Shares                                       2         2      --         10           1
Distribution services--Advisor Shares**                                         --/\      64      91        -- /\        --/\
Administrative service--Investment C Shares                                      1         1      --          3          --/\
Fund accounting fees                                                           167        43       5         81          56
Transfer agent fees                                                            134        26       1         75          29
Custodian fees                                                                  37        33      --         25          13
Other fees                                                                     220        73      84        438          56
                                                                         ---------   -------  ------  ---------    --------
  Total expenses                                                             6,366       681     480      3,555         634
                                                                         ---------   -------  ------  ---------    --------
  Less: Waiver and/or reimbursement from Advisor and/or affiliates            (224)      (93)    (18)       (81)         --
                                                                         ---------   -------  ------  ---------    --------
  Net Expenses                                                               6,142       588     462      3,474         634
                                                                         ---------   -------  ------  ---------    --------
  Net Investment Income/(Loss)                                              (1,419)     (266)    (32)    (1,624)       (568)
                                                                         ---------   -------  ------  ---------    --------
Realized and Unrealized Gains/(Losses) from Investments, Options and
 Futures:
Net realized gains/(losses) on investment transactions and option
 contracts                                                                  (2,756)    1,280    (792)   (33,111)    (35,082)
Net realized gains/losses on futures transactions                              455        --      --         --          --
Change in unrealized appreciation/(depreciation) on investments, options
 and futures                                                              (129,498)   (6,424)  6,335    (66,125)     12,792
                                                                         ---------   -------  ------  ---------    --------
Net realized and unrealized gains/(losses) from investments, options and
 futures                                                                  (131,799)   (5,144)  5,543    (99,236)    (22,290)
                                                                         ---------   -------  ------  ---------    --------
Change in net assets resulting from operations                           $(133,218)  $(5,410) $5,511  $(100,860)   $(22,858)
                                                                         =========   =======  ======  =========    ========

--------
* For the periods of January 1, 2002 through July 31, 2002 and the year ended December 31, 2001, respectively. The Fund changed its fiscal year end to July 31 from December 31.
** Advisor Shares commenced operations on October 29, 2001 for all Funds with the exception of the Micro Cap Value and Multi Cap Value Fund.
/\ Represents fewer than five hundred dollars.

      (See Notes which are an integral part of the Financial Statements)

                                                              Fifth Third Funds
                                           Statements of Operations (continued)
                                               For the year ended July 31, 2002
                                                         (Amounts in thousands)

--------------------------------------------------------------------------------

           Quality     Equity                                   Equity
Pinnacle   Growth      Index      Large Cap      Multi Cap      Income    Balanced
  Fund      Fund        Fund      Core Fund     Value Fund*      Fund       Fund
--------  ---------  ---------   ---------   ----------------  --------  --------
$     17  $     396  $       4   $       2   $    198  $  474  $     97  $  6,786
     226      8,409     11,528       7,709        641     523     1,993       511
--------  ---------  ---------   ---------   --------  ------  --------  --------
     243      8,805     11,532       7,711        839     997     2,090     7,297
--------  ---------  ---------   ---------   --------  ------  --------  --------
     325      8,270      2,356       3,448        602     553       843     2,658
      50      1,374      1,378         865        104      21       138       441
      37        746         75          77         18       4        36       243
       3        194          6           1         55       9        26       132
      10         79          1          --/\        6       1         5        46
      NA          1         --/\        NA        132     230        NA        --/\
       3         26         --/\        --/\        2      --         2        15
      48        176        197         135         43       5        49        92
      24        201        158         101         31       3        35        81
      11         42         60          31         29      --        14        29
     104      1,241        252         184        107     105       171       454
--------  ---------  ---------   ---------   --------  ------  --------  --------
     615     12,350      4,483       4,842      1,129     931     1,319     4,191
--------  ---------  ---------   ---------   --------  ------  --------  --------
      --         --     (1,214)       (190)      (113)    (15)      (32)     (115)
--------  ---------  ---------   ---------   --------  ------  --------  --------
     615     12,350      3,269       4,652      1,016     916     1,287     4,076
--------  ---------  ---------   ---------   --------  ------  --------  --------
    (372)    (3,545)     8,263       3,059       (177)     81       803     3,221
--------  ---------  ---------   ---------   --------  ------  --------  --------
  (5,774)  (150,505)   (48,145)    (23,820)    (3,009)  3,557       (75)  (57,814)
      --         --     (1,936)        894         --      --        --        --
  (7,060)  (167,735)  (169,153)   (165,088)   (18,947)  1,958   (15,147)   (3,484)
--------  ---------  ---------   ---------   --------  ------  --------  --------
 (12,834)  (318,240)  (219,234)   (188,014)   (21,956)  5,515   (15,222)  (61,298)
--------  ---------  ---------   ---------   --------  ------  --------  --------
$(13,206) $(321,785) $(210,971)  $(184,955)  $(22,133) $5,596  $(14,419) $(58,077)
========  =========  =========   =========   ========  ======  ========  ========

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Statements of Operations (continued)
For the year ended July 31, 2002
(Amounts in thousands)

--------------------------------------------------------------------------------


                                                            International International                      Strategic
                                                               Equity          GDP          Worldwide         Income
                                                                Fund          Fund            Fund*            Fund*
                                                            ------------- ------------- ----------------  --------------
INVESTMENT INCOME:
Interest income                                               $    403      $     87    $    30  $   211  $  133  $  335
Dividend income                                                  3,170         7,166         12       90   1,464   2,645
Foreign tax withholding                                           (736)         (866)        --       --      --      --
                                                              --------      --------    -------  -------  ------  ------
  Total Income                                                   2,837         6,387         42      301   1,597   2,980
                                                              --------      --------    -------  -------  ------  ------
EXPENSES:
Investment advisory fees                                         1,584         2,819        140      259     251     375
Administration fees                                                210           661         24        7      43      12
Distribution services-Investment A Shares                           15            22         NA       NA      NA      NA
Distribution services-Investment B Shares                            2            --^        NA       NA      NA      NA
Distribution services-Investment C Shares                            1            --^         1       --      17       1
Distribution services-Advisor Shares**                              NA            NA         60      124      94     167
Administrative service-Investment C Shares                         -- ^           --^       -- ^      --       6      --
Fund accounting fees                                                84           122         31        5      32       5
Transfer agent fees                                                 47            80         12        1      15       2
Custodian fees                                                      89            96          3       --      10      --
Other fees                                                         167           202         24      102      46      93
                                                              --------      --------    -------  -------  ------  ------
  Total expenses                                                 2,199         4,002        295      498     514     655
                                                              --------      --------    -------  -------  ------  ------
  Less: Waiver and/or reimbursement from Advisor and/or
   affiliates                                                       --          (153)       (32)      (6)    (59)    (10)
  Distribution services waived-Investment A Shares                  --            --         --       --      --      --
                                                              --------      --------    -------  -------  ------  ------
  Net Expenses                                                   2,199         3,849        263      492     455     645
                                                              --------      --------    -------  -------  ------  ------
  Net Investment Income                                            638         2,538       (221)    (191)  1,142   2,335
                                                              --------      --------    -------  -------  ------  ------
Realized and Unrealized Gains/(Losses) from Investments and
 Foreign Currency:
Net realized gains/(losses) on investment transactions and
 foreign currency transactions                                 (13,932)      (35,232)    (1,021)  (5,822)     74     806
Net realized gains/losses on futures transactions                1,519            --         --       --      --      --
Change in unrealized appreciation/(depreciation) on
 investments and foreign currency                              (11,449)      (40,196)    (2,690)   1,649     266   1,320
                                                              --------      --------    -------  -------  ------  ------
Net realized and unrealized gains/(losses) from investments
 and foreign currency                                          (23,862)      (75,428)    (3,711)  (4,173)    340   2,126
                                                              --------      --------    -------  -------  ------  ------
Change in net assets resulting from operations                $(23,224)     $(72,890)   $(3,932) $(4,364) $1,482  $4,461
                                                              ========      ========    =======  =======  ======  ======

--------
* For the periods of January 1, 2002 through July 31, 2002 and the year ended December 31, 2001, respectively. The Fund changed its fiscal year end to July 31 from December 31.
**Advisor Shares commenced operations on October 29, 2001 for the Worldwide and
          Strategic Income Fund.
^ Represents fewer than five hundred dollars.

      (See Notes which are an integral part of the Financial Statements)

                                                              Fifth Third Funds
                                           Statements of Operations (continued)
                                               For the year ended July 31, 2002
                                                         (Amounts in thousands)

--------------------------------------------------------------------------------

Michigan    Ohio                       Intermediate                            U.S.
Municipal Municipal Municipal           Municipal   Intermediate Short Term Government
  Bond      Bond      Bond      Bond       Bond         Bond        Bond       Bond
  Fund      Fund      Fund      Fund       Fund         Fund        Fund       Fund
--------- --------- --------- -------  ------------ ------------ ---------- ----------
 $3,841    $ 8,764   $5,606   $22,614    $14,011      $41,586     $12,495     $2,854
     60          2       79       290        290          758         348         35
     --         --       --        --         --           --          --         --
 ------    -------   ------   -------    -------      -------     -------     ------
  3,901      8,766    5,685    22,904     14,301       42,344      12,843      2,889
 ------    -------   ------   -------    -------      -------     -------     ------
    405      1,036      644     2,480      1,803        4,407       1,349        326
    158        248      205       722        583        1,403         473         79
      9         41        3        41         12           66          16         17
      1         20        1        41          1            7          NA         NA
      2         17        1         7          1            3          NA         13
     NA         NA       --^        1         NA           NA          NA         NA
      1          6       --^        2         --^           1          NA          4
     61         63       69       125        113          182          69         44
     33         50       42       101         81          163          54         22
     14         14       26        36         25           46          19         14
     34        307       56       265        155          342          74        118
 ------    -------   ------   -------    -------      -------     -------     ------
    718      1,802    1,047     3,821      2,774        6,620       2,054        637
 ------    -------   ------   -------    -------      -------     -------     ------

   (83)        (99)    (111)     (395)      (314)        (408)        (30)       (90)
    (3)         --       --        --         --           --          (6)        --
 ------    -------   ------   -------    -------      -------     -------     ------
    632      1,703      936     3,426      2,460        6,212       2,018        547
 ------    -------   ------   -------    -------      -------     -------     ------
  3,269      7,063    4,749    19,478     11,841       36,132      10,825      2,342
 ------    -------   ------   -------    -------      -------     -------     ------

    514      1,360    1,704    (4,827)     4,215        2,628         633      1,382
     --         --       --        --         --           --          --         --

  1,208      2,224      911     3,641      6,401       12,097       1,767        492
 ------    -------   ------   -------    -------      -------     -------     ------

  1,722      3,584    2,615    (1,186)    10,616       14,725       2,400      1,874
 ------    -------   ------   -------    -------      -------     -------     ------
 $4,991    $10,647   $7,364   $18,292    $22,457      $50,857     $13,225     $4,216
 ======    =======   ======   =======    =======      =======     =======     ======

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Statements of Changes in Net Assets
(Amounts in thousands)

--------------------------------------------------------------------------------

                                                   Small Cap Growth Fund                  Micro Cap Value Fund
                                           ------------------------------------  -------------------------------------
                                           Year ended  Period ended  Year ended  Period ended  Year ended   Year ended
                                            July 31,     July 31,   December 31,   July 31,   December 31, December 31,
                                            2002 (a)     2001 (b)       2000       2002 (c)     2001 (d)       2000
                                           ----------  ------------ ------------ ------------ ------------ ------------
Change in Net Assets:
Operations:
Net investment income/(loss)               $  (1,419)    $   (747)    $   (939)    $  (266)     $   (32)     $   133
Net realized gains/(losses) on investment
 transactions and options contracts           (2,756)      22,051       11,596       1,280         (792)       2,309
Net realized gains on futures transactions       455        1,076         (990)         --           --           --
Net change in unrealized appreciation/
 depreciation on investments, options and
 futures                                    (129,498)     (65,899)      (5,904)     (6,424)       6,335       (3,316)
                                           ---------     --------     --------     -------      -------      -------
  Change in net assets resulting from
   operations                               (133,218)     (43,519)       3,763      (5,410)       5,511         (874)
                                           ---------     --------     --------     -------      -------      -------
Distributions from net investment income:
  Institutional Shares                            --           --          (13)         --           --          (56)
  Investment A Shares                             --           --           --          --           --           NA
  Investment B Shares                             --           NA           NA          --           --           NA
  Investment C Shares                             --           NA           NA          --           --           NA
  Advisor Shares                                  --           NA           NA          --           --          (72)
Distributions from net realized gains:
  Institutional Shares                       (21,767)      (2,541)      (7,709)         --           (6)        (718)
  Investment A Shares                           (635)         (75)        (269)         --           --           NA
  Investment B Shares                             --/\         NA           NA          --           --           NA
  Investment C Shares                             --/\         NA           NA          --           --           NA
  Advisor Shares                                  --/\         NA           NA          --          (13)      (1,707)
                                           ---------     --------     --------     -------      -------      -------
  Change in net assets from shareholder
   distributions                             (22,402)      (2,616)      (7,991)         --          (19)      (2,553)
                                           ---------     --------     --------     -------      -------      -------
  Change in net assets from fund share
   transactions                              (86,608)     (38,098)      61,508      42,878        7,767       13,183
                                           ---------     --------     --------     -------      -------      -------
  Change in net assets                      (242,228)     (84,233)      57,280      37,468       13,259        9,756
Net Assets:
Beginning of period                          745,757      829,990      772,710      35,426       22,167       12,411
                                           ---------     --------     --------     -------      -------      -------
End of period                              $ 503,529     $745,757     $829,990     $72,894      $35,426      $22,167
                                           =========     ========     ========     =======      =======      =======
Accumulated Net Investment Income          $     (18)    $    (17)    $    (15)    $    --      $    --      $     6
                                           =========     ========     ========     =======      =======      =======

                                                Mid Cap Fund
                                           ---------------------
                                           Year ended  Year ended
                                            July 31,    July 31,
                                            2002 (e)    2001 (f)
                                           ----------  ----------
Change in Net Assets:
Operations:
Net investment income/(loss)               $  (1,624)   $   (825)
Net realized gains/(losses) on investment
 transactions and options contracts          (33,111)     14,432
Net realized gains on futures transactions        --          --
Net change in unrealized appreciation/
 depreciation on investments, options and
 futures                                     (66,125)    (43,645)
                                           ---------    --------
  Change in net assets resulting from
   operations                               (100,860)    (30,038)
                                           ---------    --------
Distributions from net investment income:
  Institutional Shares                            --          --
  Investment A Shares                             --          --
  Investment B Shares                             --          --
  Investment C Shares                             --          --
  Advisor Shares                                  --          NA
Distributions from net realized gains:
  Institutional Shares                        (8,553)    (32,317)
  Investment A Shares                         (1,277)     (5,114)
  Investment B Shares                           (146)       (113)
  Investment C Shares                            (49)       (198)
  Advisor Shares                                  --/\        NA
                                           ---------    --------
  Change in net assets from shareholder
   distributions                             (10,025)    (37,742)
                                           ---------    --------
  Change in net assets from fund share
   transactions                               52,992      89,809
                                           ---------    --------
  Change in net assets                       (57,893)     22,029
Net Assets:
Beginning of period                          302,079     280,050
                                           ---------    --------
End of period                              $ 244,186    $302,079
                                           =========    ========
Accumulated Net Investment Income          $      --    $     --
                                           =========    ========

--------
(a) Reflects operations for the period from October 29, 2001 (date of commencement of operations) through July 31, 2002 for Investment B, Investment C and Advisor Shares.
(b) Reflects operations for the period from January 1, 2001 through July 31, 2001. The Fund changed its fiscal year end to July 31 from December 31.
(c) Reflects operations for the period from January 1, 2002 through July 31, 2002. The Fund changed its fiscal year end to July 31 from December 31.
(d) Reflects operations for the period from August 13, 2001 (date of commencement of operations) through December 31, 2001 for Investment A, Investment B and Investment C Shares.
(e) Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002 for Advisor Shares.
(f) Reflects operations for the period from October 11, 2000 (date of commencement of operations) to July 31, 2001 for Investment B Shares.
^   Amount less than five hundred dollars.

      (See Notes which are an integral part of the Financial Statements)

                                                              Fifth Third Funds
                                Statements of Changes in Net Assets (continued)
                                                         (Amounts in thousands)

--------------------------------------------------------------------------------

   Technology Fund        Pinnacle Fund       Quality Growth Fund              Equity Index Fund
--------------------  --------------------  -----------------------  ------------------------------------
Year ended Year ended Year ended Year ended  Year ended  Year ended  Year ended  Period ended  Year ended
 July 31,   July 31,   July 31,   July 31,    July 31,    July 31,    July 31,     July 31,   December 31,
 2002 (e)   2001 (f)     2002     2001 (f)    2002 (e)    2001 (f)    2002 (a)     2001 (b)       2000
---------- ---------- ---------- ---------- ----------   ----------  ----------  ------------ ------------
 $   (568)  $   (772)  $   (372)  $   (458) $   (3,545)  $   (3,420) $   8,263     $  4,320     $  7,350
  (35,082)   (14,357)    (5,774)    (6,998)   (150,505)      46,325    (48,145)      (7,720)         240
       --         --         --         --          --           --     (1,936)      (2,309)        (428)
   12,792    (22,861)    (7,060)   (21,203)   (167,735)    (290,087)  (169,153)     (64,726)     (94,723)
 --------   --------   --------   --------  ----------   ----------  ---------     --------     --------
  (22,858)   (37,990)   (13,206)   (28,659)   (321,785)    (247,182)  (210,971)     (70,435)     (87,561)
 --------   --------   --------   --------  ----------   ----------  ---------     --------     --------
       --         --         --         --          --           --     (7,881)      (3,712)      (7,076)
       --         --         --         --          --           --       (289)        (142)        (240)
       --         --         --         --          --           --         (5)          NA           NA
       --         --         --         --          --           --         (1)          NA           NA
       --         NA         NA         NA          --           NA        -- /\         NA           NA
       --       (557)        --     (1,436)    (24,361)     (91,879)        --           --       (9,935)
       --        (65)        --       (998)    (10,603)     (24,349)        --           --         (506)
       --         (4)        --         (1)       (611)        (110)        --           NA           NA
       --         (2)        --       (102)       (386)      (1,573)        --           NA           NA
       --         NA         NA         NA         -- /\         NA         --           NA           NA
 --------   --------   --------   --------  ----------   ----------  ---------     --------     --------
       --       (628)        --     (2,537)    (35,961)    (117,911)    (8,176)      (3,854)     (17,757)
 --------   --------   --------   --------  ----------   ----------  ---------     --------     --------
   (4,429)    31,272    (13,531)   (21,142)     90,976      411,205     (2,197)      31,386       81,279
 --------   --------   --------   --------  ----------   ----------  ---------     --------     --------
  (27,287)    (7,346)   (26,737)   (52,338)   (266,770)      46,112   (221,344)     (42,903)     (24,039)
   52,507     59,853     53,614    105,952   1,083,065    1,036,953    856,674      899,577      923,616
 --------   --------   --------   --------  ----------   ----------  ---------     --------     --------
 $ 25,220   $ 52,507   $ 26,877   $ 53,614  $  816,295   $1,083,065  $ 635,330     $856,674     $899,577
 ========   ========   ========   ========  ==========   ==========  =========     ========     ========
 $     --   $     --   $     --   $     --  $       --   $       --  $     593     $    506     $     41
 ========   ========   ========   ========  ==========   ==========  =========     ========     ========

      (See notes which are an integral part of the Financial Statements)

Fifth Third Funds
Statements of Changes in Net Assets (continued)
(Amounts in thousands)

--------------------------------------------------------------------------------

                                                    Large Cap Core Fund                   Multi Cap Value Fund
                                           ------------------------------------  -------------------------------------
                                           Year ended  Period ended  Year ended  Period ended  Year ended   Year ended
                                            July 31,     July 31,   December 31,   July 31,   December 31, December 31,
                                            2002 (a)     2001 (b)       2000       2002 (c)     2001 (d)       2000
                                           ----------  ------------ ------------ ------------ ------------ ------------
Change in Net Assets:
Operations:
Net investment income/(loss)               $   3,059     $  1,377    $   2,594     $   (177)    $    81      $   392
Net realized gains/(losses) on investment
 transactions, options contracts, and
 foreign currency transactions               (23,820)      11,315       38,594       (3,009)      3,557        6,064
Net realized gains on futures transactions       894           12         (363)          --          --           --
Net change in unrealized appreciation/
 depreciation on investments, options,
 foreign currency and futures               (165,088)     (65,340)    (125,493)     (18,947)      1,958        2,424
                                           ---------     --------    ---------     --------     -------      -------
  Change in net assets resulting from
   operations                               (184,955)     (52,636)     (84,668)     (22,133)      5,596        8,880
                                           ---------     --------    ---------     --------     -------      -------
Distributions from net investment income:
  Institutional Shares                        (2,864)      (1,236)      (2,554)          --         (60)         (11)
  Investment A Shares                           (163)         (72)         (57)          --         (18)          NA
  Investment B Shares                             --/\         NA           NA           --          (9)          NA
  Investment C Shares                             --/\         NA           NA           --          (1)          NA
  Advisor Shares                                  NA           NA           NA           --          --         (387)
Distributions from net realized gains:
  Institutional Shares                       (10,670)      (8,982)     (51,164)          --        (827)        (123)
  Investment A Shares                           (719)        (652)      (3,834)          --        (289)          NA
  Investment B Shares                             --/\         NA           NA           --        (213)          NA
  Investment C Shares                             --/\         NA           NA           --         (22)          NA
  Advisor Shares                                  NA           NA           NA           --      (2,182)      (6,237)
Distributions from return of capital:
  Institutional Shares                            --           --           --           --          --           (4)
  Advisor Shares                                  NA           NA           NA           --          --         (139)
                                           ---------     --------    ---------     --------     -------      -------
  Change in net assets from shareholder
   distributions                             (14,416)     (10,942)     (57,609)          --      (3,621)      (6,901)
                                           ---------     --------    ---------     --------     -------      -------
  Change in net assets from fund share
   transactions                              157,616      (22,946)     (65,767)      64,161      25,207        7,799
                                           ---------     --------    ---------     --------     -------      -------
  Change in net assets                       (41,755)     (86,524)    (208,044)      42,028      27,182        9,778
Net Assets:
Beginning of period                          586,183      672,707      880,751       77,392      50,210       40,432
                                           ---------     --------    ---------     --------     -------      -------
End of period                              $ 544,428     $586,183    $ 672,707     $119,420     $77,392      $50,210
                                           =========     ========    =========     ========     =======      =======
Accumulated Net Investment Income          $      95     $     63    $      (6)    $     --     $    --      $    --
                                           =========     ========    =========     ========     =======      =======

                                            Equity Income Fund
                                           --------------------
                                           Year ended Year ended
                                            July 31,   July 31,
                                              2002     2001 (e)
                                           ---------- ----------
Change in Net Assets:
Operations:
Net investment income/(loss)                $    803   $  1,120
Net realized gains/(losses) on investment
 transactions, options contracts, and
 foreign currency transactions                   (75)     4,423
Net realized gains on futures transactions        --         --
Net change in unrealized appreciation/
 depreciation on investments, options,
 foreign currency and futures                (15,147)    (2,783)
                                            --------   --------
  Change in net assets resulting from
   operations                                (14,419)     2,760
                                            --------   --------
Distributions from net investment income:
  Institutional Shares                          (741)      (970)
  Investment A Shares                            (93)      (108)
  Investment B Shares                             (3)        (1)
  Investment C Shares                             (1)        (2)
  Advisor Shares                                  NA         NA
Distributions from net realized gains:
  Institutional Shares                        (3,789)    (1,979)
  Investment A Shares                           (632)      (265)
  Investment B Shares                           (105)        (3)
  Investment C Shares                            (28)       (12)
  Advisor Shares                                  NA         NA
Distributions from return of capital:
  Institutional Shares                            --         --
  Advisor Shares                                  NA         NA
                                            --------   --------
  Change in net assets from shareholder
   distributions                              (5,392)    (3,340)
                                            --------   --------
  Change in net assets from fund share
   transactions                                5,400     (1,548)
                                            --------   --------
  Change in net assets                       (14,411)    (2,128)
Net Assets:
Beginning of period                          111,335    113,463
                                            --------   --------
End of period                               $ 96,924   $111,335
                                            ========   ========
Accumulated Net Investment Income           $     26   $     60
                                            ========   ========

--------
(a) Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002 for Investment B and Investment C Shares.
(b) Reflects operations for the period from January 1, 2001 through July 31, 2001. The Fund changed its fiscal year end to July 31 from December 31.
(c) Reflects operations for the period from January 1, 2002 through July 31, 2002. The Fund changed its fiscal year end to July 31 from December 31.
(d) Reflects the period of operations from August 13, 2001 (date of commencement of operations) through December 31, 2001 for Investment A, Investment B and Investment C Shares.
(e) Reflects operations for the period from October 11, 2000 (date of commencement of operations) to July 31, 2001 for Investment B Shares.
(f) Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002 for Advisor Shares.
(g) Reflects the period of operations from October 29, 2001 (date of commencement of operations) through December 31, 2001 for Investment C Shares.
/\ Amount less than five hundred dollars.

      (See Notes which are an integral part of the Financial Statements)

                                                              Fifth Third Funds
                                Statements of Changes in Net Assets (continued)
                                                         (Amounts in thousands)

--------------------------------------------------------------------------------

                           International
    Balanced Fund           Equity Fund             International GDP Fund                     Worldwide Fund
---------------------  --------------------  ------------------------------------  -------------------------------------
Year ended  Year ended Year ended Year ended Year ended  Period ended  Year ended  Period ended  Year ended   Year ended
 July 31,    July 31,   July 31,   July 31,   July 31,   December 31, December 31,   July 31,   December 31, December 31,
 2002 (f)    2001 (e)     2002     2001 (e)   2002 (a)     2001 (b)       2000       2002 (c)     2001 (g)       2000
----------  ---------- ---------- ---------- ----------  ------------ ------------ ------------ ------------ ------------
$  3,221     $  4,404   $    638   $    778  $   2,538    $   3,900    $   2,756     $  (221)     $   (191)    $  (521)
 (57,814)      13,317    (13,932)    (3,830)   (35,232)      16,507        4,408      (1,021)       (5,822)      2,214
      --           --      1,519         --         --           --         (395)         --            --          --
  (3,484)     (60,336)   (11,449)   (33,759)   (40,196)    (119,505)    (116,377)     (2,690)        1,649      (8,151)
 --------    --------   --------   --------  ---------    ---------    ---------     -------      --------     -------
 (58,077)     (42,615)   (23,224)   (36,811)   (72,890)     (99,098)    (109,608)     (3,932)       (4,364)     (6,458)
 --------    --------   --------   --------  ---------    ---------    ---------     -------      --------     -------
  (2,542)      (2,938)    (1,853)        --     (2,435)      (1,401)      (1,903)         --            --          --
  (1,074)      (1,481)       (95)        --        (50)         (39)         (17)         --            NA          NA
    (114)         (47)        (2)        --         --/\         NA           NA          --            NA          NA
     (53)         (86)        (2)        --         --/\         NA           NA          --            --          NA
      --/\         NA         NA         NA         NA           NA           NA          --            --          --
  (3,358)     (24,970)        --    (26,831)   (16,044)          --      (12,667)         --            (9)       (213)
  (1,544)     (13,033)        --       (964)      (390)          --         (360)         --            NA          NA
    (190)        (218)        --         (6)        --/\         NA           NA          --            NA          NA
     (98)        (880)        --        (33)        --/\         NA           NA          --            --          NA
      --/\         NA         NA         NA         NA           NA           NA          --          (267)     (6,861)
      --           --         --         --         --           --           --          --            --          --
      --           NA         NA         NA         NA           NA           NA          --            (4)         --
 --------    --------   --------   --------  ---------    ---------    ---------     -------      --------     -------
  (8,973)     (43,653)    (1,952)   (27,834)   (18,919)      (1,440)     (14,947)         --          (280)     (7,074)
 --------    --------   --------   --------  ---------    ---------    ---------     -------      --------     -------
  22,249      136,398     17,025      9,307   (117,045)     (15,941)     131,976       1,154        (9,190)     18,297
 --------    --------   --------   --------  ---------    ---------    ---------     -------      --------     -------
 (44,801)      50,130     (8,151)   (55,338)  (208,854)    (116,479)       7,421      (2,778)      (13,834)      4,765
 334,618      284,488    161,222    216,560    485,790      602,269      594,848      24,485        38,319      33,554
 --------    --------   --------   --------  ---------    ---------    ---------     -------      --------     -------
$289,817     $334,618   $153,071   $161,222  $ 276,936    $ 485,790    $ 602,269     $21,707      $ 24,485     $38,319
 ========    ========   ========   ========  =========    =========    =========     =======      ========     =======
$    430     $    865   $    179   $  1,766  $   1,399    $     389    $  (2,334)    $    --      $     --     $    --
 ========    ========   ========   ========  =========    =========    =========     =======      ========     =======


      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Statements of Changes in Net Assets (continued)
(Amounts in thousands)

--------------------------------------------------------------------------------

                                                           Strategic Income Fund              Michigan Municipal Bond Fund
                                                   -------------------------------------  ------------------------------------
                                                   Period ended  Year ended   Year ended  Year ended  Period ended  Year ended
                                                     July 31,   December 31, December 31,  July 31,     July 31,   December 31,
                                                     2002 (a)     2001 (b)       2000      2002 (c)     2001 (d)       2000
                                                   ------------ ------------ ------------ ----------  ------------ ------------
Change in Net Assets:
Operations:
Net investment income                                $ 1,142      $ 2,335      $ 2,414     $  3,269     $ 2,076      $  4,071
Net realized gains/(losses) on investment
 transactions                                             74          806       (1,141)         514         283           303
Net change in unrealized appreciation/depreciation
 on investments                                          266        1,320        3,387        1,208       1,221         1,411
                                                     -------      -------      -------     --------     -------      --------
  Change in net assets resulting from operations       1,482        4,461        4,660        4,991       3,580         5,785
                                                     -------      -------      -------     --------     -------      --------
Distributions from net investment income:
  Institutional Shares                                  (227)        (266)        (287)      (3,126)     (1,997)       (4,003)
  Investment A Shares                                     --           NA           NA         (128)        (79)         (153)
  Investment B Shares                                     --           NA           NA           (3)         NA            NA
  Investment C Shares                                   (103)          (4)          NA           (7)         NA            NA
  Advisor Shares                                        (934)      (2,121)      (2,071)          NA          NA            NA
Distributions from net realized gains:
  Institutional Shares                                    --           --           --         (399)       (105)         (127)
  Investment A Shares                                     --           NA           NA          (18)         (4)           (5)
  Investment B Shares                                     --           NA           NA           --/\        NA            NA
  Investment C Shares                                     --           --           NA           --/\        NA            NA
  Advisor Shares                                          --           --           --           NA          NA            NA
                                                     -------      -------      -------     --------     -------      --------
Distributions from return of capital:
  Advisor Shares                                          --           (1)          --           NA          --            --
                                                     -------      -------      -------     --------     -------      --------
  Change in net assets from shareholder
   distributions                                      (1,264)      (2,392)      (2,358)      (3,681)     (2,185)       (4,288)
                                                     -------      -------      -------     --------     -------      --------
  Change in net assets from fund share
   transactions                                       11,659        1,233        6,835       15,578      (8,825)      (16,927)
                                                     -------      -------      -------     --------     -------      --------
  Change in net assets                                11,877        3,302        9,137       16,888      (7,430)      (15,430)
Net Assets:
Beginning of period                                   39,002       35,700       26,563       84,125      91,555       106,985
                                                     -------      -------      -------     --------     -------      --------
End of period                                        $50,879      $39,002      $35,700     $101,013     $84,125      $ 91,555
                                                     =======      =======      =======     ========     =======      ========
Accumulated Net Investment Income                    $  (123)     $    --      $    56     $     (1)    $    (2)     $      6
                                                     =======      =======      =======     ========     =======      ========

--------
(a) Reflects operations for the period from January 1, 2002 through July 31, 2002. The Fund changed its fiscal year end to July 31 from December 31.
(b) Reflects the period of operations from October 29, 2001 (date of commencement of operations) through December 31, 2001 for Investment C Shares.
(c) Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002 for Investment B and Investment C Shares.
(d) Reflects operations for the period from January 1, 2001 through July 31, 2001. The Fund changed its fiscal year end to July 31 from December 31.
(e) Reflects operations for the period from October 11, 2000 (date of commencement of operations) to July 31, 2001 for Investment B Shares.
(f) Reflects operations for the period from October 29, 2001 (date of commencement of operations) through July 31, 2002 for Investment B, Investment C and Advisor Shares.

      (See Notes which are an integral part of the Financial Statements)

                                                              Fifth Third Funds
                                Statements of Changes in Net Assets (continued)
                                                         (Amounts in thousands)

--------------------------------------------------------------------------------

   Ohio Municipal
      Bond Fund                Municipal Bond Fund                       Bond Fund
--------------------  ------------------------------------  -----------------------------------
Year ended Year ended Year ended  Period ended  Year ended  Year ended Period ended  Year ended
 July 31,   July 31,   July 31,     July 31,   December 31,  July 31,    July 31,   December 31,
   2002     2001 (e)   2002 (f)     2001 (d)       2000      2002 (f)    2001 (d)       2000
---------- ---------- ----------  ------------ ------------ ---------- ------------ ------------

$   7,063   $  7,329   $  4,749     $  3,150     $  6,213    $ 19,478    $  8,207     $ 20,337

    1,360        282      1,704       2, 263        1,706      (4,827)      5,465       (4,168)

    2,224      6,712        911         (738)       8,166       3,641       3,986       18,889
---------   --------   --------     --------     --------    --------    --------     --------
   10,647     14,323      7,364        4,675       16,085      18,292      17,658       35,058
---------   --------   --------     --------     --------    --------    --------     --------

   (6,146)    (6,750)    (4,670)      (3,122)      (6,140)    (20,689)     (9,804)     (19,703)
     (571)      (535)       (51)         (27)         (69)       (808)       (207)        (594)
      (57)        (6)        (4)          NA           NA        (176)         NA           NA
      (62)       (32)        (3)          NA           NA         (40)         NA           NA
       NA         NA         (1)          NA           NA          (7)         NA           NA

       --         --     (2,794)        (607)          --          --          --           --
       --         --        (24)          (5)          --          --          --           --
       --         --         --/\         NA           NA          --          NA           NA
       --         --         (1)          NA           NA          --          NA           NA
       NA         NA         --/\         NA           NA          --          NA           NA
---------   --------   --------     --------     --------    --------    --------     --------

       NA         --         --           --           --          --          --           --
---------   --------   --------     --------     --------    --------    --------     --------

  (6,836)     (7,323)    (7,548)      (3,761)      (6,209)    (21,720)    (10,011)     (20,297)
---------   --------   --------     --------     --------    --------    --------     --------

    7,028     (4,138)   (19,710)      (9,081)       1,181     147,844     (21,419)     (18,636)
---------   --------   --------     --------     --------    --------    --------     --------
   10,839      2,862    (19,894)      (8,167)      11,057     144,416     (13,772)      (3,875)

  183,732    180,870    126,496      134,663      123,606     287,984     301,756      305,631
---------   --------   --------     --------     --------    --------    --------     --------
 $194,571   $183,732   $106,602     $126,496     $134,663    $432,400    $287,984     $301,756
=========   ========   ========     ========     ========    ========    ========     ========
$      20   $      6   $     20     $     (3)    $      7    $     52    $ (1,767)    $     36
=========   ========   ========     ========     ========    ========    ========     ========

  Intermediate Municipal Bond Fund
----------------------------------
Year ended Period ended  Year ended
 July 31,    July 31,   December 31,
 2002 (c)    2001 (d)       2000
---------- ------------ ------------

 $ 11,841    $  6,227     $ 12,588

    4,215       4,088        2,030

    6,401        (293)       9,035
 --------    --------     --------
   22,457      10,022       23,653
 --------    --------     --------

  (11,522)     (5,843)     (12,516)
     (151)        (87)        (121)
       (2)         NA           NA
       (5)         NA           NA
       NA          NA           NA

   (5,020)       (498)         (10)
      (91)         (5)          --/\
       --          NA           NA
       --          NA           NA
       NA          NA           NA
 --------    --------     --------

       NA          --           --
 --------    --------     --------

  (16,791)     (6,433)     (12,647)
 --------    --------     --------

  102,863     (20,371)     (57,785)
 --------    --------     --------
  108,529     (16,782)     (46,779)

  243,133     259,915      306,694
 --------    --------     --------
 $351,662    $243,133     $259,915
 ========    ========     ========
 $     38    $    316     $     18
 ========    ========     ========


      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Statements of Changes in Net Assets (continued)
(Amounts in thousands)

--------------------------------------------------------------------------------


                                                 Intermediate Bond Fund                Short Term Bond Fund
                                          -----------------------------------  -----------------------------------
                                          Year ended Period ended  Year ended  Year ended Period ended  Year ended
                                           July 31,    July 31,   December 31,  July 31,    July 31,   December 31,
                                           2002 (a)    2001 (b)       2000        2002      2001 (b)       2000
                                          ---------- ------------ ------------ ---------- ------------ ------------
Change in Net Assets:
Operations:
Net investment income                      $ 36,132    $ 18,236    $  50,428    $ 10,825    $  5,463     $  9,831
Net realized gains/(losses) on investment
 transactions                                 2,628      10,523      (10,280)        633       2,044       (1,112)
Net change in unrealized appreciation/
 depreciation on investments                 12,097      12,960       31,271       1,767       2,990        4,115
                                           --------    --------    ---------    --------    --------     --------
  Change in net assets resulting from
   operations                                50,857      41,719       71,419      13,225      10,497       12,834
                                           --------    --------    ---------    --------    --------     --------
Distributions from net investment income:
  Institutional Shares                      (38,749)    (23,304)     (49,679)    (13,086)     (6,878)      (9,585)
  Investment A Shares                        (1,249)       (278)        (666)       (309)       (113)        (229)
  Investment B Shares                           (30)         NA           NA          NA          NA           NA
  Investment C Shares                           (16)         NA           NA          NA          NA           NA
  Advisor Shares                                 NA          NA           NA          NA          NA           NA
                                           --------    --------    ---------    --------    --------     --------
  Change in net assets from shareholder
   distributions                            (40,044)    (23,582)     (50,345)    (13,395)     (6,991)      (9,814)
                                           --------    --------    ---------    --------    --------     --------
  Change in net assets from fund share
   transactions                             152,145     (69,674)    (152,556)     87,287      59,982       (6,501)
                                           --------    --------    ---------    --------    --------     --------
  Change in net assets                      162,958     (51,537)    (131,482)     87,117      63,488       (3,481)
Net Assets:
Beginning of period                         672,038     723,575      855,057     236,784     173,296      176,777
                                           --------    --------    ---------    --------    --------     --------
End of period                              $834,996    $672,038    $ 723,575    $323,901    $236,784     $173,296
                                           ========    ========    =========    ========    ========     ========
Accumulated Net Investment Income          $    148    $ (5,274)   $      72    $     24    $      4     $     18
                                           ========    ========    =========    ========    ========     ========

                                             U.S. Government
                                                Bond Fund
                                          --------------------
                                          Year ended Year ended
                                           July 31,   July 31,
                                             2002       2001
                                          ---------- ----------
Change in Net Assets:
Operations:
Net investment income                      $ 2,342    $ 2,617
Net realized gains/(losses) on investment
 transactions                                1,382        386
Net change in unrealized appreciation/
 depreciation on investments                   492      2,231
                                           -------    -------
  Change in net assets resulting from
   operations                                4,216      5,234
                                           -------    -------
Distributions from net investment income:
  Institutional Shares                      (1,914)    (2,456)
  Investment A Shares                         (237)      (156)
  Investment B Shares                           NA         NA
  Investment C Shares                          (49)       (12)
  Advisor Shares                                NA         NA
                                           -------    -------
  Change in net assets from shareholder
   distributions                            (2,200)    (2,624)
                                           -------    -------
  Change in net assets from fund share
   transactions                              6,475      2,612
                                           -------    -------
  Change in net assets                       8,491      5,222
Net Assets:
Beginning of period                         53,377     48,155
                                           -------    -------
End of period                              $61,868    $53,377
                                           =======    =======
Accumulated Net Investment Income          $   119    $    11
                                           =======    =======

--------
(a)Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002 for Investment B and Investment C Shares.
(b)Reflects operations for the period from January 1, 2001 through July 31, 2001. The Fund changed its fiscal year end to July 31 from December 31.

      (See Notes which are an integral part of the Financial Statements)

                                                              Fifth Third Funds
                                                  Notes to Financial Statements
                                                                  July 31, 2002

--------------------------------------------------------------------------------


(1) Organization

The Fifth Third Funds (the "Trust") is registered under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company. At July 31, 2002, the Trust consisted of thirty separate investment portfolios.

The accompanying financial statements relate only to the following Funds (individually the "Fund" and collectively the "Funds"):

Portfolio Name*
---------------                                                                   -
Fifth Third Small Cap Growth Fund ("Small Cap Growth Fund")
Fifth Third Micro Cap Value Fund ("Micro Cap Value Fund")
Fifth Third Mid Cap Fund ("Mid Cap Fund")
Fifth Third Technology Fund ("Technology Fund")
Fifth Third Pinnacle Fund ("Pinnacle Fund")
Fifth Third Quality Growth Fund ("Quality Growth Fund")
Fifth Third Equity Index Fund ("Equity Index Fund")
Fifth Third Large Cap Core Fund ("Large Cap Core Fund")
Fifth Third Multi Cap Value Fund ("Multi Cap Value Fund")
Fifth Third Equity Income Fund ("Equity Income Fund")
Fifth Third Balanced Fund ("Balanced Fund")
Fifth Third International Equity Fund ("International Equity Fund")
Fifth Third International GDP Fund ("International GDP Fund")
Fifth Third Worldwide Fund ("Worldwide Fund")
Fifth Third Strategic Income Fund ("Strategic Income Fund")
Fifth Third Michigan Municipal Bond Fund ("Michigan Municipal Bond Fund")
Fifth Third Ohio Municipal Bond Fund ("Ohio Municipal Bond Fund")
Fifth Third Municipal Bond Fund ("Municipal Bond Fund")
Fifth Third Bond Fund ("Bond Fund")
Fifth Third Intermediate Municipal Bond Fund ("Intermediate Municipal Bond Fund")
Fifth Third Intermediate Bond Fund ("Intermediate Bond Fund")
Fifth Third Short Term Bond Fund ("Short Term Bond Fund")
Fifth Third U.S. Government Bond Fund ("U.S. Government Bond Fund")

--------
* Refer to footnote (2) Reorganizations, for former Fund names. The Large Cap Core Fund, the Ohio Municipal Bond Fund and the U.S. Government Bond Fund changed their names from the Large Cap Value Fund, Ohio Tax Free Bond Fund and the U.S. Government Securities Fund, respectively.

The Short Term Bond Fund offers two classes of shares: Institutional and Investment A Shares. The U.S. Government Bond Fund offers three classes of shares: Institutional, Investment A Shares and Investment C Shares. The Worldwide Fund and the Strategic Income Fund offer three classes of shares:
Institutional, Investment C Shares and Advisor Shares. The Pinnacle Fund, Large Cap Core Fund, Equity Income Fund, International Equity Fund, International GDP Fund, Michigan Municipal Bond Fund, Ohio Municipal Bond Fund, Intermediate Municipal Bond Fund and Intermediate Bond Fund offer four classes of shares:
Institutional, Investment A Shares, Investment B Shares and Investment C Shares. The remainder of the Funds each offer five classes of shares:
Institutional, Investment A Shares, Investment B Shares, Investment C Shares and Advisor Shares. The Investment A Shares are subject to initial sales charges imposed at the time of purchase, in accordance with the Funds' prospectus. Certain redemptions of Investment B Shares made within six years of purchase and certain redemptions of Investment C Shares made within one year of purchase are subject to contingent deferred sales charges in accordance with the Funds' prospectus. Each class of shares for each Fund has identical rights and privileges except with respect to administrative services fees paid by Investment C Shares, distribution fees paid by Investment A

Fifth Third Funds
Notes to Financial Statements (continued)
July 31, 2002

--------------------------------------------------------------------------------

Shares, Investment B Shares, Investment C Shares and Advisor Shares, voting rights on matters affecting a single class of shares, and the exchange privileges of each class of shares.

(2) Reorganizations

On July 29, 2002, the net assets of the Large Cap Growth Fund were exchanged for shares of the Large Cap Core Fund. This exchange qualified as a tax-free exchange for federal income tax purposes. The following is a summary of shares outstanding, net assets, net asset value per share and unrealized appreciation (depreciation) immediately before and after the exchange (Amounts in thousands except per share amounts):

                                         Institutional Shares   Investment A Shares
                                        ---------------------- ---------------------
                                                         Net                   Net
                                                 Net    Asset          Net    Asset
                                        Shares  Assets  Value  Shares Assets  Value
                                        ------ -------- ------ ------ ------- ------
Fifth Third Large Cap Growth Fund (a)   25,069 $153,140 $ 6.11   112  $   682 $ 6.09
Fifth Third Large Cap Core Fund (a)     31,964  333,618  10.44 2,044   21,079  10.31
                                        ------ -------- ------ -----  ------- ------
Fifth Third Large Cap Core Fund (b) (c) 46,636 $486,758 $10.44 2,110  $21,761 $10.31

                                         Investment B Shares    Investment C Shares
                                        ---------------------- ---------------------
                                                         Net                   Net     Unrealized
                                                 Net    Asset          Net    Asset   Appreciation
                                        Shares  Assets  Value  Shares Assets  Value  (Depreciation)
                                        ------ -------- ------ ------ ------- ------ --------------
Fifth Third Large Cap Growth Fund (a)       21 $    125 $ 6.08     2  $    15 $ 6.08    $(71,436)
Fifth Third Large Cap Core Fund (a)         19      201  10.38    --^       4  10.39      43,380
                                        ------ -------- ------ -----  ------- ------    --------
Fifth Third Large Cap Core Fund (b) (c)     31 $    326 $10.38     2  $    19 $10.39    $(28,056)

--------
(a) Before reorganization.
(b) After reorganization.
(c) The Fifth Third Large Cap Core Fund retained its investment objective and financial history after the reorganization.
^  Amount is less than $500.

The Trust entered into an Agreement and Plan of Reorganization (the "Reorganization") with the Kent Funds pursuant to which all of the assets and liabilities of each Kent Fund transferred to a corresponding Fifth Third Fund in exchange for shares of the Fifth Third Fund. Each Kent Fund listed below transferred all of its assets and liabilities to the corresponding Fifth Third Fund identified opposite its name in exchange for shares of such Fifth Third
Fund:

 Kent Funds                        Fifth Third Funds
 ----------                        -----------------
 Kent Small Company Growth Fund    Fifth Third Small Cap Growth Fund
 Kent Large Company Growth Fund    Fifth Third Large Cap Growth Fund
 Kent Index Equity Fund            Fifth Third Equity Index Fund
 Kent Growth and Income Fund       Fifth Third Large Cap Value Fund
 Kent International Growth Fund    Fifth Third International GDP Fund
 Kent Michigan Municipal Bond Fund Fifth Third Michigan Municipal Bond Fund
 Kent Tax-Free Income Fund         Fifth Third Municipal Bond Fund
 Kent Income Fund                  Fifth Third Bond Fund
 Kent Intermediate Tax-Free Fund   Fifth Third Intermediate Municipal Bond Fund
 Kent Intermediate Bond Fund       Fifth Third Intermediate Bond Fund
 Kent Short Term Bond Fund         Fifth Third Short Term Bond Fund

                                                              Fifth Third Funds
                                      Notes to Financial Statements (continued)
                                                                  July 31, 2002

--------------------------------------------------------------------------------

The reorganization, which qualified as a tax-free exchange for federal income tax purposes, was completed on October 29, 2001 and was approved by shareholders of the Kent Funds at the Special Meeting of Shareholders held on July 27, 2001. The following is a summary of shares outstanding, net assets, net asset value per share and unrealized appreciation (depreciation) immediately before and after the reorganization (Amounts in thousands except per share amounts):

                                                      Institutional Shares   Investment A Shares
                                                     ---------------------- ---------------------
                                                                      Net                   Net
                                                              Net    Asset          Net    Asset
                                                     Shares  Assets  Value  Shares Assets  Value
                                                     ------ -------- ------ ------ ------- ------
Kent Small Company Growth Fund (a)                   40,353 $667,602 $16.54 1,258  $20,603 $16.37
Fifth Third Small Cap Growth Fund (a)                    --       --     --    --       --     --
                                                     ------ -------- ------ -----  ------- ------
Fifth Third Small Cap Growth Fund (b)                40,353 $667,602 $16.54 1,258  $20,603 $16.37
Kent Large Company Growth Fund (a)                   28,513 $233,039 $ 8.17    69  $   566 $ 8.16
Fifth Third Large Cap Growth Fund (a)                    --       --     --    --       --     --
                                                     ------ -------- ------ -----  ------- ------
Fifth Third Large Cap Growth Fund (b)                28,513 $233,039 $ 8.17    69  $   566 $ 8.16
Kent Index Equity Fund (a)                           36,265 $764,067 $21.07 1,449  $30,493 $21.05
Fifth Third Equity Index Fund (a)                        --       --     --    --       --     --
                                                     ------ -------- ------ -----  ------- ------
Fifth Third Equity Index Fund (b)                    36,265 $764,067 $21.07 1,449  $30,493 $21.05
Kent Growth and Income Fund (a)                      36,397 $504,567 $13.86 2,491  $34,185 $13.72
Fifth Third Large Cap Value Fund (a)                     --       --     --    --       --     --
                                                     ------ -------- ------ -----  ------- ------
Fifth Third Large Cap Value Fund (b)                 36,397 $504,567 $13.86 2,491  $34,185 $13.72
Kent International Growth Fund (a)                   34,836 $409,806 $11.76 1,404  $16,236 $11.56
Fifth Third International GDP Fund (a)                   --       --     --    --       --     --
                                                     ------ -------- ------ -----  ------- ------
Fifth Third International GDP Fund (b)               34,836 $409,806 $11.76 1,404  $16,236 $11.56
Kent Michigan Municipal Bond Fund (a)                 7,764 $ 80,361 $10.35   352  $ 3,640 $10.34
Fifth Third Michigan Municipal Bond Fund (a)             --       --     --    --       --     --
                                                     ------ -------- ------ -----  ------- ------
Fifth Third Michigan Municipal Bond Fund (b)          7,764 $ 80,361 $10.35   352  $ 3,640 $10.34
Kent Tax-Free Income Fund (a)                        10,976 $119,359 $10.87    96  $ 1,048 $10.91
Fifth Third Municipal Bond Fund (a)                      --       --     --    --       --     --
                                                     ------ -------- ------ -----  ------- ------
Fifth Third Municipal Bond Fund (b)                  10,976 $119,359 $10.87    96  $ 1,048 $10.91
Kent Income Fund (a)                                 25,911 $262,519 $10.13   588  $ 5,945 $10.12
Fifth Third Quality Bond Fund (a)                    21,126  207,400   9.82 1,322   12,985   9.82
                                                     ------ -------- ------ -----  ------- ------
Fifth Third Bond Fund (b) (c)                        46,383 $469,919 $10.13 1,871  $18,930 $10.12
Kent Intermediate Tax-Free Fund (a)                  21,761 $232,179 $10.67   392  $ 4,189 $10.67
Fifth Third Municipal Bond Fund (a)                  11,841  142,421  12.03    90    1,089  12.05
                                                     ------ -------- ------ -----  ------- ------
Fifth Third Intermediate Municipal Bond Fund (b) (d) 35,110 $374,600 $10.67   495  $ 5,278 $10.67
Kent Intermediate Bond Fund (a)                      61,127 $616,303 $10.08   843  $ 8,520 $10.11
Fifth Third Bond Fund For Income (a)                 15,716  189,868  12.08 2,026   24,462  12.07
                                                     ------ -------- ------ -----  ------- ------
Fifth Third Intermediate Bond Fund (b) (e)           79,959 $806,171 $10.08 3,263  $32,982 $10.11
Kent Short Term Bond Fund (a)                        25,177 $250,273 $ 9.94   343  $ 3,409 $ 9.93
Fifth Third Short Term Bond Fund (a)                     --       --     --    --       --     --
                                                     ------ -------- ------ -----  ------- ------
Fifth Third Short Term Bond Fund (b)                 25,177 $250,273 $ 9.94   343  $ 3,409 $ 9.93

--------
(a) Before reorganization.
(b) After reorganization.
(c) The Fifth Third Bond Fund retained the investment objective and financial history of the Kent Income Fund after the reorganization.
(d) The Fifth Third Intermediate Municipal Bond Fund retained the investment objective and financial history of the Kent Intermediate Tax-Free Fund after the reorganization.
(e) The Fifth Third Intermediate Bond Fund retained the investment objective and financial history of the Kent Intermediate Bond Fund after the reorganization.

Fifth Third Funds
Notes to Financial Statements (continued)
July 31, 2002

--------------------------------------------------------------------------------



                                                     Investment B Shares  Investment C Shares
                                                     -------------------- --------------------
                                                                    Net                  Net     Unrealized
                                                             Net   Asset          Net   Asset   Appreciation
                                                     Shares Assets Value  Shares Assets Value  (Depreciation)
                                                     ------ ------ ------ ------ ------ ------ --------------
Kent Small Company Growth Fund (a)                     NA       NA     NA   NA       NA     NA    $151,139
Fifth Third Small Cap Growth Fund (a)                  NA       NA     NA   NA       NA     NA          --
                                                      ---   ------ ------  ---   ------ ------   ---------
Fifth Third Small Cap Growth Fund (b)                  NA       NA     NA   NA       NA     NA    $151,139
Kent Large Company Growth Fund (a)                     NA       NA     NA   NA       NA     NA   ($ 34,299)
Fifth Third Large Cap Growth Fund (a)                  NA       NA     NA   NA       NA     NA          --
                                                      ---   ------ ------  ---   ------ ------   ---------
Fifth Third Large Cap Growth Fund (b)                  NA       NA     NA   NA       NA     NA   ($ 34,299)
Kent Index Equity Fund (a)                             NA       NA     NA   NA       NA     NA    $248,880
Fifth Third Equity Index Fund (a)                      NA       NA     NA   NA       NA     NA          --
                                                      ---   ------ ------  ---   ------ ------   ---------
Fifth Third Equity Index Fund (b)                      NA       NA     NA   NA       NA     NA    $248,880
Kent Growth and Income Fund (a)                        NA       NA     NA   NA       NA     NA    $150,407
Fifth Third Large Cap Value Fund (a)                   NA       NA     NA   NA       NA     NA          --
                                                      ---   ------ ------  ---   ------ ------   ---------
Fifth Third Large Cap Value Fund (b)                   NA       NA     NA   NA       NA     NA    $150,407
Kent International Growth Fund (a)                     NA       NA     NA   NA       NA     NA   ($ 59,023)
Fifth Third International GDP Fund (a)                 NA       NA     NA   NA       NA     NA          --
                                                      ---   ------ ------  ---   ------ ------   ---------
Fifth Third International GDP Fund (b)                 NA       NA     NA   NA       NA     NA   ($ 59,023)
Kent Michigan Municipal Bond Fund (a)                  NA       NA     NA   NA       NA     NA    $  3,315
Fifth Third Michigan Municipal Bond Fund (a)           NA       NA     NA   NA       NA     NA          --
                                                      ---   ------ ------  ---   ------ ------   ---------
Fifth Third Michigan Municipal Bond Fund (b)           NA       NA     NA   NA       NA     NA    $  3,315
Kent Tax-Free Income Fund (a)                          NA       NA     NA   NA       NA     NA    $  8,385
Fifth Third Municipal Bond Fund (a)                    NA       NA     NA   NA       NA     NA          --
                                                      ---   ------ ------  ---   ------ ------   ---------
Fifth Third Municipal Bond Fund (b)                    NA       NA     NA   NA       NA     NA    $  8,385
Kent Income Fund (a)                                   NA       NA     NA   NA       NA     NA    $ 12,213
Fifth Third Quality Bond Fund (a)                     381    3,735   9.81  138    1,357   9.80       2,285
                                                      ---   ------ ------  ---   ------ ------   ---------
Fifth Third Bond Fund (b) (c)                         369   $3,735 $10.13  134   $1,357 $10.13    $ 14,498
Kent Intermediate Tax-Free Fund (a)                    NA       NA     NA   NA       NA     NA    $ 14,573
Fifth Third Municipal Bond Fund (a)                    NA       NA     NA    5       57  12.05       4,117
                                                      ---   ------ ------  ---   ------ ------   ---------
Fifth Third Intermediate Municipal Bond Fund (b) (d)   NA       NA     NA    5   $   51 $10.67    $ 18,690
Kent Intermediate Bond Fund (a)                        NA       NA     NA   NA       NA     NA    $ 22,929
Fifth Third Bond Fund For Income (a)                   NA       NA     NA   32      386  12.05       6,813
                                                      ---   ------ ------  ---   ------ ------   ---------
Fifth Third Intermediate Bond Fund (b) (e)             NA       NA     NA   32   $  323 $10.08    $ 29,742
Kent Short Term Bond Fund (a)                          NA       NA     NA   NA       NA     NA    $  6,775
Fifth Third Short Term Bond Fund (a)                   NA       NA     NA   NA       NA     NA          --
                                                      ---   ------ ------  ---   ------ ------   ---------
Fifth Third Short Term Bond Fund (b)                   NA       NA     NA   NA       NA     NA    $  6,775

--------
(a) Before reorganization.
(b) After reorganization.
(c) The Fifth Third Bond Fund retained the investment objective and financial history of the Kent Income Fund after the reorganization.
(d) The Fifth Third Intermediate Municipal Bond Fund retained the investment objective and financial history of the Kent Intermediate Tax-Free Fund after the reorganization.
(e) The Fifth Third Intermediate Bond Fund retained the investment objective and financial history of the Kent Intermediate Bond Fund after the reorganization.

The Fifth Third/Maxus Funds entered into an Agreement and Plan of Reorganization with the Trust pursuant to which all the assets and liabilities of each Fifth Third/Maxus Fund transferred to a corresponding Fifth Third Fund in exchange for shares of the Fifth Third Fund. Each Fifth Third/Maxus Fund listed below transferred all of its assets and liabilities to the corresponding Fifth Third Fund identified opposite its name in exchange for shares of such Fifth Third Fund.

                                                              Fifth Third Funds
                                      Notes to Financial Statements (continued)
                                                                  July 31, 2002

--------------------------------------------------------------------------------


   Fifth Third/Maxus Funds                 Fifth Third Funds
   -----------------------                 -----------------
   Fifth Third/Maxus Aggressive Value Fund Fifth Third Micro Cap Value Fund
   Fifth Third/Maxus Equity Fund           Fifth Third Multi Cap Value Fund
   Fifth Third/Maxus Laureate Fund         Fifth Third Worldwide Fund
   Fifth Third/Maxus Income Fund           Fifth Third Strategic Income Fund

The reorganization, which qualified as a tax-free exchange for federal income tax purposes, was completed on August 13, 2001 for the Micro Cap Value Fund, Multi Cap Value Fund and Worldwide Fund. The reorganization of the Strategic Income Fund, which also qualified as a tax-free exchange for federal income tax purposes, was completed on October 22, 2001. The following is a summary of shares outstanding, net assets, net asset value per share and unrealized appreciation immediately before and after the respective reorganizations. (Amounts in thousands except per share amounts):

                                            Institutional Shares     Advisor Shares
                                            --------------------- ---------------------
                                                            Net                   Net
                                                    Net    Asset          Net    Asset   Unrealized
                                            Shares Assets  Value  Shares Assets  Value  Appreciation
                                            ------ ------- ------ ------ ------- ------ ------------
Fifth Third/Maxus Aggressive Value Fund (a) 1,742  $10,424 $ 5.98 3,158  $18,731 $ 5.93    $2,041
Fifth Third Micro Cap Value Fund (a)           --       --     --    --       --     --        --
                                            -----  ------- ------ -----  ------- ------    ------
Fifth Third Micro Cap Value Fund (b)        1,742  $10,424 $ 5.98 3,158  $18,731 $ 5.93    $2,041
Fifth Third/Maxus Equity Fund (a)             338  $ 6,601 $19.51 2,398  $46,614 $19.44    $9,368
Fifth Third Multi Cap Value Fund (a)           --       --     --    --       --     --        --
                                            -----  ------- ------ -----  ------- ------    ------
Fifth Third Multi Cap Value Fund (b)          338  $ 6,601 $19.51 2,398  $46,614 $19.44    $9,368
Fifth Third/Maxus Laureate Fund (a)            81  $   975 $12.08 1,911  $22,821 $11.94    $  713
Fifth Third Worldwide Fund (a)                 --       --     --    --       --     --        --
                                            -----  ------- ------ -----  ------- ------    ------
Fifth Third Worldwide Fund (b)                 81  $   975 $12.08 1,911  $22,821 $11.94    $  713
Fifth Third/Maxus Income Fund (a)             414  $ 4,392 $10.61 3,149  $33,339 $10.59    $1,797
Fifth Third Strategic Income Fund (a)          --       --     --    --       --     --        --
                                            -----  ------- ------ -----  ------- ------    ------
Fifth Third Strategic Income Fund (b)         414  $ 4,392 $10.61 3,149  $33,339 $10.59    $1,797

--------
(a) Before reorganization.
(b) After reorganization.

On October 27, 2000, the net assets of the Cardinal Fund were exchanged for shares of the Quality Growth Fund. This exchange qualified as a tax-free exchange for federal income tax purposes. The following is a summary of shares outstanding, net assets, net asset value per share and unrealized appreciation immediately before and after the exchange (Amounts in thousands except per share amounts):

                                      Institutional Shares     Investment A Shares
                                    ------------------------ ------------------------
                                                       Net                      Net
                                                      Asset                    Asset
                                    Shares Net Assets Value  Shares Net Assets Value
                                    ------ ---------- ------ ------ ---------- ------
Fifth Third Cardinal Fund (a)          220  $  3,279  $14.93 13,509  $198,732  $14.71
Fifth Third Quality Growth Fund (a) 35,882   775,854   21.62  9,502   204,220   21.49
                                    ------  --------  ------ ------  --------  ------
Fifth Third Quality Growth Fund (b) 36,034  $779,133  $21.62 18,750  $402,952  $21.49

                                      Investment B Shares      Investment C Shares
                                    ------------------------ ------------------------
                                                       Net                      Net
                                                      Asset                    Asset   Unrealized
                                    Shares Net Assets Value  Shares Net Assets Value  Appreciation
                                    ------ ---------- ------ ------ ---------- ------ ------------
Fifth Third Cardinal Fund (a)           --  $     --  $   --     71  $  1,017  $14.39   $131,196
Fifth Third Quality Growth Fund (a)     48     1,028   21.49    616    12,929   20.97    228,790
                                    ------  --------  ------ ------  --------  ------   --------
Fifth Third Quality Growth Fund (b)     48  $  1,028  $21.49    665  $ 13,946  $20.97   $359,986

--------
(a) Before reorganization.
(b) After reorganization.

Fifth Third Funds
Notes to Financial Statements (continued)
July 31, 2002

--------------------------------------------------------------------------------


(3) Significant Accounting Policies

The following is a summary of significant accounting policies consistently followed by the Funds in the preparation of their financial statements. These policies are in conformity with accounting principles generally accepted in the United States. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as, the reported amounts of increases and decreases in net assets from operations during the period. Actual results could differ from those estimates.

A. Securities Valuations--Listed securities are valued at the last sales price on the principal exchange where such securities are traded. Listed securities for which last sales prices are not available are valued at the mean of the latest bid and asked price in the principal market where such securities are traded. Unlisted securities are valued at the mean of their latest bid and ask price. Corporate debt securities and debt securities of U.S. issuers (other than short-term investments maturing in 60 days or less), including municipal securities, are valued on the basis of valuations provided by dealers or by an independent pricing service approved by the Board of Trustees. Short-term investments maturing in 60 days or less are valued at either amortized cost, which approximates market value or at original cost, which combined with accrued interest approximates market value. Investments in other open-end investment companies are valued at net asset value. Investments for which there are no such quotations, or quotations which appear suspect, are valued at fair value as determined in good faith by the Pricing Committee under the direction of the Board of Trustees.

B. Repurchase Agreements--The Funds will only enter into repurchase agreements with banks and other recognized financial institutions, such as broker/dealers, which are deemed by the Advisor to be creditworthy pursuant to guidelines and/or standards reviewed or established by the Board of Trustees. It is the policy of the Funds to require the custodian or sub-custodian bank to take possession, to have legally segregated in the Federal Reserve Book Entry System, or to have segregated within the custodian bank's vault, all securities held as collateral under repurchase agreement transactions. Additionally, procedures have been established by the Funds to monitor, on a daily basis, the market value of each repurchase agreement's collateral to ensure that the value of collateral at least equals the repurchase price to be paid under the repurchase agreement transaction. Risks may arise from the potential inability of counterparties to honor the terms of the repurchase agreement. Accordingly, the Funds could receive less than the repurchase price on the sale of collateral securities.

C. Securities Transactions and Related Income--Securities transactions are accounted for on the date the security is purchased or sold (trade date). Interest income is recognized on the accrual basis and includes, where applicable, the pro rata amortization of premium or accretion of discount. Dividend income is recorded on the ex-dividend date. Gains or losses realized on sales of securities are determined by comparing the identified cost of the security lot sold with the net sales proceeds. Withholding taxes on foreign dividends have been provided for in accordance with the applicable country's tax rules and rates.

D. Foreign Currency Translation--The Trust does not isolate that portion of the results of operations resulting from changes in foreign exchange rates on investments from the fluctuations arising from changes in the market prices of securities held. Such fluctuations are included with the net realized and unrealized gains or losses from investments.

Realized foreign exchange gains or losses arise from sales and maturities of securities, sales of foreign currencies, currency exchange fluctuations between the trade and settlement dates of securities transactions, and the difference between the amount of assets and liabilities recorded and the U.S. dollar equivalent of the amounts actually received or paid. Net unrealized foreign exchange gains and losses arise from changes in the fair value of assets and liabilities, including investments in securities, resulting from changes in the currency exchange rates.

                                                              Fifth Third Funds
                                      Notes to Financial Statements (continued)
                                                                  July 31, 2002

--------------------------------------------------------------------------------


E. Forward Currency Contracts--The International Equity Fund, the International GDP Fund and the Worldwide Fund may enter into a forward currency contract ("forward"), which is an agreement between two parties to buy and sell a currency at a set price on a future date. The market value of the forward fluctuates with changes in currency exchange rates. The forward is marked-to-market daily and the change in market value is recorded by a Fund as unrealized appreciation or depreciation. When the forward is closed, the Fund records a realized gain or loss equal to the difference between the value at the time it was opened and the value at the time it was closed. A Fund could be exposed to risk if a counterparty is unable to meet the terms of a forward or if the value of the currency changes unfavorably.

F. Foreign Currency Commitments--The International Equity Fund, the International GDP Fund and the Worldwide Fund may enter into foreign currency commitments for the delayed delivery of securities of foreign currency exchange transactions. Risks may arise upon entering into these transactions from the potential inability of counterparties to meet the terms of their commitments and from unanticipated movements in security prices or foreign exchange rates. The foreign currency transactions are adjusted by the daily exchange rate of the underlying currency and any gains or losses are recorded for financial statement purposes as unrealized until the settlement date.

G. Futures Contracts--The Funds, with the exception of the Micro Cap Value, the Multi Cap Value and the Strategic Income Fund, may enter into futures contracts for the delayed delivery of securities at a fixed price at some future date or for the change in the value of a specified financial index over a predetermined time period. Cash or securities are deposited with brokers in order to maintain a position. Subsequent payments made or received by the Fund based on the daily change in the market value of the position are recorded as unrealized appreciation or depreciation until the contract is closed out, at which time the gain or loss is realized.

The use of futures contracts involves, to varying degrees, elements of market risk. Risks arise from the possible imperfect correlation in movements in the price of futures contracts, interest rates and the underlying hedged assets, and the possible inability of counterparties to meet the terms of their contracts. However, the Fund's activities in futures contracts are conducted through regulated exchanges which minimize counterparty credit risks.

H. Option Contracts--The Funds, with the exception of the Micro Cap Value Fund, the Multi Cap Value Fund and the Strategic Income Fund, may write or purchase option contracts. These transactions are to hedge against changes in interest rates, security prices, currency fluctuations, and other market developments, or for the purposes of earning additional income (i.e. speculation).

The risk associated with purchasing an option is that the Fund pays a premium whether or not the option is exercised. Additionally, the Funds bear the risk of loss of premium and change in market value should the counterparty not perform under the contract. Put and call options purchased are accounted for in the same manner as other securities owned. The cost of securities acquired through the exercise of call options is increased by the premiums paid. The proceeds from securities sold through the exercise of put options are decreased by premiums paid.

In writing an option, the Funds contract with a specified counterparty to purchase (written put option) or sell (written call option) a specified quantity (notional amount) of an underlying asset at a specified price during a specified period upon demand of the counterparty. The risk associated with writing an option is that the Funds bear the market risk of an unfavorable change in the price of an underlying asset, and may be required to buy or sell an underlying asset under the contractual terms of the option at a price different from the current market value. Written options involve financial risk which may exceed amounts reflected in the accompanying financial statements.

Fifth Third Funds
Notes to Financial Statements (continued)
July 31, 2002

--------------------------------------------------------------------------------


The table below reflects the Mid Cap Fund, Technology Fund, and Balanced Fund's activities in written options, all of which were for purposes of earning additional income during the period. No other Funds engaged in written option contracts during the year ended July 31, 2002.

Option Activities for the year ended July 31, 2002:

                                    Balance at Options Options Balance at
                                    7/31/2001  written expired 7/31/2002
                                    ---------- ------- ------- ----------
Number of Contracts
Mid Cap Fund                            356       --     (356)     --
Technology Fund                          --      170     (170)     --
Balanced Fund                           138       --     (138)     --

Premiums ($000)
Mid Cap Fund                           $100      $--    $(100)    $--
Technology Fund                          --       46      (46)     --
Balanced Fund                            39       --      (39)     --

I. When-Issued and Delayed Delivery Transactions--The Funds may engage in when-issued or delayed delivery transactions. The Funds record when-issued securities on the trade date and maintain security positions such that sufficient liquid assets will be available to make payment for the securities purchased. Securities purchased on a when-issued or delayed delivery basis are valued daily and begin earning interest on the settlement date.

J. Lending Portfolio Securities--To generate additional income, the Funds may lend up to one-third of securities in which they are invested pursuant to agreements requiring that the loan be continuously secured by cash, U.S. Government or U.S. Government Agency securities, shares of an investment trust or mutual fund, or any combination of cash and such securities as collateral equal at all times to at least 100% of the prior day's market value plus accrued interest on the securities loaned. The Funds continue to earn interest and dividends on securities loaned while simultaneously seeking to earn interest on the investment of collateral.

When cash is received as collateral for securities loaned, the Funds may invest such cash in short-term U.S. Government securities, repurchase agreements, or other short-term corporate securities. The cash or subsequent short-term investments are recorded as assets of the Funds, offset by a corresponding liability to repay the cash at the termination of the loan. Fixed income securities received as collateral are not recorded as an asset or liability of the Fund because the Fund does not have effective control of such securities.

                                                              Fifth Third Funds
                                      Notes to Financial Statements (continued)
                                                                  July 31, 2002

--------------------------------------------------------------------------------


There may be risks of delay in recovery of the securities or even loss of rights in the collateral should the borrower of the securities fail financially. However, loans will be made only to borrowers deemed by the Advisor to be of good standing and creditworthy under guidelines established by the Board of Trustees and when, in the judgment of the Advisor, the consideration which can be earned currently from such securities loans justifies the attendant risks. Loans are subject to termination by the Funds or the borrower at any time, and are, therefore, not considered to be illiquid investments. As of July 31, 2002, the following Funds had securities on loan with the following market values and collateral amounts (Amounts in thousands):

                                                    Market Value of   Average
                                    Market Value of     Loaned         Loan
                                      Collateral      Securities    Outstanding
                                    --------------- --------------- -----------
Small Cap Growth Fund                  $ 57,519        $ 55,045      $ 39,259
Mid Cap Fund                             41,393          40,156        11,738
Equity Index Fund                        14,896          13,829         5,058
Large Cap Core Fund                       6,234           5,734         1,976
Balanced Fund                            21,519          20,915        15,184
Bond Fund                                28,204          27,561        40,760
Intermediate Bond Fund                  139,511         136,068       110,792

At July 31, 2002, each Fund's loaned securities were fully collateralized by cash, which was reinvested in repurchase agreements.

K. Expenses--Expenses directly attributable to a Fund are charged to the Fund, while expenses which are attributable to more than one series of the Trust are allocated among the respective series based upon relative net assets or another appropriate basis. In addition, investors in a certain Share class will pay the expenses directly attributable to that Share class.

L. Dividends to Shareholders--Dividends, if any, from net investment income are declared and paid monthly for the Quality Growth Fund, Equity Income Fund, Strategic Income Fund, Michigan Municipal Bond Fund, Ohio Municipal Bond Fund, Municipal Bond Fund, Bond Fund, Intermediate Municipal Bond Fund, Intermediate Bond Fund, Short Term Bond Fund and U.S. Government Bond Fund. Dividends, if any, from net investment income are declared and paid quarterly for the Micro Cap Value Fund, Mid Cap Fund, Technology Fund, Pinnacle Fund, Equity Index Fund, Large Cap Core Fund, Multi Cap Value Fund, and Balanced Fund. Dividends, if any, from net investment income are declared and paid annually for the Small Cap Growth Fund, International Equity Fund, International GDP Fund, and Worldwide Fund. Distributable net realized gains, if any, are declared and distributed at least annually. Dividends to shareholders are recorded on the ex-dividend date.

Dividends from net investment income and from net realized capital gains are determined in accordance with income tax regulations, which may differ from generally accepted accounting principles. These differences are primarily due to differing treatments for mortgage-backed securities, amortization and/or accretion of securities, foreign currency transactions, expiring capital loss carryforwards and deferrals of certain losses.

These "book/tax" differences are either considered temporary or permanent in nature. To the extent these differences are permanent in nature, such amounts are reclassified within the composition of net assets based on their federal tax-basis treatment; temporary differences do not require reclassifications. To the extent they exceed net investment income and net realized gains for tax purposes, they are reported as distribution of capital.

M. Federal Taxes--It is the policy of each Fund to qualify or continue to qualify as a regulated investment company by complying with the provisions available to certain investment companies, as defined in applicable sections of the Internal Revenue Code, and to make distributions of net investment income and net realized capital gain sufficient to relieve it from all, or substantially all, federal income taxes.

Fifth Third Funds
Notes to Financial Statements (continued)
July 31, 2002

--------------------------------------------------------------------------------


The tax character of distributions paid during the fiscal year ended July 31, 2002 was as follows (Amounts in thousands):

                                 Distributions paid from
                                 ----------------------
                                                Net                                      Total
                                 Ordinary    Long Term   Total Taxable  Tax Exempt   Distributions
                                  Income   Capital Gains Distributions Distributions     Paid
                                 --------  ------------- ------------- ------------- -------------
Small Cap Growth Fund            $    --      $22,402       $22,402       $    --       $22,402
Micro Cap Value Fund                  --           --            --            --            --
Mid Cap Fund                         197        9,828        10,025            --        10,025
Technology Fund                       --           --            --            --            --
Pinnacle Fund                         --           --            --            --            --
Quality Growth Fund                   --       35,961        35,961            --        35,961
Equity Index Fund                  8,176           --         8,176            --         8,176
Large Cap Core Fund                3,027       11,389        14,416            --        14,416
Multi Cap Value Fund                  --           --            --            --            --
Equity Income Fund                   838        4,554         5,392            --         5,392
Balanced Fund                      3,993        4,980         8,973            --         8,973
International Equity Fund          1,952           --         1,952            --         1,952
International GDP Fund             2,498       16,421        18,919            --        18,919
Worldwide Fund                        --           --            --            --            --
Strategic Income Fund              1,093           --         1,093            --         1,093
Michigan Municipal Bond Fund         195          222           417         3,264         3,681
Ohio Municipal Bond Fund               6           --             6         6,830         6,836
Municipal Bond Fund                1,220        1,609         2,829         4,719         7,548
Bond Fund                         20,652           --        20,652            --        20,652
Intermediate Municipal Bond Fund       6           --             6        10,633        10,639
Intermediate Bond Fund            34,051           --        34,051            --        34,051
Short Term Bond Fund              13,395           --        13,395            --        13,395
U.S. Government Bond Fund          2,200           --         2,200            --         2,200

                                                              Fifth Third Funds
                                      Notes to Financial Statements (continued)
                                                                  July 31, 2002

--------------------------------------------------------------------------------


As of July 31, 2002, the components of accumulated earnings/(deficit) on tax basis was as follows (Amounts in thousands):

                                                                                                                         Total
                     Undistributed Undistributed Undistributed                           Accumulated    Unrealized    Accumulated
                      Tax Exempt     Ordinary      Long-Term   Accumulated Distributions Capital and   Appreciation/   Earnings/
                        Income        Income     Capital Gains  Earnings      Payable    Other Losses (Depreciation)*  (Deficit)
                     ------------- ------------- ------------- ----------- ------------- ------------ --------------- -----------
Small Cap Growth
 Fund                     $--         $   --        $   --       $   --        $  --      $  (3,545)     $ 57,907      $  54,362
Micro Cap Value Fund       --             --           567          567           --             --        (2,875)        (2,308)
Mid Cap Fund               --             --            --           --           --        (33,111)      (37,265)       (70,376)
Technology Fund            --             --            --           --           --        (47,233)      (15,484)       (62,717)
Pinnacle Fund              --             --            --           --           --        (15,198)       (3,472)       (18,670)
Quality Growth Fund        --             --            --           --           --       (150,505)      (20,255)      (170,760)
Equity Index Fund          --            611            --          611           --        (49,434)      138,791         89,968
Large Cap Core Fund        --            114            --          114           --        (71,795)       18,006        (53,675)
Multi Cap Value Fund       --             --            --           --           --         (3,037)       (6,547)        (9,584)
Equity Income Fund         --             26            --           26           --           (315)       13,947         13,658
Balanced Fund              --            430            --          430           --        (57,903)      (19,900)       (77,373)
International
 Equity Fund               --             --            --           --           --        (15,964)      (39,437)       (55,401)
International GDP
 Fund                      --          1,693            --        1,693           --        (36,868)      (67,585)      (102,760)
Worldwide Fund             --             --            --           --           --        (11,486)       (1,530)       (13,016)
Strategic Income
 Fund                      --             48            --           48         (171)        (1,376)        1,165           (334)
Michigan Municipal
 Bond Fund                  1             44           336          381           --             --         3,870          4,251
Ohio Municipal Bond
 Fund                      20             --            --           20           --           (908)        9,018          8,130
Municipal Bond Fund        22             42         1,089        1,153           --             --         8,440          9,593
Bond Fund                  --             53            --           53           --        (13,929)       10,674         (3,202)
Intermediate
 Municipal Bond Fund       39             --         1,743        1,782           --           (332)       19,586         21,036
Intermediate Bond
 Fund                      --            151            --          151           --        (44,214)       24,350        (19,713)
Short Term Bond Fund       --             28            --           28           --         (4,944)        2,768         (2,148)
U.S. Government
 Bond Fund                 --            119           216          335           --             --         1,939          2,274

--------
* The differences between the book-basis and tax-basis unrealized appreciation (depreciation) is attributable primarily to: tax deferral of losses on wash sales, the difference between book and tax amortization methods for premium and market discount, and the return of capital adjustments from real estate investment trusts.

As of July 31, 2002, for Federal income tax purposes, the following Funds have capital loss carryforwards available to offset future capital gains, if any to the extent provided by the treasury regulations (Amounts in thousands):

                                             Amount  Expires
                   -                         ------- -------
                   Small Cap Growth Fund     $ 3,545  2010
                                             =======
                   Mid Cap Fund              $ 2,764  2010
                                             =======
                   Technology Fund           $    10  2009
                                              20,067  2010
                                             -------
                                             $20,077
                                             =======
                   Pinnacle Fund             $14,725  2010
                                             =======
                   Quality Growth Fund       $12,974  2010
                                             =======
                   Equity Index Fund         $ 4,024  2009
                                               3,098  2010
                                             -------
                                             $ 7,122
                                             =======
                   Large Cap Core Fund       $13,517  2010
                                             =======
                   Multi Cap Value Fund      $ 3,037  2010
                                             =======
                   Balanced Fund             $ 3,043  2010
                                             =======
                   International Equity Fund $ 2,029  2009
                                             =======
                   International GDP Fund    $ 7,629  2010
                                             =======
                   Worldwide Fund            $10,618  2009
                                                 868  2010
                                             -------
                                             $11,486
                                             =======
                   Strategic Income Fund     $   280  2007
                                               1,096  2008
                                             -------
                                             $ 1,376
                                             =======

Fifth Third Funds
Notes to Financial Statements (continued)
July 31, 2002

--------------------------------------------------------------------------------

                                                 Amount  Expires
                                                 ------- -------
                Ohio Municipal Bond Fund         $   908  2009
                                                 =======
                Bond Fund                        $ 4,521  2008
                                                 =======
                Intermediate Municipal Bond Fund $   332  2009
                                                 =======
                Intermediate Bond Fund           $16,430  2008
                                                     313  2010
                                                 -------
                                                 $16,743
                                                 =======
                Short Term Bond Fund             $   468  2003
                                                     438  2004
                                                   1,928  2005
                                                     238  2006
                                                     220  2007
                                                   1,126  2008
                                                 -------
                                                 $ 4,418
                                                 =======

   As of July 31, 2002, the following Funds have additional capital loss carry forwards, subject to certain limitations on availability, to offset future capital gains, if any, as the successor of a merger (Amounts in thousands):

                                            Amount  Expires
                                            ------- -------
                     Large Cap Core Fund    $ 1,724  2007
                                             26,002  2008
                                             21,742  2009
                                            -------
                                            $49,468
                                            =======
                     Bond Fund              $ 1,698  2008
                                            =======
                     Intermediate Bond Fund $ 6,381  2003
                                              3,224  2004
                                              1,375  2005
                                             10,029  2008
                                                970  2009
                                            -------
                                            $21,979
                                            =======

   For the taxable year ended July 31, 2002, the following percentage of income dividends paid by the Fund qualify for the dividends received deduction available to corporations:

                                              Qualified
                                              Dividend
                                               Income
                                              ---------
                        Mid Cap Fund             100%
                        Equity Index Fund        100%
                        Large Cap Core Fund      100%
                        Equity Income Fund       100%
                        Balanced Fund             42%
                        Strategic Income Fund    100%

                                                              Fifth Third Funds
                                      Notes to Financial Statements (continued)
                                                                  July 31, 2002

--------------------------------------------------------------------------------


   Net capital losses incurred after October 31, and within the taxable year are deemed to arise on the first business day of the Funds' next taxable year. For the year ended July 31, 2002, the fund deferred to August 1, 2002 post October capital losses, post October currency losses and post October passive foreign investment company losses of (Amounts in thousands):

                                                 Capital
                                                 Losses
                                                 --------
                       Mid Cap Fund              $ 30,347
                       Technology Fund             27,156
                       Pinnacle Fund                  473
                       Quality Growth Fund        137,531
                       Equity Index Fund           42,312
                       Large Cap Core Fund          8,810
                       Equity Income Fund             315
                       Balanced Fund               54,860
                       International Equity Fund   13,935
                       International GDP Fund      29,239
                       Bond Fund                    7,710
                       Intermediate Bond Fund       5,492
                       Short Term Bond Fund           526

   The International Equity Fund and the International GDP Fund may elect to pass through to shareholders the income tax credit for taxes paid to foreign countries. Foreign source income and foreign tax expense per outstanding share on July 31, 2002 are as follows:

                                             Foreign Foreign
                                             Source    Tax
                                             Income  Expense
                                             ------- -------
                   International Equity Fund  0.17    0.04
                   International GDP Fund     0.26    0.03

   If elected, the pass-through of the foreign tax credit will only affect those persons who are shareholders on the dividend record date in December 2002. These shareholders will receive more detailed information along with their 2002 Form 1099-DIV.

Fifth Third Funds
Notes to Financial Statements (continued)
July 31, 2002

--------------------------------------------------------------------------------

(4) Shares of Beneficial Interest

Transactions in Fund shares were as follows (Amounts in thousands):

                                      --------------------------------------------------------------

                                      --------------------------------------------------------------
                                                       Institutional Shares
                                      -----------------------------------------------------  -------
                                                Shares                             Total
                                       Shares  issued in Dividends    Shares   Institutional Shares
                                       issued   merger   reinvested  redeemed     Shares     issued
                                      -------- --------- ---------- ---------  ------------- -------
Small Cap Growth Fund
   Year ended July 31, 2002 (a)       $168,440      --    $21,724   $(278,357)   $(88,193)   $32,941
   Period ended July 31, 2001 (b)      137,934      --      1,247    (175,148)    (35,967)    18,691
   Year ended December 31, 2000        295,468      --      3,773    (236,942)     62,299     20,345
Micro Cap Value Fund
   Period ended July 31, 2002 (c)       37,037      --         --      (2,562)     34,475      5,299
   Year ended December 31, 2001 (d)      8,512      --          6      (2,275)      6,243        887
   Year ended December 31, 2000          5,337      --        703      (1,434)      4,606         NA
Mid Cap Fund
   Year ended July 31, 2002 (e)        131,979      --      8,553     (94,558)     45,974     64,449
   Year ended July 31, 2001 (f)         82,855      --     32,379     (44,439)     70,795     25,144
Technology Fund
   Year ended July 31, 2002 (e)         10,767      --         --     (16,122)     (5,355)     1,896
   Year ended July 31, 2001 (f)         32,937      --        557      (8,723)     24,771      6,460
Pinnacle Fund
   Year ended July 31, 2002              2,257      --         --      (9,148)     (6,891)       329
   Year ended July 31, 2001 (f)          4,664      --      1,362     (16,067)    (10,041)     1,383
Quality Growth Fund
   Year ended July 31, 2002 (e)        197,342      --     24,358    (127,906)     93,794     69,514
   Year ended July 31, 2001 (f)        163,248  $3,279     91,846     (97,400)    160,973     69,783
                                      --------------------------------------------------------------

                                      --------------------------------------------------------------
Small Cap Growth Fund
   Year ended July 31, 2002 (a)         10,264      --      1,254     (16,625)     (5,107)     2,031
   Period ended July 31, 2001 (b)        7,884      --         78      (9,710)     (1,748)     1,051
   Year ended December 31, 2000         15,094      --        209     (11,687)      3,616      1,034
Micro Cap Value Fund
   Period ended July 31, 2002 (c)        5,655      --         --        (405)      5,250        815
   Year ended December 31, 2001 (d)      1,520      --          1        (411)      1,110        156
   Year ended December 31, 2000            886      --        143        (241)        788         NA
Mid Cap Fund
   Year ended July 31, 2002 (e)         10,085      --        586      (7,317)      3,354      4,860
   Year ended July 31, 2001 (f)          5,164      --      1,946      (2,765)      4,345      1,562
Technology Fund
   Year ended July 31, 2002 (e)          1,252      --         --      (1,857)       (605)       216
   Year ended July 31, 2001 (f)          2,184      --         33        (670)      1,547        404
Pinnacle Fund
   Year ended July 31, 2002                102      --         --        (416)       (314)        15
   Year ended July 31, 2001 (f)            155      --         42        (505)       (308)        47
Quality Growth Fund
   Year ended July 31, 2002 (e)         11,678      --      1,327      (7,893)      5,112      4,321
   Year ended July 31, 2001 (f)          7,615     152      4,316      (4,385)      7,698      3,187

                                      -------------------------------------------------------------------------------------
                                       CAPITAL TRANSACTIONS:
                                      -------------------------------------------------------------------------------------
                                               Investment A Shares                          Investment B Shares
                                      ------------------------------------------- ----------------------------------------
                                       Shares                           Total                                    Total
                                      issued in Dividends   Shares   Investment A Shares  Dividends   Shares  Investment B
                                       merger   reinvested redeemed     Shares    issued  reinvested redeemed    Shares
                                      --------- ---------- --------  ------------ ------- ---------- -------- ------------
Small Cap Growth Fund
   Year ended July 31, 2002 (a)             --   $   608   $(33,789)   $   (240)  $ 1,096    $ --^   $   (21)   $ 1,075
   Period ended July 31, 2001 (b)           --        71    (20,893)     (2,131)       NA      NA         NA         NA
   Year ended December 31, 2000             --       257    (21,393)       (791)       NA      NA         NA         NA
Micro Cap Value Fund
   Period ended July 31, 2002 (c)           --        --       (619)      4,680     2,824      --       (164)     2,660
   Year ended December 31, 2001 (d)         --        --        (62)        825       338      --         (4)       334
   Year ended December 31, 2000             NA        NA         NA          NA        NA      NA         NA         NA
Mid Cap Fund
   Year ended July 31, 2002 (e)             --     1,274    (62,434)      3,289     3,836     145       (642)     3,339
   Year ended July 31, 2001 (f)             --     5,103    (16,047)     14,200     4,079     112       (199)     3,992
Technology Fund
   Year ended July 31, 2002 (e)             --        --     (1,380)        516       498      --       (166)       332
   Year ended July 31, 2001 (f)             --        65     (1,413)      5,112     1,288       3        (56)     1,235
Pinnacle Fund
   Year ended July 31, 2002                 --        --     (6,547)     (6,218)      231      --         (7)       224
   Year ended July 31, 2001 (f)             --       997    (12,659)    (10,279)      167       1         --        168
Quality Growth Fund
   Year ended July 31, 2002 (e)             --    10,249    (96,076)    (16,313)   15,253     605     (2,967)    12,891
   Year ended July 31, 2001 (f)       $198,732    24,325    (61,150)    231,690    16,536     111       (731)    15,916
                                      -------------------------------------------------------------------------------------
                                        SHARE TRANSACTIONS:
                                      -------------------------------------------------------------------------------------
Small Cap Growth Fund
   Year ended July 31, 2002 (a)             --        36     (2,062)          5        65      --^        (1)        64
   Period ended July 31, 2001 (b)           --         4     (1,179)       (124)       NA      NA         NA         NA
   Year ended December 31, 2000             --        14     (1,081)        (33)       NA      NA         NA         NA
Micro Cap Value Fund
   Period ended July 31, 2002 (c)           --        --        (96)        719       435      --        (26)       409
   Year ended December 31, 2001 (d)         --        --        (11)        145        60      --         (1)        59
   Year ended December 31, 2000             NA        NA         NA          NA        NA      NA         NA         NA
Mid Cap Fund
   Year ended July 31, 2002 (e)             --        88     (4,725)        223       291      10        (52)       249
   Year ended July 31, 2001 (f)             --       309     (1,011)        860       259       7        (13)       253
Technology Fund
   Year ended July 31, 2002 (e)             --        --       (169)         47        58      --        (21)        37
   Year ended July 31, 2001 (f)             --         4       (102)        306        93      --         (5)        88
Pinnacle Fund
   Year ended July 31, 2002                 --        --       (299)       (284)       10      --         --^        10
   Year ended July 31, 2001 (f)             --        31       (409)       (331)        6      --         --          6
Quality Growth Fund
   Year ended July 31, 2002 (e)             --       563     (6,080)     (1,196)      926      34       (196)       764
   Year ended July 31, 2001 (f)          9,248     1,150     (2,980)     10,605       831       5        (39)       797

                                      -------------------------------------------------------------------------------------
                                                                       CAPITAL TRANSACTIONS, continued:
                                      -------------------------------------------------------------------------------------
                                                     Investment C Shares                          Advisor Shares
                                      ------------------------------------------------  -----------------------------------
                                              Shares                          Total                                  Total
                                      Shares issued in Dividends   Shares  Investment C Shares  Dividends   Shares  Advisor
                                      issued  merger   reinvested redeemed    Shares    issued  reinvested redeemed Shares
                                      ------ --------- ---------- -------- ------------ ------- ---------- -------- -------
Small Cap Growth Fund
   Year ended July 31, 2002 (a)       $  569      --     $   --^  $  (109)    $  460    $   306   $   --^  $   (16) $  290
   Period ended July 31, 2001 (b)         NA      NA         NA        NA         NA         NA       NA        NA      NA
   Year ended December 31, 2000           NA      NA         NA        NA         NA         NA       NA        NA      NA
Micro Cap Value Fund
   Period ended July 31, 2002 (c)        830      --         --       (87)       743      7,174       --    (6,854)    320
   Year ended December 31, 2001 (d)       57      --         --        --         57      7,497       11    (7,200)    308
   Year ended December 31, 2000           NA      NA         NA        NA         NA     10,763    1,469    (3,655)  8,577
Mid Cap Fund
   Year ended July 31, 2002 (e)          457      --         49      (312)       194        196       --^       --     196
   Year ended July 31, 2001 (f)          929      --        198      (305)       822         NA       NA        NA      NA
Technology Fund
   Year ended July 31, 2002 (e)          211      --         --      (147)        64         14       --        --^     14
   Year ended July 31, 2001 (f)          182      --          2       (30)       154         NA       NA        NA      NA
Pinnacle Fund
   Year ended July 31, 2002               24      --         --      (670)      (646)        NA       NA        NA      NA
   Year ended July 31, 2001 (f)          143      --        102    (1,235)      (990)        NA       NA        NA      NA
Quality Growth Fund
   Year ended July 31, 2002 (e)        2,007      --        383    (2,255)       135        519       --^      (50)    469
   Year ended July 31, 2001 (f)        2,231  $1,017      1,573    (2,195)     2,626         NA       NA        NA      NA
                                      -------------------------------------------------------------------------------------
                                                                        SHARE TRANSACTIONS, continued:
                                      -------------------------------------------------------------------------------------
Small Cap Growth Fund
   Year ended July 31, 2002 (a)           32      --         --^       (7)        25         17       --^       (1)     16
   Period ended July 31, 2001 (b)         NA      NA         NA        NA         NA         NA       NA        NA      NA
   Year ended December 31, 2000           NA      NA         NA        NA         NA         NA       NA        NA      NA
Micro Cap Value Fund
   Period ended July 31, 2002 (c)        127      --         --       (14)       113      1,119       --    (1,086)     33
   Year ended December 31, 2001 (d)       10      --         --        --         10      1,336        2    (1,278)     60
   Year ended December 31, 2000           NA      NA         NA        NA         NA      1,850      301      (628)  1,523
Mid Cap Fund
   Year ended July 31, 2002 (e)           36      --          4       (28)        12         14       --^       --      14
   Year ended July 31, 2001 (f)           54      --         12       (20)        46         NA       NA        NA      NA
Technology Fund
   Year ended July 31, 2002 (e)           23      --         --       (19)         4          1       --        --       1
   Year ended July 31, 2001 (f)           11      --         --        (2)         9         NA       NA        NA      NA
Pinnacle Fund
   Year ended July 31, 2002                1      --         --       (31)       (30)        NA       NA        NA      NA
   Year ended July 31, 2001 (f)            5      --          3       (41)       (33)        NA       NA        NA      NA
Quality Growth Fund
   Year ended July 31, 2002 (e)          125      --         22      (149)        (2)        33       --^       (4)     29
   Year ended July 31, 2001 (f)          102      49         76      (109)       118         NA       NA        NA      NA

                                      --------------

                                      --------------


                                       Change from
                                      capital/share
                                      transactions
                                      -------------
Small Cap Growth Fund
   Year ended July 31, 2002 (a)         $(86,608)
   Period ended July 31, 2001 (b)        (38,098)
   Year ended December 31, 2000           61,508
Micro Cap Value Fund
   Period ended July 31, 2002 (c)         42,878
   Year ended December 31, 2001 (d)        7,767
   Year ended December 31, 2000           13,183
Mid Cap Fund
   Year ended July 31, 2002 (e)           52,992
   Year ended July 31, 2001 (f)           89,809
Technology Fund
   Year ended July 31, 2002 (e)           (4,429)
   Year ended July 31, 2001 (f)           31,272
Pinnacle Fund
   Year ended July 31, 2002              (13,531)
   Year ended July 31, 2001 (f)          (21,142)
Quality Growth Fund
   Year ended July 31, 2002 (e)           90,976
   Year ended July 31, 2001 (f)          411,205
                                      --------------

                                      --------------
Small Cap Growth Fund
   Year ended July 31, 2002 (a)           (4,997)
   Period ended July 31, 2001 (b)         (1,872)
   Year ended December 31, 2000            3,583
Micro Cap Value Fund
   Period ended July 31, 2002 (c)          6,524
   Year ended December 31, 2001 (d)        1,384
   Year ended December 31, 2000            2,311
Mid Cap Fund
   Year ended July 31, 2002 (e)            3,852
   Year ended July 31, 2001 (f)            5,504
Technology Fund
   Year ended July 31, 2002 (e)             (516)
   Year ended July 31, 2001 (f)            1,950
Pinnacle Fund
   Year ended July 31, 2002                 (618)
   Year ended July 31, 2001 (f)             (666)
Quality Growth Fund
   Year ended July 31, 2002 (e)            4,707
   Year ended July 31, 2001 (f)           19,218

--------
(a) Reflects operations for the period from October 29, 2001 (date of commencement of operations) through July 31, 2002 for Investment B, Investment C and Advisor Shares.
(b) Reflects operations for the period from January 1, 2001 through July 31, 2001. The Fund changed its fiscal year end to July 31 from December 31.
(c) Reflects operations for the period from January 1, 2002 through July 31, 2002. The Fund changed its fiscal year end to July 31 from December 31.
(d) Reflects operations for the period from August 13, 2001 (date of commencement of operations) through December 31, 2001 for Investment A, Investment B and Investment C shares.
(e) Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002 for Advisor Shares.
(f) Reflects operations for the period from October 11, 2000 (date of commencement of operations) to July 31, 2001 for Investment B Shares.
 /\ Represents fewer then five hundred dollars/shares.

Fifth Third Funds
Notes to Financial Statements (continued)
July 31, 2002

--------------------------------------------------------------------------------

                     ------------------------------------------------------------------------------------------------------------
                                                                                    CAPITAL TRANSACTIONS, continued:
                     ------------------------------------------------------------------------------------------------------------
                                      Institutional Shares                                   Investment A Shares
                     -----------------------------------------------------  ----------------------------------------------------
                               Shares                             Total               Shares                            Total
                      Shares  issued in Dividends    Shares   Institutional  Shares  issued in Dividends    Shares   Investment A
                      issued   merger   reinvested  redeemed     Shares      issued   merger   reinvested  redeemed     Shares
                     -------- --------- ---------- ---------  ------------- -------- --------- ---------- ---------  ------------
Equity Index Fund
  Year ended July
    31, 2002 (a)     $200,646       --   $ 5,997   $(210,470)   $ (3,827)   $  6,739     --     $   276   $  (7,652)   $  (637)
  Period ended July
    31, 2001 (b)      146,669       --     2,843    (116,131)     33,381       3,102     --         135      (5,232)    (1,995)
  Year ended
    December 31,
    2000              257,817       --    13,119    (185,813)     85,123      14,620     --         727     (19,191)    (3,844)
Large Cap Core Fund
  Year ended July
    31, 2002 (c)      173,281 $153,140    11,686    (174,880)    163,227       5,237   $682         857     (12,845)    (6,069)
  Period ended July
    31, 2001 (b)       68,755       --     3,673     (90,745)    (18,317)      2,716     --         699      (8,044)    (4,629)
  Year ended
    December 31,
    2000              165,614       --    20,641    (252,013)    (65,758)     22,109     --       3,802     (25,920)        (9)
Multi Cap Value Fund
  Period ended July
    31, 2002 (d)       44,105       --       471      (4,328)     40,248      34,676     --           2     (20,225)    14,453
  Year ended
    December 31,
    2001 (e)           21,423       --       382      (5,074)     16,731       6,148     --         300        (308)     6,140
  Year ended
    December 31,
    2000                  317       --       107         (70)        354          NA     NA          NA          NA         NA
Equity Income Fund
  Year ended July
    31, 2002           19,223       --     3,867     (18,434)      4,656       2,707     --         723      (4,147)      (717)
  Year ended July
    31, 2001 (f)        9,906       --     2,062     (19,050)     (7,082)      5,647     --         372      (2,531)     3,488
Balanced Fund
  Year ended July
    31, 2002 (g)       81,029       --     5,598     (65,014)     21,613      21,142     --       2,609     (29,315)    (5,564)
  Year ended July
    31, 2001 (f)      115,014       --    27,479     (48,092)     94,401      31,886     --      14,479     (16,465)    29,900
International Equity Fund
  Year ended July
    31, 2002           90,895       --     1,350     (73,699)     18,546     102,462     --          71    (104,152)    (1,619)
  Year ended July
    31, 2001 (f)       20,148       --    26,831     (37,968)      9,011      42,689     --         964     (43,518)       135
                     ------------------------------------------------------------------------------------------------------------
                                                                                     SHARE TRANSACTIONS, continued:
                     ------------------------------------------------------------------------------------------------------------
Equity Index Fund
  Year ended July
    31, 2002 (a)        9,573       --       292     (10,533)       (668)        332     --          13        (379)       (34)
  Period ended July
    31, 2001 (b)        6,215       --       126      (4,909)      1,432         131     --           6        (220)       (83)
  Year ended
    December 31,
    2000                9,522       --       475      (6,762)      3,235         533     --          26        (703)      (144)
Large Cap Core Fund
  Year ended July
    31, 2002 (c)        7,649   14,672       821     (12,740)     10,402         364     66          61        (958)      (467)
  Period ended July
    31, 2001 (b)        4,501       --       253      (5,764)     (1,010)        178     --          49        (520)      (293)
  Year ended
    December 31,
    2000                8,875       --     1,090     (13,132)     (3,167)      1,199     --         204      (1,417)       (14)
Multi Cap Value Fund
  Period ended July
    31, 2002 (d)        2,416       --        25        (241)      2,200       1,952     --          --^     (1,144)       808
  Year ended
    December 31,
    2001 (e)            1,135       --        20        (262)        893         336     --          16         (16)       336
  Year ended
    December 31,
    2000                   18       --         6          (4)         20          NA     NA          NA          NA         NA
Equity Income Fund
  Year ended July
    31, 2002            1,632       --       317      (1,552)        397         229     --          59        (351)       (63)
  Year ended July
    31, 2001 (f)          729       --       144      (1,375)       (502)        417     --          26        (184)       259
Balanced Fund
  Year ended July
    31, 2002 (g)        6,431       --       428      (5,245)      1,614       1,726     --         200      (2,420)      (494)
  Year ended July
    31, 2001 (f)        7,403       --     1,811      (3,329)      5,885       2,082     --         956      (1,108)     1,930
International
 Equity Fund
  Year ended July
    31, 2002           10,931       --       164      (8,827)      2,268      12,275     --           9     (12,405)      (121)
  Year ended July
    31, 2001 (f)        1,953       --     2,613      (3,826)        740       4,171     --          94      (4,228)        37

                     ---------------------------------------------------

                     ---------------------------------------------------
                                    Investment B Shares
                     --------------------------------------------------
                              Shares                          Total
                     Shares  issued in Dividends   Shares  Investment B
                     issued   merger   reinvested redeemed    Shares
                     ------- --------- ---------- -------- ------------
Equity Index Fund
  Year ended July
    31, 2002 (a)     $ 1,740     --       $  5    $  (138)   $ 1,607
  Period ended July
    31, 2001 (b)          NA     NA         NA         NA         NA
  Year ended
    December 31,
    2000                  NA     NA         NA         NA         NA
Large Cap Core Fund
  Year ended July
    31, 2002 (c)         333   $125          1        (25)       434
  Period ended July
    31, 2001 (b)          NA     NA         NA         NA         NA
  Year ended
    December 31,
    2000                  NA     NA         NA         NA         NA
Multi Cap Value Fund
  Period ended July
    31, 2002 (d)       9,912     --          3       (904)     9,011
  Year ended
    December 31,
    2001 (e)           4,432     --        218        (71)     4,579
  Year ended
    December 31,
    2000                  NA     NA         NA         NA         NA
Equity Income Fund
  Year ended July
    31, 2002           1,966     --        102       (642)     1,426
  Year ended July
    31, 2001 (f)       2,156     --          4       (124)     2,036
Balanced Fund
  Year ended July
    31, 2002 (g)       9,271     --        295     (2,798)     6,768
  Year ended July
    31, 2001 (f)      11,378     --        263       (516)    11,125
International Equity Fund
  Year ended July
    31, 2002             173     --          2        (67)       108
  Year ended July
    31, 2001 (f)         197     --          6         (7)       196
                     ---------------------------------------------------

                     ---------------------------------------------------
Equity Index Fund
  Year ended July
    31, 2002 (a)          84     --         --^        (8)        76
  Period ended July
    31, 2001 (b)          NA     NA         NA         NA         NA
  Year ended
    December 31,
    2000                  NA     NA         NA         NA         NA
Large Cap Core Fund
  Year ended July
    31, 2002 (c)          22     12         --^        (2)        32
  Period ended July
    31, 2001 (b)          NA     NA         NA         NA         NA
  Year ended
    December 31,
    2000                  NA     NA         NA         NA         NA
Multi Cap Value Fund
  Period ended July
    31, 2002 (d)         539     --         --^       (53)       486
  Year ended
    December 31,
    2001 (e)             242     --         11         (4)       249
  Year ended
    December 31,
    2000                  NA     NA         NA         NA         NA
Equity Income Fund
  Year ended July
    31, 2002             161     --          8        (55)       114
  Year ended July
    31, 2001 (f)         157     --         --         (9)       148
Balanced Fund
  Year ended July
    31, 2002 (g)         748     --         23       (239)       532
  Year ended July
    31, 2001 (f)         791     --         18        (38)       771
International
 Equity Fund
  Year ended July
    31, 2002              21     --         --^        (8)        13
  Year ended July
    31, 2001 (f)          19     --          1         (1)        19

                                      ---------------------------------------------------------------------------------------
                                                                        CAPITAL TRANSACTIONS, continued:
                                      ---------------------------------------------------------------------------------------
                                                     Investment C Shares                           Advisor Shares
                                      ------------------------------------------------  ------------------------------------
                                              Shares                          Total                                   Total
                                      Shares issued in Dividends   Shares  Investment C Shares  Dividends   Shares   Advisor
                                      issued  merger   reinvested redeemed    Shares    issued  reinvested redeemed  Shares
                                      ------ --------- ---------- -------- ------------ ------- ---------- --------  -------
Equity Index Fund
   Year ended July 31, 2002 (a)       $  666     --       $ --^   $   (13)    $  653    $     7   $   --^        --  $     7
   Period ended July 31, 2001 (b)         NA     NA         NA         NA         NA         NA       NA         NA       NA
   Year ended December 31, 2000           NA     NA         NA         NA         NA         NA       NA         NA       NA
Large Cap Core Fund
   Year ended July 31, 2002 (c)            9    $15         --^        --^        24         NA       NA         NA       NA
   Period ended July 31, 2001 (b)         NA     NA         NA         NA         NA         NA       NA         NA       NA
   Year ended December 31, 2000           NA     NA         NA         NA         NA         NA       NA         NA       NA
Multi Cap Value Fund
   Period ended July 31, 2002 (d)      1,664     --         --^      (237)     1,427      3,003        2   $ (3,983)    (978)
   Year ended December 31, 2001 (e)      475     --         15         --        490      9,156    2,002    (13,891)  (2,733)
   Year ended December 31, 2000           NA     NA         NA         NA         NA     15,427    6,333    (14,315)   7,445
Equity Income Fund
   Year ended July 31, 2002              168     --         27       (160)        35         NA       NA         NA       NA
   Year ended July 31, 2001 (f)          301     --         14       (305)        10         NA       NA         NA       NA
Balanced Fund
   Year ended July 31, 2002 (g)        1,002     --        148     (1,763)      (613)        45       --^        --       45
   Year ended July 31, 2001 (f)        1,596     --        965     (1,589)       972         NA       NA         NA       NA
International Equity Fund
   Year ended July 31, 2002               35     --          1        (46)       (10)        NA       NA         NA       NA
   Year ended July 31, 2001 (f)            1     --         29        (65)       (35)        NA       NA         NA       NA
                                      ---------------------------------------------------------------------------------------
                                                                         SHARE TRANSACTIONS, continued:
                                      ---------------------------------------------------------------------------------------
Equity Index Fund
   Year ended July 31, 2002 (a)           38     --         --^        (1)        37         --       --^        --       --^
   Period ended July 31, 2001 (b)         NA     NA         NA         NA         NA         NA       NA         NA       NA
   Year ended December 31, 2000           NA     NA         NA         NA         NA         NA       NA         NA       NA
Large Cap Core Fund
   Year ended July 31, 2002 (c)            1      1         --^        --^         2         NA       NA         NA       NA
   Period ended July 31, 2001 (b)         NA     NA         NA         NA         NA         NA       NA         NA       NA
   Year ended December 31, 2000           NA     NA         NA         NA         NA         NA       NA         NA       NA
Multi Cap Value Fund
   Period ended July 31, 2002 (d)         91     --         --^       (15)        76        164       --^      (228)     (64)
   Year ended December 31, 2001 (e)       25     --          1         --         26        486      104       (738)    (148)
   Year ended December 31, 2000           NA     NA         NA         NA         NA        784      340       (758)     366
Equity Income Fund
   Year ended July 31, 2002               14     --          2        (14)         2         NA       NA         NA       NA
   Year ended July 31, 2001 (f)           22     --          1        (23)        --         NA       NA         NA       NA
Balanced Fund
   Year ended July 31, 2002 (g)           80     --         11       (148)       (57)         4       --^        --        4
   Year ended July 31, 2001 (f)          111     --         64       (106)        69         NA       NA         NA       NA
International Equity Fund
   Year ended July 31, 2002                4     --         --^        (6)        (2)        NA       NA         NA       NA
   Year ended July 31, 2001 (f)           --     --          3         (6)        (3)        NA       NA         NA       NA

                                      --------------

                                      --------------


                                       Change from
                                      capital/share
                                      transactions
                                      -------------
Equity Index Fund
   Year ended July 31, 2002 (a)         $ (2,197)
   Period ended July 31, 2001 (b)         31,386
   Year ended December 31, 2000           81,279
Large Cap Core Fund
   Year ended July 31, 2002 (c)          157,616
   Period ended July 31, 2001 (b)        (22,946)
   Year ended December 31, 2000          (65,767)
Multi Cap Value Fund
   Period ended July 31, 2002 (d)         64,161
   Year ended December 31, 2001 (e)       25,207
   Year ended December 31, 2000            7,799
Equity Income Fund
   Year ended July 31, 2002                5,400
   Year ended July 31, 2001 (f)           (1,548)
Balanced Fund
   Year ended July 31, 2002 (g)           22,249
   Year ended July 31, 2001 (f)          136,398
International Equity Fund
   Year ended July 31, 2002               17,025
   Year ended July 31, 2001 (f)            9,307
                                      --------------

                                      --------------
Equity Index Fund
   Year ended July 31, 2002 (a)             (589)
   Period ended July 31, 2001 (b)          1,349
   Year ended December 31, 2000            3,091
Large Cap Core Fund
   Year ended July 31, 2002 (c)            9,969
   Period ended July 31, 2001 (b)         (1,303)
   Year ended December 31, 2000           (3,181)
Multi Cap Value Fund
   Period ended July 31, 2002 (d)          3,506
   Year ended December 31, 2001 (e)        1,356
   Year ended December 31, 2000              386
Equity Income Fund
   Year ended July 31, 2002                  450
   Year ended July 31, 2001 (f)              (95)
Balanced Fund
   Year ended July 31, 2002 (g)            1,599
   Year ended July 31, 2001 (f)            8,655
International Equity Fund
   Year ended July 31, 2002                2,158
   Year ended July 31, 2001 (f)              793

--------
(a) Reflects operations for the period from October 29, 2001 (date of commencement of operations) through July 31, 2002 for Investment B, Investment C and Advisor Shares.
(b) Reflects operations for the period from January 1, 2001 through July 31, 2001. The Fund changed its fiscal year end to July 31 from December 31.
(c) Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002 for Investment B and Investment C Shares.
(d) Reflects operations for the period from January 1, 2002 through July 31, 2002. The Fund changed its fiscal year end to July 31 from December 31.
(e) Reflects the period of operations from August 13, 2001 (date of commencement of operations) through December 31, 2001 for Investment A, Investment B and Investment C Shares.
(f) Reflects operations for the period from October 11, 2000 (date of commencement of operations) to July 31, 2001 for Investment B Shares.
(g) Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002 for Advisor Shares.
 /\ Represents fewer then five hundred dollars/shares.

Fifth Third Funds
Notes to Financial Statements (continued)
July 31, 2002

--------------------------------------------------------------------------------


                -----------------------------------------------------------------------------------------------
                                                                CAPITAL TRANSACTIONS, continued:
                -----------------------------------------------------------------------------------------------
                            Institutional Shares                         Investment A Shares
                -------------------------------------------  ------------------------------------------  ------
                                                   Total                                       Total
                 Shares  Dividends    Shares   Institutional  Shares  Dividends    Shares   Investment A Shares
                 issued  reinvested  redeemed     Shares      issued  reinvested  redeemed     Shares    issued
                -------- ---------- ---------  ------------- -------- ---------- ---------  ------------ ------
International GDP Fund
  Year ended
    July 31,
    2002 (a)    $264,957  $16,963   $(392,584)   $(110,664)  $ 88,902    $409    $ (95,746)   $(6,435)   $   53
  Period ended
    July 31,
    2001 (b)     317,505      632    (333,706)     (15,569)    99,371      36      (99,779)      (372)       NA
  Year ended
    December
    31, 2000     312,857    6,473    (189,897)     129,433    152,884     348     (150,689)     2,543        NA
Worldwide Fund
  Period ended
    July 31,
    2002 (c)       1,934       --        (988)         946         NA      NA           NA         NA        NA
  Year ended
    December
    31, 2001
    (d)            2,696        9      (1,033)       1,672         NA      NA           NA         NA        NA
  Year ended
    December
    31, 2000         239      213         (65)         387         NA      NA           NA         NA        NA
Strategic Income Fund
  Period ended
    July 31,
    2002 (b)       9,034       49        (727)       8,356         NA      NA           NA         NA        NA
  Year ended
    December
    31, 2001
    (d)            2,083      155      (2,651)        (413)        NA      NA           NA         NA        NA
  Year ended
    December
    31, 2000       1,624      155      (1,224)         555         NA      NA           NA         NA        NA
Michigan Municipal Bond
  Year ended
    July 31,
    2002 (e)      36,708      639     (22,884)      14,463        684      99         (825)       (42)      367
  Period ended
    July 31,
    2001 (b)      16,430       93     (25,232)      (8,709)       662      53         (831)      (116)       NA
  Year ended
    December
    31, 2000      20,726      168     (37,012)     (16,118)       866     107       (1,782)      (809)       NA
Ohio Municipal Bond
  Year ended
    July 31,
    2002          13,743       59     (14,479)        (677)    19,471     550      (16,266)     3,755     2,048
  Year ended
    July 31,
    2001 (f)      14,580       63     (20,887)      (6,244)     5,157     533       (4,961)       729       967
Municipal Bond Fund
  Year ended
    July 31,
    2002 (g)      18,106    3,018     (42,083)     (20,959)     8,066      69       (7,765)       370       499
  Period ended
    July 31,
    2001 (b)      10,810      171     (19,686)      (8,705)        87      30         (493)      (376)       NA
  Year ended
    December
    31, 2000      40,737      297     (39,669)       1,365        654      66         (905)      (185)       NA
                -----------------------------------------------------------------------------------------------
                                                                 SHARE TRANSACTIONS, continued:
                -----------------------------------------------------------------------------------------------
International
 GDP Fund
  Year ended
    July 31
    2002 (a)      22,479    1,461     (33,508)      (9,568)     7,893      36       (8,378)      (449)        5
  Period ended
    July 31,
    2001 (b)      23,220       46     (24,089)        (823)     7,265       3       (7,238)        30        NA
  Year ended
    December
    31, 2000      18,471      363     (11,177)       7,657      8,954      20       (8,785)       189        NA
Worldwide Fund
  Period ended
    July 31,
    2002 (c)         161       --         (82)          79         NA      NA           NA         NA        NA
  Year ended
    December
    31, 2001
    (d)              219        1         (89)         131         NA      NA           NA         NA        NA
  Year ended
    December
    31, 2000          13       14          (4)          23         NA      NA           NA         NA        NA
Strategic
 Income Fund
  Period ended
    July 31,
    2002 (b)         847        5         (68)         784         NA      NA           NA         NA        NA
  Year ended
    December
    31, 2001
    (d)              195       15        (249)         (39)        NA      NA           NA         NA        NA
  Year ended
    December
    31, 2000         170       16        (125)          61         NA      NA           NA         NA        NA
Michigan
 Municipal Bond
  Year ended
    July 31,
    2002 (e)       3,572       62      (2,224)       1,410         66      10          (80)        (4)       36
  Period ended
    July 31,
    2001 (b)       1,606        9      (2,467)        (852)        65       5          (81)       (11)       NA
  Year ended
    December
    31, 2000       2,081       17      (3,723)      (1,625)        86      11         (179)       (82)       NA
Ohio Municipal
 Bond
  Year ended
    July 31,
    2002           1,333        6      (1,406)         (67)     1,894      53       (1,582)       365       202
  Year ended
    July 31,
    2001 (f)       1,443        6      (2,073)        (624)       507      53         (488)        72        97
Municipal Bond
 Fund
  Year ended
    July 31,
    2002 (g)       1,708      288      (3,957)      (1,961)       767       6         (737)        36        48
  Period ended
    July 31,
    2001 (b)       1,010       16      (1,834)        (808)         8       3          (46)       (35)       NA
  Year ended
    December
    31, 2000       4,038       29      (3,858)         209         64       7          (89)       (18)       NA

                ---------------------------------

                ---------------------------------
                    Investment B Shares
                ---------------------------------
                                       Total
                Dividends   Shares  Investment B
                reinvested redeemed    Shares
                ---------- -------- ------------
International GDP Fund
  Year ended
    July 31,
    2002 (a)       $--^        --      $   53
  Period ended
    July 31,
    2001 (b)        NA         NA          NA
  Year ended
    December
    31, 2000        NA         NA          NA
Worldwide Fund
  Period ended
    July 31,
    2002 (c)        NA         NA          NA
  Year ended
    December
    31, 2001
    (d)             NA         NA          NA
  Year ended
    December
    31, 2000        NA         NA          NA
Strategic Income Fund
  Period ended
    July 31,
    2002 (b)        NA         NA          NA
  Year ended
    December
    31, 2001
    (d)             NA         NA          NA
  Year ended
    December
    31, 2000        NA         NA          NA
Michigan Municipal Bond
  Year ended
    July 31,
    2002 (e)         3         --         370
  Period ended
    July 31,
    2001 (b)        NA         NA          NA
  Year ended
    December
    31, 2000        NA         NA          NA
Ohio Municipal Bond
  Year ended
    July 31,
    2002            46      $(305)      1,789
  Year ended
    July 31,
    2001 (f)         3        (80)        890
Municipal Bond Fund
  Year ended
    July 31,
    2002 (g)         3         (2)        500
  Period ended
    July 31,
    2001 (b)        NA         NA          NA
  Year ended
    December
    31, 2000        NA         NA          NA
                ---------------------------------

                ---------------------------------
International
 GDP Fund
  Year ended
    July 31
    2002 (a)        --^        --           5
  Period ended
    July 31,
    2001 (b)        NA         NA          NA
  Year ended
    December
    31, 2000        NA         NA          NA
Worldwide Fund
  Period ended
    July 31,
    2002 (c)        NA         NA          NA
  Year ended
    December
    31, 2001
    (d)             NA         NA          NA
  Year ended
    December
    31, 2000        NA         NA          NA
Strategic
 Income Fund
  Period ended
    July 31,
    2002 (b)        NA         NA          NA
  Year ended
    December
    31, 2001
    (d)             NA         NA          NA
  Year ended
    December
    31, 2000        NA         NA          NA
Michigan
 Municipal Bond
  Year ended
    July 31,
    2002 (e)        --^        --          36
  Period ended
    July 31,
    2001 (b)        NA         NA          NA
  Year ended
    December
    31, 2000        NA         NA          NA
Ohio Municipal
 Bond
  Year ended
    July 31,
    2002             5        (30)        177
  Year ended
    July 31,
    2001 (f)        --         (8)         89
Municipal Bond
 Fund
  Year ended
    July 31,
    2002 (g)        --^        --^         48
  Period ended
    July 31,
    2001 (b)        NA         NA          NA
  Year ended
    December
    31, 2000        NA         NA          NA

                                      --------------------------------------------------------------------------------
                                                                     CAPITAL TRANSACTIONS, continued:
                                      --------------------------------------------------------------------------------
                                                 Investment C Shares                        Advisor Shares
                                      ----------------------------------------  -------------------------------------
                                                                      Total                                    Total
                                       Shares  Dividends   Shares  Investment C Shares  Dividends   Shares    Advisor
                                       issued  reinvested redeemed    Shares    issued  reinvested redeemed   Shares
                                      ------   ---------- -------- ------------ ------- ---------- --------  --------
International GDP Fund
   Year ended July 31 2002 (a)        $    1      $--^     $  --^     $    1         NA       NA         NA        NA
   Period ended July 31, 2001 (b)         NA       NA         NA          NA         NA       NA         NA        NA
   Year ended December 31, 2000           NA       NA         NA          NA         NA       NA         NA        NA
Worldwide Fund
   Period ended July 31, 2002 (c)        310       --        (21)        289    $20,404       --   $(20,485) $    (81)
   Year ended December 31, 2001 (d)       99       --         --          99      2,849   $  256    (14,066)  (10,961)
   Year ended December 31, 2000           NA       NA         NA          NA     30,084    6,471    (18,645)   17,910
Strategic Income Fund
   Period ended July 31, 2002 (b)      6,708       46       (350)      6,404     18,472      624    (22,197)   (3,065)
   Year ended December 31, 2001 (d)    1,777        1        (22)      1,756     10,925    1,478    (12,513)     (110)
   Year ended December 31, 2000           NA       NA         NA          NA     14,087    1,350     (9,157)    6,280
Michigan Municipal Bond
   Year ended July 31, 2002 (e)          900        4       (117)        787         NA       NA         NA        NA
   Period ended July 31, 2001 (b)         NA       NA         NA          NA         NA       NA         NA        NA
   Year ended December 31, 2000           NA       NA         NA          NA         NA       NA         NA        NA
Ohio Municipal Bond
   Year ended July 31, 2002            2,438       54       (331)      2,161         NA       NA         NA        NA
   Year ended July 31, 2001 (f)          937       32       (482)        487         NA       NA         NA        NA
Municipal Bond Fund
   Year ended July 31, 2002 (g)          234        3        (30)        207        171        1         --       172
   Period ended July 31, 2001 (b)         NA       NA         NA          NA         NA       NA         NA        NA
   Year ended December 31, 2000           NA       NA         NA          NA         NA       NA         NA        NA
                                      --------------------------------------------------------------------------------
                                                                     SHARES TRANSACTIONS, continued:
                                      --------------------------------------------------------------------------------
International GDP Fund
   Year ended July 31 2002 (a)            --/\     --/\       --^         --^        NA       NA         NA        NA
   Period ended July 31, 2001 (b)         NA       NA         NA          NA         NA       NA         NA        NA
   Year ended December 31, 2000           NA       NA         NA          NA         NA       NA         NA        NA
Worldwide Fund
   Period ended July 31, 2002 (c)         26       --         (2)         24      1,726       --     (1,720)        6
   Year ended December 31, 2001 (d)        8       --         --           8        228       21     (1,120)     (871)
   Year ended December 31, 2000           NA       NA         NA          NA      1,567      410     (1,029)      948
Strategic Income Fund
   Period ended July 31, 2002 (b)        634        4        (33)        605      1,738       59     (2,089)     (292)
   Year ended December 31, 2001 (d)      169       --         (2)        167      1,022      141     (1,175)      (12)
   Year ended December 31, 2000           NA       NA         NA          NA      1,458      139       (950)      647
Michigan Municipal Bond
   Year ended July 31, 2002 (e)           87        1        (11)         77         NA       NA         NA        NA
   Period ended July 31, 2001 (b)         NA       NA         NA          NA         NA       NA         NA        NA
   Year ended December 31, 2000           NA       NA         NA          NA         NA       NA         NA        NA
Ohio Municipal Bond
   Year ended July 31, 2002              238        5        (32)        211         NA       NA         NA        NA
   Year ended July 31, 2001 (f)           93        3        (48)         48         NA       NA         NA        NA
Municipal Bond Fund
   Year ended July 31, 2002 (g)           23       --         (3)         20         16       --^        --        16
   Period ended July 31, 2001 (b)         NA       NA         NA          NA         NA       NA         NA        NA
   Year ended December 31, 2000           NA       NA         NA          NA         NA       NA         NA        NA

                                      --------------

                                      --------------


                                       Change from
                                      capital/share
                                      transactions
                                      -------------
International GDP Fund
   Year ended July 31 2002 (a)          $(117,045)
   Period ended July 31, 2001 (b)         (15,941)
   Year ended December 31, 2000           131,976
Worldwide Fund
   Period ended July 31, 2002 (c)           1,154
   Year ended December 31, 2001 (d)        (9,190)
   Year ended December 31, 2000            18,297
Strategic Income Fund
   Period ended July 31, 2002 (b)          11,659
   Year ended December 31, 2001 (d)         1,233
   Year ended December 31, 2000             6,835
Michigan Municipal Bond
   Year ended July 31, 2002 (e)            15,578
   Period ended July 31, 2001 (b)          (8,825)
   Year ended December 31, 2000           (16,927)
Ohio Municipal Bond
   Year ended July 31, 2002                 7,028
   Year ended July 31, 2001 (f)            (4,138)
Municipal Bond Fund
   Year ended July 31, 2002 (g)           (19,710)
   Period ended July 31, 2001 (b)          (9,081)
   Year ended December 31, 2000             1,180
                                      --------------

                                      --------------
International GDP Fund
   Year ended July 31 2002 (a)            (10,012)
   Period ended July 31, 2001 (b)            (793)
   Year ended December 31, 2000             7,846
Worldwide Fund
   Period ended July 31, 2002 (c)             109
   Year ended December 31, 2001 (d)          (732)
   Year ended December 31, 2000               971
Strategic Income Fund
   Period ended July 31, 2002 (b)           1,097
   Year ended December 31, 2001 (d)           116
   Year ended December 31, 2000               708
Michigan Municipal Bond
   Year ended July 31, 2002 (e)             1,519
   Period ended July 31, 2001 (b)            (863)
   Year ended December 31, 2000            (1,707)
Ohio Municipal Bond
   Year ended July 31, 2002                   686
   Year ended July 31, 2001 (f)              (415)
Municipal Bond Fund
   Year ended July 31, 2002 (g)            (1,841)
   Period ended July 31, 2001 (b)            (843)
   Year ended December 31, 2000               191

--------
(a) Reflects operations for the period from October 29, 2001 (date of commencement of operations) through July 31, 2002 for Investment B and Investment C Shares.
(b) Reflects operations for the period from January 1, 2001 through July 31, 2001. The Fund changed its fiscal year end to July 31 from December 31.
(c) Reflects operations for the period from January1, 2002 through July 31, 2002. The Fund changed its fiscal year end to July 31 from December 31.
(d) Reflects the period of operations from October 29, 2001 (date of commencement of operations) through December 31, 2001 for Investment C Shares.
(e) Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002 for Investment B and Investment C Shares.
(f) Reflects operations for the period from October 11, 2001 (date of commencement of operations) to July 31, 2001 for Investment B Shares.
(g) Reflects operations for the period from October 29, 2001 (date of commencement of operations) through July 31, 2002 for Investment B, Investment C and Advisor Shares.
 /\ Represents fewer then five hundred dollars/shares.

Fifth Third Funds
Notes to Financial Statements (continued)
July 31, 2002

--------------------------------------------------------------------------------

                                    --------------------------------------------------------------

                                    --------------------------------------------------------------
                                                     Institutional Shares
                                    -----------------------------------------------------  -------
                                              Shares                             Total
                                     Shares  issued in Dividends    Shares   Institutional Shares
                                     issued   merger   reinvested  redeemed     Shares     issued
                                    -------- --------- ---------- ---------  ------------- -------
Bond Fund
   Year ended July 31, 2002 (a)     $ 45,860 $207,400   $ 6,381   $(134,595)   $ 125,046   $11,201
   Period ended July 31, 2001 (b)     25,545       --     2,668     (48,995)     (20,782)      716
   Year ended December 31, 2000       71,503       --     5,426     (91,196)     (14,267)    2,270
Intermediate Municipal Bond Fund
   Year ended July 31, 2002 (c)       24,479  142,421     5,361     (69,396)     102,865     1,302
   Period ended July 31, 2001 (b)     11,883       --       218     (34,633)     (22,532)    3,009
   Year ended December 31, 2000       36,945       --       436     (94,296)     (56,915)    1,469
Intermediate Bond Fund
   Year ended July 31, 2002 (c)      183,278  189,868    16,334    (264,090)     125,390    23,153
   Period ended July 31, 2001 (b)    129,859       --    12,062    (210,707)     (68,786)    1,103
   Year ended December 31, 2000      200,230       --    26,431    (376,507)    (149,846)    3,174
Short Term Bond Fund
   Year ended July 31, 2002          181,547       --     9,162    (119,076)      71,633    19,925
   Period ended July 31, 2001 (b)     84,525       --     4,880     (29,195)      60,210     2,277
   Year ended December 31, 2000       65,254       --     6,177     (76,800)      (5,369)      393
U.S. Government Bond Fund
   Year ended July 31, 2002           11,823       --     1,058     (12,564)         317    18,791
   Year ended July 31, 2001            8,938       --     1,257      (9,014)       1,181     3,023
                                    --------------------------------------------------------------

                                    --------------------------------------------------------------

Bond Fund
   Year ended July 31, 2002 (a)        4,849   20,471       646     (13,593)      12,373     1,146
   Period ended July 31, 2001 (b)      2,597       --       272      (4,961)      (2,092)       73
   Year ended December 31, 2000        7,616       --       579      (9,673)      (1,478)      242
Intermediate Municipal Bond Fund
   Year ended July 31, 2002 (c)        2,678   13,349       503      (6,502)      10,028       128
   Period ended July 31, 2001 (b)      1,107       --        20      (3,224)      (2,097)      281
   Year ended December 31, 2000        3,589       --        42      (9,151)      (5,520)      142
Intermediate Bond Fund
   Year ended July 31, 2002 (c)       19,157   18,832     1,650     (26,562)      13,077     2,379
   Period ended July 31, 2001 (b)     13,274       --     1,235     (21,482)      (6,973)      112
   Year ended December 31, 2000       21,256       --     2,814     (40,074)     (16,004)      335
Short Term Bond Fund
   Year ended July 31, 2002           18,476       --       933     (12,110)       7,299     2,034
   Period ended July 31, 2001 (b)      8,652       --       500      (2,986)       6,166       233
   Year ended December 31, 2000        6,861       --       651      (8,097)        (585)       41
U.S. Government Bond Fund
   Year ended July 31, 2002            1,157       --       104      (1,235)          26     1,842
   Year ended July 31, 2001              905       --       128        (914)         119       302

                                    ----------------------------------------------------------------------------------------------
                                    CAPITAL TRANSACTIONS, continued:
                                    ----------------------------------------------------------------------------------------------
                                             Investment A Shares                               Investment B Shares
                                    ------------------------------------------- -------------------------------------------------
                                     Shares                           Total             Shares                          Total
                                    issued in Dividends   Shares   Investment A Shares issued in Dividends   Shares  Investment B
                                     merger   reinvested redeemed     Shares    issued  merger   reinvested redeemed    Shares
                                    --------- ---------- --------  ------------ ------ --------- ---------- -------- ------------
Bond Fund
   Year ended July 31, 2002 (a)      $12,985    $  778   $(11,007)   $13,957    $3,884  $3,735      $155     $(870)     $6,904
   Period ended July 31, 2001 (b)         --       190     (1,543)      (637)       NA      NA        NA        NA          NA
   Year ended December 31, 2000           --       570     (7,209)    (4,369)       NA      NA        NA        NA          NA
Intermediate Municipal Bond Fund
   Year ended July 31, 2002 (c)        1,089       220     (3,430)      (819)      299      --         2        (3)        298
   Period ended July 31, 2001 (b)         --        79       (927)     2,161        NA      NA        NA        NA          NA
   Year ended December 31, 2000           --       104     (2,443)      (870)       NA      NA        NA        NA          NA
Intermediate Bond Fund
   Year ended July 31, 2002 (c)       24,462     1,023    (25,229)    23,409     2,618      --        26       (89)      2,555
   Period ended July 31, 2001 (b)         --       250     (2,241)      (888)       NA      NA        NA        NA          NA
   Year ended December 31, 2000           --       625     (6,509)    (2,710)       NA      NA        NA        NA          NA
Short Term Bond Fund
   Year ended July 31, 2002               --       292     (4,563)    15,654        NA      NA        NA        NA          NA
   Period ended July 31, 2001 (b)         --       106     (2,611)      (228)       NA      NA        NA        NA          NA
   Year ended December 31, 2000           --       215     (1,740)    (1,132)       NA      NA        NA        NA          NA
U.S. Government Bond Fund
   Year ended July 31, 2002               --       233    (14,896)     4,128        NA      NA        NA        NA          NA
   Year ended July 31, 2001               --       156     (2,069)     1,110        NA      NA        NA        NA          NA
                                    ----------------------------------------------------------------------------------------------
                                     SHARE TRANSACTIONS, continued:
                                    ----------------------------------------------------------------------------------------------

Bond Fund
   Year ended July 31, 2002 (a)        1,284        79     (1,119)     1,390       395     369        16       (89)        691
   Period ended July 31, 2001 (b)         --        19       (157)       (65)       NA      NA        NA        NA          NA
   Year ended December 31, 2000           --        61       (763)      (460)       NA      NA        NA        NA          NA
Intermediate Municipal Bond Fund
   Year ended July 31, 2002 (c)          102        21       (322)       (71)       28      --        --^       --          28
   Period ended July 31, 2001 (b)         --         7        (86)       202        NA      NA        NA        NA          NA
   Year ended December 31, 2000           --        10       (238)       (86)       NA      NA        NA        NA          NA
Intermediate Bond Fund
   Year ended July 31, 2002 (c)        2,420       104     (2,561)     2,342       265                 3        (9)        259
   Period ended July 31, 2001 (b)         --        26       (228)       (90)       NA      NA        NA        NA          NA
   Year ended December 31, 2000           --        66       (686)      (285)       NA      NA        NA        NA          NA
Short Term Bond Fund
   Year ended July 31, 2002               --        30       (465)     1,599        NA      NA        NA        NA          NA
   Period ended July 31, 2001 (b)         --        11       (267)       (23)       NA      NA        NA        NA          NA
   Year ended December 31, 2000           --        23       (184)      (120)       NA      NA        NA        NA          NA
U.S. Government Bond Fund
   Year ended July 31, 2002               --        23     (1,461)       404        NA      NA        NA        NA          NA
   Year ended July 31, 2001               --        16       (208)       110        NA      NA        NA        NA          NA

                                    ------------------------------------------------------------------------------------
                                                                     CAPITAL TRANSACTIONS, continued:
                                    ------------------------------------------------------------------------------------
                                                   Investment C Shares                          Advisor Shares
                                    ------------------------------------------------- ----------------------------------
                                            Shares                          Total                                 Total
                                    Shares issued in Dividends   Shares  Investment C Shares Dividends   Shares  Advisor
                                    issued  merger   reinvested redeemed    Shares    issued reinvested redeemed Shares
                                    ------ --------- ---------- -------- ------------ ------ ---------- -------- -------
Bond Fund
   Year ended July 31, 2002 (a)     $  329  $1,357      $37      $(503)     $1,220     $711     $ 6       $--^    $717
   Period ended July 31, 2001 (b)       NA      NA       NA         NA          NA       NA      NA        NA       NA
   Year ended December 31, 2000         NA      NA       NA         NA          NA       NA      NA        NA       NA
Intermediate Municipal Bond Fund
   Year ended July 31, 2002 (c)        483      57        4        (25)        519       NA      NA        NA       NA
   Period ended July 31, 2001 (b)       NA      NA       NA         NA          NA       NA      NA        NA       NA
   Year ended December 31, 2000         NA      NA       NA         NA          NA       NA      NA        NA       NA
Intermediate Bond Fund
   Year ended July 31, 2002 (c)        555     386       14       (164)        791       NA      NA        NA       NA
   Period ended July 31, 2001 (b)       NA      NA       NA         NA          NA       NA      NA        NA       NA
   Year ended December 31, 2000         NA      NA       NA         NA          NA       NA      NA        NA       NA
Short Term Bond Fund
   Year ended July 31, 2002             NA      NA       NA         NA          NA       NA      NA        NA       NA
   Period ended July 31, 2001 (b)       NA      NA       NA         NA          NA       NA      NA        NA       NA
   Year ended December 31, 2000         NA      NA       NA         NA          NA       NA      NA        NA       NA
U.S. Government Bond Fund
   Year ended July 31, 2002          2,773      --       41       (784)      2,030       NA      NA        NA       NA
   Year ended July 31, 2001            393      --       12        (84)        321       NA      NA        NA       NA
                                    ------------------------------------------------------------------------------------
                                                                      SHARE TRANSACTIONS, continued:
                                    ------------------------------------------------------------------------------------

Bond Fund
   Year ended July 31, 2002 (a)         33     134        4        (51)        120       72       1        --       73
   Period ended July 31, 2001 (b)       NA      NA       NA         NA          NA       NA      NA        NA       NA
   Year ended December 31, 2000         NA      NA       NA         NA          NA       NA      NA        NA       NA
Intermediate Municipal Bond Fund
   Year ended July 31, 2002 (c)         46       5       --^        (2)         49       NA      NA        NA       NA
   Period ended July 31, 2001 (b)       NA      NA       NA         NA          NA       NA      NA        NA       NA
   Year ended December 31, 2000         NA      NA       NA         NA          NA       NA      NA        NA       NA
Intermediate Bond Fund
   Year ended July 31, 2002 (c)         58      38        1        (17)         80       NA      NA        NA       NA
   Period ended July 31, 2001 (b)       NA      NA       NA         NA          NA       NA      NA        NA       NA
   Year ended December 31, 2000         NA      NA       NA         NA          NA       NA      NA        NA       NA
Short Term Bond Fund
   Year ended July 31, 2002             NA      NA       NA         NA          NA       NA      NA        NA       NA
   Period ended July 31, 2001 (b)       NA      NA       NA         NA          NA       NA      NA        NA       NA
   Year ended December 31, 2000         NA      NA       NA         NA          NA       NA      NA        NA       NA
U.S. Government Bond Fund
   Year ended July 31, 2002            274      --        4        (78)        200       NA      NA        NA       NA
   Year ended July 31, 2001             40      --        1         (9)         32       NA      NA        NA       NA

                                    --------------

                                    --------------


                                     Change from
                                    capital/share
                                    transactions
                                    -------------
Bond Fund
   Year ended July 31, 2002 (a)       $ 147,844
   Period ended July 31, 2001 (b)       (21,419)
   Year ended December 31, 2000         (18,636)
Intermediate Municipal Bond Fund
   Year ended July 31, 2002 (c)         102,863
   Period ended July 31, 2001 (b)       (20,371)
   Year ended December 31, 2000         (57,785)
Intermediate Bond Fund
   Year ended July 31, 2002 (c)         152,145
   Period ended July 31, 2001 (b)       (69,674)
   Year ended December 31, 2000        (152,556)
Short Term Bond Fund
   Year ended July 31, 2002              87,287
   Period ended July 31, 2001 (b)        59,982
   Year ended December 31, 2000          (6,501)
U.S. Government Bond Fund
   Year ended July 31, 2002               6,475
   Year ended July 31, 2001               2,612
                                    --------------

                                    --------------

Bond Fund
   Year ended July 31, 2002 (a)          14,647
   Period ended July 31, 2001 (b)        (2,157)
   Year ended December 31, 2000          (1,938)
Intermediate Municipal Bond Fund
   Year ended July 31, 2002 (c)          10,034
   Period ended July 31, 2001 (b)        (1,895)
   Year ended December 31, 2000          (5,606)
Intermediate Bond Fund
   Year ended July 31, 2002 (c)          15,758
   Period ended July 31, 2001 (b)        (7,063)
   Year ended December 31, 2000         (16,289)
Short Term Bond Fund
   Year ended July 31, 2002               8,898
   Period ended July 31, 2001 (b)         6,143
   Year ended December 31, 2000            (705)
U.S. Government Bond Fund
   Year ended July 31, 2002                 630
   Year ended July 31, 2001                 261

--------
(a) Reflects operations for the period from October 29, 2001 (date of commencement of operations) through July 31, 2002 for Investment B, Investment C and Advisor Shares.
(b) Reflects operations for the period from January 1, 2001 through July 31, 2001. The Fund changed its fiscal year end to July 31 from December 31.
(c) Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002 for Investment B and Investment C Shares.
 /\ Represents fewer then five hundred dollars/shares.

Fifth Third Funds
Notes to Financial Statements (continued)
July 31, 2002

--------------------------------------------------------------------------------


(5) Investment Advisory Fee and Other Transactions with Affiliates

Investment Advisory Fee--Fifth Third Asset Management Inc., the Trust's Investment Advisor (the "Advisor"), receives for its services an annual investment advisory fee based on a percentage of each Fund's average daily net assets, as follows: 0.70% for the Small Cap Growth Fund and Large Cap Core Fund, 0.80% for the Mid Cap Fund, Pinnacle Fund (advised by Heartland Capital Management, Inc.), Quality Growth Fund, Equity Income Fund and Balanced Fund, 1.00% for the Micro Cap Value Fund, Technology Fund, Multi Cap Value Fund, International Equity Fund, Worldwide Fund and Strategic Income Fund, 0.30% for the Equity Index Fund, 0.75% for the International GDP Fund, 0.45% for the Michigan Municipal Bond Fund, 0.55% for the Ohio Municipal Bond Fund, Municipal Bond Fund, Intermediate Municipal Bond Fund, Intermediate Bond Fund, U.S. Government Bond Fund, 0.60% for the Bond Fund and 0.50% for the Short Term Bond Fund.

Morgan Stanley Asset Management, Inc. is the International Equity Fund's Sub-Advisor (the "Sub-Advisor"). The Advisor compensates the Sub-Advisor at a rate based on the International Equity Fund's average daily net assets.

Administrative Fee--Fifth Third Bank ("Fifth Third") has served as the Trust's administrator since October 29, 2001. Prior to that date, BISYS Fund Services Limited Partnership ("BISYS"), a wholly owned subsidiary of The BISYS Group, Inc., served as the Trust's administrator. The administrator generally assists in all aspects of the Trust's administration and operations including providing the Funds with certain administrative personnel and services necessary to operate the Funds. Under the terms of the administration agreement, Fifth Third's fees are computed as a percentage of the daily average net assets of the Trust for the period. Administration fees are computed at 0.20% of the first $1 billion of the average daily net assets of the Trust, 0.18% of the average daily net assets of the Trust between $1 billion and $2 billion, and 0.17% of more than $2 billion of the average daily net assets of the Trust. Pursuant to a separate agreement with Fifth Third, BISYS performs sub-administrative services on behalf of the Funds including providing certain administrative personnel and services necessary to operate the Funds, for which it receives a fee from Fifth Third computed as a percentage of the daily net assets of the Trust.

Distribution Services Fee--The Trust has adopted a Distribution Plan (the "Plan") pursuant to Rule 12b-1 under the Act. Effective October 29, 2001 Fifth Third Funds Distributor, Inc. (formerly known as Kent Funds Distributors, Inc.), a wholly owned subsidiary of The BISYS Group, Inc., serves as the Trust's principal distributor. Prior to that date, with respect to the Small Cap Growth Fund, Equity Index Fund, Large Cap Core Fund, International GDP Fund, Michigan Municipal Bond Fund, Municipal Bond Fund, Bond Fund, Intermediate Municipal Bond Fund, Intermediate Bond Fund and Short Term Bond Fund, Kent Funds Distributors, Inc., a wholly owned subsidiary of The BISYS Group, Inc., provided these services. BISYS served as the remaining Funds principal distributor. Under the terms of the Plan, the Funds will compensate the principal distributor from the net assets of the Funds' Investment A Shares, Investment B Shares, Investment C Shares and Advisor Shares to finance activities intended to result in the sales of each Funds' shares. The Plan provides that the Funds may incur distribution expenses up to 0.25% of the average daily net assets of the Investment A Shares, up to 1.00% of the average daily net assets of the Investment B Shares, up to 0.75% of the average daily net assets of the Investment C Shares and up to 0.50% of the average daily net assets for the Advisor Shares, annually, to compensate the distributor.

Administrative Services Fee--The Trust has adopted an Administrative Services Agreement with Fifth Third with respect to Investment C Shares. Under the Plan, the Funds may make payments up to 0.25% of the average daily net asset value of Investment C Shares in exchange for certain administrative services for shareholders and for the maintenance of shareholder accounts.

Transfer and Dividend Disbursing Agent, Accounting and Custody Fees--Fifth Third serves as transfer and dividend disbursing agent, maintains the Funds' accounting records and is the Funds' custodian for which it receives a fee based on the level of each Fund's average net assets for the period, plus out-of-pocket

                                                              Fifth Third Funds
                                      Notes to Financial Statements (continued)
                                                                  July 31, 2002

--------------------------------------------------------------------------------

expenses. Transfer Agent fees are computed at 0.0225% of the average daily net assets of the each Funds' shares. Accounting fees are computed at 0.02% of the average daily net assets of each Funds' shares up to $500 million, 0.015% of the average daily net assets of each Funds' shares between $500 million and $1 billion, and 0.01% of more than $1 billion of the average daily net assets of each Funds' shares. Custody fees are computed at 0.01% of the average daily net assets of each Funds' shares up to $25 million, 0.0075% of the average daily net assets of each Funds' shares between $25 million and $100 million, 0.005% of the average daily net assets of each Funds' shares between $100 million and $200 million, and 0.0025% of more than $200 million of the average daily net assets of each Funds' shares plus transaction charges. Pursuant to a separate agreement with Fifth Third, BISYS performs sub-transfer and dividend disbursing agent services and sub-accounting services on behalf of the Funds, for which it receives a fee from Fifth Third computed as a percentage of the daily net assets of each Fund.

Certain officers of the Trust are officers of the above companies, but are not paid any fees directly by the Trust for serving as officers of the Trust.

Effective with the Reorganizations of the Funds, Fifth Third and the Advisor have agreed to waive fees and/or reimburse expenses to limit total annual fund operating expenses as follows:

                                 Institutional Investment A Investment B Investment C Advisor
                                   Shares/1/    Shares/2/    Shares/3/    Shares/3/   Shares/4/
                                 ------------- ------------ ------------ ------------ --------
Small Cap Growth Fund                0.92%         1.17%        1.92%        1.92%      1.42%
Micro Cap Value Fund                 1.40%         1.65%        2.40%        2.40%      1.90%
Equity Index Fund                    0.40%         0.65%        1.40%        1.40%      0.90%
Large Cap Core Fund                  0.92%         1.17%        1.92%        1.92%        NA
Multi Cap Value Fund                 1.33%         1.58%        2.33%        2.33%      1.83%
International GDP Fund               1.01%         1.26%        2.01%        2.01%        NA
Worldwide Fund                       1.44%           NA           NA         2.44%      1.94%
Strategic Income Fund                1.35%           NA           NA         2.35%      1.85%
Michigan Municipal Bond Fund         0.69%         0.84%        1.69%        1.69%        NA
Municipal Bond Fund                  0.79%         1.04%        1.79%        1.79%      1.29%
Bond Fund                            0.80%         1.05%        1.80%        1.80%      1.34%
Intermediate Municipal Bond Fund     0.73%         0.98%        1.73%        1.70%        NA
Intermediate Bond Fund               0.76%         1.01%        1.76%        1.76%        NA
Short Term Bond Fund                 0.74%         0.89%          NA           NA         NA

--------
/1/ Contractual waivers which will remain in effect until April 2, 2003, except for the Micro Cap Value Fund, Multi Cap Value Fund, Worldwide Fund and Strategic Income Fund, whose waivers will remain in effect until January 2, 2003.
/2/ Contractual waivers which will remain in effect until April 2, 2003, except for the Micro Cap Value Fund and Multi Cap Value Fund, whose waivers may be discontinued at any time.
/3/ Voluntary waivers resulting from the Reorganizations, which may be discontinued at any time.
/4/ Voluntary waivers resulting from the Reorganizations, which may be discontinued at any time, except for the Micro Cap Value Fund, Multi Cap Value Fund, Worldwide Fund and Strategic Income Fund, whose waivers will remain in effect until January 2, 2003.

Fifth Third Funds
Notes to Financial Statements (continued)
July 31, 2002

--------------------------------------------------------------------------------


(6) Investment Transactions

Purchases and sales of investments, excluding short-term securities for the period ended July 31, 2002, were as follows (Amounts in thousands):

                                              Purchases    Sales
                                              ---------- ----------
             Small Cap Growth Fund            $  158,854 $  276,294
             Micro Cap Value Fund                 50,283      7,156
             Mid Cap Fund                        116,999     76,837
             Technology Fund                      38,068     49,594
             Pinnacle Fund                        27,835     39,587
             Quality Growth Fund                 333,821    196,841
             Equity Index Fund                    71,198     95,293
             Large Cap Core Fund                  24,177    102,736
             Multi Cap Value Fund                 85,890     21,117
             Equity Income Fund                   21,511     25,705
             Balanced Fund                       250,842    245,813
             International Equity Fund            49,658     32,936
             International GDP Fund               20,668    166,753
             Worldwide Fund                      128,185    127,023
             Strategic Income Fund                16,294      9,869
             Michigan Municipal Bond Fund        101,477     20,800
             Ohio Municipal Bond Fund             55,933     50,620
             Municipal Bond Fund                 108,474    132,618
             Bond Fund                           905,313    982,515
             Intermediate Municipal Bond Fund    323,782    264,601
             Intermediate Bond Fund            1,748,004  1,682,068
             Short Term Bond Fund                350,675    270,009
             U.S. Government Bond Fund           102,915     99,533

(7) Concentration of Credit Risk

The Michigan Municipal Bond Fund and the Ohio Municipal Bond Fund invest a substantial proportion of their assets in debt obligations issued by the State of Michigan and the State of Ohio, respectively, and their political subdivisions, agencies and public authorities. The Funds are more susceptible to factors adversely affecting issuers of Michigan and Ohio municipal securities than a fund that is not concentrated in these issuers to the same extent.

The International Equity Fund and the International GDP Fund invest in equity and fixed income securities of non-U.S. issuers. Although the Funds each maintain a diversified investment portfolio, the political or economic developments within a particular country or region may have an adverse effect on the ability of domiciled issuers to meet their obligations. Additionally, political or economic developments may have an effect on the liquidity and volatility of portfolio securities and currency holdings.

(8) Change in Accounting Principle

As required, effective August 1, 2001, the Funds have adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began accreting discounts or amortizing premiums on debt securities. Prior to August 1, 2001, the Balanced Fund, Ohio Municipal Bond Fund and the U.S. Government Bond Fund did not accrete discounts on debt securities. The cumulative effect of this accounting change had no impact on total net assets of the Fund, but resulted in the following change in

                                                              Fifth Third Funds
                                      Notes to Financial Statements (continued)
                                                                  July 31, 2002

--------------------------------------------------------------------------------

cost of securities and the corresponding change in net unrealized appreciation (depreciation), based on securities held by the Fund on August 1, 2001.

                                                     Unrealized
                                         Cost of    Appreciation
              Fund                      Securities (Depreciation)
              ----                      ---------- --------------
              Balanced Fund                $  4        $  (4)
              Ohio Municipal Bond Fund      161         (161)
              U.S. Government Bond Fund      23          (23)

The effect of this change for the year ended July 31, 2002 was as follows:

                                       Net       Unrealized   Realized
                                    Investment  Appreciation   Gains
          Fund                        Income   (Depreciation) (Losses)
          ----                      ---------- -------------- --------
          Balanced Fund                $434        $(424)       $(10)
          Ohio Municipal Bond Fund       60          (37)        (23)
          U.S. Government Bond Fund     131         (130)         (1)

The Michigan Municipal Bond Fund, Municipal Bond Fund, Bond Fund, Intermediate Municipal Bond Fund, Intermediate Bond Fund and Short Term Bond Fund adopted the aforementioned provisions effective January 1, 2001 as they previously had a fiscal year-end of December 31. Prior to January 1, 2001, the Bond Fund, Intermediate Bond Fund and Short Term Bond Fund did not amortize premiums and the Municipal Bond Fund, Intermediate Municipal Bond Fund and Michigan Municipal Bond Fund did not accrete discounts on debt securities. The cumulative effect of this accounting change had no impact on total net assets of the Fund, but resulted in the following change in cost of securities and the corresponding change in net unrealized appreciation (depreciation), based on securities held by the Fund on January 1, 2001. (Amounts in thousands):

                                                         Unrealized
                                             Cost of    Appreciation
           Fund                             Securities (Depreciation)
           ----                             ---------- --------------
           Bond Fund                         $(1,162)      $1,162
           Intermediate Bond Fund             (3,447)       3,447
           Short Term Bond Fund                 (969)         969
           Municipal Bond Fund                    19          (19)
           Intermediate Municipal Bond Fund      291         (291)
           Michigan Municipal Bond Fund            5           (5)

The effect of this change for the period ended July 31, 2001 was as follows (Amounts in thousands):

                                          Net       Unrealized   Realized
                                       Investment  Appreciation   Gains
      Fund                               Income   (Depreciation) (Losses)
      ----                             ---------- -------------- --------
      Bond Fund                         $  (572)      $(109)      $  681
      Intermediate Bond Fund             (1,792)       (968)       2,760
      Short Term Bond Fund                 (544)          9          535
      Municipal Bond Fund                     7          (7)          --
      Intermediate Municipal Bond Fund       47          10          (57)
      Michigan Municipal Bond Fund            4          (3)          (1)

The statements of changes in net assets and financial highlights for prior periods have not been restated to reflect this change in presentation.

Fifth Third Funds
Notes to Financial Statements (continued)
July 31, 2002

--------------------------------------------------------------------------------


(9) Change in Independent Auditor

Effective May 1, 2002, PricewaterhouseCoopers LLP was appointed as Fifth Third Funds' independent auditor.

(10) Subsequent Events

The following changes took place within the Fifth Third Funds family effective August 1, 2002:

Launch of the new Fifth Third LifeModel Funds/SM/:

 . Fifth Third LifeModel Conservative Fund/SM/
 . Fifth Third LifeModel Moderately Conservative Fund/SM/
 . Fifth Third LifeModel Moderate Fund/SM/
 . Fifth Third LifeModel Moderately Aggressive Fund/SM/
 . Fifth Third LifeModel Aggressive Fund/SM/

The following name changes took place:

  Fifth Third Mid Cap Fund(right arrow)Fifth Third Mid Cap Growth Fund
  Fifth Third Pinnacle Fund(right arrow)Fifth Third Large Cap Opportunity Fund Fifth Third Equity Income Fund(right arrow)Fifth Third Disciplined Large Cap Value Fund

The following class description changes took place:

  Investment A Shares(right arrow)Class A Shares
  Investment B Shares(right arrow)Class B Shares
  Investment C Shares(right arrow)Class C Shares

The front-end sales charge for Investment A Shares changed from 4.50% to 5.00%.

Fifth Third Funds
Financial Highlights
Small Cap Growth Fund

--------------------------------------------------------------------------------


                                          Change in Net Assets
                                             Resulting from                 Less Dividends and
                                               Operations                   Distributions from
                                         ----------------------             ------------------
                                                        Net
                                                      Realized
                                                        and
                                                     Unrealized
                                                       Gains/
                                                      (Losses)   Change in                                     Net     Total
                               Net Asset    Net         from     Net Assets                         Total     Asset   Return
                                Value,   Investment  Investment  Resulting     Net       Net      Dividends   Value, (excludes
                               Beginning  Income/   Transactions    from    Investment Realized      and      End of   sales
                               of Period   (Loss)   and Futures  Operations   Income    Gains   Distributions Period  charge)
--------------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL  SHARES - Ticker Symbol: KNEEX
Year ended December 31 1997     $15.65      0.04        4.19        4.23      (0.06)    (1.43)      (1.49)    $18.39   27.94%
Year ended December 31 1998     $18.39      0.03       (1.08)      (1.05)     (0.03)    (1.85)      (1.88)    $15.46   (6.15%)
Year ended December 31 1999     $15.46      0.02        4.16        4.18      (0.02)    (0.33)      (0.35)    $19.29   27.98%
Year ended December 31 2000     $19.29        --       (0.08)      (0.08)        --     (0.19)      (0.19)    $19.02   (0.38%)
Period ended July 31   2001(a)  $19.02     (0.02)      (1.08)      (1.10)        --     (0.06)      (0.06)    $17.86   (5.75%)*
Year ended July 31     2002     $17.86     (0.04)      (3.56)      (3.60)        --     (0.56)      (0.56)    $13.70  (20.80%)
--------------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: KNEMX
Year ended December 31 1997     $15.61        --        4.19        4.19      (0.04)    (1.43)      (1.47)    $18.33   27.71%
Year ended December 31 1998     $18.33     (0.01)      (1.08)      (1.09)        --     (1.85)      (1.85)    $15.39   (6.40%)
Year ended December 31 1999     $15.39     (0.02)       4.15        4.13         --     (0.33)      (0.33)    $19.19   27.73%
Year ended December 31 2000     $19.19        --       (0.13)      (0.13)        --     (0.19)      (0.19)    $18.87   (0.59%)
Period ended July 31   2001(a)  $18.87     (0.04)      (1.06)      (1.10)        --     (0.06)      (0.06)    $17.71   (5.85%)*
Year ended July 31     2002     $17.71     (0.07)      (3.56)      (3.63)        --     (0.56)      (0.56)    $13.52  (21.15%)
--------------------------------------------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FTGBX
Period ended July 31   2002(b)  $16.54     (0.05)      (2.34)      (2.39)        --     (0.56)      (0.56)    $13.59  (13.01%)*
--------------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FTGCX
Period ended July 31   2002(b)  $16.54     (0.11)      (2.28)      (2.39)        --     (0.56)      (0.56)    $13.59  (13.01%)*
--------------------------------------------------------------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: FTGVX
Period ended July 31   2002(b)  $16.54     (0.03)      (2.31)      (2.34)        --     (0.56)      (0.56)    $13.64  (12.69%)*
--------------------------------------------------------------------------------------------------------------------------------


                                     Ratios/Supplemental Data
                       ---------------------------------------------------



                                          Ratios of
                                Ratios of    Net
                         Net    Expenses  Investment   Ratios of
                       Assets,     to      Income/    Expenses to
                       End of    Average  (Loss) to     Average   Portfolio
                       Period      Net     Average        Net     Turnover
                       (000's)   Assets   Net Assets   Assets ^    Rate #
---------------------------------------------------------------------------
INSTITUTIONAL  SHARES - Ticker Symbol: KNEEX
Year ended December 31 $719,998   0.93%      0.24%       0.94%       32%
Year ended December 31 $760,335   0.94%      0.18%       0.95%       41%
Year ended December 31 $746,428   0.94%      0.14%       0.95%       19%
Year ended December 31 $804,758   0.91%     (0.11%)      0.92%       28%
Period ended July 31   $724,275   0.93%**   (0.16%)**    0.93%**     13%
Year ended July 31     $485,623   0.93%     (0.21%)      0.96%       25%
---------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: KNEMX
Year ended December 31 $ 22,784   1.18%     (0.01%)      1.19%       32%
Year ended December 31 $ 23,455   1.19%     (0.07%)      1.20%       41%
Year ended December 31 $ 26,282   1.19%     (0.11%)      1.20%       19%
Year ended December 31 $ 25,231   1.16%     (0.36%)      1.17%       28%
Period ended July 31   $ 21,481   1.18%**   (0.41%)**    1.18%**     13%
Year ended July 31     $ 16,468   1.18%     (0.46%)      1.21%       25%
---------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FTGBX
Period ended July 31   $    872   1.93%**   (1.25%)**    1.98%**     25%
---------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FTGCX
Period ended July 31   $    346   1.93%**   (1.26%)**    1.97%**     25%
---------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: FTGVX
Period ended July 31   $    220   1.43%**   (0.74%)**    1.48%**     25%
---------------------------------------------------------------------------

(a) Reflects operations for the period from January 1, 2001 to July 31, 2001. The Fund changed its fiscal year end to July 31 from December 31.
(b) Reflects operations for the period from October 29, 2001 (date of commencement of operations) through July 31, 2002.
*  Not annualized.
** Annualized.
^ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
Micro Cap Value Fund

--------------------------------------------------------------------------------


                                   Change in Net Assets
                                      Resulting from                  Less Dividends and
                                        Operations                    Distributions from
                                  ----------------------             -----------------
                                                 Net
                                               Realized
                                                 and
                                              Unrealized                                                 Net
                                                Gains/    Change in                                     Asset    Total
                        Net Asset    Net       (Losses)   Net Assets                          Total     Value,  Return
                         Value,   Investment     from     Resulting     Net       Net       Dividends    End   (excludes
                        Beginning  Income/    Investment     from    Investment Realized       and        of     sales
                        of Period   (Loss)   Transactions Operations   Income    Gains    Distributions Period  charge)
--------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: MXAIX
Period ended
 December 31    1998(a)   $5.00     (0.05)      (0.09)      (0.14)        --     (0.04)       (0.04)    $4.82    (2.87%)*
Year ended
 December 31    1999      $4.82     (0.04)       1.08        1.04         --     (0.24)       (0.24)    $5.62    21.60%
Year ended
 December 31    2000      $5.62      0.06       (0.13)      (0.07)     (0.05)    (0.59)       (0.64)    $4.91    (1.21%)
Year ended
 December 31    2001      $4.91      0.01        1.11        1.12         --        --(d)        --(d)  $6.03    22.90%
Period ended
 July 31        2002(c)   $6.03     (0.01)      (0.13)      (0.14)        --        --           --     $5.89    (2.32%)*
--------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: MXCAX
Period ended
 December 31    2001(b)   $5.93     (0.01)       0.04        0.03         --        --           --     $5.96     0.56%*
Period ended
 July 31        2002(c)   $5.96     (0.02)      (0.12)      (0.14)        --        --           --     $5.82    (2.35%)*
--------------------------------------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: MXCBX
Period ended
 December 31    2001(b)   $5.93     (0.01)       0.03        0.02         --        --           --     $5.95     0.39%*
Period ended
 July 31        2002(c)   $5.95     (0.03)      (0.13)      (0.16)        --        --           --     $5.79    (2.69%)*
--------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FTGCX
Period ended
 December 31    2001(b)   $5.93     (0.01)       0.04        0.03         --        --           --     $5.96     0.56%*
Period ended
 July 31        2002(c)   $5.96     (0.03)      (0.14)      (0.17)        --        --           --     $5.79    (2.85%)*
--------------------------------------------------------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: FTGVX
Period ended
 December 31    1998(a)   $5.00     (0.07)      (0.09)      (0.16)        --     (0.04)       (0.04)    $4.80    (3.27%)*
Year ended
 December 31    1999      $4.80     (0.06)       1.08        1.02         --     (0.24)       (0.24)    $5.58    21.19%
Year ended
 December 31    2000      $5.58      0.03       (0.11)      (0.08)     (0.03)    (0.59)       (0.62)    $4.88    (1.38%)
Year ended
 December 31    2001      $4.88     (0.02)       1.10        1.08         --        --(d)        --(d)  $5.96    22.22%
Period ended
 July 31        2002(c)   $5.96     (0.04)      (0.11)      (0.15)        --        --           --     $5.81    (2.52%)*
--------------------------------------------------------------------------------------------------------------------------


                            Ratios/Supplemental Data
                ------------------------------------------------


                                  Ratios of
                        Ratios of    Net      Ratios of
                  Net   Expenses  Investment  Expenses
                Assets,    to      Income/       to
                End of   Average  (Loss) to    Average  Portfolio
                Period     Net     Average       Net    Turnover
                (000's)  Assets   Net Assets  Assets ^   Rate #
-----------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: MXAIX
Period ended
 December 31    $ 1,156   2.19%**   (0.83%)**   2.19%**    109%
Year ended
 December 31    $ 3,283   1.60%     (0.32%)     1.60%       96%
Year ended
 December 31    $ 6,743   1.40%      1.03%      1.40%      116%
Year ended
 December 31    $14,957   1.29%      0.21%      1.35%       47%
Period ended
 July 31        $45,538   1.40%**   (0.51%)**   1.68%**     16%
-----------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: MXCAX
Period ended
 December 31    $   862   1.59%**   (0.36%)**   1.78%**     47%
Period ended
 July 31        $ 5,030   1.66%**   (0.77%)**   1.95%**     16%
-----------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: MXCBX
Period ended
 December 31    $   352   2.31%**   (1.08%)**   2.52%**     47%
Period ended
 July 31        $ 2,709   2.42%**   (1.50%)**   2.72%**     16%
-----------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FTGCX
Period ended
 December 31    $    59   2.32%**   (0.97%)**   2.57%**     47%
Period ended
 July 31        $   712   2.42%**   (1.52%)**   2.73%**     16%
-----------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: FTGVX
Period ended
 December 31    $ 3,159   2.69%**   (1.33%)**   2.69%**    109%
Year ended
 December 31    $ 9,128   2.10%     (0.82%)     2.10%       96%
Year ended
 December 31    $15,424   1.90%      0.53%      1.90%      116%
Year ended
 December 31    $19,196   1.79%     (0.29%)     1.85%       47%
Period ended
 July 31        $18,905   1.90%**   (1.02%)**   2.12%**     16%
-----------------------------------------------------------------

(a) Reflects operations for the period from February 1, 1998 (date of commencement of operations) to December 31, 1998.
(b) Reflects operations for the period from August 13, 2001 (date of commencement of operations) to December 31, 2001.
(c) Reflects operations for the period from January 1, 2002 to July 31, 2002. The Fund changed its fiscal year end to July 31 from December 31.
(d) Amount is less than $.0.005 per share.
*   Not annualized.
**  Annualized.
^ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
Mid Cap Fund

--------------------------------------------------------------------------------



                                              Change in Net
                                          Assets Resulting from                      Less
                                               Operations                     Distributions from
                                       --------------------------             ------------------
                                                    Net Realized
                                                   and Unrealized  Change in                                    Net     Total
                             Net Asset             Gains/(Losses)  Net Assets                        Total     Asset   Return
                              Value,      Net     from Investment  Resulting         Net           Dividends   Value, (excludes
                             Beginning Investment Transactions and    from         Realized           and      End of   sales
                             of Period    Loss    Option Contracts Operations       Gains        Distributions Period  charge)
---------------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: FMCIX
Period ended July 31 1999(a)  $15.40     (0.04)         1.95          1.91          (1.44)           (1.44)    $15.87   13.13%*
Year ended July 31   2000     $15.87     (0.04)         4.63          4.59          (1.18)           (1.18)    $19.28   30.65%
Year ended July 31   2001     $19.28        --         (1.69)        (1.69)         (2.49)           (2.49)    $15.10   (9.94%)
Year ended July 31   2002     $15.10     (0.06)        (4.33)        (4.39)         (0.47)           (0.47)    $10.24  (30.02%)
---------------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: FSMCX
Year ended July 31   1998     $16.98     (0.03)         0.98          0.95          (1.74)           (1.74)    $16.19    5.69%
Year ended July 31   1999     $16.19     (0.10)         1.17          1.07          (1.44)           (1.44)    $15.82    7.29%
Year ended July 31   2000     $15.82     (0.08)         4.60          4.52          (1.18)           (1.18)    $19.16   30.22%
Year ended July 31   2001     $19.16        --         (1.73)        (1.73)         (2.49)           (2.49)    $14.94  (10.18%)
Year ended July 31   2002     $14.94     (0.09)        (4.27)        (4.36)         (0.47)           (0.47)    $10.11  (30.21%)
---------------------------------------------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FBMBX
Period ended July 31 2001(b)  $17.91        --         (0.56)        (0.56)         (2.49)           (2.49)    $14.86   (4.46%)*
Year ended July 31   2002     $14.86     (0.14)        (4.27)        (4.41)         (0.47)           (0.47)    $ 9.98  (30.65%)
---------------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FCMCX
Year ended July 31   1998     $16.88     (0.05)         0.89          0.84          (1.74)           (1.74)    $15.98    5.03%
Year ended July 31   1999     $15.98     (0.18)         1.16          0.98          (1.44)           (1.44)    $15.52    6.79%
Year ended July 31   2000     $15.52     (0.16)         4.47          4.31          (1.18)           (1.18)    $18.65   29.48%
Year ended July 31   2001     $18.65        --         (1.80)        (1.80)         (2.49)           (2.49)    $14.36  (10.95%)
Year ended July 31   2002     $14.36     (0.18)        (4.08)        (4.26)         (0.47)           (0.47)    $ 9.63  (30.67%)
---------------------------------------------------------------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: FTMVX
Period ended July 31 2002(c)  $13.47     (0.04)        (2.87)        (2.91)         (0.47)           (0.47)    $10.09  (19.75%)*
---------------------------------------------------------------------------------------------------------------------------------


                                     Ratios/Supplemental Data
                     --------------------------------------------------------

                       Net                Ratios of Net
                     Assets,   Ratios of   Investment    Ratios of
                     End of   Expenses to     Loss      Expenses to  Portfolio
                     Period     Average    to Average     Average    Turnover
                     (000's)  Net Assets   Net Assets   Net Assets ^  Rate #
------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: FMCIX
Period ended July 31 $191,987    0.97%**      (0.26%)**     1.04%**     49%
Year ended July 31   $242,641    0.99%        (0.26%)       1.04%       42%
Year ended July 31   $255,634    1.02%        (0.24%)       1.06%       26%
Year ended July 31   $207,807    1.12%        (0.49%)       1.14%       27%
------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: FSMCX
Year ended July 31   $217,547    1.01%        (0.19%)       1.41%       44%
Year ended July 31   $ 27,966    1.28%        (0.59%)       1.39%       49%
Year ended July 31   $ 36,430    1.24%        (0.51%)       1.29%       42%
Year ended July 31   $ 41,278    1.28%        (0.49%)       1.32%       26%
Year ended July 31   $ 30,165    1.36%        (0.74%)       1.39%       27%
------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FBMBX
Period ended July 31 $  3,757    2.05%**      (1.24%)**     2.09%**     26%
Year ended July 31   $  5,008    2.12%        (1.51%)       2.15%       27%
------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FCMCX
Year ended July 31   $  1,049    1.61%        (0.81%)       2.05%       44%
Year ended July 31   $    794    1.85%        (1.07%)       2.17%       49%
Year ended July 31   $    979    1.74%        (1.01%)       2.04%       42%
Year ended July 31   $  1,410    1.99%        (1.20%)       2.15%       26%
Year ended July 31   $  1,061    2.12%        (1.49%)       2.14%       27%
------------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: FTMVX
Period ended July 31 $    145    1.68%**      (1.06%)**     1.71%**     27%
------------------------------------------------------------------------------

(a) Reflects operations for the period from August 11, 1998 (date of commencement of operations) to July 31, 1999.
(b) Reflects operations for the period from October 11, 2000 (date of commencement of operations) to July 31, 2001.
(c) Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002.
*   Not annualized.
**  Annualized.
^ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
Technology Fund

--------------------------------------------------------------------------------

                                            Change in Net
                                        Assets Resulting from                    Less
                                             Operations                   Distributions from
                                       ----------------------             ------------------
                                                      Net
                                                    Realized
                                                      and
                                                   Unrealized
                                                     Gains/
                                                    (Losses)
                                                      from
                                                   Investment  Change in                                    Net     Total
                             Net Asset            Transactions Net Assets                        Total     Asset   Return
                              Value,      Net         and      Resulting         Net           Dividends   Value, (excludes
                             Beginning Investment    Option       from         Realized           and      End of   sales
                             of Period    Loss     Contracts   Operations       Gains        Distributions Period  charge)
-----------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: FTTIX
Period ended July 31 2000(a)  $20.00     (0.03)      (0.76)      (0.79)            --               --     $19.21   (5.69%)*
Year ended July 31   2001     $19.21        --       (8.68)      (8.68)         (0.16)           (0.16)    $10.37  (46.65%)
Year ended July 31   2002     $10.37     (0.12)      (4.70)      (4.82)            --               --     $ 5.55  (46.48%)
-----------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: FTTAX
Period ended July 31 2000(a)  $20.00     (0.03)      (0.76)      (0.79)            --               --     $19.21   (5.69%)*
Year ended July 31   2001     $19.21        --       (8.70)      (8.70)         (0.16)           (0.16)    $10.35  (45.62%)
Year ended July 31   2002     $10.35     (0.13)      (4.70)      (4.83)            --               --     $ 5.52  (46.67%)
-----------------------------------------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FTCBX
Period ended July 31 2001(b)  $17.28        --       (6.84)      (6.84)         (0.16)           (0.16)    $10.28  (39.95%)*
Year ended July 31   2002     $10.28     (0.17)      (4.67)      (4.84)            --               --     $ 5.44  (47.08%)
-----------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FTTCX
Period ended July 31 2000(a)  $20.00     (0.03)      (0.77)      (0.80)            --               --     $19.20   (5.65%)*
Year ended July 31   2001     $19.20        --       (8.80)      (8.80)         (0.16)           (0.16)    $10.24  (46.12%)
Year ended July 31   2002     $10.24     (0.24)      (4.57)      (4.81)            --               --     $ 5.43  (46.97%)
-----------------------------------------------------------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: FTTVX
Period ended July 31 2002(c)  $ 8.91     (0.08)      (3.32)      (3.40)            --               --     $ 5.51  (34.48%)*
-----------------------------------------------------------------------------------------------------------------------------


                                   Ratios/Supplemental Data
                     ----------------------------------------------------






                             Ratios of
                       Net   Expenses  Ratios of Net  Ratios of
                     Assets,    to      Investment   Expenses to
                     End of   Average      Loss        Average   Portfolio
                     Period     Net     to Average       Net     Turnover
                     (000's)  Assets    Net Assets    Assets ^    Rate #
--------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: FTTIX
Period ended July 31 $55,188   1.46%**     (0.79%)**    1.46%**     11%
Year ended July 31   $45,842   1.50%       (1.24%)      1.50%       50%
Year ended July 31   $21,183   1.51%       (1.35%)      1.51%       97%
--------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: FTTAX
Period ended July 31 $ 4,560   1.70%**     (1.27%)**    1.70%**     11%
Year ended July 31   $ 5,615   1.76%       (1.49%)      1.76%       50%
Year ended July 31   $ 3,256   1.75%       (1.59%)      1.75%       97%
--------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FTCBX
Period ended July 31 $   900   2.54%**     (2.28%)**    2.54%**     50%
Year ended July 31   $   679   2.51%       (2.35%)      2.51%       97%
--------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FTTCX
Period ended July 31 $   105   2.42%**     (1.89%)**    2.42%**     11%
Year ended July 31   $   150   2.60%       (2.33%)      2.60%       50%
Year ended July 31   $    96   2.45%       (2.29%)      2.45%       97%
--------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: FTTVX
Period ended July 31 $     6   1.95%**     (1.82%)**    1.95%**     97%
--------------------------------------------------------------------------

(a) Reflects operations for the period from June 5, 2000 (date of commencement of operations) to July 31, 2000.
(b) Reflects operations for the period from October 11, 2000 (date of commencement of operations) to July 31, 2001.
(c) Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002.
*  Not annualized.
** Annualized.
^ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
Pinnacle Fund (a)

--------------------------------------------------------------------------------


                                                                     Change in Net
                                                                 Assets Resulting from              Less Dividends and
                                                                      Operations                    Distributions from
                                                               ------------------------             ------------------

                                                                           Net Realized
                                                                          and Unrealized Change in
                                                     Net Asset    Net     Gains/(Losses) Net Assets
                                                      Value,   Investment      from      Resulting     Net       Net
                                                     Beginning  Income/     Investment      from    Investment Realized
                                                     of Period   (Loss)    Transactions  Operations   Income    Gains
------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: FPFIX
Period ended July 31                        1999 (b)  $31.26     (0.06)         6.71         6.65        --     (0.63)
Year ended July 31                           2000     $37.28     (0.09)         1.59         1.50        --     (0.55)
Year ended July 31                           2001     $38.23        --        (11.73)      (11.73)       --     (1.03)
Year ended July 31                           2002     $25.47     (0.21)        (7.20)       (7.41)       --        --
------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: FSPIX
Year ended July 31                           1997     $23.96      0.13          8.25         8.38     (0.13)    (4.50)
Period ended July 31                        1998 (c)  $27.71     (0.02)         5.13         5.11        --     (0.47)
Year ended July 31                           1999     $32.35     (0.09)         5.57         5.48        --     (0.63)
Year ended July 31                           2000     $37.20     (0.21)         1.61         1.40        --     (0.55)
Year ended July 31                           2001     $38.05        --        (11.74)      (11.74)       --     (1.03)
Year ended July 31                           2002     $25.28     (0.29)        (7.11)       (7.40)       --        --
------------------------------------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FTPBX
Period ended July 31                        2001 (d)  $34.43        --         (7.81)       (7.81)       --     (1.03)
Year ended July 31                           2002     $25.59     (0.34)        (7.40)       (7.74)       --        --
------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FTPCX
Period ended July 31                        1998 (e)  $30.16     (0.04)         2.16         2.12        --        --
Year ended July 31                           1999     $32.28     (0.23)         5.50         5.27        --     (0.63)
Year ended July 31                           2000     $36.92     (0.47)         1.66         1.19        --     (0.55)
Year ended July 31                           2001     $37.56        --        (11.78)      (11.78)       --     (1.03)
Year ended July 31                           2002     $24.75     (0.50)        (6.88)       (7.38)       --        --
------------------------------------------------------------------------------------------------------------------------


                                                                                          Ratios/Supplemental Data
                                                                            ----------------------------------------------------
                                                                                                Ratios of
                                                                                                   Net
                                                           Net     Total      Net               Investment   Ratios of
                                                Total     Asset   Return    Assets,  Ratios of   Income/    Expenses to
                                              Dividends   Value, (excludes  End of  Expenses to (Loss) to     Average   Portfolio
                                                 and      End of   sales    Period    Average    Average        Net     Turnover
                                            Distributions Period  charge)   (000's) Net Assets  Net Assets   Assets ^    Rate #
---------------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: FPFIX
Period ended July 31                            (0.63)    $37.28   21.53%*  $61,943    1.21%**    (0.24%)**    1.22%**      51%
Year ended July 31                              (0.55)    $38.23    4.07%   $58,939    1.07%      (0.23%)      1.07%        53%
Year ended July 31                              (1.03)    $25.47  (31.27%)  $31,415    1.11%      (0.48%)      1.24%       139%
Year ended July 31                                 --     $18.06  (29.09%)  $16,623    1.38%      (0.79%)      1.38%        70%
---------------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: FSPIX
Year ended July 31                              (4.63)    $27.71   35.40%   $22,272    1.12%       0.46%       1.12%        50%
Period ended July 31                            (0.47)    $32.35   18.58%*  $35,549    1.28%**    (0.12%)**    1.58%**      38%
Year ended July 31                              (0.63)    $37.20   17.18%   $49,936    1.41%      (0.47%)      1.43%        51%
Year ended July 31                              (0.55)    $38.05    3.81%   $42,842    1.32%      (0.47%)      1.32%        53%
Year ended July 31                              (1.03)    $25.28  (31.44%)  $20,106    1.36%      (0.73%)      1.48%       139%
Year ended July 31                                 --     $17.88  (29.27%)  $ 9,132    1.63%      (1.03%)      1.63%        70%
---------------------------------------------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FTPBX
Period ended July 31                            (1.03)    $25.59  (23.35%)* $   158    2.17%**    (1.54%)**    2.57%**     139%
Year ended July 31                                 --     $17.85  (30.25%)  $   285    2.27%      (1.89%)      2.27%        70%
---------------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FTPCX
Period ended July 31                               --     $32.28    7.07%*  $   922    2.17%**    (0.84%)**    2.59%**      38%
Year ended July 31                              (0.63)    $36.92   16.56%   $ 6,653    1.95%      (1.00%)      2.21%        51%
Year ended July 31                              (0.55)    $37.56    3.26%   $ 4,171    1.82%      (0.97%)      2.07%        53%
Year ended July 31                              (1.03)    $24.75  (31.97%)  $ 1,935    2.05%      (1.42%)      2.32%       139%
Year ended July 31                                 --     $17.37  (29.82%)  $   837    2.38%      (1.78%)      2.38%        70%
---------------------------------------------------------------------------------------------------------------------------------

(a) Information prior to the period March 9, 1998 is for the Pinnacle Fund, the predecessor of the Fifth Third Pinnacle Fund.
(b) Reflects operations for the period from August 11, 1998 (date of commencement of operations) to July 31, 1999.
(c) Reflects operations for the period from January 1, 1998 to July 31, 1998.
(d) Reflects operations for the period from October 11, 2000 (date of commencement of operations) to July 31, 2001.
(e) Reflects operations for the period from March 9, 1998 (date of commencement of operations) to July 31, 1998.
*  Not annualized.
** Annualized.
^ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
Quality Growth Fund

--------------------------------------------------------------------------------


                                            Change in Net
                                        Assets Resulting from             Less Dividends and
                                             Operations                   Distributions from
                                       ----------------------             ------------------
                                                      Net
                                                    Realized
                                                      and
                                                   Unrealized
                                                     Gains/    Change in                                     Net     Total
                             Net Asset    Net       (Losses)   Net Assets                         Total     Asset   Return
                              Value,   Investment     from     Resulting     Net       Net      Dividends   Value, (excludes
                             Beginning  Income/    Investment     from    Investment Realized      and      End of   sales
                             of Period   (Loss)   Transactions Operations   Income    Gains   Distributions Period  charge)
------------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: FQGIX
Period ended July 31 1999(a)  $19.45     (0.02)       5.89        5.87         --     (1.95)      (1.95)    $23.37   32.08%*
Year ended July 31   2000     $23.37     (0.02)       4.06        4.04         --     (1.17)      (1.17)    $26.24   17.82%
Year ended July 31   2001     $26.24        --       (4.85)      (4.85)        --     (2.91)      (2.91)    $18.48  (19.93%)
Year ended July 31   2002     $18.48     (0.04)      (4.94)      (4.98)        --     (0.59)      (0.59)    $12.91  (27.90%)
------------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: FSQGX
Year ended July 31   1998     $19.23      0.03        2.49        2.52      (0.03)    (1.46)      (1.49)    $20.26   14.12%
Year ended July 31   1999     $20.26     (0.06)       5.06        5.00         --     (1.95)      (1.95)    $23.31   26.48%
Year ended July 31   2000     $23.31     (0.07)       4.05        3.98         --     (1.17)      (1.17)    $26.12   17.60%
Year ended July 31   2001     $26.12        --       (4.88)      (4.88)        --     (2.91)      (2.91)    $18.33  (20.16%)
Year ended July 31   2002     $18.33     (0.08)      (4.89)      (4.97)        --     (0.59)      (0.59)    $12.77  (28.08%)
------------------------------------------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FSBQX
Period ended July 31 2001(b)  $24.17        --       (3.03)      (3.03)        --     (2.91)      (2.91)    $18.23  (24.58%)*
Year ended July 31   2002     $18.23     (0.16)      (4.88)      (5.04)        --     (0.59)      (0.59)    $12.60  (28.63%)
------------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FSQCX
Year ended July 31   1998     $19.18     (0.07)       2.45        2.38         --     (1.46)      (1.46)    $20.10   13.41%
Year ended July 31   1999     $20.10     (0.18)       5.00        4.82         --     (1.95)      (1.95)    $22.97   25.76%
Year ended July 31   2000     $22.97     (0.19)       3.98        3.79         --     (1.17)      (1.17)    $25.59   17.01%
Year ended July 31   2001     $25.59        --       (4.90)      (4.90)        --     (2.91)      (2.91)    $17.78  (20.71%)
Year ended July 31   2002     $17.78     (0.20)      (4.71)      (4.91)        --     (0.59)      (0.59)    $12.28  (28.62%)
------------------------------------------------------------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: FQGVX
Period ended July 31 2002(c)  $16.79     (0.03)      (3.42)      (3.45)        --     (0.59)      (0.59)    $12.75  (19.05%)*
------------------------------------------------------------------------------------------------------------------------------


                                  Ratios/Supplemental Data
                     --------------------------------------------------


                                         Ratios of
                                            Net      Ratios of
                       Net               Investment  Expenses
                     Assets,  Ratios of   Income/       to
                     End of    Expenses  (Loss) to    Average  Portfolio
                     Period   to Average  Average       Net    Turnover
                     (000's)  Net Assets Net Assets  Assets ^   Rate #
------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: FQGIX
Period ended July 31 $583,753    1.00%**   (0.10%)**   1.05%**    34%
Year ended July 31   $814,820    1.00%     (0.10%)     1.03%      21%
Year ended July 31   $716,251    1.02%     (0.22%)     1.02%      20%
Year ended July 31   $566,235    1.09%     (0.24%)     1.09%      20%
------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: FSQGX
Year ended July 31   $520,068    1.00%      0.10%      1.37%      45%
Year ended July 31   $116,963    1.21%     (0.29%)     1.29%      34%
Year ended July 31   $208,342    1.25%     (0.35%)     1.28%      21%
Year ended July 31   $340,596    1.28%     (0.46%)     1.28%      20%
Year ended July 31   $221,972    1.34%     (0.49%)     1.34%      20%
------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FSBQX
Period ended July 31 $ 14,531    2.05%**   (1.22%)**   2.05%**    20%
Year ended July 31   $ 19,678    2.10%     (1.25%)     2.10%      20%
------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FSQCX
Year ended July 31   $  8,357    1.63%     (0.54%)     2.02%      45%
Year ended July 31   $  9,775    1.80%     (0.89%)     2.10%      34%
Year ended July 31   $ 13,791    2.00%     (0.85%)     2.28%      21%
Year ended July 31   $ 11,687    1.98%     (1.17%)     2.11%      20%
Year ended July 31   $  8,044    2.09%     (1.24%)     2.09%      20%
------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: FQGVX
Period ended July 31 $    366    1.69%**   (0.80%)**   1.69%**    20%
------------------------------------------------------------------------

(a) Reflects operations for the period from August 11, 1998 (date of commencement of operations) to July 31, 1999.
(b) Reflects operations for the period from October 11, 2000 (date of commencement of operations) to July 31, 2001.
(c) Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002.
*   Not annualized.
**  Annualized.
/\ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
Equity Index Fund

--------------------------------------------------------------------------------


                                               Change in Net
                                           Assets Resulting from              Less Dividends and
                                                Operations                    Distributions from
                                         ------------------------             ------------------
                                                     Net Realized
                                                    and Unrealized
                                                    Gains/(Losses) Change in                                     Net     Total
                               Net Asset                 from      Net Assets                         Total     Asset   Return
                                Value,      Net       Investment   Resulting     Net       Net      Dividends   Value, (excludes
                               Beginning Investment  Transactions     from    Investment Realized      and      End of   sales
                               of Period   Income    and Futures   Operations   Income    Gains   Distributions Period  charge)
----------------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: KNIEX
Year ended December 31 1997     $14.71      0.25         4.50         4.75      (0.25)    (0.07)      (0.32)    $19.14   32.55%
Year ended December 31 1998     $19.14      0.24         5.14         5.38      (0.24)    (0.04)      (0.28)    $24.24   28.26%
Year ended December 31 1999     $24.24      0.24         4.68         4.92      (0.24)    (0.61)      (0.85)    $28.31   20.55%
Year ended December 31 2000     $28.31      0.22        (2.81)       (2.59)     (0.22)    (0.32)      (0.54)    $25.18   (9.30%)
Period ended July 31   2001(a)  $25.18      0.12        (2.08)       (1.96)     (0.11)       --       (0.11)    $23.11   (7.83%)*
Year ended July 31     2002     $23.11      0.23        (5.70)       (5.47)     (0.22)       --       (0.22)    $17.42  (23.82%)
----------------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: KNIDX
Year ended December 31 1997     $14.72      0.20         4.51         4.71      (0.21)    (0.07)      (0.28)    $19.15   32.24%
Year ended December 31 1998     $19.15      0.18         5.14         5.32      (0.18)    (0.04)      (0.22)    $24.25   27.93%
Year ended December 31 1999     $24.25      0.18         4.68         4.86      (0.18)    (0.61)      (0.79)    $28.32   20.24%
Year ended December 31 2000     $28.32      0.15        (2.80)       (2.65)     (0.15)    (0.32)      (0.47)    $25.20   (9.52%)
Period ended July 31   2001(a)  $25.20      0.09        (2.09)       (2.00)     (0.10)       --       (0.10)    $23.10   (7.94%)*
Year ended July 31     2002     $23.10      0.17        (5.69)       (5.52)     (0.20)       --       (0.20)    $17.38  (24.03%)
----------------------------------------------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FBINX
Period ended July 31   2002(b)  $21.07      0.06        (3.69)       (3.63)     (0.12)       --       (0.12)    $17.32  (15.32%)*
----------------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FCINX
Period ended July 31   2002(b)  $21.07      0.10        (3.73)       (3.63)     (0.11)       --       (0.11)    $17.33  (15.30%)*
----------------------------------------------------------------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: FVINX
Period ended July 31   2002(b)  $21.07      0.13        (3.67)       (3.54)     (0.14)       --       (0.14)    $17.39  (14.89%)*
----------------------------------------------------------------------------------------------------------------------------------


                                     Ratios/Supplemental Data
                       ----------------------------------------------------
                                           Ratios of
                                              Net
                         Net               Investment
                       Assets,  Ratios of   Income/    Ratios of
                       End of    Expenses  (Loss) to    Expenses   Portfolio
                       Period   to Average  Average    to Average  Turnover
                       (000's)  Net Assets Net Assets Net Assets ^  Rate #
----------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: KNIEX
Year ended December 31 $590,241    0.43%      1.44%       0.54%        1%
Year ended December 31 $771,147    0.42%      1.10%       0.55%       12%
Year ended December 31 $875,780    0.42%      0.92%       0.54%        9%
Year ended December 31 $860,647    0.40%      0.80%       0.53%        9%
Period ended July 31   $822,909    0.40%**    0.86%**     0.53%**      4%
Year ended July 31     $608,556    0.41%      1.06%       0.56%        9%
----------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: KNIDX
Year ended December 31 $ 27,922    0.68%      1.20%       0.79%        1%
Year ended December 31 $ 38,205    0.67%      0.85%       0.80%       12%
Year ended December 31 $ 47,836    0.67%      0.67%       0.79%        9%
Year ended December 31 $ 38,930    0.65%      0.55%       0.78%        9%
Period ended July 31   $ 33,765    0.65%**    0.61%**     0.78%**      4%
Year ended July 31     $ 24,817    0.66%      0.81%       0.81%        9%
----------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FBINX
Period ended July 31   $  1,315    1.40%**    0.08%**     1.57%**      9%
----------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FCINX
Period ended July 31   $    635    1.41%**    0.11%**     1.58%**      9%
----------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: FVINX
Period ended July 31   $      7    0.82%**    0.62%**     0.88%**      9%
----------------------------------------------------------------------------

(a) Reflects operations for the period from January 1, 2001 to July 31, 2001. The Fund changed its fiscal year end to July 31 from December 31.
(b) Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002.
*   Not annualized.
**  Annualized.
/\ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
Large Cap Core Fund

--------------------------------------------------------------------------------


                                              Change in Net
                                          Assets Resulting from             Less Dividends and
                                               Operations                   Distributions from
                                         ----------------------             ------------------
                                                        Net
                                                      Realized
                                                        and
                                                     Unrealized
                                                       Gains/
                                                      (Losses)   Change in                                     Net     Total
                               Net Asset                from     Net Assets                         Total     Asset   Return
                                Value,      Net      Investment  Resulting     Net       Net      Dividends   Value, (excludes
                               Beginning Investment Transactions    from    Investment Realized      and      End of   sales
                               of Period   Income   and Futures  Operations   Income    Gains   Distributions Period  charge)
--------------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: KNVEX
Year ended December 31 1997     $13.90      0.25        3.04        3.29      (0.25)    (1.39)      (1.64)    $15.55   24.14%
Year ended December 31 1998     $15.55      0.13        4.03        4.16      (0.14)    (1.54)      (1.68)    $18.03   28.07%
Year ended December 31 1999     $18.03      0.12        3.20        3.32      (0.12)    (0.81)      (0.93)    $20.42   18.79%
Year ended December 31 2000     $20.42      0.07       (2.24)      (2.17)     (0.07)    (1.34)      (1.41)    $16.84  (11.25%)
Period ended July 31   2001(a)  $16.84      0.03       (1.43)      (1.40)     (0.03)    (0.24)      (0.27)    $15.17   (8.24%)*
Year ended July 31     2002     $15.17      0.08       (3.66)      (3.58)     (0.08)    (0.31)      (0.39)    $11.20  (24.07%)
--------------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: KNVIX
Year ended December 31 1997     $13.81      0.21        3.02        3.23      (0.21)    (1.39)      (1.60)    $15.44   23.89%
Year ended December 31 1998     $15.44      0.08        4.00        4.08      (0.10)    (1.54)      (1.64)    $17.88   27.68%
Year ended December 31 1999     $17.88      0.07        3.18        3.25      (0.07)    (0.81)      (0.88)    $20.25   18.53%
Year ended December 31 2000     $20.25      0.02       (2.22)      (2.20)     (0.02)    (1.34)      (1.36)    $16.69  (11.47%)
Period ended July 31   2001(a)  $16.69      0.02       (1.42)      (1.40)     (0.03)    (0.24)      (0.27)    $15.02   (8.36%)*
Year ended July 31     2002     $15.02      0.05       (3.62)      (3.57)     (0.07)    (0.31)      (0.38)    $11.07  (24.25%)
--------------------------------------------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FBLVX
Period ended July 31   2002(b)  $13.86      0.02       (2.41)      (2.39)     (0.04)    (0.31)      (0.35)    $11.12  (15.86%)*
--------------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FCLVX
Period ended July 31   2002(b)  $13.86      0.03       (2.40)      (2.37)     (0.03)    (0.31)      (0.34)    $11.15  (15.66%)*
--------------------------------------------------------------------------------------------------------------------------------


                                     Ratios/Supplemental Data
                       ---------------------------------------------------



                                           Ratios of
                                              Net
                         Net               Investment  Ratios of
                       Assets,  Ratios of   Income/     Expenses
                       End of    Expenses  (Loss) to   to Average Portfolio
                       Period   to Average  Average       Net     Turnover
                       (000's)  Net Assets Net Assets   Assets ^   Rate #
---------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: KNVEX
Year ended December 31 $697,973    0.92%      1.61%       0.93%      88%
Year ended December 31 $827,828    0.93%      0.77%       0.94%      20%
Year ended December 31 $822,414    0.92%      0.62%       0.93%       9%
Year ended December 31 $624,860    0.91%      0.35%       0.92%      14%
Period ended July 31   $547,524    0.93%**    0.40%**     0.94%**     5%
Year ended July 31     $520,727    0.93%      0.64%       0.97%       5%
---------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: KNVIX
Year ended December 31 $ 35,343    1.17%      1.31%       1.18%      88%
Year ended December 31 $ 50,458    1.18%      0.50%       1.19%      20%
Year ended December 31 $ 58,336    1.18%      0.36%       1.19%       9%
Year ended December 31 $ 47,847    1.16%      0.10%       1.17%      14%
Period ended July 31   $ 38,659    1.18%**    0.15%**     1.19%**     5%
Year ended July 31     $ 23,320    1.18%      0.38%       1.22%       5%
---------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FBLVX
Period ended July 31   $    361    1.93%**   (0.36%)**    1.99%**     5%
---------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FCLVX
Period ended July 31   $     20    1.90%**   (0.12%)**    1.97%**     5%
---------------------------------------------------------------------------

(a) Reflects operations for the period from January 1, 2001 to July 31, 2001. The Fund changed its fiscal year end to July 31 from December 31.
(b) Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002.
*   Not annualized.
**  Annualized.
/\ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
Multi Cap Value Fund

--------------------------------------------------------------------------------


                                                  Change in Net
                                              Assets Resulting from              Less Dividends and
                                                   Operations                    Distributions from
                                            ------------------------             ------------------

                                                        Net Realized
                                                       and Unrealized Change in                                             Net
                                  Net Asset    Net     Gains/(Losses) Net Assets                                 Total     Asset
                                   Value,   Investment      from      Resulting     Net       Net    Return    Dividends   Value,
                                  Beginning  Income/     Investment      from    Investment Realized   of         and      End of
                                  of Period   (Loss)    Transactions  Operations   Income    Gains   Capital Distributions Period
----------------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: MXEIX
Period ended December 31 1998 (a)  $15.92        --           --           --         --        --       --         --     $15.92
Year ended December 31    1999     $15.92      0.25         1.86         2.11      (0.26)    (0.25)      --      (0.51)    $17.52
Year ended December 31    2000     $17.52      0.28         3.88         4.16      (0.24)    (2.72)   (0.08)     (3.04)    $18.64
Year ended December 31    2001     $18.64      0.05         1.43         1.48      (0.07)    (0.91)      --      (0.98)    $19.14
Period ended July 31     2002 (c)  $19.14        --        (3.28)       (3.28)        --        --       --         --     $15.86
----------------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: MXLAX
Period ended December 31 2001 (b)  $19.44      0.01         0.57         0.58      (0.06)    (0.91)      --      (0.97)    $19.05
Period ended July 31     2002 (c)  $19.05     (0.02)       (3.26)       (3.28)        --        --       --         --     $15.77
----------------------------------------------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: MXLBX
Period ended December 31 2001 (b)  $19.44     (0.02)        0.56         0.54      (0.04)    (0.91)      --      (0.95)    $19.03
Period ended July 31     2002 (c)  $19.03     (0.08)       (3.26)       (3.34)        --        --       --         --     $15.69
----------------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: MXLCX
Period ended December 31 2001 (b)  $19.44     (0.01)        0.55         0.54      (0.04)    (0.92)      --      (0.96)    $19.02
Period ended July 31     2002 (c)  $19.02     (0.08)       (3.25)       (3.33)        --        --       --         --     $15.69
----------------------------------------------------------------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: MXSEX
Year ended December 31    1997     $16.00      0.15         4.33         4.48      (0.15)    (2.10)      --      (2.25)    $18.23
Year ended December 31    1998     $18.23      0.20        (1.80)       (1.60)     (0.20)    (0.51)      --      (0.71)    $15.92
Year ended December 31    1999     $15.92      0.19         1.86         2.05      (0.23)    (0.25)      --      (0.48)    $17.49
Year ended December 31    2000     $17.49      0.18         3.89         4.07      (0.17)    (2.72)   (0.06)     (2.95)    $18.61
Year ended December 31    2001     $18.61      0.02         1.37         1.39         --     (0.91)      --      (0.91)    $19.09
Period ended July 31     2002 (c)  $19.09     (0.04)       (3.27)       (3.31)        --        --       --         --     $15.78
----------------------------------------------------------------------------------------------------------------------------------


                                                  Ratios/Supplemental Data
                                    ----------------------------------------------------
                                                        Ratios of
                                                           Net
                           Total      Net               Investment   Ratios of
                          Return    Assets,  Ratios of   Income/    Expenses to
                         (excludes  End of  Expenses to (Loss) to     Average   Portfolio
                           sales    Period    Average    Average        Net     Turnover
                          charge)   (000's) Net Assets  Net Assets   Assets ^    Rate #
-----------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: MXEIX
Period ended December 31    0.00%*  $    --    1.30%**     1.65%**     1.30%**     118%
Year ended December 31     13.26%   $   546    1.33%       1.62%       1.33%        78%
Year ended December 31     23.78%   $   949    1.33%       1.41%       1.33%       121%
Year ended December 31      7.91%   $18,069    1.23%       0.59%       1.26%        80%
Period ended July 31      (17.14%)* $49,844    1.33%**     0.01%**     1.55%**      25%
-----------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: MXLAX
Period ended December 31    2.90%*  $ 6,395    1.54%**     0.14%**     1.63%**      80%
Period ended July 31      (17.22%)* $18,042    1.59%**    (0.27%)**    1.79%**      25%
-----------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: MXLBX
Period ended December 31    2.76%*  $ 4,733    2.28%**    (0.59%)**    2.36%**      80%
Period ended July 31      (17.55%)* $11,522    2.34%**    (1.02%)**    2.53%**      25%
-----------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: MXLCX
Period ended December 31    2.72%*  $   497    2.23%**    (0.60%)**    2.33%**      80%
Period ended July 31      (17.51%)* $ 1,593    2.34%**    (1.08%)**    2.53%**      25%
-----------------------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: MXSEX
Year ended December 31     28.16%   $55,637    1.87%       1.80%       1.87%        89%
Year ended December 31     (8.74%)  $53,279    1.80%       1.15%       1.80%       118%
Year ended December 31     12.93%   $39,885    1.83%       1.12%       1.83%        78%
Year ended December 31     23.29%   $49,260    1.83%       0.91%       1.83%       121%
Year ended December 31      7.47%   $47,698    1.73%       0.09%       1.76%        80%
Period ended July 31      (17.34%)* $38,419    1.83%**    (0.36%)**    1.98%**      25%
-----------------------------------------------------------------------------------------

(a) Reflects operations for the period from February 1, 1998 (date of commencement of operations) to December 31, 1998.
(b) Reflects operations for the period from August 13, 2001 (date of commencement of operations) to December 31, 2001.
(c) Reflects operations for the period from January 1, 2002 to July 31, 2002. The Fund changed its fiscal year end to July 31 from December 31.
*  Not annualized.
** Annualized.
^ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
Equity Income Fund

--------------------------------------------------------------------------------


                                            Change in Net
                                        Assets Resulting from             Less Dividends and
                                             Operations                   Distributions from
                                       ----------------------             ------------------
                                                      Net
                                                    Realized
                                                      and
                                                   Unrealized
                                                     Gains/
                                                    (Losses)
                                                      from     Change in                                     Net     Total
                             Net Asset             Investment  Net Assets                         Total     Asset   Return
                              Value,      Net     Transactions Resulting     Net       Net      Dividends   Value, (excludes
                             Beginning Investment  and Option     from    Investment Realized      and      End of   sales
                             of Period   Income    Contracts   Operations   Income    Gains   Distributions Period  charge)
-----------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: FEINX
Period ended July 31 1999(a)  $14.79      0.25        1.86        2.11      (0.26)    (1.45)      (1.71)    $15.19   14.63%*
Year ended July 31   2000     $15.19      0.21       (1.11)      (0.90)     (0.21)    (0.86)      (1.07)    $13.22   (5.96%)
Year ended July 31   2001     $13.22      0.15        0.17        0.32      (0.14)    (0.28)      (0.42)    $13.12    2.18%
Year ended July 31   2002     $13.12      0.09       (1.73)      (1.64)     (0.10)    (0.53)      (0.63)    $10.85  (12.96%)
-----------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: FSSIX
Year ended July 31   1998     $14.44      0.26        2.43        2.69      (0.27)    (1.48)      (1.75)    $15.38   19.57%
Year ended July 31   1999     $15.38      0.29        1.19        1.48      (0.23)    (1.45)      (1.68)    $15.18    9.90%
Year ended July 31   2000     $15.18      0.17       (1.10)      (0.93)     (0.17)    (0.86)      (1.03)    $13.22   (6.16%)
Year ended July 31   2001     $13.22      0.11        0.16        0.27      (0.10)    (0.28)      (0.38)    $13.11    1.85%
Year ended July 31   2002     $13.11      0.07       (1.74)      (1.67)     (0.08)    (0.53)      (0.61)    $10.83  (13.24%)
-----------------------------------------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FBEQX
Period ended July 31 2001(b)  $13.40      0.03        0.12        0.15      (0.03)    (0.28)      (0.31)    $13.24    0.97%*
Year ended July 31   2002     $13.24     (0.02)      (1.74)      (1.76)     (0.02)    (0.53)      (0.55)    $10.93  (13.84%)
-----------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FEQCX
Year ended July 31   1998     $14.45      0.17        2.41        2.58      (0.16)    (1.48)      (1.64)    $15.39   18.72%
Year ended July 31   1999     $15.39      0.14        1.26        1.40      (0.15)    (1.45)      (1.60)    $15.19    9.34%
Year ended July 31   2000     $15.19      0.10       (1.10)      (1.00)     (0.10)    (0.86)      (0.96)    $13.23   (6.65%)
Year ended July 31   2001     $13.23      0.05        0.14        0.19      (0.04)    (0.28)      (0.32)    $13.10    1.20%
Year ended July 31   2002     $13.10     (0.03)      (1.73)      (1.76)     (0.01)    (0.53)      (0.54)    $10.80  (13.85%)
-----------------------------------------------------------------------------------------------------------------------------


                                  Ratios/Supplemental Data
                     --------------------------------------------------




                                         Ratios of
                                            Net
                       Net               Investment Ratios of
                     Assets,  Ratios of   Income/    Expenses
                     End of    Expenses  (Loss) to  to Average Portfolio
                     Period   to Average  Average      Net     Turnover
                     (000's)  Net Assets Net Assets  Assets ^   Rate #
------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: FEINX
Period ended July 31 $148,525    1.07%**    1.63%**    1.12%**    69%
Year ended July 31   $100,007    1.02%      1.54%      1.08%      37%
Year ended July 31   $ 92,635    1.06%      1.03%      1.12%      19%
Year ended July 31   $ 80,906    1.16%      0.83%      1.19%      22%
------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: FSSIX
Year ended July 31   $150,404    1.01%      1.73%      1.44%      41%
Year ended July 31   $ 20,268    1.27%      1.58%      1.37%      69%
Year ended July 31   $ 12,777    1.27%      1.29%      1.33%      37%
Year ended July 31   $ 16,069    1.31%      0.79%      1.37%      19%
Year ended July 31   $ 12,579    1.40%      0.58%      1.43%      22%
------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FBEQX
Period ended July 31 $  1,963    2.08%**    0.07%**    2.13%**    19%
Year ended July 31   $  2,862    2.17%     (0.17%)     2.20%      22%
------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FEQCX
Year ended July 31   $    968    1.57%      1.21%      2.09%      41%
Year ended July 31   $  1,433    1.83%      0.88%      2.13%      69%
Year ended July 31   $    679    1.77%      0.80%      2.08%      37%
Year ended July 31   $    668    2.02%      0.09%      2.19%      19%
Year ended July 31   $    577    2.16%     (0.18%)     2.19%      22%
------------------------------------------------------------------------

(a) Reflects operations for the period from August 11, 1998 (date of commencement of operations) to July 31, 1999.
(b) Reflects operations for the period from October 11, 2000 (date of commencement of operations) to July 31, 2001.
*   Not annualized.
**  Annualized.
/\ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
Balanced Fund

--------------------------------------------------------------------------------


                                            Change in Net Assets               Less Dividends and
                                          Resulting from Operations            Distributions from
                                          ------------------------             ------------------
                                                      Net Realized
                                                     and Unrealized
                                                     Gains/(Losses)
                                                          from      Change in                                     Net
                                Net Asset              Investment   Net Assets                         Total     Asset
                                 Value,      Net      Transactions  Resulting     Net       Net      Dividends   Value,
                                Beginning Investment   and Option      from    Investment Realized      and      End of
                                of Period   Income     Contracts    Operations   Income    Gains   Distributions Period
------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: FBFIX
Period ended July 31 1999(a)     $14.60      0.22         2.27         2.49      (0.22)    (0.74)      (0.96)    $16.13
Year ended July 31   2000        $16.13      0.23         2.60         2.83      (0.23)    (1.34)      (1.57)    $17.39
Year ended July 31   2001        $17.39      0.18        (1.97)       (1.79)     (0.21)    (2.00)      (2.21)    $13.39
Year ended July 31   2002(d)     $13.39      0.14        (2.27)       (2.13)     (0.15)    (0.20)      (0.35)    $10.91
------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: FSBFX
Year ended July 31   1998        $15.33      0.27         0.92         1.19      (0.28)    (1.25)      (1.53)    $14.99
Year ended July 31   1999        $14.99      0.20         1.86         2.06      (0.19)    (0.74)      (0.93)    $16.12
Year ended July 31   2000        $16.12      0.17         2.62         2.79      (0.20)    (1.34)      (1.54)    $17.37
Year ended July 31   2001        $17.37      0.18        (2.00)       (1.82)     (0.20)    (2.00)      (2.20)    $13.35
Year ended July 31   2002(d)     $13.35      0.12        (2.27)       (2.15)     (0.14)    (0.20)      (0.34)    $10.86
------------------------------------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FBFBX
Period ended July 31 2001(b)     $16.53      0.17        (1.27)       (1.10)     (0.15)    (2.00)      (2.15)    $13.28
Year ended July 31   2002(d)     $13.28      0.02        (2.24)       (2.22)     (0.11)    (0.20)      (0.31)    $10.75
------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FTBCX
Year ended July 31   1998        $15.34      0.17         0.92         1.09      (0.17)    (1.25)      (1.42)    $15.01
Year ended July 31   1999        $15.01      0.11         1.88         1.99      (0.13)    (0.74)      (0.87)    $16.13
Year ended July 31   2000        $16.13      0.12         2.57         2.69      (0.13)    (1.34)      (1.47)    $17.35
Year ended July 31   2001        $17.35      0.15        (2.07)       (1.92)     (0.17)    (2.00)      (2.17)    $13.26
Year ended July 31   2002(d)     $13.26      0.02        (2.24)       (2.22)     (0.11)    (0.20)      (0.31)    $10.73
------------------------------------------------------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: FTBAX
Period ended July 31 2002(c)(d)  $12.58      0.07        (1.50)       (1.43)     (0.11)    (0.20)      (0.31)    $10.84
------------------------------------------------------------------------------------------------------------------------

                                              Ratios/Supplemental Data
                                ----------------------------------------------------

                                                     Ratios of
                                                        Net
                       Total      Net                Investment  Ratios of
                      Return    Assets,   Ratios of   Income/   Expenses to
                     (excludes  End of   Expenses to (Loss) to    Average   Portfolio
                       sales    Period     Average    Average       Net     Turnover
                      charge)   (000's)  Net Assets  Net Assets  Assets ^    Rate #
-------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: FBFIX
Period ended July 31   17.63%*  $139,616    1.00%**     1.54%**    1.04%**     128%
Year ended July 31     18.60%   $171,923    1.00%       1.55%      1.06%       122%
Year ended July 31    (11.64%)  $211,221    1.01%       1.48%      1.07%        77%
Year ended July 31    (16.34%)  $189,730    1.10%       1.11%      1.13%        78%
-------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: FSBFX
Year ended July 31      8.41%   $173,177    1.00%       1.84%      1.43%       135%
Year ended July 31     14.30%   $ 79,686    1.28%       1.22%      1.34%       128%
Year ended July 31     18.28%   $104,750    1.25%       1.30%      1.31%       122%
Year ended July 31    (11.84%)  $106,275    1.26%       1.23%      1.32%        77%
Year ended July 31    (16.53%)  $ 81,079    1.34%       0.86%      1.38%        78%
-------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FBFBX
Period ended July 31   (8.14%)* $ 10,239    2.03%**     0.42%**    2.09%**      77%
Year ended July 31    (17.14%)  $ 14,007    2.10%       0.10%      2.14%        78%
-------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FTBCX
Year ended July 31      7.67%   $  4,796    1.58%       1.24%      2.07%       135%
Year ended July 31     13.78%   $  6,692    1.76%       0.78%      2.05%       128%
Year ended July 31     17.66%   $  7,815    1.75%       0.80%      2.06%       122%
Year ended July 31    (12.47%)  $  6,883    1.96%       0.53%      2.15%        77%
Year ended July 31    (17.16%)  $  4,963    2.09%       0.11%      2.13%        78%
-------------------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: FTBAX
Period ended July 31   (9.24%)* $     38    1.63%**     0.55%**    1.68%**      78%
-------------------------------------------------------------------------------------

(a) Reflects operations for the period from August 11, 1998 (date of commencement of operations) to July 31, 1999.
(b) Reflects operations for the period from October 11, 2000 (date of commencement of operations) to July 31, 2001.
(c) Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002.
(d) As required, effective August 1, 2001, the Fund has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began accreting discounts on debt securities. The effect of this change for the period ended July 31, 2002 for the Balanced Fund, Institutional, Investment A, B, C and Advisor Shares was to increase net investment income per share by $0.02, decrease net realized and unrealized gains and losses per share by ($0.02), and increase the ratio of net investment income to average net assets from 1.11% to 1.26%, 0.86% to 0.98%, 0.10% to 0.12%, 0.11% to 0.13%
    and 0.55% to 0.63%, respectively. Per share, ratios and supplemental data for periods prior to July 31, 2001 have not been restated to reflect this change in presentation.
*   Not annualized.
**  Annualized.
^ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

        (See Notes which are integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
International Equity Fund

--------------------------------------------------------------------------------


                                       Change in Net Assets Resulting             Less Dividends and
                                               from Operations                    Distributions from
                                       ------------------------------             ------------------

                                                      Net Realized
                                                     and Unrealized    Change in                                     Net
                             Net Asset    Net     Gains/(Losses) from  Net Assets                         Total     Asset
                              Value,   Investment Investments, Futures Resulting     Net       Net      Dividends   Value,
                             Beginning  Income/       Transactions        from    Investment Realized      and      End of
                             of Period   (Loss)   and Foreign Currency Operations   Income    Gains   Distributions Period
---------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: FIEIX
Period ended July 31 1999(a)  $10.50      0.09            2.52            2.61      (0.24)    (0.07)      (0.31)    $12.80
Year ended July 31   2000     $12.80      0.07            1.01            1.08         --     (1.18)      (1.18)    $12.70
Year ended July 31   2001     $12.70      0.13           (2.17)          (2.04)        --     (1.62)      (1.62)    $ 9.04
Year ended July 31   2002     $ 9.04      0.02           (1.30)          (1.28)     (0.11)       --       (0.11)    $ 7.65
---------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: FSIEX
Year ended July 31   1998     $12.05      0.09            1.31            1.40      (0.59)    (0.30)      (0.89)    $12.56
Year ended July 31   1999     $12.56      0.03            0.49            0.52      (0.17)    (0.07)      (0.24)    $12.84
Year ended July 31   2000     $12.84      0.04            1.01            1.05         --     (1.18)      (1.18)    $12.71
Year ended July 31   2001     $12.71      0.12           (2.19)          (2.07)        --     (1.62)      (1.62)    $ 9.02
Year ended July 31   2002     $ 9.02      0.04           (1.24)          (1.28)     (0.10)       --       (0.10)    $ 7.64
---------------------------------------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FBIEX
Period ended July 31 2001(b)  $12.09      0.03           (1.44)          (1.41)        --     (1.62)      (1.62)    $ 9.06
Year ended July 31   2002     $ 9.06     (0.05)          (1.31)          (1.36)     (0.10)       --       (0.10)    $ 7.60
---------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FTECX
Year ended July 31   1998     $12.01     (0.06)           1.39            1.33      (0.53)    (0.30)      (0.83)    $12.51
Year ended July 31   1999     $12.51        --            0.46            0.46      (0.14)    (0.07)      (0.21)    $12.76
Year ended July 31   2000     $12.76     (0.03)           0.99            0.96         --     (1.18)      (1.18)    $12.54
Year ended July 31   2001     $12.54      0.13           (2.23)          (2.10)        --     (1.62)      (1.62)    $ 8.82
Year ended July 31   2002     $ 8.82     (0.08)          (1.24)          (1.32)     (0.10)       --       (0.10)    $ 7.40
---------------------------------------------------------------------------------------------------------------------------

                                             Ratios/Supplemental Data
                                --------------------------------------------------
                                                    Ratios of
                                                       Net
                       Total      Net               Investment Ratios of
                      Return    Assets,  Ratios of   Income/    Expenses
                     (excludes  End of    Expenses  (Loss) to  to Average Portfolio
                       sales    Period   to Average  Average      Net     Turnover
                      charge)   (000's)  Net Assets Net Assets  Assets ^   Rate #
-----------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: FIEIX
Period ended July 31   25.02%*  $172,388    1.50%**    0.67%**    1.50%**    42%
Year ended July 31      8.29%   $208,383    1.45%      0.55%      1.45%      86%
Year ended July 31    (17.61%)  $154,950    1.48%      0.98%      1.48%      42%
Year ended July 31    (14.30%)  $148,593    1.38%      0.17%      1.38%      23%
-----------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: FSIEX
Year ended July 31     13.29%   $163,297    1.47%      0.66%      1.82%      39%
Year ended July 31      4.23%   $  5,821    1.52%      0.03%      1.70%      42%
Year ended July 31      8.02%   $  7,901    1.70%      0.32%      1.70%      86%
Year ended July 31    (17.85%)  $  5,933    1.73%      0.07%      1.73%      42%
Year ended July 31    (14.23%)  $  4,105    1.62%      0.17%      1.62%      23%
-----------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FBIEX
Period ended July 31  (13.36%)* $    176    2.43%**    2.08%**    2.43%**    42%
Year ended July 31    (15.11%)  $    246    2.38%     (0.79%)     2.38%      23%
-----------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FTECX
Year ended July 31     12.57%   $    291    2.22%     (0.09%)     2.47%      39%
Year ended July 31      3.79%   $    235    2.25%     (0.08%)     2.50%      42%
Year ended July 31      7.25%   $    276    2.22%     (0.20%)     2.22%      86%
Year ended July 31    (18.39%)  $    163    2.43%     (0.01%)     2.57%      42%
Year ended July 31    (15.07%)  $    127    2.38%     (0.94%)     2.38%      23%
-----------------------------------------------------------------------------------

(a) Reflects operations for the period from October 9, 1998 (date of commencement of operations) to July 31, 1999.
(b) Reflects operations for the period from October 11, 2000 (date of commencement of operations) to July 31, 2001.
*   Not annualized.
**  Annualized.
/\ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
International GDP Fund

--------------------------------------------------------------------------------

                                         Change in Net Assets Resulting             Less Dividends and
                                                 from Operations                    Distributions from
                                         ------------------------------             ------------------
                                                        Net Realized
                                                       and Unrealized    Change in                                     Net
                               Net Asset               Gains/(Losses)    Net Assets                         Total     Asset
                                Value,      Net      from Investments,   Resulting     Net       Net      Dividends   Value,
                               Beginning Investment Futures Transactions    from    Investment Realized      and      End of
                               of Period   Income   and Foreign Currency Operations   Income    Gains   Distributions Period
-----------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: KNINX
Year ended December 31 1997     $14.75      0.11            0.26            0.37      (0.15)    (0.08)      (0.23)    $14.89
Year ended December 31 1998     $14.89      0.14            2.48            2.62      (0.19)    (1.41)      (1.60)    $15.91
Year ended December 31 1999     $15.91      0.11            4.20            4.31      (0.12)    (0.65)      (0.77)    $19.45
Year ended December 31 2000     $19.45      0.09           (3.42)          (3.33)     (0.06)    (0.39)      (0.45)    $15.67
Period ended July 31   2001(a)  $15.67      0.10           (2.82)          (2.72)     (0.04)       --       (0.04)    $12.91
Year ended July 31     2002     $12.91      0.07           (2.41)          (2.34)     (0.07)    (0.48)      (0.55)    $10.02
-----------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: KNIVX
Year ended December 31 1997     $14.69      0.08            0.25            0.33      (0.15)    (0.08)      (0.23)    $14.79
Year ended December 31 1998     $14.79      0.10            2.46            2.56      (0.19)    (1.41)      (1.60)    $15.75
Year ended December 31 1999     $15.75      0.08            4.14            4.22      (0.12)    (0.65)      (0.77)    $19.20
Year ended December 31 2000     $19.20      0.05           (3.38)          (3.33)     (0.02)    (0.39)      (0.41)    $15.46
Period ended July 31   2001(a)  $15.46      0.09           (2.81)          (2.72)     (0.04)       --       (0.04)    $12.70
Year ended July 31     2002     $12.70      0.07           (2.39)          (2.32)     (0.07)    (0.48)      (0.55)    $ 9.83
-----------------------------------------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FBIGX
Period ended July 31   2002(b)  $11.76      0.09           (1.36)          (1.27)     (0.06)    (0.48)      (0.54)    $ 9.95
-----------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FCIGX
Period ended July 31   2002(b)  $11.76     (0.01)          (1.25)          (1.26)     (0.06)    (0.48)      (0.54)    $ 9.96
-----------------------------------------------------------------------------------------------------------------------------

                                                 Ratios/Supplemental Data
                                  ------------------------------------------------------
                                           Ratios of
                         Total      Net    Expenses    Ratios of     Ratios of
                        Return    Assets,     to     Net Investment Expenses to
                       (excludes  End of    Average  Income/(Loss)    Average   Portfolio
                         sales    Period      Net      to Average       Net     Turnover
                        charge)   (000's)   Assets     Net Assets    Assets ^    Rate #
-----------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: KNINX
Year ended December 31    2.54%   $492,598   1.05%        0.80%        1.06%        3%
Year ended December 31   17.92%   $528,500   1.05%        0.87%        1.06%       22%
Year ended December 31   28.30%   $579,650   1.02%        0.72%        1.03%        8%
Year ended December 31  (17.41%)  $587,107   1.00%        0.47%        1.01%        7%
Period ended July 31    (17.38%)* $472,951   1.02%**      1.28%**      1.02%**     22%
Year ended July 31      (18.66%)  $271,361   1.02%        0.62%        1.06%        6%
-----------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: KNIVX
Year ended December 31    2.25%   $  9,780   1.30%        0.53%        1.31%        3%
Year ended December 31   17.60%   $ 12,390   1.30%        0.59%        1.31%       22%
Year ended December 31   27.95%   $ 15,197   1.27%        0.47%        1.28%        8%
Year ended December 31  (17.61%)  $ 15,162   1.25%        0.22%        1.26%        7%
Period ended July 31    (17.64%)* $ 12,839   1.27%**      1.06%**      1.27%**     22%
Year ended July 31      (18.84%)  $  5,527   1.27%        0.48%        1.31%        6%
-----------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FBIGX
Period ended July 31    (10.69%)* $     47   2.00%**      0.70%**      2.04%**      6%
-----------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FCIGX
Period ended July 31    (10.64%)* $      1   1.98%**     (0.08%)**     1.98%**      6%
-----------------------------------------------------------------------------------------

(a) Reflects operations for the period from January 1, 2001 to July 31, 2001. The Fund changed its fiscal year end to July 31 from December 31.
(b) Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002.
*  Not annualized.
** Annualized.
^ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
Worldwide Fund

--------------------------------------------------------------------------------


                                                 Change in Net
                                             Assets Resulting from                   Less Dividends and
                                                   Operations                        Distributions from
                                           -------------------------             ------------------------
                                                       Net Realized   Change in                                             Net
                                 Net Asset    Net     and Unrealized  Net Assets                                 Total     Asset
                                  Value,   Investment Gains/(Losses)  Resulting     Net       Net    Return    Dividends   Value,
                                 Beginning  Income/   from Investment    from    Investment Realized   of         and      End of
                                 of Period   (Loss)    Transactions   Operations   Income    Gains   Capital Distributions Period
----------------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: MXLIX
Period ended December 31 1998(a)  $10.38     (0.11)         3.76         3.65         --     (0.73)    --        (0.73)    $13.30
Year ended December 31   1999     $13.30      0.03          6.78         6.81         --     (0.81)    --        (0.81)    $19.30
Year ended December 31   2000     $19.30     (0.12)        (2.00)       (2.12)        --     (2.95)    --        (2.95)    $14.23
Year ended December 31   2001     $14.23     (0.01)        (1.64)       (1.65)        --     (0.11)    --(d)     (0.11)    $12.47
Period ended July 31     2002(c)  $12.47     (0.07)        (1.90)       (1.97)        --        --     --           --     $10.50
----------------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FCWWX
Period ended December 31 2001(b)  $11.62      0.01          0.63         0.64         --        --     --           --     $12.26
Period ended July 31     2002(c)  $12.26     (0.10)        (1.89)       (1.99)        --        --     --           --     $10.27
----------------------------------------------------------------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: MXSPX
Year ended December 31   1997     $10.82      0.52          0.07         0.59      (0.52)    (0.51)    --        (1.03)    $10.38
Year ended December 31   1998     $10.38     (0.12)         3.76         3.64         --     (0.73)    --        (0.73)    $13.29
Year ended December 31   1999     $13.29     (0.07)         6.78         6.71         --     (0.81)    --        (0.81)    $19.19
Year ended December 31   2000     $19.19     (0.21)        (1.94)       (2.15)        --     (2.95)    --        (2.95)    $14.09
Year ended December 31   2001     $14.09     (0.11)        (1.56)       (1.67)        --     (0.12)    --(d)     (0.12)    $12.30
Period ended July 31     2002(c)  $12.30     (0.11)        (1.86)       (1.97)        --        --     --           --     $10.33
----------------------------------------------------------------------------------------------------------------------------------


                                                    Ratios/Supplemental Data
                                    -------------------------------------------------------
                           Total      Net    Ratios of    Ratios of     Ratios of
                          Return    Assets, Expenses to Net Investment Expenses to
                         (excludes  End of    Average   Income/(Loss)    Average   Portfolio
                           sales    Period      Net       to Average       Net     Turnover
                          charge)   (000's)   Assets      Net Assets    Assets ^    Rate #
--------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: MXLIX
Period ended December 31   35.24%*  $     9    2.13%**      (0.60%)**     2.13%**    2792%
Year ended December 31     51.29%   $ 1,230    1.42%         0.01%        1.42%      1172%
Year ended December 31    (12.16%)  $ 1,232    1.44%        (0.63%)       1.44%      1204%
Year ended December 31    (11.53%)  $ 2,709    1.42%        (0.26%)       1.45%       974%
Period ended July 31      (15.80%)* $ 3,119    1.44%**      (1.14%)**     1.70%**     592%
--------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FCWWX
Period ended December 31    8.50%*  $   100    1.93%**       0.85%**      1.93%**     974%
Period ended July 31      (16.23%)* $   329    2.45%**      (2.14%)**     2.82%**     592%
--------------------------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: MXSPX
Year ended December 31      5.49%   $ 3,395    2.49%         4.19%        2.49%      1511%
Year ended December 31     35.14%   $ 8,059    2.63%        (1.10%)       2.63%      2792%
Year ended December 31     50.58%   $32,324    1.92%        (0.49%)       1.92%      1172%
Year ended December 31    (12.38%)  $37,087    1.94%        (1.13%)       1.94%      1204%
Year ended December 31    (11.86%)  $21,676    1.92%        (0.76%)       1.95%       974%
Period ended July 31      (16.02%)* $18,259    1.94%**      (1.64%)**     2.16%**     592%
--------------------------------------------------------------------------------------------

(a)Reflects operations for the period from February 1, 1998 (date of commencement of operations) to December 31, 1998.
(b)Reflects operations for the period from October 29, 2001 (date of commencement of operations) to December 31, 2001.
(c)Reflects operations for the period from January 1, 2002 to July 31, 2002. The Fund changed its fiscal year end to July 31 from December 31.
(d)Amount is less than $.0.005 per share.
*  Not annualized.
** Annualized.
^ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
Strategic Income Fund

--------------------------------------------------------------------------------


                                                Change in Net
                                            Assets Resulting from                 Less Dividends and
                                                 Operations                       Distributions from
                                           ----------------------             -------------------------
                                                          Net
                                                        Realized
                                                          and
                                                       Unrealized
                                                         Gains/    Change in                                             Net
                                 Net Asset              (Losses)   Net Assets                                 Total     Asset
                                  Value,      Net         from     Resulting     Net       Net    Return    Dividends   Value,
                                 Beginning Investment  Investment     from    Investment Realized   of         and      End of
                                 of Period   Income   Transactions Operations   Income    Gains   Capital Distributions Period
-------------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: MXLIX
Period ended December 31 1998(a)  $11.31      0.33       (0.50)      (0.17)     (0.33)    (0.19)    --        (0.52)    $10.62
Year ended December 31   1999     $10.62      0.87       (1.43)      (0.56)     (0.83)       --     --        (0.83)    $ 9.23
Year ended December 31   2000     $ 9.23      0.78        0.70        1.48      (0.75)       --     --        (0.75)    $ 9.96
Year ended December 31   2001     $ 9.96      0.69        0.59        1.28      (0.67)       --     --^^      (0.67)    $10.57
Period ended July 31     2002(c)  $10.57      0.32        0.08        0.40      (0.34)       --     --        (0.34)    $10.63
-------------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FCWWX
Period ended December 31 2001(b)  $10.53      0.16       (0.10)       0.06      (0.09)       --     --        (0.09)    $10.50
Period ended July 31     2002(c)  $10.50      0.27        0.07        0.34      (0.29)       --     --        (0.29)    $10.55
-------------------------------------------------------------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: MXSPX
Year ended December 31   1997     $10.78      0.67        0.53        1.20      (0.67)       --     --        (0.67)    $11.31
Year ended December 31   1998     $11.31      0.72       (0.33)       0.39      (0.72)    (0.37)    --        (1.09)    $10.61
Year ended December 31   1999     $10.61      0.86       (1.43)      (0.57)     (0.82)       --     --        (0.82)    $ 9.22
Year ended December 31   2000     $ 9.22      0.73        0.70        1.43      (0.70)       --     --        (0.70)    $ 9.95
Year ended December 31   2001     $ 9.95      0.63        0.60        1.23      (0.65)       --     --^^      (0.65)    $10.53
Period ended July 31     2002(c)  $10.53      0.28        0.10        0.38      (0.31)       --     --        (0.31)    $10.60
-------------------------------------------------------------------------------------------------------------------------------


                                               Ratios/Supplemental Data
                                   -----------------------------------------------


                                                     Ratios of
                                           Ratios of    Net     Ratios of
                           Total     Net   Expenses  Investment Expenses
                          Return   Assets,    to      Income/      to
                         (excludes End of   Average  (Loss) to   Average  Portfolio
                           sales   Period     Net     Average      Net    Turnover
                          charge)  (000's)  Assets   Net Assets Assets ^   Rate #
-----------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: MXLIX
Period ended December 31    3.54%* $   426   1.37%**    7.02%**   1.37%**    59%
Year ended December 31     (5.61%) $ 2,540   1.41%      8.37%     1.41%      51%
Year ended December 31     16.52%  $ 3,349   1.35%      8.03%     1.35%      48%
Year ended December 31     13.12%  $ 3,142   1.26%      6.62%     1.28%      34%
Period ended July 31        3.82%* $11,491   1.35%**    5.14%**   1.63%**    27%
-----------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FCWWX
Period ended December 31    0.62%* $ 1,755   2.39%**    8.97%**   2.55%**    34%
Period ended July 31        3.22%* $ 8,148   2.37%**    3.97%**   2.66%**    27%
-----------------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: MXSPX
Year ended December 31     11.47%  $38,620   1.91%      6.08%     1.91%      70%
Year ended December 31      3.49%  $39,650   1.87%      6.52%     1.87%      59%
Year ended December 31     (5.72%) $24,023   1.91%      7.87%     1.91%      51%
Year ended December 31     16.01%  $32,351   1.85%      7.53%     1.85%      48%
Year ended December 31     12.64%  $34,105   1.76%      6.12%     1.78%      34%
Period ended July 31        3.64%* $31,240   1.85%**    4.49%**   2.07%**    27%
-----------------------------------------------------------------------------------

(a) Reflects operations for the period from February 1, 1998 (date of commencement of operations) to December 31, 1998.
(b)Reflects operations for the period from October 29, 2001 (date of commencement of operations) to December 31, 2001.
(c)Reflects operations for the period from January 1, 2002 to July 31, 2002. The Fund changed its fiscal year end to July 31 from December 31.
*  Not annualized.
** Annualized.
^ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
^^ Amount is less than $0.005 per share.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
Michigan Municipal Bond Fund

--------------------------------------------------------------------------------


                                               Change in Net
                                           Assets Resulting from              Less Dividends and
                                                Operations                    Distributions from
                                         ------------------------             ------------------

                                                     Net Realized
                                                    and Unrealized Change in                                     Net     Total
                               Net Asset            Gains/(Losses) Net Assets                         Total     Asset   Return
                                Value,      Net          from      Resulting     Net       Net      Dividends   Value, (excludes
                               Beginning Investment   Investment      from    Investment Realized      and      End of   sales
                               of Period   Income    Transactions  Operations   Income    Gains   Distributions Period  charge)
---------------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: KNMIX
Year ended December 31 1997     $10.08      0.41         0.13         0.54      (0.41)       --       (0.41)    $10.21   5.52%
Year ended December 31 1998     $10.21      0.40         0.08         0.48      (0.41)    (0.01)      (0.42)    $10.27   4.75%
Year ended December 31 1999     $10.27      0.41        (0.34)        0.07      (0.41)       --       (0.41)    $ 9.93   0.67%
Year ended December 31 2000     $ 9.93      0.43         0.18         0.61      (0.43)    (0.01)      (0.44)    $10.10   6.31%
Period ended July 31   2001(a)  $10.10      0.24         0.16         0.40      (0.24)    (0.01)      (0.25)    $10.25   4.01%*
Year ended July 31     2002     $10.25      0.38         0.19         0.57      (0.38)    (0.05)      (0.43)    $10.39   5.65%
---------------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: KNMVX
Year ended December 31 1997     $10.07      0.39         0.14         0.53      (0.40)       --       (0.40)    $10.20   5.38%
Year ended December 31 1998     $10.20      0.39         0.07         0.46      (0.39)    (0.01)      (0.40)    $10.26   4.60%
Year ended December 31 1999     $10.26      0.39        (0.34)        0.05      (0.39)       --       (0.39)    $ 9.92   0.51%
Year ended December 31 2000     $ 9.92      0.41         0.18         0.59      (0.41)    (0.01)      (0.42)    $10.09   6.05%
Period ended July 31   2001(a)  $10.09      0.23         0.16         0.39      (0.23)    (0.01)      (0.24)    $10.24   4.02%*
Year ended July 31     2002     $10.24      0.36         0.19         0.55      (0.36)    (0.05)      (0.41)    $10.38   5.51%
---------------------------------------------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FMGBX
Period ended July 31   2002(b)  $10.35      0.21         0.08         0.29      (0.21)    (0.05)      (0.26)    $10.38   2.82%*
---------------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FMGCX
Period ended July 31   2002(b)  $10.35      0.19         0.10         0.29      (0.21)    (0.05)      (0.26)    $10.38   2.89%*
---------------------------------------------------------------------------------------------------------------------------------


                                     Ratios/Supplemental Data
                       ----------------------------------------------------
                                            Ratios of
                                               Net
                         Net     Ratios of  Investment  Ratios of
                       Assets,  Expenses to  Income/   Expenses to
                       End of     Average   (Loss) to    Average   Portfolio
                       Period       Net      Average       Net     Turnover
                       (000's)    Assets    Net Assets  Assets ^    Rate #
----------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: KNMIX
Year ended December 31 $111,735    0.69%       4.04%      0.70%       13%
Year ended December 31 $117,957    0.69%       3.97%      0.70%       51%
Year ended December 31 $102,608    0.71%       3.98%      0.72%       14%
Year ended December 31 $ 87,926    0.68%       4.17%      0.69%       36%
Period ended July 31   $ 80,556    0.69%**     4.00%**    0.71%**     19%
Year ended July 31     $ 96,269    0.69%       3.64%      0.78%       25%
----------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: KNMVX
Year ended December 31 $  4,413    0.84%       3.88%      0.95%       13%
Year ended December 31 $  5,946    0.84%       3.82%      0.95%       51%
Year ended December 31 $  4,378    0.86%       3.83%      0.97%       14%
Year ended December 31 $  3,629    0.83%       4.01%      0.94%       36%
Period ended July 31   $  3,569    0.84%**     3.85%**    0.96%**     19%
Year ended July 31     $  3,575    0.84%       3.49%      1.03%       25%
----------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FMGBX
Period ended July 31   $    374    1.70%**     2.48%**    1.84%**     25%
----------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FMGCX
Period ended July 31   $    795    1.70%**     2.47%**    1.82%**     25%
----------------------------------------------------------------------------

(a) Reflects operations for the period from January 1, 2001 to July 31, 2001. The Fund changed its fiscal year end to July 31 from December 31. As required, effective January 1, 2001, the Fund has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began accreting discounts on debt securities. The effect of this change for the period ended July 31, 2001 for the Michigan Municipal Bond Fund, Institutional and Investment A Shares was to increase net investment income per share by $0.00, decrease net realized and unrealized gains and losses per share by ($0.00), and increase the ratio of net investment income to average net assets from 3.99% to 4.00% and 3.84% to 3.85%, respectively. Per share, ratios and supplemental data for periods prior to July 31, 2001 have not been restated to reflect this change in presentation.
(b) Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002.
*   Not annualized.
**  Annualized.
^ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
Ohio Municipal Bond Fund

--------------------------------------------------------------------------------


                                             Change in Net
                                         Assets Resulting from              Less Dividends and
                                              Operations                    Distributions from
                                       ------------------------             ------------------
                                                   Net Realized
                                                  and Unrealized Change in                                     Net     Total
                             Net Asset            Gains/(Losses) Net Assets                         Total     Asset   Return
                              Value,      Net          from      Resulting     Net       Net      Dividends   Value, (excludes
                             Beginning Investment   Investment      from    Investment Realized      and      End of   sales
                             of Period   Income    Transactions  Operations   Income    Gains   Distributions Period  charge)
-------------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: FOTIX
Period ended July 31 1999(a)  $10.33      0.40        (0.24)        0.16      (0.41)    (0.06)      (0.47)    $10.02   1.48%*
Year ended July 31   2000     $10.02      0.41        (0.12)        0.29      (0.41)    (0.02)      (0.43)    $ 9.88   3.01%
Year ended July 31   2001     $ 9.88      0.41         0.39         0.80      (0.41)       --       (0.41)    $10.27   8.28%
Year ended July 31   2002(c)  $10.27      0.39         0.20         0.59      (0.38)       --       (0.38)    $10.48   5.86%
-------------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: FSOTX
Year ended July 31   1998     $10.31      0.42         0.02         0.44      (0.42)    (0.04)      (0.46)    $10.29   4.38%
Year ended July 31   1999     $10.29      0.46        (0.29)        0.17      (0.38)    (0.06)      (0.44)    $10.02   1.63%
Year ended July 31   2000     $10.02      0.39        (0.11)        0.28      (0.39)    (0.02)      (0.41)    $ 9.89   2.85%
Year ended July 31   2001     $ 9.89      0.39         0.39         0.78      (0.39)       --       (0.39)    $10.28   8.04%
Year ended July 31   2002(c)  $10.28      0.36         0.19         0.55      (0.35)       --       (0.35)    $10.48   5.50%
-------------------------------------------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FOTBX
Period ended July 31 2001(b)  $ 9.90      0.30         0.20         0.50      (0.30)       --       (0.30)    $10.10   5.17%*
Year ended July 31   2002(c)  $10.10      0.28         0.19         0.47      (0.28)       --       (0.28)    $10.29   4.76%
-------------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FOTFX
Year ended July 31   1998     $10.31      0.35         0.01         0.36      (0.35)    (0.04)      (0.39)    $10.28   3.56%
Year ended July 31   1999     $10.28      0.33        (0.21)        0.12      (0.33)    (0.06)      (0.39)    $10.01   1.13%
Year ended July 31   2000     $10.01      0.34        (0.12)        0.22      (0.34)    (0.02)      (0.36)    $ 9.87   2.25%
Year ended July 31   2001     $ 9.87      0.33         0.38         0.71      (0.33)       --       (0.33)    $10.25   7.31%
Year ended July 31   2002(c)  $10.25      0.28         0.19         0.47      (0.28)       --       (0.28)    $10.44   4.71%
-------------------------------------------------------------------------------------------------------------------------------


                                     Ratios/Supplemental Data
                     --------------------------------------------------------

                       Net                  Ratios of     Ratios of
                     Assets,   Ratios of  Net Investment Expenses to
                     End of   Expenses to Income/(Loss)    Average   Portfolio
                     Period     Average     to Average       Net     Turnover
                     (000's)  Net Assets    Net Assets    Assets ^    Rate #
------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: FOTIX
Period ended July 31 $182,679    0.82%**       3.81%**      0.87%**     47%
Year ended July 31   $166,623    0.76%         4.15%        0.80%       26%
Year ended July 31   $166,802    0.76%         4.09%        0.82%       26%
Year ended July 31   $169,455    0.86%         3.80%        0.91%       28%
------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: FSOTX
Year ended July 31   $188,966    0.74%         4.09%        1.17%       42%
Year ended July 31   $ 22,008    1.00%         3.68%        1.21%       47%
Year ended July 31   $ 13,257    1.01%         3.88%        1.05%       26%
Year ended July 31   $ 14,516    1.01%         3.83%        1.07%       26%
Year ended July 31   $ 18,638    1.11%         3.53%        1.17%       28%
------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FOTBX
Period ended July 31 $    898    1.78%**       2.99%**      1.84%**     26%
Year ended July 31   $  2,732    1.87%         2.72%        1.93%       28%
------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FOTFX
Year ended July 31   $    584    1.49%         3.33%        1.82%       42%
Year ended July 31   $  1,071    1.55%         3.05%        1.93%       47%
Year ended July 31   $    990    1.52%         3.30%        1.81%       26%
Year ended July 31   $  1,516    1.72%         3.12%        1.89%       26%
Year ended July 31   $  3,746    1.88%         2.72%        1.94%       28%
------------------------------------------------------------------------------

(a) Reflects operations for the period from August 11, 1998 (date of commencement of operations) to July 31, 1999.
(b) Reflects operations for the period from October 11, 2000 (date of commencement of operations) to July 31, 2001.
(c) As required, effective August 1, 2001, the Fund has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began accreting discounts on debt securities. The effect of this change for the period ended July 31, 2002 for the Ohio Municipal Bond Fund, Institutional, Investment A, B, and C Shares was to increase net investment income per share by $0.00, decrease net realized and unrealized gains and losses per share by ($0.00), and increase the ratio of net investment income to average net assets from 3.80% to 3.83%, 3.53% to 3.56%, 2.72% to 2.75%, and
    2.72% to 2.75%, respectively. Per share, ratios and supplemental data for periods prior to July 31, 2001 have not been restated to reflect this change in presentation.
*   Not annualized.
**  Annualized.
^ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
Municipal Bond Fund

--------------------------------------------------------------------------------


                                             Change in Net Assets                Less Dividends and
                                            Resulting from Operations            Distributions from
                                            ------------------------             ------------------
                                                            Net
                                                          Realized
                                                            and
                                                         Unrealized
                                                           Gains/     Change in                                     Net
                                  Net Asset               (Losses)    Net Assets                         Total     Asset
                                   Value,      Net          from      Resulting     Net       Net      Dividends   Value,
                                  Beginning Investment   Investment      from    Investment Realized      and      End of
                                  of Period   Income    Transactions  Operations   Income    Gains   Distributions Period
---------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: KNTIX
Year ended December 31    1997     $10.27     0.45          0.41         0.86      (0.45)    (0.03)     (0.48)     $10.65
Year ended December 31    1998     $10.65     0.44          0.15         0.59      (0.44)    (0.05)     (0.49)     $10.75
Year ended December 31    1999     $10.75     0.45         (0.79)       (0.34)     (0.45)    (0.01)     (0.46)     $ 9.95
Year ended December 31    2000     $ 9.95     0.47          0.73         1.20      (0.47)       --      (0.47)     $10.68
Period ended July 31      2001(a)  $10.68     0.26          0.12         0.38      (0.26)    (0.05)     (0.31)     $10.75
Year ended July 31        2002     $10.75     0.43          0.24         0.67      (0.43)    (0.25)     (0.68)     $10.74
---------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: KTFIX
Year ended December 31    1997     $10.29     0.42          0.42         0.84      (0.43)    (0.03)     (0.46)     $10.67
Year ended December 31    1998     $10.67     0.42          0.15         0.57      (0.42)    (0.05)     (0.47)     $10.77
Year ended December 31    1999     $10.77     0.42         (0.78)       (0.36)     (0.42)    (0.01)     (0.43)     $ 9.98
Year ended December 31    2000     $ 9.98     0.44          0.73         1.17      (0.44)       --      (0.44)     $10.71
Period ended July 31      2001(a)  $10.71     0.26          0.11         0.37      (0.25)    (0.05)     (0.30)     $10.78
Year ended July 31        2002     $10.78     0.40          0.25         0.65      (0.41)    (0.25)     (0.66)     $10.77
---------------------------------------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FMBVX
Period ended July 31      2002(b)  $10.87     0.25          0.09         0.34      (0.25)    (0.25)     (0.50)     $10.71
---------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FMCVX
Period ended July 31      2002(b)  $10.87     0.25          0.10         0.35      (0.25)    (0.25)     (0.50)     $10.72
---------------------------------------------------------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: FMAVX
Period ended July 31      2002(b)  $10.87     0.28          0.13         0.41      (0.30)    (0.25)     (0.55)     $10.73
---------------------------------------------------------------------------------------------------------------------------

                                                   Ratios/Supplemental Data
                                    ------------------------------------------------------



                                              Ratios of
                            Total     Net     Expenses    Ratios of     Ratios of
                           Return   Assets,      to     Net Investment Expenses to
                          (excludes End of     Average  Income/(Loss)    Average   Portfolio
                            sales   Period       Net    to Average Net     Net     Turnover
                           charge)  (000's)    Assets       Assets      Assets ^    Rate #
--------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: KNTIX
Year ended December 31      8.59%  $116,652   0.79%        4.32%        0.80%        16%
Year ended December 31      5.71%  $128,232   0.81%        4.16%        0.82%        53%
Year ended December 31     (3.26%) $122,052   0.82%        4.32%        0.83%       109%
Year ended December 31     12.40%  $135,184   0.78%        4.61%        0.79%       119%
Period ended July 31        3.66%* $125,382   0.79%**      4.21%**      0.81%**      89%
Year ended July 31          6.57%  $104,209   0.79%        4.06%        0.89%        97%
--------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: KTFIX
Year ended December 31      8.32%  $  1,712   1.04%        4.05%        1.05%        16%
Year ended December 31      5.43%  $  1,938   1.06%        3.91%        1.07%        53%
Year ended December 31     (3.40%) $  1,554   1.07%        4.05%        1.08%       109%
Year ended December 31     11.97%  $  1,479   1.03%        4.36%        1.04%       119%
Period ended July 31        3.58%* $  1,114   1.04%**      3.98%**      1.06%**      89%
Year ended July 31          6.31%  $  1,498   1.04%        3.83%        1.14%        97%
--------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FMBVX
Period ended July 31        3.36%* $    511   1.80%**      3.08%**      1.96%**      97%
--------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FMCVX
Period ended July 31        3.42%* $    210   1.80%**      3.10%**      1.94%**      97%
--------------------------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: FMAVX
Period ended July 31        3.99%* $    174   1.30%**      3.57%**      1.50%**      97%
--------------------------------------------------------------------------------------------

(a)Reflects operations for the period from January 1, 2001 to July 31, 2001. The Fund changed its fiscal year end to July 31 from December 31. As required, effective January 1, 2001, the Fund has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began accreting discounts on debt securities. The effect of this change for the period ended July 31, 2001 for the Municipal Bond Fund, Institutuional and Investment A Shares was to increase net investment income per share by $0.00, decrease net realized and unrealized gains and losses per share by ($0.00), and increase the ratio of net investment income to average net assets from 4.20% to 4.21% and 3.97% to 3.97%, respectively. Per share, ratios and supplemental data for periods prior to January 1, 2001 have not been restated to reflect this change in presentation.
(b)Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002.
*  Not annualized.
** Annualized.
^ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
Bond Fund

--------------------------------------------------------------------------------



                                              Change in Net
                                          Assets Resulting from             Less Dividends and
                                               Operations                   Distributions from
                                         ----------------------             ------------------
                                                        Net
                                                      Realized
                                                        and
                                                     Unrealized
                                                       Gains/    Change in                                     Net     Total
                               Net Asset              (Losses)   Net Assets                         Total     Asset   Return
                                Value,      Net         from     Resulting     Net       Net      Dividends   Value, (excludes
                               Beginning Investment  Investment     from    Investment Realized      and      End of   sales
                               of Period   Income   Transactions Operations   Income    Gains   Distributions Period  charge)
-------------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: KNIIX
Year ended December 31 1997     $10.16      0.68        0.34        1.02      (0.68)    (0.20)      (0.88)    $10.30   10.55%
Year ended December 31 1998     $10.30      0.65        0.27        0.92      (0.65)    (0.24)      (0.89)    $10.33    9.29%
Year ended December 31 1999     $10.33      0.60       (1.05)      (0.45)     (0.60)    (0.01)      (0.61)    $ 9.27   (4.41%)
Year ended December 31 2000     $ 9.27      0.61        0.45        1.06      (0.61)       --       (0.61)    $ 9.72   11.91%
Period ended July 31   2001(a)  $ 9.72      0.28        0.31        0.59      (0.34)       --       (0.34)    $ 9.97    6.19%*
Year ended July 31     2002     $ 9.97      0.50       (0.01)       0.49      (0.53)       --       (0.53)    $ 9.93    5.06%
-------------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: KIFIX
Year ended December 31 1997     $10.16      0.63        0.35        0.98      (0.65)    (0.20)      (0.85)    $10.29   10.19%
Year ended December 31 1998     $10.29      0.62        0.28        0.90      (0.63)    (0.24)      (0.87)    $10.32    9.04%
Year ended December 31 1999     $10.32      0.58       (1.06)      (0.48)     (0.58)    (0.01)      (0.59)    $ 9.25   (4.76%)
Year ended December 31 2000     $ 9.25      0.59        0.46        1.05      (0.59)       --       (0.59)    $ 9.71   11.65%
Period ended July 31   2001(a)  $ 9.71      0.27        0.30        0.57      (0.33)       --       (0.33)    $ 9.95    6.05%*
Year ended July 31     2002     $ 9.95      0.51       (0.03)       0.48      (0.51)       --       (0.51)    $ 9.92    4.91%
-------------------------------------------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FBBDX
Period ended July 31   2002(b)  $10.13      0.29       (0.17)       0.12      (0.32)       --       (0.32)    $ 9.93    1.22%*
-------------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FCBDX
Period ended July 31   2002(b)  $10.13      0.27       (0.16)       0.11      (0.31)       --       (0.31)    $ 9.93    1.20%*
-------------------------------------------------------------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: FBADX
Period ended July 31   2002(b)  $10.13      0.35       (0.19)       0.16      (0.36)       --       (0.36)    $ 9.93    1.69%*
-------------------------------------------------------------------------------------------------------------------------------


                                   Ratios/Supplemental Data
                       ------------------------------------------------


                                          Ratios of
                                Ratios of    Net     Ratios of
                         Net    Expenses  Investment Expenses
                       Assets,     to      Income/      to
                       End of    Average  (Loss) to   Average  Portfolio
                       Period      Net     Average      Net    Turnover
                       (000's)   Assets   Net Assets Assets ^   Rate #
------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: KNIIX
Year ended December 31 $229,778   0.82%      6.65%     0.83%       84%
Year ended December 31 $231,017   0.83%      6.25%     0.84%      108%
Year ended December 31 $295,017   0.83%      6.25%     0.84%       90%
Year ended December 31 $295,093   0.82%      6.51%     0.82%      135%
Period ended July 31   $281,795   0.83%**    4.87%**   0.84%**    131%
Year ended July 31     $403,677   0.81%      4.74%     0.90%      229%
------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: KIFIX
Year ended December 31 $  5,611   1.07%      6.38%     1.08%       84%
Year ended December 31 $ 10,629   1.08%      5.97%     1.09%      108%
Year ended December 31 $ 10,614   1.08%      5.99%     1.09%       90%
Year ended December 31 $  6,663   1.07%      6.27%     1.07%      135%
Period ended July 31   $  6,190   1.08%**    4.61%**   1.09%**    131%
Year ended July 31     $ 19,949   1.06%      4.47%     1.16%      229%
------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FBBDX
Period ended July 31   $  6,857   1.81%**    3.70%**   1.93%**    229%
------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FCBDX
Period ended July 31   $  1,194   1.81%**    3.68%**   1.92%**    229%
------------------------------------------------------------------------
ADVISOR SHARES - Ticker Symbol: FBADX
Period ended July 31   $    723   1.31%**    4.21%**   1.46%**    229%
------------------------------------------------------------------------

(a) Reflects operations for the period from January 1, 2001 to July 31, 2001. The Fund changed its fiscal year end to July 31 from December 31. As required, effective January 1, 2001, the Fund has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began amortizing premium on debt securities. The effect of this change for the period ended July 31, 2001 for the Bond Fund, Institutional and Investment A Shares was to decrease net investment income per share by $0.02, increase net realized and unrealized gains and losses per share by $0.02, and decrease the ratio of net investment income to average net assets from 5.21% to 4.87% and 4.95% to 4.61%, respectively. Per share, ratios and supplemental data for periods prior to January 1, 2001 have not been restated to reflect this change in presentation.
(b) Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002.
*  Not annualized.
** Annualized.
^ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
Intermediate Municipal Bond Fund

--------------------------------------------------------------------------------


                                        Change in Net
                                    Assets Resulting from               Less Dividends and
                                          Operations                    Distributions from
                                  -------------------------             ------------------
                                              Net Realized   Change in                                     Net     Total
                        Net Asset            and Unrealized  Net Assets                         Total     Asset   Return
                         Value,      Net     Gains/(Losses)  Resulting     Net       Net      Dividends   Value, (excludes
                        Beginning Investment from Investment    from    Investment Realized      and      End of   sales
                        of Period   Income    Transactions   Operations   Income    Gains   Distributions Period  charge)
---------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: KNMTX
Year ended
 December 31    1997     $10.42      0.45          0.26         0.71      (0.45)       --       (0.45)    $10.68    7.07%
Year ended
 December 31    1998     $10.68      0.45          0.11         0.56      (0.45)    (0.03)      (0.48)    $10.76    5.37%
Year ended
 December 31    1999     $10.76      0.44         (0.55)       (0.11)     (0.44)    (0.01)      (0.45)    $10.20   (1.01%)
Year ended
 December 31    2000     $10.20      0.46          0.43         0.89      (0.46)       --       (0.46)    $10.63    8.99%
Period ended
 July 31        2001(a)  $10.63      0.27          0.16         0.43      (0.26)    (0.02)      (0.28)    $10.78    4.06%*
Year ended
 July 31        2002     $10.78      0.38          0.25         0.63      (0.38)    (0.24)      (0.62)    $10.79    6.00%
---------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: KNMBX
Year ended
 December 31    1997     $10.42      0.43          0.26         0.69      (0.43)       --       (0.43)    $10.68    6.80%
Year ended
 December 31    1998     $10.68      0.42          0.11         0.53      (0.42)    (0.03)      (0.45)    $10.76    5.09%
Year ended
 December 31    1999     $10.76      0.43         (0.56)       (0.13)     (0.42)    (0.01)      (0.43)    $10.20   (1.27%)
Year ended
 December 31    2000     $10.20      0.44          0.43         0.87      (0.44)       --       (0.44)    $10.63    8.72%
Period ended
 July 31        2001(a)  $10.63      0.25          0.16         0.41      (0.24)    (0.02)      (0.26)    $10.78    3.91%*
Year ended
 July 31        2002     $10.78      0.36          0.24         0.60      (0.35)    (0.24)      (0.59)    $10.79    5.74%
---------------------------------------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FBIMX
Period ended
 July 31        2002(b)  $10.67      0.21          0.11         0.32      (0.21)       --       (0.21)    $10.78    3.02%*
---------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FCIMX
Period ended
 July 31        2002(b)  $10.67      0.19          0.13         0.32      (0.21)       --       (0.21)    $10.78    3.03%*
---------------------------------------------------------------------------------------------------------------------------


                                Ratios/Supplemental Data
                --------------------------------------------------------
                  Net                  Ratios of     Ratios of
                Assets,   Ratios of  Net Investment Expenses to
                End of   Expenses to Income/(Loss)    Average   Portfolio
                Period     Average     to Average       Net     Turnover
                (000's)  Net Assets    Net Assets    Assets ^    Rate #
-------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: KNMTX
Year ended
 December 31    $275,641    0.72%         4.31%        0.73%       23%
Year ended
 December 31    $296,484    0.73%         4.22%        0.74%       40%
Year ended
 December 31    $302,948    0.73%         4.22%        0.74%       63%
Year ended
 December 31    $256,926    0.72%         4.43%        0.73%       59%
Period ended
 July 31        $237,929    0.74%**       4.29%**      0.74%**     36%
Year ended
 July 31        $346,386    0.73%         3.56%        0.83%       86%
-------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: KNMBX
Year ended
 December 31    $  3,534    0.97%         4.06%        0.98%       23%
Year ended
 December 31    $  4,038    0.98%         3.97%        0.99%       40%
Year ended
 December 31    $  3,745    0.98%         3.97%        0.99%       63%
Year ended
 December 31    $  2,989    0.97%         4.18%        0.98%       59%
Period ended
 July 31        $  5,204    0.99%**       3.96%**      1.00%**     36%
Year ended
 July 31        $  4,445    0.98%         3.32%        1.07%       86%
-------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FBIMX
Period ended
 July 31        $    303    1.74%**       2.41%**      1.87%**     86%
-------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FCIMX
Period ended
 July 31        $    528    1.74%**       2.08%**      1.87%**     86%
-------------------------------------------------------------------------

(a)Reflects operations for the period from January 1, 2001 to July 31, 2001. The Fund changed its fiscal year end to July 31 from December 31. As required, effective January 1, 2001, the Fund has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began accreting discounts on debt securities. The effect of this change for the period ended July 31, 2001 for the Intermediate Municipal Bond Fund, Institutional and Investment A Shares was to increase net investment income per share by $0.00, decrease net realized and unrealized gains and losses per share by ($0.00), and increase the ratio of net investment income to average net assets from 4.25% to 4.29% and 3.92% to 3.96%, respectively. Per share, ratios and supplemental data for periods prior to January 1, 2001 have not been restated to reflect this change in presentation.
(b)Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002.
*  Not annualized.
** Annualized.
^ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
Intermediate Bond Fund

--------------------------------------------------------------------------------



                                                                                 Less
                                          Change in Net Assets                Dividends
                                         Resulting from Operations               from
                                         ------------------------             ----------
                                                         Net
                                                       Realized
                                                         and
                                                      Unrealized
                                                        Gains/     Change in                            Net     Total
                               Net Asset               (Losses)    Net Assets                Total     Asset   Return
                                Value,      Net          from      Resulting     Net       Dividends   Value, (excludes
                               Beginning Investment   Investment      from    Investment      and      End of   sales
                               of Period   Income    Transactions  Operations   Income   Distributions Period  charge)
------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: KNFIX
Year ended December 31 1997     $ 9.76      0.59         0.14         0.73      (0.59)       (0.59)    $ 9.90    7.80%
Year ended December 31 1998     $ 9.90      0.58         0.16         0.74      (0.58)       (0.58)    $10.06    7.65%
Year ended December 31 1999     $10.06      0.56        (0.68)       (0.12)     (0.57)       (0.57)    $ 9.37   (1.22%)
Year ended December 31 2000     $ 9.37      0.60         0.29         0.89      (0.60)       (0.60)    $ 9.66    9.74%
Period ended July 31   2001(a)  $ 9.66      0.25         0.32         0.57      (0.33)       (0.33)    $ 9.90    6.16%*
Year ended July 31     2002     $ 9.90      0.47         0.11         0.58      (0.50)       (0.50)    $ 9.98    6.15%
------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: KNFVX
Year ended December 31 1997     $ 9.78      0.57         0.15         0.72      (0.57)       (0.57)    $ 9.93    7.62%
Year ended December 31 1998     $ 9.93      0.54         0.16         0.70      (0.55)       (0.55)    $10.08    7.26%
Year ended December 31 1999     $10.08      0.54        (0.68)       (0.14)     (0.54)       (0.54)    $ 9.40   (1.36%)
Year ended December 31 2000     $ 9.40      0.57         0.28         0.85      (0.57)       (0.57)    $ 9.68    9.44%
Period ended July 31   2001(a)  $ 9.68      0.25         0.32         0.57      (0.32)       (0.32)    $ 9.93    5.98%*
Year ended July 31     2002     $ 9.93      0.50         0.06         0.56      (0.48)       (0.48)    $10.01    5.78%
------------------------------------------------------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FTCDX
Period ended July 31   2002(b)  $10.08      0.29        (0.10)        0.19      (0.31)       (0.31)    $ 9.96    1.92%*
------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FTBDX
Period ended July 31   2002(b)  $10.08      0.27        (0.07)        0.20      (0.30)       (0.30)    $ 9.98    2.02%*
------------------------------------------------------------------------------------------------------------------------


                                   Ratios/Supplemental Data
                       ------------------------------------------------


                                          Ratios of
                                Ratios of    Net     Ratios of
                         Net    Expenses  Investment Expenses
                       Assets,     to      Income/      to
                       End of    Average  (Loss) to   Average  Portfolio
                       Period      Net     Average      Net    Turnover
                       (000's)   charge)  Net Assets Assets ^   Rate #
------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: KNFIX
Year ended December 31 $762,740   0.75%      6.03%     0.76%      114%
Year ended December 31 $885,580   0.76%      5.77%     0.77%      106%
Year ended December 31 $843,520   0.77%      5.83%     0.78%       84%
Year ended December 31 $714,445   0.76%      6.29%     0.77%      168%
Period ended July 31   $663,571   0.78%**    4.52%**   0.78%**    141%
Year ended July 31     $799,642   0.77%      4.53%     0.82%      229%
------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: KNFVX
Year ended December 31 $  6,972   1.00%      5.79%     1.01%      114%
Year ended December 31 $ 12,313   1.01%      5.51%     1.02%      106%
Year ended December 31 $ 11,537   1.02%      5.58%     1.03%       84%
Year ended December 31 $  9,130   1.01%      6.04%     1.02%      168%
Period ended July 31   $  8,467   1.03%**    4.26%**   1.03%**    141%
Year ended July 31     $ 31,977   1.02%      4.25%     1.07%      229%
------------------------------------------------------------------------
INVESTMENT B SHARES - Ticker Symbol: FTCDX
Period ended July 31   $  2,580   1.77%**    3.45%**   1.84%**    229%
------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FTBDX
Period ended July 31   $    797   1.77%**    3.48%**   1.84%**    229%
------------------------------------------------------------------------

(a)Reflects operations for the period from January 1, 2001 to July 31, 2001. The Fund changed its fiscal year end to July 31 from December 31. As required, effective January 1, 2001, the Fund has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began amortizing premiums on debt securities. The effect of this change for the period ended July 31, 2001 for the Intermediate Bond Fund, Institutional and Investment A Shares was to decrease net investment income per share by ($0.03), increase net realized and unrealized gains and losses per share by $0.03, and decrease the ratio of net investment income to average net assets from 4.97% to 4.52% and 4.70% to 4.26%, respectively. Per share, ratios and supplemental data for periods prior to January 1, 2001 have not been restated to reflect this change in presentation.
(b)Reflects operations for the period from October 29, 2001 (date of commencement of operations) to July 31, 2002.
*  Not annualized.
** Annualized.
^ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
Short Term Bond Fund

--------------------------------------------------------------------------------



                                               Change in Net
                                           Assets Resulting from                    Less
                                                 Operations                    Dividends from
                                         -------------------------             --------------


                                                     Net Realized   Change in                                Net     Total
                               Net Asset            and Unrealized  Net Assets                    Total     Asset   Return
                                Value,      Net     Gains/(Losses)  Resulting       Net         Dividends   Value, (excludes
                               Beginning Investment from Investment    from      Investment        and      End of   sales
                               of Period   Income    Transactions   Operations     Income     Distributions Period  charge)
-----------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: KNLMX
Year ended December 31 1997      $9.75      0.61            --         0.61        (0.61)         (0.61)    $9.75    6.42%
Year ended December 31 1998      $9.75      0.56          0.02         0.58        (0.56)         (0.56)    $9.77    6.14%
Year ended December 31 1999      $9.77      0.53         (0.29)        0.24        (0.53)         (0.53)    $9.48    2.50%
Year ended December 31 2000      $9.48      0.57          0.18         0.75        (0.57)         (0.57)    $9.66    8.12%
Period ended July 31   2001(a)   $9.66      0.26          0.23         0.49        (0.32)         (0.32)    $9.83    5.29%*
Year ended July 31     2002      $9.83      0.41          0.07         0.48        (0.49)         (0.49)    $9.82    4.96%
-----------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: KNLIX
Year ended December 31 1997      $9.74      0.57          0.02         0.59        (0.59)         (0.59)    $9.74    6.26%
Year ended December 31 1998      $9.74      0.55          0.02         0.57        (0.55)         (0.55)    $9.76    6.00%
Year ended December 31 1999      $9.76      0.52         (0.30)        0.22        (0.51)         (0.51)    $9.47    2.35%
Year ended December 31 2000      $9.47      0.56          0.18         0.74        (0.56)         (0.56)    $9.65    7.96%
Period ended July 31   2001(a)   $9.65      0.23          0.25         0.48        (0.31)         (0.31)    $9.82    5.20%*
Year ended July 31     2002      $9.82      0.43          0.03         0.46        (0.47)         (0.47)    $9.81    4.83%
-----------------------------------------------------------------------------------------------------------------------------


                                     Ratios/Supplemental Data
                       ----------------------------------------------------
                                              Ratios
                                              of Net
                         Net                Investment  Ratios of
                       Assets,   Ratios of   Income/   Expenses to
                       End of   Expenses to (Loss) to    Average   Portfolio
                       Period     Average    Average       Net     Turnover
                       (000's)  Net Assets  Net Assets  Assets ^    Rate #
----------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: KNLMX
Year ended December 31 $139,739    0.72%       6.04%      0.73%        89%
Year ended December 31 $139,229    0.76%       5.74%      0.77%        72%
Year ended December 31 $172,204    0.75%       5.56%      0.76%        60%
Year ended December 31 $169,790    0.73%       6.03%      0.74%        73%
Period ended July 31   $233,444    0.74%**     4.48%**    0.75%**      56%
Year ended July 31     $304,882    0.74%       4.02%      0.76%       111%
----------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: KNLIX
Year ended December 31 $  7,433    0.88%       5.75%      0.99%        89%
Year ended December 31 $  6,126    0.91%       5.60%      1.02%        72%
Year ended December 31 $  4,573    0.90%       5.40%      1.01%        60%
Year ended December 31 $  3,505    0.88%       5.88%      0.99%        73%
Period ended July 31   $  3,340    0.89%**     4.22%**    1.00%**      56%
Year ended July 31     $ 19,019    0.90%       3.71%      1.01%       111%
----------------------------------------------------------------------------

(a) Reflects operations for the period from January 1, 2001 to July 31, 2001. The Fund changed its fiscal year end to July 31 from December 31. As required, effective January 1, 2001, the Fund has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began amortizing premiums on debt securities. The effect of this change for the period ended July 31, 2001 for the Short Term Bond Fund, Institutional and Investment A Shares was to decrease net investment income per share by ($0.02), increase net realized and unrealized gains and losses per share by $0.02, and decrease the ratio of net investment income to average net assets from 4.93% to 4.48% and 4.67% to 4.22%, respectively. Per share, ratios and supplemental data for periods prior to January 1, 2001 have not been restated to reflect this change in presentation.
*  Not annualized.
** Annualized.
^ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Fifth Third Funds
Financial Highlights (continued)
U.S. Government Bond Fund

--------------------------------------------------------------------------------


                                        Change in Net Assets                     Less
                                       Resulting from Operations            Dividends from
                                       ------------------------             --------------
                                                       Net
                                                     Realized
                                                       and
                                                    Unrealized
                                                      Gains/     Change in                                Net     Total
                             Net Asset               (Losses)    Net Assets                    Total     Asset   Return
                              Value,      Net          from      Resulting       Net         Dividends   Value, (excludes
                             Beginning Investment   Investment      from      Investment        and      End of   sales
                             of Period   Income    Transactions  Operations     Income     Distributions Period  charge)
--------------------------------------------------------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: FGSIX
Period ended July 31 1999(a)  $ 9.89      0.46        (0.22)        0.24        (0.49)         (0.49)    $ 9.64    2.43%*
Year ended July 31   2000     $ 9.64      0.51        (0.10)        0.41        (0.51)         (0.51)    $ 9.54    4.34%
Year ended July 31   2001     $ 9.54      0.51         0.52         1.03        (0.51)         (0.51)    $10.06   11.10%
Year ended July 31   2002(b)  $10.06      0.41         0.33         0.74        (0.38)         (0.38)    $10.42    7.55%
--------------------------------------------------------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: FSGSX
Year ended July 31   1998     $ 9.75      0.52         0.07         0.59        (0.52)         (0.52)    $ 9.82    6.17%
Year ended July 31   1999     $ 9.82      0.55        (0.26)        0.29        (0.47)         (0.47)    $ 9.64    2.89%
Year ended July 31   2000     $ 9.64      0.48        (0.09)        0.39        (0.48)         (0.48)    $ 9.55    4.20%
Year ended July 31   2001     $ 9.55      0.50         0.51         1.01        (0.50)         (0.50)    $10.06   10.76%
Year ended July 31   2002(b)  $10.06      0.38         0.35         0.73        (0.36)         (0.36)    $10.43    7.42%
--------------------------------------------------------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FUGSX
Year ended July 31   1998     $ 9.75      0.46         0.04         0.50        (0.45)         (0.45)    $ 9.80    5.19%
Year ended July 31   1999     $ 9.80      0.41        (0.18)        0.23        (0.42)         (0.42)    $ 9.61    2.31%
Year ended July 31   2000     $ 9.61      0.43        (0.09)        0.34        (0.43)         (0.43)    $ 9.52    3.65%
Year ended July 31   2001     $ 9.52      0.44         0.49         0.93        (0.44)         (0.44)    $10.01    9.98%
Year ended July 31   2002(b)  $10.01      0.30         0.34         0.64        (0.29)         (0.29)    $10.36    6.53%
--------------------------------------------------------------------------------------------------------------------------

                                     Ratios/Supplemental Data
                     -------------------------------------------------------




                       Net                 Ratios of     Ratios of
                     Assets,  Ratios of  Net Investment Expenses to
                     End of  Expenses to Income/(Loss)    Average   Portfolio
                     Period    Average   to Average Net     Net     Turnover
                     (000's) Net Assets      Assets      Assets ^    Rate #
-----------------------------------------------------------------------------
INSTITUTIONAL SHARES - Ticker Symbol: FGSIX
Period ended July 31 $42,239    0.75%**       4.80%**      1.03%**      93%
Year ended July 31   $45,139    0.72%         5.24%        0.94%        46%
Year ended July 31   $48,770    0.74%         5.20%        0.98%        77%
Year ended July 31   $50,809    0.87%         4.02%        1.02%       180%
-----------------------------------------------------------------------------
INVESTMENT A SHARES - Ticker Symbol: FSGSX
Year ended July 31   $41,550    0.75%         5.30%        1.28%       155%
Year ended July 31   $ 5,192    0.95%         4.62%        1.28%        93%
Year ended July 31   $ 2,818    0.98%         4.95%        1.19%        46%
Year ended July 31   $ 4,076    0.99%         4.93%        1.24%        77%
Year ended July 31   $ 8,436    1.13%         3.70%        1.28%       180%
-----------------------------------------------------------------------------
INVESTMENT C SHARES - Ticker Symbol: FUGSX
Year ended July 31   $   118    1.50%         4.56%        1.93%       155%
Year ended July 31   $   431    1.40%         4.20%        1.94%        93%
Year ended July 31   $   198    1.48%         4.41%        1.92%        46%
Year ended July 31   $   531    1.71%         4.17%        2.05%        77%
Year ended July 31   $ 2,623    1.89%         2.86%        2.03%       180%
-----------------------------------------------------------------------------

(a) Reflects operations for the period from August 11, 1998 (date of commencement of operations) to July 31, 1999.
(b) As required, effective August 1, 2001, the Fund has adopted the provisions of the AICPA Audit and Accounting Guide for Investment Companies and began accreting discounts on debt securities. The effect of this change for the period ended July 31, 2002 for the U.S. Government Bond Fund, Institutional, Investment A, and C Shares was to increase net investment income per share by $0.02, decrease net realized and unrealized gains and losses per share by ($0.02), and increase the ratio of net investment income to average net assets from 4.02% to 4.25%, 3.70% to 3.91%, and 2.86% to 3.02%, respectively. Per share, ratios and supplemental data for periods prior to July 31, 2001 have not been restated to reflect this change in presentation.
*   Not annualized.
**  Annualized.
/\ During various periods, certain fees were voluntarily reduced. The ratios shown do not include these voluntary fee reductions.
# Portfolio turnover is calculated on the basis of the fund as a whole without distinguishing between the classes of shares issued.

      (See Notes which are an integral part of the Financial Statements)

Report of Independent Accountants

--------------------------------------------------------------------------------


To the Shareholders and Trustees
of Fifth Third Funds

In our opinion, the accompanying statements of assets and liabilities, including the schedules of portfolio investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of Fifth Third Small Cap Growth Fund, Fifth Third Micro Cap Value Fund, Fifth Third Mid Cap Fund, Fifth Third Technology Fund, Fifth Third Pinnacle Fund, Fifth Third Quality Growth Fund, Fifth Third Equity Index Fund, Fifth Third Large Cap Core Fund, Fifth Third Multi Cap Value Fund, Fifth Third Equity Income Fund, Fifth Third Balanced Fund, Fifth Third International Equity Fund, Fifth Third International GDP Fund, Fifth Third Worldwide Fund, Fifth Third Strategic Income Fund, Fifth Third Michigan Municipal Bond Fund, Fifth Third Ohio Municipal Bond Fund, Fifth Third Municipal Bond Fund, Fifth Third Bond Fund, Fifth Third Intermediate Municipal Bond Fund, Fifth Third Intermediate Bond Fund, Fifth Third Short Term Bond Fund and Fifth Third U.S. Government Bond Fund (separate portfolios constituting Fifth Third Funds, hereafter referred to as the "Funds") at July 31, 2002, the results of each of their operations, the changes in each of their net assets and the financial highlights for the periods then ended, in conformity with accounting principles generally accepted in the United States of America. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Funds' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation and examination of securities at July 31, 2002 by correspondence with the custodian and brokers, provide a reasonable basis for our opinion. The statements of changes and financial highlights for each of the periods presented ended July 31, 2001 of Fifth Third Mid Cap Fund, Fifth Third Technology Fund, Fifth Third Pinnacle Fund, Fifth Third Quality Growth Fund, Fifth Third Equity Income Fund, Fifth Third Balanced Fund, Fifth Third International Equity Fund, Fifth Third Ohio Municipal Bond Fund and Fifth Third U.S. Government Bond Fund were audited by other auditors, whose report dated September 7, 2001, expressed an unqualified opinion on those financial statements and financial highlights. The statements of changes and financial highlights for each of the periods presented through July 31, 2001 of Fifth Third Small Cap Growth Fund, Fifth Third Equity Index Fund, Fifth Third Large Cap Core Fund, Fifth Third International GDP Fund, Fifth Third Michigan Municipal Bond Fund, Fifth Third Municipal Bond Fund, Fifth Third Bond Fund, Fifth Third Intermediate Municipal Bond Fund, Fifth Third Intermediate Bond Fund and Fifth Third Short Term Bond Fund were audited by other auditors, whose report dated September 4, 2001, expressed an unqualified opinion on those financial statements and financial highlights. The statements of operations, statements of changes and financial highlights for each of the periods presented through December 31, 2001 of Fifth Third Micro Cap Value Fund, Fifth Third Multi Cap Value Fund, Fifth Third Worldwide Fund and Fifth Third Strategic Income were audited by other auditors, whose report dated February 22, 2002, expressed an unqualified opinion on those financial statements and financial highlights.

PricewaterhouseCoopers LLP
Columbus, Ohio
September 20, 2002

Fifth Third Funds
Supplemental Information (unaudited):

--------------------------------------------------------------------------------

Shareholder Vote (unaudited):

Proposal 1:

Information regarding voting at the July 12, 2002 Special shareholder meeting follows.

At a meeting held on April 10, 2002, the Trustees of Fifth Third Funds unanimously approved a Plan of Reorganization ("Reorganization Plan") pursuant to which the Large Cap Growth Fund would be merged with and into the Large Cap Core Fund on or about July 29, 2002 ("the Exchange Date"). On the Exchange Date, the Large Cap Growth Fund will transfer all of its assets and liabilities to the Large Cap Core Fund in exchange for Shares of the Large Cap Core Fund having an aggregate net asset value equal to the aggregate value of the net assets acquired from the Large Cap Growth Fund. The assets and liabilities of the Large Cap Growth Fund and the Large Cap Core Fund will be valued as of the close of trading on the New York Stock Exchange on the business day next preceding the Exchange Date. Following the transfer, the Large Cap Growth Fund will be dissolved and Shares of the Large Cap Core Fund received by the Large Cap Growth Fund will be distributed to Large Cap Growth Fund shareholders in liquidation of the Large Cap Growth Fund. As a result of the proposed Transaction, shareholders of the Large Cap Growth Fund will receive a number of full and fractional Shares equal in value at the date of the exchange to the value of the net assets of the Large Cap Growth Fund transferred to the Large Cap Core Fund attributable to the shareholder (based on the proportion of the outstanding Shares of the Large Cap Growth Fund owned at the time by the shareholder). The Transaction will not result in any gain or loss for federal income tax purposes. Large Cap Growth Fund shareholders holding Institutional, Investment A, Investment B or Investment C Shares will receive Institutional, Investment A, Investment B, or Investment C Shares, respectively, of the Large Cap Core Fund.

With respect to Proposal 1, the following numbers of shares were voted in favor of the proposal, against the proposal and abstained from voting:

         Fund                               In Favor  Against Abstained
         ----                              ---------- ------- ---------
         Fifth Third Large Cap Growth Fund 24,256,792 422,505  363,697

Proposal 2:

Information regarding voting at the July 24, 2002 Special shareholder meeting follows.

After considering the present investment objective of the Equity Income Fund, the Trustees of Fifth Third Funds have concluded that it would be in the best interests of the Equity Income Fund's shareholders to amend the Equity Income Fund's objective.

The Equity Income Fund's investment objective would be amended as follows:

Current Fundamental Objective            Proposed Fundamental Objective
-----------------------------            ------------------------------
High level of current income consistent  Long-term capital appreciation with
  with capital appreciation.               current income as secondary objective.

With respect to Proposal 2, the following numbers of shares were voted in favor of the proposal, against the proposal and abstained from voting:

           Fund                           In Favor  Against Abstained
           ----                           --------- ------- ---------
           Fifth Third Equity Income Fund 6,433,758 933,457  416,227

Fifth Third Funds
Supplemental Information (unaudited) (continued):

--------------------------------------------------------------------------------

                        FIFTH THIRD FUNDS MANAGEMENT**

The Trustees and Officers of the Funds, their ages, the position they hold with the Funds, their term of office and length of time served, a description of their principal occupations during the past five years, the number of portfolios in the fund complex that the Trustee oversees and any other directorships held by the Trustee are listed in the two tables immediately following. The business address of the persons listed below is 3435 Stelzer Road, Columbus, Ohio 43219-3035

                                              Independent Trustees
                                              --------------------

                                                                              Number of
                                                                              Portfolios
                                   Term of                                     in Fund
                     Position(s) Office and                                    Complex
       Name           Held with   Length of       Principal Occupation(s)      Overseen    Other Directorships
      and Age         the Funds  Time Served      During the Past 5 Years     by Trustee     Held by Trustee
      -------        ----------- ------------ ------------------------------- ---------- -----------------------
David J. Durham        Trustee   Indefinite,  President and Chief Executive       30     N/A
Birthdate: 5/10/1945              June 2001-  Officer of Clipper Products,
                                   Present    Inc., a wholesale distributor,
                                              1997-present. Independent
                                              Contractor, 1995-1997.

J. Joseph Hale Jr.     Trustee   Indefinite,  President of the Cincinnati Gas     30     N/A
Birthdate: 9/11/1949                March     & Electric Co., The Union
                                 2001-Present Light Heat & Power Co., Vice-
                                              President, Corporate
                                              Communications Cinergy
                                              Corp., and President of
                                              Cinergy Foundation, Inc.
                                              (formerly PSI Foundation).

John E. Jaymont        Trustee   Indefinite,  AVP, PIANKO, Feb. 2002-             30     Printing Industries of
Birthdate: 12/5/1944               October    present. Business management               America-Director,
                                 2001-Present consultant, April 2000-Feb.                Master Printers of
                                              2002. President, Metroweb                  America Printing
                                              Corp. (publications printing)              Industries of America-
                                              1997-2000.                                 Director, Web Offset
                                                                                         Association, Ohio
                                                                                         Graphic Arts Health
                                                                                         Fund, Trustee

                                               Interested Trustee
                                               ------------------
Edward Burke Carey*   Chairman-  Indefinite,  President of Carey Realty           30     The Foundation of the
Birthdate 7/2/1945    Board of     January    Investments, Inc.                          Catholic Diocese of
                      Trustees   1989-Present                                            Columbus-Trustee Ohio
                                                                                         and Kentucky Chapter of
                                                                                         the Counselors of Real
                                                                                         Estate-Trustee,
                                                                                         Chairman

--------
* Mr. Carey is treated by the Funds as an "interested person" (as defined in Section 2(a)(19) of the 1940 Act) of the Funds and the Investment Advisor. Mr. Carey is an "interested person" because of his business transactions with Fifth Third Bank and its affiliates.
**Additional disclosures can be found in the Statement of Additional
  Information, which can be obtained by calling 1-800-282-5706.

Fifth Third Funds
Supplemental Information (unaudited) (continued):

--------------------------------------------------------------------------------

                                         Officers
                                         --------

                                               Term of Office
                                                    and
        Name             Position(s) Held        Length of       Principal Occupation(s)
       and Age            with the Funds        Time Served      During the Past 5 Years
       -------        ----------------------- ---------------- ----------------------------
Jeffrey C. Cusick            President        Indefinite, June Employee of BISYS Fund
Birthdate: 5/19/1959                            2001-Present   Services Inc.

Rodney L. Ruehle          Vice President,     Indefinite,Vice- Employee of BISYS Fund
Birthdate: 4/26/1968         Secretary           President-    Services Limited
                                                 September     Partnership.
                                                2001-Present
                                                 Secretary-
                                                 September

Adam S. Ness                 Treasurer          Indefinite,    Employee of BISYS Fund
Birthdate: 10/14/1972                            September     Services Limited
                                                2001-Present   Partnership since June 1998.
                                                               Prior to that time, employee
                                                               of KPMG LLP.

Warren Leslie         Assistant Secretary and   Indefinite,    Employee of BISYS Fund
Birthdate: 2/13/1962    Assistant Treasurer      September     Services Limited
                                                2001-Present   Partnership.

                     (This page intentionally left blank)

Addresses
--------------------------------------------------------------------------------

                   Fifth Third Funds    Fifth Third Funds
                   Stock and Bond Funds 3435 Stelzer Road
                                        Columbus, Ohio 43219

--------------------------------------------------------------------------------

              Investment Advisor Fifth Third Asset Management Inc.
                                 38 Fountain Square Plaza
                                 Cincinnati, Ohio 45263

--------------------------------------------------------------------------------

  Investment Advisor (Pinnacle Fund Only) Heartland Capital Management, Inc.
                                          251 North Illinois Street, Suite 300
                                          Indianapolis, Indiana 46204

--------------------------------------------------------------------------------

Sub-Advisor (International Equity Fund only) Morgan Stanley Investment Management Inc.
                                             1221 Avenue of the Americas
                                             New York, New York 10020

--------------------------------------------------------------------------------

                 Distributor Fifth Third Funds Distributor Inc.
                             3435 Stelzer Road
                             Columbus, Ohio 43219

--------------------------------------------------------------------------------

    Administrator, Transfer and Dividend Disbursing
      Agent, Fund Accountant and Custodian          Fifth Third Bank
                                                    38 Fountain Square Plaza
                                                    Cincinnati, Ohio 45263

--------------------------------------------------------------------------------

Sub-Administrator and Sub-Fund Accountant BISYS Fund Services Limited Partnership
                                          3435 Stelzer Road
                                          Columbus, Ohio 43219

--------------------------------------------------------------------------------

               Sub-Transfer Agent BISYS Fund Services Ohio, Inc.
                                  3435 Stelzer Road
                                  Columbus, Ohio 43219

--------------------------------------------------------------------------------

                Independent Auditors Pricewaterhouse Coopers LLP
                                     100 East Broad Street
                                     Suite 2100
                                     Columbus, Ohio 43215

--------------------------------------------------------------------------------

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